Filed pursuant to Rule 424(b)(3)

Registration No. 333-50724

United Bancshares, Inc.

100 S. High Street

Columbus Grove, Ohio 45830

Notice of a Special Meeting of Shareholders to be

Held on February 7, 2001

________________

To the Shareholders of United Bancshares, Inc.:

We are giving notice that a special meeting of shareholders of United Bancshares, Inc. will be held on Wednesday, February 7, 2001, at 4:00 p.m., at Dick's Steak House, 206 South Broad Street, Kalida, Ohio 45853 for the following purpose:

To consider and vote on a proposal to adopt and approve an Affiliation Agreement by and between United Bancshares and Delphos Citizens Bancorp, Inc. dated August 25, 2000 pursuant to which Delphos Citizens Bancorp will be merged with and into United Bancshares. As a result of the transaction, Citizens Bank of Delphos will become a wholly-owned subsidiary of United Bancshares. The Affiliation Agreement provides that, upon consummation of the merger, each share of Delphos Citizens Bancorp common stock, $.01 par value per share, issued and outstanding immediately prior to the merger will be converted into the right to receive .8749 of a share of United Bancshares common stock, without par value, cash in lieu of fractional shares, if any, as well as $5.41 in cash. Also as part of the transaction, United Bancshares shareholders will be asked to vote to increase the size of the United Bancshares board of directors to twelve. A copy of the Affiliation Agreement is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus.

The board of directors of United Bancshares has fixed the close of business on January 2, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the United Bancshares special meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the special meeting.

A proxy card and Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the United Bancshares special meeting accompany this notice.

The board of directors unanimously recommends that you vote in favor of the approval and adoption of the Affiliation Agreement and the merger of Delphos Citizens Bancorp with and into United Bancshares and the increase in the size of the board of directors. The approval and adoption of the Affiliation Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of United Bancshares. The increase in the size of the board of directors requires the affirmative vote of a majority of the outstanding shares of common stock of United Bancshares.

You are cordially invited to attend the special meeting in person. If you attend the special meeting and desire to revoke your proxy and vote in person, you may do so in any event. A proxy may be revoked at any time before it is voted.

In order to assure your representation at the United Bancshares special meeting, please complete, sign, date and mail promptly the enclosed proxy, which is being solicited by the board of directors, whether or not you plan to attend the special meeting. An addressed return envelope which requires no postage if mailed in the U.S. is enclosed for that purpose.

By Order of the Board of Directors,

E. Eugene Lehman

President

Columbus Grove, Ohio

January 5, 2001

Delphos Citizens Bancorp, Inc.

114 E. Third Street

Delphos, OH 45833

Notice of the Annual Meeting of Shareholders to be

Held on February 7, 2001

__________________

To the Shareholders of Delphos Citizens Bancorp, Inc.:

We are giving notice that the annual meeting of shareholders of Delphos Citizens Bancorp will be held on Wednesday, February 7, 2001, at 2:00 p.m., at the F.O.E. Lodge, 1600 East 5th Street, Delphos, Ohio for the following purposes:

1. To consider and vote on a proposal to adopt and approve an Affiliation Agreement by and between United Bancshares, Inc. and Delphos Citizens Bancorp dated August 25, 2000 pursuant to which Delphos Citizens Bancorp will be merged with and into United Bancshares. As a result of the transaction, Citizens Bank of Delphos will become a wholly-owned subsidiary of United Bancshares. The Affiliation Agreement provides that, upon consummation of the merger, each share of Delphos Citizens Bancorp common stock, $.01 par value per share, issued and outstanding immediately prior to the merger will be converted into the right to receive .8749 of a share of United Bancshares common stock, without par value, or cash in lieu thereof for fractional shares, if any, as well as $5.41 in cash. A copy of the Affiliation Agreement is set forth as Appendix A to the attached Joint Proxy Statement/Prospectus;

2. To elect two directors for a term of three years or until the merger is completed; and

3. To ratify the appointment of Crowe, Chizek and Company LLP as independent auditors of the Company for the fiscal year ending September 30, 2001.

The board of directors of Delphos Citizens Bancorp has fixed the close of business on January 2, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the Delphos Citizens Bancorp annual meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the annual meeting. The Affiliation Agreement requires the approval of the holders of a majority of the shares of Delphos Citizens Bancorp common stock outstanding and entitled to vote. A list of shareholders entitled to vote at the annual meeting will be available at the administrative office of Delphos Citizens Bancorp, 114 E. Third Street, Delphos, Ohio 45833, for a period of ten days prior to the annual meeting and will also be available at the annual meeting.

To learn more about the merger with United Bancshares, you are invited to attend an informational meeting for shareholders and community members to be held on January 24, 2001, at the F.O.E. Lodge, at 7:00 p.m. Members of senior management of Delphos Citizens Bancorp and United Bancshares will be in attendance to make a presentation and answer questions. In addition, a representative of Keefe, Bruyette & Woods, Inc., Delphos Citizens Bancorp's strategic advisor in connection with the merger with United Bancshares, will attend to answer questions.

A proxy card and Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Delphos Citizens Bancorp annual meeting accompany this notice.

The board of directors unanimously recommends that you vote in favor of the approval and adoption of the Affiliation Agreement, in favor of the election of the proposed slate of directors and in favor of the appointment of the independent auditors.

You are cordially invited to attend the annual meeting in person. If you attend the annual meeting and desire to revoke your proxy and vote in person, you may do so in any event. A proxy may be revoked at any time before it is voted.

In order to assure your representation at the Delphos Citizens Bancorp annual meeting, please complete, sign, date and mail promptly the enclosed proxy, which is being solicited by the board of directors, whether or not you plan to attend the annual meeting. An addressed return envelope which requires no postage if mailed in the U.S. is enclosed for that purpose.

By Order of the Board of Directors,

Gary G. Ricker

Corporate Secretary

Delphos, Ohio

January 5, 2001

United Bancshares, Inc.	Delphos Citizens Bancorp, Inc.

Joint Proxy Statement/Prospectus

For the Special Meeting of Shareholders of

United Bancshares, Inc. and the

Annual Meeting of Shareholders of

Delphos Citizens Bancorp, Inc.

Proposed Merger -Your Vote Is Very Important

The Boards of Directors of United Bancshares, Inc. and Delphos Citizens Bancorp, Inc. have agreed on a merger that will result in Delphos Citizens Bancorp being merged into United Bancshares and Citizens Bank of Delphos becoming a wholly-owned subsidiary of United Bancshares. Upon consummation of the merger, unless Delphos Citizens Bancorp shareholders exercise their right to dissent from the merger, each share of Delphos Citizens Bancorp common stock will be converted into the right to receive .8749 of a share of United Bancshares common stock, cash in lieu of fractional shares and $5.41 in cash. Unless they exercise their right to dissent from the merger and receive the fair cash value of their United Bancshares common shares, United Bancshares shareholders will continue to own their shares of United Bancshares common stock following the merger.

At the time the merger becomes effective, current Delphos Citizens Bancorp shareholders will own approximately 38.2% of the issued and outstanding shares of United Bancshares common stock. This percentage is based on the number of shares of each company outstanding on September 30, 2000, which were 2,247,328 shares of United Bancshares common stock and 1,584,783 shares of Delphos Citizens Bancorp common stock.

It is intended by United Bancshares and Delphos Citizens Bancorp that the merger will qualify as a tax-free reorganization. Delphos Citizens Bancorp shareholders will not recognize any gain or loss by reason of receiving shares of United Bancshares common stock in the merger; however, the cash portion of the merger consideration will not be tax-free to the Delphos Citizens Bancorp shareholders and will result in capital gain or loss for federal income tax purposes.

We cannot complete the merger unless the shareholders of both companies vote to approve it. United Bancshares will hold a special meeting of its shareholders to vote on the merger, while the shareholders of Delphos Citizens Bancorp will vote on the merger at the company's annual meeting of shareholders. This Joint Proxy Statement/Prospectus is being furnished to the shareholders of both United Bancshares and Delphos Citizens Bancorp for use in soliciting proxies for our respective meetings of shareholders. This document is also a prospectus of United Bancshares relating to its offering of up to 1,386,526 shares of United Bancshares common stock in connection with the proposed merger. This Joint Proxy Statement/Prospectus gives you detailed information about the merger and includes a copy of the Affiliation Agreement between United Bancshares and Delphos Citizens Bancorp dated August 25, 2000.

Consummation of the merger is subject to the approval of the shareholders of both United Bancshares and Delphos Citizens Bancorp, the receipt of all required regulatory approvals and certain other conditions. See the section entitled "Conditions to Completing the Merger," page 52.

A discussion of the risks that the shareholders of both United Bancshares and Delphos Citizens Bancorp should consider in deciding whether to vote for the merger is included in the section entitled "Risk Factors," page 9.

Delphos Citizens Bancorp common stock is presently traded on the Nasdaq National Market System under the symbol "DCBI." United Bancshares common stock is presently traded on the Nasdaq Over-The-Counter Bulletin Board under the symbol "UBHO."

Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued under this Joint Proxy Statement/Prospectus or passed upon the accuracy or adequacy of this Joint Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

The securities being offered through this document are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

Joint Proxy Statement/Prospectus dated January 5, 2001

and first mailed to shareholders on or about January 5, 2001

TABLE OF CONTENTS

Summary Term Sheet 1

Questions and Answers About the Merger 2

Summary 5

The Merger Generally 5

The Companies 5

Opinions of Financial Advisors 6

Votes Required; Record Date for Voting 6

Certain U.S. Federal Income Tax Consequences of the Merger 7

Accounting Treatment 7

Completion of the Merger 7

Dissenting Shareholder Rights 7

Risk Factors 9

Cautionary Statement Regarding Forward-Looking Information 10

United Bancshares Summary Selected Consolidated Financial Information 11

Delphos Citizens Bancorp Summary Selected Financial Information 13

Market Price and Dividend Data 14

United Bancshares Shareholders Meeting 17

Purpose 17

Date, Place and Time 17

Record Date and Required Votes 17

How to Revoke a Proxy 18

Solicitation of Proxies 18

Dissenters' Rights 18

Delphos Citizens Bancorp Shareholders Meeting 21

Purpose 21

Recommendation 21

Date, Place and Time 21

Record Date, Voting Rights, Required Vote, and Revocability of Proxies 21

Participants in citizens Bank of Delphos' Employee Stock Ownership Plan 23

Solicitation of Proxies 23

Dissenters' Rights 24

The Companies 26

United Bancshares 26

Delphos Citizens Bancorp 28

The Merger 28

Merger Consideration 28

Exchange Procedures 29

Background of the Merger 30

Reasons for the Merger; Recommendations of the Boards of Directors 33

Opinions of Financial Advisors 35

Interests of Members of Delphos Citizens Bancorp's Board of Directors

and Management in the Merger 46

Accounting Treatment 47

Federal Income Tax Consequences of the Merger 47

Regulatory Matters 48

Resale Restrictions 48

Employee Matters 48

Nasdaq National Market 48

Expenses and Fees 49

Management and Operations After the Merger 49

The Affiliation Agreement 50

Effective Time of the Merger 50

Representations and Warranties 50

Undertakings and Covenants 50

Actions Pending at the Effective Time of the Merger 52

Conditions to Completing the Merger 52

Termination 53

Rights of Dissenting Shareholders 54

Description of United Bancshares Capital Stock 55

Comparative Rights of United Bancshares Shareholders and
Delphos Citizens Bancorp Shareholders 55

General 55

Dividends 56

Preemptive Rights 56

Cumulative Voting 56

Repurchase of Shares 56

Number of Directors 57

Removal of Directors 57

Vacancies 57

Special Meetings 58

Advance Notice Provisions For Shareholder Nominations 58

Amendments to Charter Documents 58

Certain Anti-takeover Provisions 59

Consideration of Other Constituencies 66

Liability and Indemnification of Directors 66

United Bancshares 68

Directors and Officers 68

Executive Compensation 71

Certain Beneficial Owners 72

Benefit Plans 72

Certain Relationships and Related Transactions 73

Management's Discussion and Analysis of Financial Condition and Results of Operations 73

Unaudited Pro Forma Combined Financial Data 88

Comparative Per Share Data 92

Election of Directors of Delphos Citizens Bancorp 93

Information with Respect to the Nominees, Continuing Directors and Executive Officer 94

Section 16(a) Beneficial Ownership Reporting Compliance 95

Security Ownership of Certain Beneficial Owners 96

Meetings of the Board of Directors and Committees of the

Board of Directors of Delphos Citizens Bancorp 96

Directors' Compensation 97

Executive Compensation 98

Employment Agreements 101

ESOP Restoration Plan 103

Transactions With Certain Related Persons 104

Accountants 104

Shareholder Proposals 105

Legal Matters 105

Experts 105

Where You Can Find More Information 105

Other Business 106

INDEX TO FINANCIAL STATEMENTS OF UNITED BANCSHARES FS-1

APPENDICES

Affiliation Agreement	Appendix A
Opinion of McDonald Investments Inc.	Appendix B
Opinion of Keefe, Bruyette & Woods, Inc.	Appendix C
Articles of Incorporation of United Bancshares, Inc.	Appendix D
Code of Regulations of United Bancshares, Inc.	Appendix E
Dissenters Rights Under Ohio Corporate Law	Appendix F
Dissenters Rights Under Delaware Corporate Law	Appendix G
Delphos Citizens Bancorp Annual Report on Form 10-K	Appendix H*

*previously filed

Summary Term Sheet

Pursuant to the terms of the Affiliation Agreement:

- Delphos Citizens Bancorp will merge with and into United Bancshares, with United Bancshares being the surviving corporation. See the section entitled "The Merger," page 28.

- Delphos Citizens Bancorp common stock will be converted into the right to receive .8749 of a share of United Bancshares common stock, cash in lieu of fractional shares and $5.41 in cash for each share of Delphos Citizens Bancorp common stock. See the section entitled "The Merger - Merger Consideration," page 28.

- Options to purchase shares of Delphos Citizens Bancorp common stock will be converted into options to purchase shares of United Bancshares common stock such that each option to purchase a share of Delphos Citizens Bancorp common stock will be an option to purchase 1.346 shares of United Bancshares common stock at an exercise price equal to 1.346 of the exercise price of the option to purchase shares of Delphos Citizens Bancorp common stock. See the section entitled "The Merger - Merger Consideration," page 28.

- Upon consummation of the merger, Citizens Bank of Delphos will operate as a wholly-owned subsidiary of United Bancshares. See the section entitled "The Merger - Management and Operations After the Merger," page 49.

- Upon consummation of the merger of Delphos Citizens Bancorp with and into United Bancshares, former Delphos Citizens Bancorp shareholders will own approximately 38.2% of the issued and outstanding shares of common stock of United Bancshares and current United Bancshares shareholders will own 61.8% of the issued and outstanding shares of common stock of United Bancshares. On a fully-diluted basis that includes all issued and outstanding shares of stock as well as all options to purchase shares of stock, former Delphos Citizens Bancorp shareholders will own approximately 39.7% of all issued and outstanding shares and options while current United Bancshares shareholders will own approximately 60.3% of all issued and outstanding shares and options.

Questions and Answers About the Merger

Q. Why are United Bancshares and Delphos Citizens Bancorp proposing this transaction?

A.  By merging Delphos Citizens Bancorp into United Bancshares, Citizens Bank of Delphos will become a wholly-owned subsidiary of United Bancshares. After the merger is completed, United Bancshares will have three wholly-owned financial institution subsidiaries. United Bancshares has determined that Citizens Bank of Delphos fits well with United Bancshares' growth strategy, and by combining many of the administrative operations, United Bancshares expects to obtain lower costs than each bank would achieve separately, which United Bancshares anticipates will result in consolidated increased earnings.

Q. What will Delphos Citizens Bancorp shareholders receive for their Delphos Citizens Bancorp shares in the merger?

A.  Upon consummation of the merger, Delphos Citizens Bancorp stock will be converted into the right to receive .8749 of a share of United Bancshares common stock, cash in lieu of fractional shares and $5.41 in cash. The consideration is fixed, subject to potential adjustments set forth in the Affiliation Agreement which are described in more detail in the section entitled "The Affiliation Agreement - Termination," page 53. Delphos Citizens Bancorp shareholders will not receive fractional shares in the merger. United Bancshares will exchange cash for fractional shares, without interest. Because the number of shares of United Bancshares common stock to be received by Delphos Citizens Bancorp in the merger is fixed and the market price of United Bancshares common shares may vary, Delphos Citizens Bancorp shareholders cannot be sure of the value of the United Bancshares common shares the shareholders will receive in the merger.

Q. What will holders of United Bancshares common stock receive in the merger?

A.  Unless they exercise their right to dissent from the merger and receive the fair cash value of their shares, holders of United Bancshares common shares will retain their United Bancshares common shares.

Q. How will United Bancshares pay the cash portion of the merger consideration?

A. United Bancshares anticipates paying the cash portion of the merger consideration with cash on hand or by loans taken through other financial institutions.

Q. After the merger, how will the former shareholders of Delphos Citizens Bancorp be represented on the United Bancshares board of directors?

A.  The Affiliation Agreement provides that after the merger, the board of directors of United Bancshares will consist of twelve members, eight of whom will be from United Bancshares and four of whom will be from Delphos Citizens Bancorp. At the special meeting of shareholders to approve the transaction described in this Joint Proxy Statement/Prospectus, the United Bancshares shareholders will vote to increase the size of the United Bancshares board of directors from eight members to twelve members. If the merger is approved and completed, the United Bancshares board will fill the vacancies by appointing three Delphos Citizens Bancorp directors: P. Douglas Harter, Robert L. Dillhoff and David P. Roach. In addition, the new chief executive officer of Citizens Bank of Delphos will be appointed to the United Bancshares board of directors as well. As a result, former Delphos Citizens Bancorp shareholders will have representation on the United Bancshares' board.

Q. What do I need to do now?

A.  After you have carefully read this Joint Proxy Statement/Prospectus, indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible so that your shares may be represented and voted at the appropriate shareholder meeting as indicated below:

United Bancshares Special Meeting

February 7, 2001

4:00 p.m. local time

Dick's Steak House

206 South Broad Street

Kalida, Ohio 45853

Delphos Citizens Bancorp Annual Meeting

February 7, 2001

2:00 p.m. local time

F.O.E. Lodge

1600 E. 5th Street

Delphos, Ohio

In order for us to complete the merger, holders of two-thirds of the outstanding common shares of United Bancshares and holders of a majority of the outstanding common shares of Delphos Citizens Bancorp must approve the Affiliation Agreement and the merger. If you do not vote your shares, fail to sign your proxy card or you sign and send in your proxy but abstain from voting, the effect will be a vote against the Affiliation Agreement, and accordingly, the merger. If you make no specification, your proxy will be voted "FOR" approval and adoption of the Affiliation Agreement and the merger. The board of directors of each company unanimously recommends voting "FOR" the approval and adoption of the Affiliation Agreement.

Q. If my broker holds my shares in "street name" will my broker vote my shares for me?

A.  Your broker will only vote your shares if you provide instructions on how to vote. You should instruct your broker to vote your shares by following the directions your broker provides to you. Your broker will not be able to vote your shares without instructions from you.

Q. Can I change my vote after I have mailed my signed proxy card?

A.  Yes. You can change your vote at any time before your proxy is voted at the respective shareholders meeting. Just send in a later-dated, signed proxy card to your company's corporate secretary before your meeting or attend your meeting in person and vote. If you have instructed a broker or other nominee to vote your shares, you must follow the directions you receive from your broker or other nominee to change your vote.

Q. Should I send in my stock certificates at this time?

A.  No. After we complete the merger, United Bancshares will send Delphos Citizens Bancorp shareholders written instructions for exchanging their stock certificates.

Q. When do you expect to complete the merger?

A.  We are working toward completing the merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approvals of our shareholders at the respective shareholder meetings. We hope to complete the merger in the first quarter of 2001. However, we cannot assure you as to when or if the merger will occur.

Q. If I disagree with the transaction, what are my rights?

A.  If you are either a United Bancshares or a Delphos Citizens Bancorp shareholder and you disagree with the merger, you can become a dissenting shareholder and have the right to be paid, in cash, the value of your shares of United Bancshares or Delphos Citizens Bancorp, as the case may be, as of the time the merger becomes effective (if and when the merger is consummated). In order to obtain your dissenters' rights, you must comply with certain conditions. Among these conditions is that you must not have voted for the merger at the applicable meeting of shareholders. The other conditions and requirements for obtaining your dissenters' rights are further explained in this document. United Bancshares shareholders should see the section entitled "United Bancshares Shareholders Meeting - Dissenters' Rights," page 18, while Delphos Citizens Bancorp shareholders should see the section entitled "Delphos Citizens Bancorp Shareholders Meeting - Dissenters' Rights on page 24. In addition, reproductions of the Ohio and Delaware dissenters' rights laws are attached to this document in Appendices F and G, respectively. Failure to take any one of the required steps may result in the termination of a shareholder's dissenters' rights under Ohio or Delaware law.

Q. Who can answer my questions?

A.  If you are a United Bancshares shareholder, you should contact:

Bonita Selhorst

Secretary

100 S. High Street

Columbus Grove, Ohio 45830

419-659-2141

     If you are a Delphos Citizens Bancorp shareholder, you should contact:

Joseph R. Reinemeyer

President and Chief Executive Officer

114 E. Third Street

Delphos, Ohio 45833-1761

419-692-2010

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Summary

This summary, which is not intended to be complete, highlights selected information from this Joint Proxy Statement/Prospectus and documents incorporated herein by reference. It may not contain all of the information that is important to you. For a more complete understanding of the merger, we urge you to read carefully the entire document and all of the appendices. In particular, you should read the Affiliation Agreement which is attached hereto as Appendix A and incorporated by reference into this Joint Proxy Statement/Prospectus.

The Merger Generally

We propose a merger of Delphos Citizens Bancorp into United Bancshares. As a result of the merger, Citizens Bank of Delphos will become a wholly-owned subsidiary of United Bancshares, a multi-bank holding company. If the proposed merger is completed, United Bancshares will wholly-own three depository institutions: The Union Bank Company, The Bank of Leipsic Company and Citizens Bank of Delphos. It is anticipated that the combined company, as of the consummation of the merger, will have assets of approximately $386.2 million, deposits of approximately $279.5 million and shareholders' equity of approximately $32.6 million. Please see the section entitled "The Merger," page 28, for more information concerning the merger.

The Companies

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio 45830

419-659-2141

United Bancshares, an Ohio corporation, was formed as a bank holding company in 1985. The Union Bank Company and The Bank of Leipsic Company, its wholly-owned subsidiaries, are both Ohio state-chartered banks. The Union Bank Company has been in continuous operation since 1904. The Bank of Leipsic Company was chartered in 1924 and has been in continuous operation since that time. The Union Bank Company is engaged in the general commercial banking business through its main office in Columbus Grove, Putnam County, Ohio and four branch offices located in Putnam and Allen Counties, Ohio. The Bank of Leipsic Company is engaged in the general commercial banking business through its main office in Leipsic, Putnam County, Ohio and one branch office also located in Leipsic, Putnam County, Ohio. United Bancshares, at September 30, 2000, had assets of $252,534,000, deposits of $200,146,000 and shareholders' equity of $18,364,000. United Bancshares is currently traded on the Nasdaq Over-The-Counter Bulletin Board under the symbol "UBHO." Please see the section entitled "The Companies - United Bancshares," page 26.

Delphos Citizens Bancorp, Inc.

114 E. 3rd Street

Delphos, Ohio 45833

419-692-2010

Delphos Citizens Bancorp, a Delaware corporation, is the parent holding company for Citizens Bank of Delphos, a federally chartered savings bank. Delphos Citizens Bancorp completed its initial public offering of its common shares in November, 1996 in connection with the conversion and reorganization of Citizens Federal Savings and Loan Association of Delphos, now known as Citizens Bank of Delphos, into a holding company structure. Citizens Bank of Delphos has been in continuous operation since 1893. Citizens Bank of Delphos is engaged in the savings bank business and operates from its principal office in Delphos, Allen County, Ohio. At September 30, 2000, Delphos Citizens Bancorp had assets of $136,627,000, deposits of $79,734,000 and shareholders' equity of $25,985,000. Delphos Citizens Bancorp's common stock is publicly traded on the Nasdaq National Market under the symbol "DCBI." Please see the section entitled "The Companies - Delphos Citizens Bancorp," page 28.

Opinions of Financial Advisors

United Bancshares Shareholders. McDonald Investments Inc. delivered a written opinion to the United Bancshares board of directors that, as of August 25, 2000 and as of the date of this Joint Proxy Statement/Prospectus, the merger consideration was fair to United Bancshares shareholders from a financial point of view. The opinion is not a recommendation to any United Bancshares shareholder as to how to vote. We have attached this opinion to this document as Appendix B. You should read it carefully. Please also see the section entitled "Opinion of Financial Advisors - United Bancshares," page 35.

Delphos Citizens Bancorp Shareholders. Keefe, Bruyette & Woods, Inc. delivered a written opinion to the Delphos Citizens Bancorp board of directors that, as of August 25, 2000 and as of the date of this Joint Proxy Statement/Prospectus, the merger consideration was fair to Delphos Citizens Bancorp shareholders from a financial point of view. The opinion is not a recommendation to any Delphos Citizens Bancorp shareholder as to how to vote. We have attached this opinion to this document as Appendix C. You should read it carefully. Please also see the section entitled "Opinion of Financial Advisors - Delphos Citizens Bancorp," page 42.

Votes Required; Record Date for Voting

United Bancshares Shareholders. You can vote at the special meeting of United Bancshares shareholders if you owned United Bancshares common shares at the close of business on January 2, 2001. To approve the Affiliation Agreement and the merger, the holders of two-thirds of the outstanding United Bancshares common shares must vote in favor of the Affiliation Agreement. To approve the increase in the size of the United Bancshares board of directors, a majority of outstanding United Bancshares common shares must vote in favor of doing so. Please see the section entitled "United Bancshares Shareholders Meeting," page 17.

Delphos Citizens Bancorp Shareholders. You can vote at the annual meeting of Delphos Citizens Bancorp shareholders if you owned Delphos Citizens Bancorp common stock at the close of business on January 2, 2001. To approve the Affiliation Agreement and the merger, the holders of a majority of the outstanding Delphos Citizens Bancorp common shares must vote in favor of the Affiliation Agreement. To approve the election of persons nominated to serve as directors, a plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote, without regard to (1) broker non-votes or (2) proxies as to which authority to vote for the nominee being proposed is withheld, is required. To approve the appointment of Crowe, Chizek and Company LLP as independent auditors, a majority of the votes cast at the annual meeting is required. Shares underlying broker non-votes or in excess of the voting limit (described in the section entitled "Comparative Rights of United Bancshares Shareholders and Delphos Citizens Bancorp Shareholders - Certain Anti-takeover Provisions - Delphos Citizens Bancorp", page 59) will not be counted as present and entitled to vote or as votes cast and will have no effect on the vote. Please see the section entitled "Delphos Citizens Bancorp Shareholders Meeting," page 21.

Certain U.S. Federal Income Tax Consequences of the Merger

The merger is structured in a manner intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, as amended. Accordingly, as a result of the merger, Delphos Citizens Bancorp shareholders will not recognize any income, gain or loss by reason of receiving shares of United Bancshares stock in the merger, and the United Bancshares stock that Delphos Citizens Bancorp shareholders are entitled to receive in the merger will have the same tax basis and holding period as the respective shares of Delphos Citizens Bancorp stock surrendered in exchange therefor. However, cash received by any Delphos Citizens Bancorp shareholder in lieu of fractional shares of United Bancshares common stock will be treated as received by such shareholder as a distribution in redemption by United Bancshares of the Delphos Citizens Bancorp share interest, generally resulting in capital gain or loss for federal income tax purposes. Receipt of the cash portion of the merger consideration will also generally result in capital gain or loss for federal income tax purposes. As a condition to consummation of the merger, an opinion regarding the federal income tax consequences of the merger must be obtained by Delphos Citizens Bancorp from United Bancshares' legal counsel. Please see the section entitled "The Merger - Federal Income Tax Consequences of the Merger," page 47.

Accounting Treatment

We will account for the merger as a "purchase." This means that, for accounting and financial reporting purposes, we will treat our companies as one company beginning as of the date of the combination. Additionally, under this method of accounting, United Bancshares will record the fair market value of Delphos Citizens Bancorp's assets, less liabilities, on its financial statements. Please see the section entitled "The Merger - Accounting Treatment," page 47.

Completion of the Merger

Before we can complete the merger, we must satisfy a number of conditions. These include:

- approval of the Affiliation Agreement by the holders of two-thirds of the outstanding shares of common stock of United Bancshares and by the holders of a majority of the outstanding shares of common stock of Delphos Citizens Bancorp;

- regulatory approval of the Federal Reserve System and the expiration of all applicable waiting periods;

- material compliance by United Bancshares and Delphos Citizens Bancorp with their obligations under the Affiliation Agreement; and

- Nasdaq approval of listing United Bancshares common stock on the Nasdaq National Market concurrently with the consummation of the merger.

Please see the section entitled "The Affiliation Agreement - Conditions to Completing the Merger," page 52.

Dissenting Shareholder Rights

Shareholders of both United Bancshares and Delphos Citizens Bancorp can become dissenting shareholders and have the right to be paid the fair cash value of their shares of United Bancshares and Delphos Citizens Bancorp, as the case may be, after the effective time of the merger. The conditions and requirements for perfecting your rights as a dissenting shareholder of United Bancshares are further explained in the section entitled "United Bancshares Shareholders Meeting - Dissenters' Rights," page 18. The conditions and requirements for perfecting your rights as a dissenting shareholder of Delphos Citizens Bancorp are further explained in the section entitled "Delphos Citizens Bancorp Shareholders Meeting - Dissenters' Rights," page 24. In addition, reproductions of the Ohio and Delaware dissenters' rights laws are attached to this document in Appendices F and G, respectively.

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Risk Factors

In addition to the other information contained in this Joint Proxy Statement/Prospectus, you should carefully consider the following risk factors in deciding whether to vote for adoption of the Affiliation Agreement.

Fluctuations in market prices may cause the value of the shares of United Bancshares common stock that you receive to be less than the value of your shares of Delphos Citizens Bancorp common stock.

Upon completion of the merger, all shares of Delphos Citizens Bancorp common stock will be converted into shares of United Bancshares common stock. The ratio at which the shares will be converted is fixed and there will be no adjustment for changes in the market price of either Delphos Citizens Bancorp common stock or United Bancshares common stock. Any change in the price of United Bancshares common stock will affect the value Delphos Citizens Bancorp shareholders will receive in the merger. The value of the shares of United Bancshares common stock received by Delphos Citizens Bancorp shareholders in the merger may go up or down as the market price of United Bancshares common stock goes up or down. Stock price changes may result from a variety of factors that are beyond the control of United Bancshares and Delphos Citizens Bancorp, including, among other things, changes in their businesses, operations and prospects, regulatory considerations and general market and economic conditions. Therefore, Delphos Citizens Bancorp shareholders cannot be assured of receiving any specific market value of United Bancshares common stock on the closing of the merger.

Although the merger consideration is fixed, Delphos Citizens Bancorp will have the right to terminate the Affiliation Agreement and abandon the merger before the closing if all of the following occur:

- the average price per share of United Bancshares common stock for the twenty trading days ending five trading days before the closing falls below $9.20;

- the decline in the price of United Bancshares common stock was greater than 10% of the decline in the Nasdaq Bank Stock Index; and

- United Bancshares has not given notice of its intent to increase the cash portion of the merger consideration so that the total value of the merger consideration is equal to $13.46.

Although the United Bancshares board of directors has the ability to increase the merger consideration and the Delphos Citizens Bancorp board of directors has the power to terminate the merger agreement and abandon the merger if all of the above conditions occur, there is no assurance that either board will exercise such power. See the section entitled "The Affiliation Agreement - Termination," page 53, for more information.

In addition, you must be aware that the prices of United Bancshares common stock and Delphos Citizens Bancorp common stock at the closing of the merger may vary from their respective prices on the date of this Joint Proxy Statement/Prospectus and on the dates of the Delphos Citizens Bancorp annual meeting and the United Bancshares special meeting. Because the date the merger is completed will be later than the dates of the annual and special meetings, the prices of the United Bancshares common stock and Delphos Citizens Bancorp common stock on the dates of the respective meetings may not be indicative of their respective prices on the date the merger is completed.

There is a limited market for United Bancshares common stock.

United Bancshares is currently traded on the Nasdaq Over-The-Counter Bulletin Board. As such, there is a limited market for United Bancshares common stock. Pursuant to the Affiliation Agreement, United Bancshares will seek approval to have its common stock quoted on the Nasdaq National Market System of the Nasdaq Stock Market under the symbol "UBOH." However, there can be no assurance that an active and liquid trading market for such common stock will develop, or, once developed, will continue, nor can there be any assurances that the holders of the common stock will be able to sell their shares at or above the value of the common stock received in the merger. The absence or discontinuance of a market for common stock may have an adverse effect on both the price and liquidity of the common stock. In addition, the stock market has on occasion experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price for the United Bancshares' common stock.

United Bancshares may fail to realize the anticipated benefits of the merger.

United Bancshares and Delphos Citizens Bancorp may not be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of United Bancshares and Delphos Citizens Bancorp, as the case may be, each of the United Bancshares and the Delphos Citizens Bancorp board of directors considered that enhanced earnings may result from the consummation of the merger, including from cross-marketing opportunities. However, there can be no assurance that any enhanced earnings will result from the merger.

Directors of Delphos Citizens Bancorp have potential conflicts of interest in recommending that you vote in favor of adoption of the Affiliation Agreement.

Directors of Delphos Citizens Bancorp who recommend that you vote in favor of the adoption of the Affiliation Agreement have employment agreements or other benefit arrangements that provide them with interests in the merger that differ from yours. Following completion of the merger, three of the current directors of Delphos Citizens Bancorp, P. Douglas Harter, Robert L. Dillhoff and David P. Roach, will be appointed to the United Bancshares board of directors as well as a new chief executive officer of Citizens Bank of Delphos. In addition, Joseph R. Reinemeyer will receive payments in connection with the termination of his employment with Delphos Citizens Bancorp. See the section entitled "Interests of Members of Delphos Citizens Bancorp's Board of Directors and Management in the Merger," page 46, for more information.

The receipt of compensation or other benefits in the merger, including the vesting of stock options and restricted stock, or the continuation of indemnification arrangements for current directors of Delphos Citizens Bancorp following completion of the merger, may influence these directors in making their recommendation that you vote in favor of the adoption of the Affiliation Agreement.

Cautionary Statement Regarding Forward-Looking Information

All statements included or incorporated by reference in this document or made by the management of United Bancshares or Delphos Citizens Bancorp, other than statements of historical fact regarding United Bancshares or Delphos Citizens Bancorp, contain forward-looking statements about the merger and about our financial condition, future financial results, results of operations, plans, objectives, business strategies, projected costs, future performance, competition and business. This includes information relating to:

- cost savings, benefits, revenues and earnings estimated to result from the merger, and

- estimated costs of combining our companies.

In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "would," "believes," "expects," "anticipates," "plans," "predicts," "projects" or "estimates," or similar expressions.

These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of factors and possible events including the following:

- expected savings from the merger are not achieved or are delayed or unexpected costs are incurred,

- competition increases in our industry or markets,

- costs or difficulties related to the combination of our business or other acquired businesses are greater than expected,

- changes in general economic conditions or in political or competitive forces,

- changes in the securities markets,

- difficulties in obtaining regulatory approvals,

- potential loss of key personnel, and

- the risk that we incorrectly analyze these risks and forces, or that the strategies we develop to address them could be unsuccessful.

Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place a lot of weight on these statements. These statements speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

United Bancshares Summary Selected Consolidated Financial Information

The following table sets forth summary selected financial data of United Bancshares for the five-year period ended December 31, 1999 and for the nine-month periods ended September 30, 2000 and 1999. Such information has been derived from the financial statements of United Bancshares, as well as the pooled financial statements of United Bancshares and The Bank of Leipsic Company for the periods prior to the merger of Bank of Leipsic into United Bancshares. Such summary selected financial data should be read in conjunction with the audited financial statements of United Bancshares and Bank of Leipsic, including the respective notes thereto, and unaudited interim financial information included in this Joint Proxy Statement/Prospectus. The interim financial information has been derived from unaudited financial statements of United Bancshares, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair statements of the results of the unaudited interim periods. Results for the interim periods are not necessarily indicative of results which may be expected for any other interim or annual period.

	At or for the Nine Months
	Ended September 30		At or for the Year Ended December 31,
	(In thousands, except Share Data and Significant Ratios)
	2000	1999	1999	1998	1997	1996	1995
Interest income	$13,964	$12,309	$16,658	$15,247	$14,069	$12,365	$10,506
Interest expense	7,683	6,362	8,598	8,026	7,351	6,414	5,265

Net interest income	6,281	5,947	8,060	7,221	6,718	5,951	5,241
Provision for loan losses	333	233	309	222	179	969	41

Net interest income after provision for
loan losses	5,948	5,714	7,751	6,999	6,539	4,982	5,200
Other income	753	766	961	1,170	691	537	397
Other expenses	4,931	4,512	6,026	5,565	4,469	4,018	3,583

Income before income taxes	1,770	1,968	2,686	2,604	2,761	1,501	2,014
Income taxes	359	411	544	484	554	280	451

Net income	$1,411	$1,557	$2,142	$2,120	$2,207	$1,221	$1,563

Cash dividends declared	$746	$502	$793	$290	$250	$210	$185

Share data:
Basic net income per share	$0.62	$0.68	$0.94	$0.95	$1.03	$0.58	$0.75
Diluted net income per share	$0.59	$0.65	$0.89	$0.89	$0.94	$0.53	$0.68
Cash dividends declared per share	$0.33	$0.22	$0.35	$0.13	$0.12	$0.10	$0.09
Book value of period-end per share	$7.98	$7.98	$7.92	$8.40	$7.46	$6.62	$6.39
Weighted average shares outstanding (basic)	2,293,968	2,274,067	2,273,921	2,238,306	2,145,751	2,103,964	2,079,059
Weighted average shares outstanding (diluted)	2,409,448	2,409,448	2,407,837	2,383,082	2,351,748	2,320,565	2,290,370
Shares issued at period-end	2,300,646	2,274,189	2,283,635	2,261,758	2,212,334	2,118,742	2,093,286

Balance Sheet data:
Total assets	$252,534	$226,936	$237,032	$221,218	$185,309	$166,477	$142,815
Securities available for sale	54,249	51,143	52,264	62,721	42,186	33,211	31,255
Securities held to maturity	-	-	-	-	13,728	18,859	22,433
Loans, net of unearned income	179,661	162,675	167,229	141,491	117,732	103,875	79,708
Allowance for loan losses	1,804	1,681	1,673	1,664	1,535	1,401	1,127
Deposits	200,146	194,159	198,130	185,542	160,800	144,962	123,474
Borrowed funds	32,718	13,224	19,470	15,187	6,694	6,600	5,039
Total shareholders' equity at period-end	18,364	18,159	18,075	19,005	16,494	14,029	13,369

Significant Ratios:
Return on average assets	0.78%	0.93%	0.95%	1.07%	1.25%	0.79%	1.16%
Return on average shareholders' equity	10.86%	11.49%	11.85%	11.86%	14.52%	8.91%	12.64%
Net interest margin, fully taxable
equivalent	3.92%	4.09%	4.10%	4.24%	4.29%	4.31%	4.38%
Operating efficiency ratio	65.29%	62.82%	62.09%	61.20%	56.47%	58.58%	60.07%

Delphos Citizens Bancorp Summary Selected Financial Information

The following table sets forth summary selected financial data for Delphos Citizens Bancorp for the five-year period ended September 30, 2000. Such summary selected financial data has been derived from historical consolidated financial statements of Delphos Citizens Bancorp. You should read the following tables in conjunction with the audited consolidated financial statements of Delphos Citizens Bancorp, including the notes thereto, included in this Joint Proxy Statement/Prospectus as Appendix H, Delphos Citizens Bancorp Annual Report on Form 10-K. Historical results are not necessarily indicative of results to be expected for any future period.

	At or for the year ended September 30,
	(In Thousands, Except Share Data and Significant Ratios)
	2000	1999	1998	1997	1996
Interest income	$ 9,724	$ 9,122	$ 8,665	$ 7,824	$ 6,891
Interest expense	(5,345	(4,484)	(4,040)	(3,772)	3,996

Net interest income	4,379	4,638	4,625	4,052	2,895
Provision for loan losses	(36)	(30)	(12)	(12)	(2)

Net interest income after provision for loan losses	4,343	4,608	4,613	4,040	2,893
Other income	49	55	51	43	38
Other expenses	(2,248)	(2,024)	(1,927)	(1,971)	(1,954)

Income before income taxes	2,144	2,639	2,737	2,212	977
Income taxes	(750)	(937)	(1,085)	(686)	(333)

Net income	$ 1,394	$ 1,702	$ 1,652	$ 1,526	$ 644

Cash dividends declared	$ 445	$ 411	$ 455	--	--

Share data (1):
Basic net income per share	$ 0.99	$ 1.14	$ 0.97	$ 0.75	--
Diluted net income per share	$ 0.98	$ 1.12	$ 0.95	$ 0.75	--
Cash dividends declared per share	$ 0.28	$ 0.24	$ 0.24	--	--
Book value at period-end per share	$ 16.40	$ 15.56	$ 14.84	$ 14.65	--
Weighted average shares outstanding (Basic)	1,413,700	1,499,868	1,710,894	1,887,889	--
Weighted average shares outstanding (Diluted)	1,418,116	1,519,412	1,740,342	1,894,677	--
Shares outstanding at period end	1,584,783	1,638,192	1,755,991	1,959,695	--

Balance sheet data:
Total assets	$ 136,627	$ 128,228	$ 115,901	$ 107,796	$ 92,239
Securities available-for-sale	1,310	1,864	4,600	739.777
Securities held to maturity	5,772	6,805	9,004	16,363	13,937
Loans, net of unearned income	123,053	113,139	98,604	84,391	70,881
Allowance for loan losses	165	133	118	106	94
Deposits	79,734	76,841	79,074	77,373	79,831
Borrowed funds	30,000	25,000	10,000	1,000	--
Total shareholders' equity at period-end	25,985	25,487	26,060	28,716	11,425

Significant ratios:
Return on average assets	1.06%	1.40%	1.50%	1.42%	0.71%
Return on average shareholders' equity	5.44	6.57	5.87	5.31	5.59
Net interest margin, fully taxable equivalent	3.43	3.90	4.29	3.83	3.06
Operating efficiency ratio	50.78	43.12	41.21	45.68	66.61

(1) Share data not applicable for years prior to the conversion on November 20, 1996.

Market Price and Dividend Data

United Bancshares. United Bancshares currently trades its common stock on the Nasdaq Over-The-Counter Bulletin Board under the symbol "UBHO." On August 25, 2000, the last full trading day prior to the public announcement of the merger, United Bancshares closed with a price of $8.75 per share. At December 5, 2000, United Bancshares' common stock closed at $9.00 bid and $10.25 asked. Prior to January, 2000, there was no established public trading market for United Bancshares common stock. During 1998 and 1999, trade prices for shares of stock in United Bancshares reported through registered securities dealers are set forth below. Because the holding company was not public at that time, the stock of United Bancshares often traded without the company having knowledge of the trade. The company knows that there were trades in its stock during 1998 and 1999 of which it was not aware. The trades that it is aware of from the market makers in United Bancshares' common stock for 1998 and 1999 and the trades reported in 2000 on the Nasdaq Over-The-Counter Bulletin Board are outlined below. The prices given are interdealer prices without retail markups, markdown or commissions. In addition, all numbers on the tables below are adjusted to represent a four-for-one stock split which was effected on June 1, 1998.

Fiscal Year 1998	High	Low
First Quarter Second Quarter Third Quarter Fourth Quarter	$10.25 11.50 13.00 14.75	$ 9.50 10.32 11.50 14.00

Fiscal Year 1999	High	Low
First Quarter Second Quarter Third Quarter Fourth Quarter	$16.50 19.00 19.00 17.25	$16.25 17.38 17.25 16.25
Fiscal Year 2000
First Quarter Second Quarter Third Quarter	$17.00 12.75 11.38	$11.25 10.38 8.00

As of September 30, 2000, the 2,247,328 shares of United Bancshares common stock issued and outstanding were held of record by approximately 685 persons. Immediately following consummation of the merger, it is expected, assuming there are no dissenting shareholders, that there will be approximately 1,902 shareholders of record.

During the fiscal years ended December 31, 1999 and 1998 and the quarters ended March 31, June 30, and September 30, 2000, United Bancshares has paid dividends quarterly, as set forth in the following table. The amounts shown reflect the four-for-one stock split which was effected on June 1, 1998.

Date	Dividends Paid
Fiscal Year 1998
March 15, 1998 June 15, 1998** September 15, 1998** December 15, 1998**	Stock Dividend .00625 Option to Redeem for cash at $9.50 per share

Stock Dividend .00625 Option to Redeem for cash at $11.00 per share

Stock Dividend .00625 Option to Redeem for cash at $12.50 per share

Stock Dividend .00625 Option to Redeem for cash at $14.00 per share

Fiscal Year 1999
March 15, 1999 June 15, 1999 September 15, 1999 December 15, 1999	Stock Dividend .00625 Option to Redeem for cash at $16.25 per share Cash Dividend only at $.11 per share Cash Dividend only at $.11 per share Cash Dividend only at $.11 per share
Fiscal Year 2000
March 15, 2000 June 15, 2000 September 15, 2000	Cash Dividend only at $.11 per share Cash Dividend only at $.11 per share Cash Dividend only at $.11 per share

** Stock Dividend on whole shares only. Fractional shares paid in cash.

In early 2000, United Bancshares instituted a cash dividend policy whereby, subject to regulatory requirements and the safety and soundness of its bank subsidiaries, United Bancshares will annually dividend to its shareholders an amount in cash equal to at least 30% of the annual net income of United Bancshares. The United Bancshares board of directors may revise, modify or terminate this policy at any time and from time to time upon a majority vote.

United Bancshares may, in its sole discretion, issue unaudited quarterly or other interim reports to its shareholders as it deems appropriate. These reports, while they are required to be filed with the Securities and Exchange Commission by United Bancshares, may not necessarily be delivered to shareholders.

Delphos Citizens Bancorp. Delphos Citizens Bancorp's common stock is traded on the Nasdaq National Market under the symbol "DCBI." On August 25, 2000, the last full trading day prior to the public announcement of the merger, Delphos Citizens Bancorp common stock closed at $13. This table sets forth, for the periods indicated, the range of high and low per share sales prices for Delphos Citizens Bancorp as reported on the Nasdaq National Market.

Fiscal Year 1998	High	Low
First Quarter Second Quarter Third Quarter Fourth Quarter	$20.75 $24.50 $22.25 $19.63	$17.00 $19.50 $18.38 $14.88
Fiscal Year 1999
First Quarter Second Quarter Third Quarter Fourth Quarter	$19.00 $18.75 $18.50 $18.50	$15.63 $16.00 $13.38 $17.00
Fiscal Year 2000
First Quarter Second Quarter Third Quarter Fourth Quarter	$18.00 $17.50 $15.13 $14.13	$16.50 $12.63 $12.00 $11.50

During the fiscal years ended September 30, 2000 and 1999, Delphos Citizens Bancorp has paid dividends quarterly as set forth on the following table:

Dividends Paid
Fiscal Year 1999
First Quarter Second Quarter Third Quarter Fourth Quarter	$.06 per share $.06 per share $.06 per share $.06 per share
Fiscal Year 2000
First Quarter Second Quarter Third Quarter Fourth Quarter	$.07 per share $.07 per share $.07 per share $.07 per share

United Bancshares Shareholders Meeting

Purpose

United Bancshares and Delphos Citizens Bancorp are furnishing this Joint Proxy Statement/Prospectus to you as a holder of United Bancshares common stock in connection with the proxy solicitation by the United Bancshares board of directors. The proxies will be voted at the special meeting of shareholders to be held on February 7, 2001, and at any adjournments of that meeting.

At the United Bancshares special meeting, shareholders of United Bancshares will vote on a proposal to approve and adopt the Affiliation Agreement and the merger contemplated by the Affiliation Agreement and a proposal to increase the size of the board of directors to twelve persons. Pursuant to the Affiliation Agreement, Delphos Citizens Bancorp will merge with and into United Bancshares. After the merger, Citizens Bank of Delphos will survive and will be a wholly-owned subsidiary of United Bancshares. In the merger, each share of Delphos Citizens Bancorp common stock, par value $.01 per share, issued and outstanding immediately before the merger will be converted into the right to receive .8749 of a share of United Bancshares common stock, without par value, cash in lieu of fractional shares and $5.41 in cash. You are urged to read the copy of the Affiliation Agreement attached to this document as Appendix A and incorporated into this Joint Proxy Statement/Prospectus.

The United Bancshares board of directors has unanimously approved the Affiliation Agreement and the increase in the board of directors and unanimously recommends that shareholders of United Bancshares vote "FOR" approval and adoption of the Affiliation Agreement and the increase in the size of the board.

Date, Place and Time

The United Bancshares special meeting of shareholders will be held at Dick's Steak House, 206 South Broad Street, Kalida, Ohio at 4:00 p.m. local time on February 7, 2001.

Record Date and Required Votes

Only holders of record of United Bancshares common shares at the close of business on January 2, 2001 will be entitled to receive notice of and vote at the United Bancshares special meeting. As of December 5, 2000, there were 2,247,328United Bancshares common shares outstanding. Holders of a majority of the outstanding United Bancshares common shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the United Bancshares special meeting.

The affirmative vote of holders of at least two-thirds of the outstanding common shares of United Bancshares, or 1,498,219 shares, is required to approve the Affiliation Agreement and the merger. The affirmative vote of a majority of the outstanding common shares of United Bancshares, or 1,123,665 shares, is required to increase the size of the board of directors to twelve persons. Each United Bancshares common share is entitled to one vote. If you abstain or fail to vote your shares, it will have the same effect as voting against the merger. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" approval and adoption of the Affiliation Agreement and "FOR" the increase in the size of the board of directors. Additionally, the proxy holder may vote the proxy with regard to any other matter that may properly come before the special meeting in his or her discretion. If necessary, the proxy holder may vote in favor of adjourning the special meeting to permit further solicitation of proxies, if there are not sufficient votes to approve either of the proposals at the time of the special meeting. However, no proxy holder will vote any proxies voted against approval of the Affiliation Agreement or against the increase in the board of directors in favor of adjourning the meeting for the purpose of soliciting additional proxies to approve either of those respective proposals.

We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum, but the shares that any of these proxies represent will not be voted at the special meeting.

Your broker cannot vote United Bancshares common shares without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your shares, your shares will not be voted.

On September 30, 2000, United Bancshares directors and executive officers and their affiliates may be deemed to beneficially own 492,028.36 United Bancshares common shares excluding shares which may be acquired upon the exercise of options. This is approximately 20.88% of the then outstanding United Bancshares common shares. Each of the directors and executive officers of United Bancshares has indicated that he or she intends to vote these shares for the approval and adoption of the Affiliation Agreement and approval of the merger as well as the increase in the size of the board of directors.

How to Revoke a Proxy

Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.

A United Bancshares shareholder may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to Ms. Bonita Selhorst, United Bancshares, Inc., 100 South High Street, Columbus Grove, Ohio 45830 or by giving notice of revocation at the United Bancshares special meeting prior to the vote. In addition, you may revoke your proxy by voting your shares in person at United Bancshares' special meeting by providing notice of your intention to do so prior to the voting of the proxy.

Solicitation of Proxies

United Bancshares will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of United Bancshares may solicit proxies from holders of common stock by telephone, in person or through other means. United Bancshares will not compensate these people for this solicitation, but will reimburse them for reasonable out-of-pocket expenses they have in connection with this solicitation. United Bancshares may also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. United Bancshares will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses. United Bancshares will pay all expenses associated with the printing and mailing of this Joint Proxy Statement/Prospectus to its shareholders. See "The Merger - Expenses and Fees," page 49.

Dissenters' Rights

Under Ohio law, shareholders of United Bancshares have the right to dissent from the merger and receive the fair cash value of their shares of United Bancshares common stock. Shareholders that elect to exercise their dissenters' rights must comply with the provisions of Section 1701.85 of the Ohio General Corporation Law, a copy of which is attached as Appendix F.

Below are the steps which you must take if you are a United Bancshares shareholder and you wish to exercise dissenters' rights with respect to the merger. The description is not complete and you should read Section 1701.85 of the Ohio General Corporation Law. Failure to take any one of the required steps may result in termination of a shareholder's dissenters' rights. If you are a United Bancshares shareholder considering dissenting, you should consult your own legal advisor.

1. Must be a shareholder of record. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares as of January 2, 2001. If you have a beneficial interest in shares of United Bancshares common stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

2. Do Not vote in favor of the merger. You must not vote shares as to which you seek fair cash value in favor of the approval and adoption of the Affiliation Agreement and the merger contemplated by the Affiliation Agreement at the special shareholders meeting. This requirement will be satisfied:

- if a properly executed proxy is submitted with instructions to vote "against" the merger or to "abstain" from this vote;

- if no proxy is returned and no vote is cast at the special meeting in favor of the merger; or

- if you revoke a proxy and later "abstain" from or vote "against" the merger.

A vote "FOR" the merger is a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the merger and will constitute a waiver of dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights.

3. Filing a written demand. You must serve a written demand for the fair cash value of the dissenting shares upon United Bancshares on or before the tenth day after the shareholder vote approving the Affiliation Agreement and the merger. United Bancshares will not inform shareholders of the expiration of the ten-day period, and therefore, you are advised to retain this document. The required written demand must specify your name and address, the number of dissenting shares held of record on the record date of the meeting and the amount claimed as the fair cash value of the dissenting shares. Voting against the merger is not a written demand as required by Section 1701.85 of the Ohio General Corporation Law.

4. Delivery of certificates for legending. If requested by United Bancshares, you must submit your certificates for dissenting shares to the company within 15 days after the company sends its request for endorsement on the certificates by the company of a legend that a demand for fair cash value has been made. The certificates will be returned promptly to you by United Bancshares.

5. Petitions to be filed in court. If you and United Bancshares cannot agree on the fair cash value of the dissenting shares, you must, within three months after service of your demand for fair cash value, file a complaint in the Court of Common Pleas of Putnam County, Ohio, for a determination of the fair cash value of the dissenting shares. United Bancshares is also permitted to file a complaint. The court, if it determines that you are entitled, will order that you be paid the fair cash value per share. The costs of the proceeding, including reasonable compensation to the appraisers, will be assessed as the court considers equitable. "Fair cash value" is the amount that a willing seller, under no compulsion to sell would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder's demand. Fair cash value is determined as of the day before the special meeting. The amount of the fair cash value excludes any appreciation or depreciation in market value of your shares resulting from the merger. The fair cash value of your shares may be higher, the same or lower than the market value of the common shares on the date of the merger.

Your right to be paid the fair cash value of the dissenting shares will terminate if:

- for any reason the merger does not become effective;

- you fail to make a timely written demand on United Bancshares;

- you do not, upon request by United Bancshares, timely surrender certificates for an endorsement of a legend that a demand for the fair cash value of the dissenting shares has been made;

- you withdraw your demand, with the consent of the board of directors of United Bancshares; or

- United Bancshares and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not filed a complaint within three months after service of your demand for fair cash value.

From the time you make your demand, your rights as a shareholder shall be suspended. If United Bancshares pays cash dividends during the suspension, dissenting shareholders will be paid any such dividend as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated, all rights with respect to the dissenting shares will be restored to you. Any distribution that would have been made to you had you not made a demand will be made at the time of the termination.

To be effective, a demand for fair cash value by a shareholder of United Bancshares common stock must be made by or in the name of the record holder, fully and correctly, as the shareholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in such cases, have the record holder submit the required demand in respect of such shares. If you hold your shares of United Bancshares common stock in a brokerage account or in other nominee form and you wish to exercise dissenters' rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for fair cash value by such nominee. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

The foregoing constitutes a brief description of the rights of dissenting shareholders and does not purport to be a complete statement of such rights or the procedures to be followed by shareholders desiring to receive the fair cash value of their shares. Each shareholder who may desire to receive the value of his or her shares should consult Section 1701.85 of the Ohio Revised Code and strictly adhere to all of the provisions thereof. A copy of this section is attached hereto as Appendix F and this discussion concerning the rights of dissenting shareholders is qualified in its entirety by reference to that section.

Delphos Citizens Bancorp Shareholders Meeting

Purpose

United Bancshares and Delphos Citizens Bancorp are furnishing this Joint Proxy Statement/Prospectus to you as a holder of Delphos Citizens Bancorp common stock, $.01 par value per share, in connection with the proxy solicitation by Delphos Citizens Bancorp's board of directors. Delphos Citizens Bancorp's board of directors will use the proxies at the Delphos Citizens Bancorp annual meeting of shareholders to be held on February 7, 2001, and at any adjournments of that meeting.

At the Delphos Citizens Bancorp annual meeting, if you are a holder of Delphos Citizens Bancorp common stock, you will be asked to vote upon a proposal to approve the Affiliation Agreement, dated as of August 25, 2000, by and between Delphos Citizens Bancorp and United Bancshares, attached to this Joint Proxy Statement/Prospectus as Appendix A. Under the terms of the Affiliation Agreement, each share of Delphos Citizens Bancorp common stock you hold will be converted automatically into the right to receive .8749 of a share of United Bancshares common stock, without par value, or cash in lieu thereof for fractional shares, if any, as well as $5.41 in cash after the merger is completed.

Delphos Citizens Bancorp shareholders will also be asked to elect directors and ratify the appointment of Crowe, Chizek and Company LLP as independent auditors. Please see the sections entitled "Election of Directors of Delphos Citizens Bancorp" and "Accountants," pages 93 and 104, respectively, for more information concerning these matters.

Recommendation

Delphos Citizens Bancorp's board of directors has unanimously approved the Affiliation Agreement and believes that the proposal to approve the Affiliation Agreement is in the best interests of Delphos Citizens Bancorp and its shareholders. Delphos Citizens Bancorp's board of directors recommends that you vote for approval of the Affiliation Agreement. Delphos Citizens Bancorp board of directors recommends that you vote for the election of the nominees nominated by the nominating committee named in this Joint Proxy Statement/Prospectus. The board of directors also recommends that you vote for the appointment of Crowe, Chizek and Company LLP as independent auditors of Delphos Citizens Bancorp.

Date, Place and Time

The Delphos Citizens Bancorp annual meeting of shareholders will be held at F.O.E. Lodge, 1600 East Fifth Street, Delphos, Ohio at 2:00 p.m., local time, on February 7, 2001.

Record Date, Voting Rights, Required Vote, and Revocability of Proxies

Delphos Citizens Bancorp's board of directors fixed the close of business on January 2, 2001 as the Delphos Citizens Bancorp record date for determining those Delphos Citizens Bancorp shareholders who are entitled to notice of and to vote at the Delphos Citizens Bancorp annual meeting. Only holders of Delphos Citizens Bancorp common stock of record on the books of Delphos Citizens Bancorp at the close of business on the Delphos Citizens Bancorp record date have the right to receive notice of and to vote at the Delphos Citizens Bancorp annual meeting. On the Delphos Citizens Bancorp record date, there were 1,584,783 shares of Delphos Citizens Bancorp common stock issued and outstanding held by approximately 1,202 holders of record.

Delphos Citizens Bancorp shareholders will have one vote for each share of Delphos Citizens Bancorp common stock owned on the Delphos Citizens Bancorp record date. In order for the Delphos Citizens Bancorp annual meeting to be held, a quorum must be present. A quorum is established when a majority of the outstanding shares of Delphos Citizens Bancorp common stock are represented at the annual meeting either in person or by proxy.

To determine if a quorum is present, Delphos Citizens Bancorp intends to count the following:

(1) shares of Delphos Citizens Bancorp common stock present at the Delphos Citizens Bancorp annual meeting either in person or by proxy;

(2) shares of Delphos Citizens Bancorp common stock present in person at the Delphos Citizens Bancorp annual meeting but not voting; and

(3) shares of Delphos Citizens Bancorp common stock for which it has received proxies but with respect to which holders of shares have abstained on any matter.

Approval of the Affiliation Agreement, and the merger contemplated by the Affiliation Agreement, requires the affirmative vote of a majority of the outstanding shares of Delphos Citizens Bancorp common stock entitled to vote at the Delphos Citizens Bancorp annual meeting. To elect the persons nominated to serve as directors, a plurality of the votes cast at the annual meeting must be voted in favor of electing these persons. To ratify the appointment of Crowe, Chizek and Company LLP as independent auditors, a majority of the votes cast at the annual meeting must be voted in favor of the appointment.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or "broker non-vote" will have the same effect as a vote against the approval of the Affiliation Agreement. Under Delaware law and Delphos Citizens Bancorp by-laws, directors are elected by a plurality of the votes cast, without regard to either broker non-votes or proxies as to which authority to vote on one of the nominees is withheld. As to the ratification of the appointment of Crowe, Chizek and Company LLP as independent auditors of Delphos Citizens Bancorp, shares underlying broker non-votes will have no effect on the vote.

Properly executed proxies that Delphos Citizens Bancorp receives before the vote at the annual meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" the proposal to approve the Affiliation Agreement and the merger contemplated by the Affiliation Agreement, "FOR" the election of the persons nominated to be directors and "FOR" the ratification of the appointment of Crowe, Chizek and Company LLP as the independent auditor. Additionally, the proxy holder may vote the proxy in its discretion as to any other matter which may come properly before the annual meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the annual meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve a proposal at the time of the annual meeting. However, no proxy holder will vote any proxies voted against approval of the Affiliation Agreement in favor of a proposal to adjourn the annual meeting.

A Delphos Citizens Bancorp shareholder who has given a proxy solicited by Delphos Citizens Bancorp's board of directors may revoke it at any time prior to its exercise at the Delphos Citizens Bancorp annual meeting by:

(1) giving written notice of revocation to the Secretary of Delphos Citizens Bancorp;

(2) properly submitting to Delphos Citizens Bancorp a duly executed proxy bearing a later date; or

(3) attending the Delphos Citizens Bancorp annual meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to Delphos Citizens Bancorp, Inc., 114 East 3rd Street, Delphos, Ohio 45833, Attention: Gary G. Ricker, Corporate Secretary. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your recordholder in order to be admitted to the meeting. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of shares.

At December 15, 2001, Delphos Citizens Bancorp's directors and executive officers, including their immediate family members and entities they control owned 136,725 shares or approximately 8.63% of the issued and outstanding shares of Delphos Citizens Bancorp common stock. This number does not include stock that Delphos Citizens Bancorp's directors and executive officers may acquire through exercising stock options. We expect that the directors and executive officers of Delphos Citizens Bancorp will vote their shares in favor of the Affiliation Agreement.

On the Delphos Citizens Bancorp record date, United Bancshares' directors and executive officers owned no shares of Delphos Citizens Bancorp common stock. On the Delphos Citizens Bancorp record date, United Bancshares held no shares of Delphos Citizens Bancorp common stock.

Participants in Citizens Bank of Delphos' Employee Stock Ownership Plan

If you participate in the Citizens Bank of Delphos Employee Stock Ownership Plan you will have received with this Joint Proxy Statement/Prospectus a voting instruction form that reflects all shares you may vote under the employee stock ownership plan. Under the terms of the employee stock ownership plan, all shares held by the plan are voted by the employee stock ownership plan trustee, but each participant in the plan may direct the trustee how to vote the shares of Delphos Citizen Bancorp common stock allocated to his or her account. Unallocated shares of common stock held by the employee stock ownership plan and allocated shares for which no timely voting instructions are received will be voted by the plan trustees in the same proportion as shares for which the trustees have received voting instructions, subject to the exercise of their fiduciary duties.

Solicitation of Proxies

Delphos Citizens Bancorp will bear the cost of soliciting proxies from its shareholders. Directors, officers and employees of Delphos Citizens Bancorp may solicit proxies by mail, in person, or by telephone or telegraph. They will receive no additional compensation for such services. Delphos Citizens Bancorp has hired Georgeson Shareholder Communications Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay approximately $4,000 for these services. Delphos Citizens Bancorp may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Delphos Citizens Bancorp common stock held of record by such persons. Delphos Citizens Bancorp will reimburse any such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for such services. Delphos Citizens Bancorp will pay all expenses associated with the printing and mailing of this Joint Proxy Statement/Prospectus to its shareholders. See "The Merger - Expenses and Fees" on page 49.

Dissenters' Rights

Under Delaware law, if you do not wish to accept the merger consideration provided for in the Affiliation Agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Delphos Citizens Bancorp common stock. Delphos Citizens Bancorp shareholders electing to exercise dissenters' rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Delphos Citizens Bancorp, and United Bancshares as the surviving corporation of the merger, will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which is attached to this Joint Proxy Statement/Prospectus as Appendix G.

Section 262 requires that shareholders be notified not less than 20 days before the annual meeting to vote on the merger that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This Joint Proxy Statement/Prospectus constitutes Delphos Citizens Bancorp's notice to its shareholders of the availability of dissenters' rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your dissenters' rights, you should carefully review the text of Section 262 contained in Appendix G because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

(1) You must deliver to Delphos Citizens Bancorp a written demand for appraisal of your shares before the vote with respect to the Affiliation Agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Affiliation Agreement. Voting against or failing to vote for the Affiliation Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

(2) You must not vote in favor of the Affiliation Agreement. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the Affiliation Agreement, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will have no dissenters' rights with respect to your shares of Delphos Citizens Bancorp common stock and you will only be entitled to receive the merger consideration set forth in the Affiliation Agreement (see "The Merger - Merger Consideration," page 28).

All demands for appraisal should be addressed to Delphos Citizens Bancorp, Inc., 114 East 3rd Street, Delphos, Ohio 45833; Attention: Gary G. Ricker, Corporate Secretary, before the vote on the Affiliation Agreement is taken at the annual meeting and should be executed by, or on behalf of, the record holder of the shares of Delphos Citizens Bancorp common stock. The demand must reasonably inform Delphos Citizens Bancorp of the identity of the shareholder and the intention of the shareholder to demand appraisal of his or her shares.

To be effective, a demand for appraisal by a holder of Delphos Citizens Bancorp common stock must be made by or in the name of such registered shareholder, fully and correctly, as the shareholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If you hold your shares of Delphos Citizens Bancorp common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within ten days after the effective date of the merger, Delphos Citizens Bancorp or United Bancshares must give written notice that the merger has become effective to each Delphos Citizens Bancorp shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the Affiliation Agreement. Within 120 days after the effective date, either United Bancshares or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. United Bancshares does not presently intend to file such a petition in the event there are dissenting shareholders and has no obligation to do so. Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify such shareholder's previously written demand for appraisal.

At any time within 60 days after the effective date, any shareholder who has demanded an appraisal has the right to withdraw the demand and accept the merger consideration specified by the Affiliation Agreement for his or her shares of Delphos Citizens Bancorp common stock. If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to United Bancshares, United Bancshares will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares. After notice to dissenting shareholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the shareholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such shareholder.

After determination of the shareholders entitled to appraisal of their shares of Delphos Citizens Bancorp common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the shareholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the Affiliation Agreement.

Costs of the appraisal proceeding may be imposed upon United Bancshares and the shareholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a shareholder, the Chancery Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any shareholder who has demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date, or if such shareholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date, then the right of such shareholder to appraisal will cease and such shareholder will be entitled to receive the merger consideration for shares of his or her Delphos Citizens Bancorp common stock pursuant to the Affiliation Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of United Bancshares and must, to be effective, be made within 120 days after the effective date.

In view of the complexity of Section 262, Delphos Citizens Bancorp shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

In general, any dissenting shareholder who perfects such holder's right to be paid the "fair value" of such holder's Delphos Citizens Bancorp common stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "The Merger - Federal Income Tax Consequences of the Merger" on page 47.

The Companies

United Bancshares

United Bancshares was incorporated under the laws of the State of Ohio on August 7, 1985 for the purpose of becoming a bank holding company under the Bank Holding Company Act of 1956 by acquiring all of the outstanding shares of The Union Bank Company. United Bancshares is a multi-bank holding company and currently has two operating bank subsidiaries: The Union Bank Company and The Bank of Leipsic Company.

The Union Bank. The Union Bank Company was chartered as an Ohio bank in 1904 and has been in continuous operation since that time. It is engaged in the general commercial banking business through its principal office in Columbus Grove, Ohio and through its four branch offices and one drive-in facility located in Putnam and Allen Counties, Ohio. Union Bank provides customary retail and commercial bank services, including checking and savings accounts, time deposits, NOW accounts, safe deposit facilities, real estate mortgage loans and installment loans. Other services provided by the bank include secured and unsecured commercial loans and various other services to meet the public's banking needs. The significant banking market for Union Bank, which encompasses Putnam and Allen Counties, includes approximately 16 other commercial banks, two thrift institutions, ten credit unions and 19 mortgage companies. Union Bank conducts its business from the following offices:

	Name of Office	Address	Owned/Leased
1.	Main Office	100 South High Street Columbus Grove, Ohio 45830	Owned
2.	Branch Office	110 E. North Street Kalida, Ohio 45853	Owned
3.	Branch Office	245 W. Main Street Ottawa, Ohio 45875	Owned
4.	Branch Office	3211 Elida Road Lima, Ohio 45805	Owned
5.	Branch Office	1410 Bellefontaine Ave. Lima, Ohio 45804	Owned
6.	Drive-In Facility	200 E. Sycamore Street Columbus Grove, Ohio 45830	Owned

In October, 2000, Union Bank applied to operate a full-service branch office to be located at 215 W. Market Street, Lima, Ohio. The branch office will be located in a facility purchased by Union Bank. The tentative opening date of this branch is December, 2000. As of September 30, 2000, Union Bank had 55 full-time and 15 part-time employees.

The Bank of Leipsic Company. The Bank of Leipsic Company was formed in 1884 and chartered as an Ohio bank in 1924 and has been in continuous operation since that time. It is engaged in the general commercial banking business through its main office in Leipsic, Ohio and through its one branch office, also located in Leipsic, Ohio. Both offices are located in Putnam County, Ohio. The Bank of Leipsic provides normal retail bank services, including the acceptance of demand, savings, money market and time deposits and the making of various types of loans. The significant banking market for Bank of Leipsic, which encompasses Southern Henry, Western Hancock and Northeast Putnam Counties, includes approximately ten other commercial banks and one credit union. The Bank of Leipsic conducts its business from the following offices:

	Name of Office	Address	Owned/Leased
1.	Main Office	142 East Main St. Leipsic, Ohio 45856	Owned
2.	Branch Office	326 South Belmore St. Leipsic, Ohio 45856	Owned

In January, 2000, United Bancshares acquired Bank of Leipsic and all of the shareholders of Bank of Leipsic became shareholders of United Bancshares. As a result of the merger, former Bank of Leipsic shareholders hold 45% of the outstanding United Bancshares common stock.

As of September 30, 2000, Bank of Leipsic had 15 full-time and 4 part-time employees.

United Bancshares provides a number of benefits to its, Union Bank's and Bank of Leipsic's full-time employees, including health and life insurance, pension, workers' compensation, paid vacation and numerous bank services.

Delphos Citizens Bancorp

Delphos Citizens Bancorp completed its initial public offering of common stock in November, 1996, in connection with the conversion of Citizens Federal Savings and Loan Association of Delphos, now known as Citizens Bank of Delphos, into stock form and reorganization into a holding company structure. Delphos Citizens Bancorp used some of the proceeds of the initial public offering to acquire all of the issued and outstanding stock of Citizens Bank of Delphos. Delphos Citizens Bancorp is a unitary savings and loan holding company with Citizens Bank of Delphos as its only operating depository institution subsidiary.

Citizens Bank of Delphos. Citizens Bank of Delphos' principal business is to operate a community-oriented savings bank. Citizens Bank attracts retail deposits from the general public in the area surrounding its one office located at 114 East 3rd Street, Delphos, Ohio 45833 and invests those deposits, together with funds generated from operations, primarily in fixed-rate one- to four-family residential mortgage loans and investment and mortgage-backed securities. Citizens Bank of Delphos invests, on a limited basis, in multi-family mortgage, commercial real estate, construction, land and consumer loans. Its revenues are derived principally from interest on its mortgage loans and interest on its investment and mortgage-backed securities. Citizens Bank of Delphos' primary deposit gathering area is concentrated in Delphos and the other communities surrounding its office, while its lending activities primarily include areas throughout Allen, Putnam and Van Wert Counties in Northwestern Ohio.

As of September 30, 2000, Delphos Citizens Bancorp and Citizens Bank of Delphos had 18 full-time employees and nine part-time employees. Citizens Bank of Delphos provides a number of benefits to its full-time employees, including health and life insurance, pension, workers' compensation, paid vacation and numerous bank services.

The Merger

The discussion in this Joint Proxy Statement/Prospectus of the merger and the description of the principal terms and conditions of the Affiliation Agreement is a summary only. You should refer to the Affiliation Agreement for the details of the merger. We have attached a copy of the Affiliation Agreement to this document as Appendix A. You are urged to read Appendix A and the other Appendices to this Joint Proxy Statement/Prospectus carefully.

Merger Consideration

The Affiliation Agreement provides for the merger of Delphos Citizens Bancorp with and into United Bancshares. The consideration for the merger is an exchange of .8749 of a share of United Bancshares common stock, cash in lieu of fractional shares and $5.41 in cash for each share of Delphos Citizens Bancorp common stock. On August 25, 2000, the last trading day prior to the announcement of the transaction, the closing price of United Bancshares common stock was $8.75. Based upon the closing price of United Bancshares common stock on August 25, 2000, the merger consideration was valued at $13.07 per share of Delphos Citizens Bancorp common stock.

At the effective time of the merger, each outstanding award, option or other right to purchase or acquire shares of Delphos Citizens Bancorp common stock will be converted into and become options with respect to United Bancshares common stock. Specifically, the number of shares of United Bancshares common stock that will be subject to an option to acquire shares as a result of the conversion will be equal to the number of shares of Delphos Citizens Bancorp common stock subject to an option to acquire shares multiplied by 1.346, rounded to the nearest whole number. The per share exercise price of each option to acquire United Bancshares common stock following the conversion will be equal to the per share exercise price under each option to acquire Delphos Citizens Bancorp common stock divided by 1.346, rounded to two decimal points.

As a result of the merger, former Delphos Citizens Bancorp shareholders will hold approximately 39.7% of the outstanding United Bancshares stock on a diluted basis. Current United Bancshares shareholders will hold approximately 60.3% of the outstanding United Bancshares common stock, on a diluted basis, after the merger. These percentages reflect the unexercised options representing 108,858 shares of United Bancshares common stock held by certain United Bancshares directors and employees and unexercised options representing 162,931 shares of United Bancshares common stock converted from options to purchase shares of Delphos Citizens Bancorp. This information is based upon the number of United Bancshares common stock and options outstanding on September 30, 2000.

Exchange Procedures

After the merger is effective, you will be requested to return your certificates for Delphos Citizens Bancorp common stock to United Bancshares in order to receive certificates representing United Bancshares common stock in exchange for your shares and a check representing the cash portion of the merger consideration. United Bancshares' transfer agent will mail a letter of transmittal to each Delphos Citizens Bancorp shareholder with instructions on how to surrender your certificates representing shares of Delphos Citizens Bancorp common stock. In the event you are unable to produce a certificate(s) representing your shares of Delphos Citizens Bancorp common stock, you may instead deliver:

(1) evidence reasonably satisfactory to United Bancshares that such certificate(s) has been lost, mislaid, wrongfully taken or destroyed,

(2) such security or indemnity as reasonably may be requested by United Bancshares to hold it harmless, and

(3) evidence reasonably satisfactory to United Bancshares that you are the owner of the shares represented by the certificate or certificates claimed to be lost, mislaid, wrongfully taken or destroyed and that you are the person who had been entitled to present each such certificate and to receive United Bancshares common stock and cash in exchange therefor pursuant to the Affiliation Agreement.

If any certificate representing United Bancshares common stock is to be issued in a name other than that in which the certificate(s) for shares of Delphos Citizens Bancorp common stock surrendered for exchange is registered, the certificate(s) so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the person requesting such transfer must pay to United Bancshares or its transfer agent any applicable transfer or other taxes required by reason of the issuance of the certificate.

Even if you do not surrender your certificate(s) representing your common stock of Delphos Citizens Bancorp as requested (or fail to satisfy the requirements for lost, mislaid, wrongfully taken or destroyed certificates), your common stock in Delphos Citizens Bancorp and your certificates will be deemed for all purposes to be shares of United Bancshares and will represent the number of shares of common stock of United Bancshares into which your Delphos Citizens Bancorp common stock will have been converted. Any dividends or other distributions payable to you with respect to your United Bancshares common stock will be held by United Bancshares until you have surrendered your Delphos Citizens Bancorp stock certificates (or satisfied the conditions for lost, mislaid, wrongfully taken or destroyed certificates), at which time they will be paid to you in full without interest.

Please do not return your Delphos Citizens Bancorp common stock certificates to Delphos Citizens Bancorp or United Bancshares until you are specifically instructed to do so by United Bancshares. After the merger has been consummated, you will receive a letter containing all of the instructions for the exchange of your certificates.

Background of the Merger

Originally chartered in 1893, Citizens Bank of Delphos converted to the stock form of organization and formed Delphos Citizens Bancorp as its holding company in 1996. The period subsequent to the conversion has been one of continued and substantial change in the banking industry, characterized by heightened regulatory scrutiny and intensifying competition and consolidation. Management of Delphos Citizens Bancorp focused on these changes and sought to best position Delphos Citizens Bancorp and its shareholders. Over the past 20 months, the Delphos Citizens Bancorp board of directors has analyzed its business plan and considered various means of better positioning Citizens Bank of Delphos to enable it to compete more effectively and produce greater revenue. During this period of time, Delphos Citizens Bancorp board members consulted various advisors and attended conferences. Among other advisors, the board met with Keefe, Bruyette & Woods, Inc. on several occasions. Specifically, on April 14, 1999 the board of directors met with Keefe, Bruyette & Woods to discuss alternative strategic directions, including remaining independent, establishing a de novo branch, acquiring other financial institutions and selling or merging Delphos Citizens Bancorp with another institution. Discussions included: (1) an analysis of competition at the retail franchise level and the ability to grow this part of the business through de novo or acquisition opportunities that met Delphos Citizens Bancorp's asset mix and geographic goals for business expansion; (2) the liquidity of Delphos Citizens Bancorp's stock; and (3) the status of the current merger market, the relative pricing and the opportunities that might be available for Delphos Citizens Bancorp. All of these issues were analyzed in conjunction with Delphos Citizens Bancorp's goal to continue to increase shareholder value. The Delphos Citizens Bancorp board met with Keefe, Bruyette & Woods again on November 22, 1999, to review the market for mergers and acquisitions and to discuss the potential for a strategic alliance with another institution through a merger of equals. A follow-up meeting was held in December, 1999.

Through Delphos Citizens Bancorp board's review of various methods of enhancing shareholder value and profitability, it became clear to the board that Delphos Citizens Bancorp would need to adopt a more diversified business strategy that would profitably employ excess capital, which would imply greater than historical growth of Delphos Citizens Bancorp's business lines and would require Delphos Citizens Bancorp to diversify into new product lines, which could be difficult for Delphos Citizens Bancorp to do in its current market area. Furthermore, even if Delphos Citizens Bancorp were successful in that regard, the board of directors recognized such a strategy could subject Delphos Citizens Bancorp to greater risks.

In February, 2000, as part of Delphos Citizens Bancorp's continuing efforts to enhance shareholder value, the Delphos Citizens Bancorp board agreed that Delphos Citizens Bancorp should formally engage a financial advisor who would provide advice regarding methods of enhancing shareholder value on a going forward basis, including through the possible merger of Delphos Citizens Bancorp. On February 14, 2000, the board met with Keefe, Bruyette & Woods to discuss Delphos Citizens Bancorp's business plan and how current competitive pressures and industry and market factors affected it. At that meeting, the majority of the Delphos Citizens Bancorp board determined that Delphos Citizens Bancorp should consider a strategic alliance with another banking institution as a means of maximizing shareholder value. The Delphos Citizens Bancorp board agreed to engage Keefe, Bruyette & Woods as a strategic advisor. Keefe, Bruyette & Woods was retained on February 29, 2000.

In March, 2000, Keefe, Bruyette & Woods met with management to create a list of potential merger partners. A total of 26 institutions were identified during the process, ranging in asset size from $72 billion to $90 million and all with operations in Northwest Ohio. Keefe, Bruyette & Woods, working with Delphos Citizens Bancorp, prepared a Confidential Investor Profile containing financial and operating information about Delphos Citizens Bancorp and Citizens Bank of Delphos. In April, 2000, Keefe, Bruyette & Woods on behalf of Delphos Citizens Bancorp, began a confidential inquiry and contacted 18 potential candidates. Fourteen of those candidates executed confidentiality agreements, including United Bancshares, and received the Confidential Investor Profile.

In April, 2000, United Bancshares retained McDonald Investments Inc. as its financial advisor in connection with the proposed merger with Delphos Citizens Bancorp. Also, in April, 2000, United Bancshares submitted to Delphos Citizens Bancorp a preliminary indication of interest to acquire all of the outstanding shares of Delphos Citizens Bancorp. The letter stated that, assuming total outstanding shares of 1,705,831 (including outstanding options), each share of Delphos Citizens Bancorp would be exchanged for $17.50 in equivalent value of United Bancshares common stock, for an aggregate transaction value of $29,852,043. The exchange ratio was to be fixed and determined prior to execution of a definitive agreement. Based on the best offer price of United Bancshares common stock at the time, the United Bancshares proposal implied an exchange ratio of 1.3462.

On May 5, 2000, the Delphos Citizens Bancorp board of directors met to consider the written indication of interest from United Bancshares. At this meeting, a report was presented by Keefe, Bruyette & Woods detailing the status of the fourteen potential merger candidates Keefe, Bruyette & Woods had contacted and the written proposal received. The presentation included a review of the specific terms of the United Bancshares proposal including a pro forma analysis prepared by Keefe, Bruyette & Woods that reflected that using a fixed exchange ratio of 1.3462, the market value of United Bancshares common stock would have to be $13.00 per share or greater to arrive at the $17.50 per share deal price initially proposed by United Bancshares. United Bancshares' trading history was reviewed, which indicated United Bancshares' common stock was trading at or below $12.00 per share. In addition to reviewing the value offered, the Delphos Citizens Bancorp board considered the willingness of United Bancshares to hold Citizens Bank of Delphos as a separate subsidiary and to retain all employees and its current name, which the board of directors believed would help Delphos Citizens Bancorp to retain its local character. In addition, the board viewed positively United Bancshares' plan to enhance the operations of Citizens Bank of Delphos by introducing products and services not currently offered by Delphos Citizens Bancorp.

A pro forma analysis of the United Bancshares proposed transaction was presented to the Delphos Citizens Bancorp board of directors by Keefe, Bruyette & Woods, as well as a projected earnings analysis of the two companies and historical stock pricing for Delphos Citizens Bancorp and United Bancshares. In considering the United Bancshares proposal, the Delphos Citizens Bancorp board noted that an all stock transaction would allow Delphos Citizens Bancorp shareholders to defer any gains on their Delphos Citizens Bancorp common stock under the rules applicable to tax-free reorganizations. The Delphos Citizens Bancorp board considered the relative strengths of United Bancshares and its subsidiaries, including their strength in commercial lending, community commitment, the ability to realize cost savings following the merger and the level of earnings and book value dilution to be experienced as a result of the proposed transaction, among other factors. Based upon the information presented by Keefe, Bruyette & Woods, the Delphos Citizens Bancorp board of directors determined that the United Bancshares proposal should be pursued and authorized management to pursue further negotiations with United Bancshares, including the negotiation of a definitive agreement.

During the course of the ensuing due diligence investigations by both companies and extensive negotiations over the next month, the trading price of United Bancshares' common stock declined. In early June, United Bancshares' advisors confirmed that United Bancshares could no longer commit to the price terms set forth in its April 13, 2000 non-binding proposal but was prepared to adjust the exchange ratio downward and pay partial cash consideration, which, based upon the then current market price for United Bancshares' common stock, resulted in a per share deal price comparable to the all stock transaction based upon the fixed exchange ratio of 1.3462, which United Bancshares had previously proposed.

Consequently, on June 9, 2000, the Delphos Citizens Bancorp board of directors met to reconsider United Bancshares' offer in light of the continuing decline in United Bancshares' common stock and corresponding decreases in the proposed acquisition price of Delphos Citizens Bancorp. The Delphos Citizens Bancorp board considered a number of factors, including the long-term viability of United Bancshares and the ability of Delphos Citizens Bancorp's franchise to complement United Bancshares' operations. The Delphos Citizens Bancorp board determined it needed additional information from Keefe, Bruyette & Woods regarding the proposed transaction, including a revised cost savings analysis, pro forma analysis, an analysis of the transaction based upon United Bancshares' current trading price and comparison of the proposed merger with other recent transactions, among other information. The Delphos Citizens Bancorp board of directors held a meeting on June 26, 2000 during which Keefe, Bruyette & Woods presented the board with additional information regarding "merger of equals" transactions.

On July 5, 2000, Keefe, Bruyette & Woods presented the Delphos Citizens Bancorp board with the additional information requested by the board, as well as an analysis of the revised merger consideration proposed by United Bancshares. Specifically, Keefe, Bruyette & Woods advised the board that United Bancshares was prepared to offer to exchange each Delphos Citizens Bancorp share of common stock into a fixed exchange ratio of .8749 per share of United Bancshares common stock, plus $5.41 in cash. Based upon the trading price of United Bancshares' common stock, the revised proposal represented a value to Delphos Citizens Bancorp shareholders of $14.50 per share. The Delphos Citizens Bancorp board discussed its strategic alternatives, including the option of remaining independent. The Delphos Citizens Bancorp board agreed that remaining independent was not a viable option, particularly given the competition Delphos Citizens Bancorp faces and the significant resources necessary for Delphos Citizens Bancorp to become more competitive. In addition, the Delphos Citizens Bancorp board was advised by Keefe, Bruyette & Woods that it was very unlikely that another party would show an interest in acquiring Delphos Citizens Bancorp at any time in the near future, given the responses from the companies contacted by Keefe, Bruyette & Woods that passed on the opportunity to submit a bid for Delphos Citizens Bancorp. In particular, Keefe, Bruyette & Woods explained that those companies had cited Delphos Citizens Bancorp's overcapitalization, its reliance on fixed rate single family loans and its interest rate risk profile, as some of the reasons they were not interested in acquiring Delphos Citizens Bancorp. After considering Delphos Citizens Bancorp's alternatives, the Keefe, Bruyette & Woods report and discussing the board's views with respect to the long-term viability and profitability of United Bancshares, the Delphos Citizens Bancorp board agreed that further action should be taken to finalize a definitive agreement with United Bancshares.

On August 23, 2000, the United Bancshares board of directors met to consider the terms of the definitive agreement to be executed with Delphos Citizens Bancorp. At this meeting, McDonald Investments presented the board of directors with its fairness opinion indicating that the merger consideration to be paid by United Bancshares to the Delphos Citizens Bancorp shareholders was fair, from a financial point of view, to the shareholders of United Bancshares. The financial, legal and business operation aspects of the proposed merger were discussed and considered by the United Bancshares board members with the assistance of McDonald Investments and United Bancshares' legal counsel. At that meeting, the United Bancshares board of directors unanimously approved the Affiliation Agreement and the merger contemplated by the Affiliation Agreement and recommended approval of the Affiliation Agreement by the shareholders.

On August 25, 2000, the Delphos Citizens Bancorp board met to consider the terms of the definitive agreement. Presentations were made by Keefe, Bruyette & Woods and Delphos Citizens Bancorp's legal counsel. The Delphos Citizens Bancorp board reviewed the terms of the agreement. Keefe, Bruyette & Woods provided its written opinion that the consideration to be received in the Affiliation Agreement was fair, from a financial point of view, to Delphos Citizens Bancorp shareholders. Following Keefe, Bruyette & Woods' presentation and discussions with Keefe, Bruyette & Woods, during which the Delphos Citizens Bancorp board asked questions related to Keefe, Bruyette & Woods' presentation and fairness opinion, the Delphos Citizens Bancorp board determined that the proposal submitted by United Bancshares provided an attractive investment for Delphos Citizens Bancorp's shareholders and unanimously approved the Affiliation Agreement, authorized its execution and recommended approval of the Affiliation Agreement by the shareholders.

The Affiliation Agreement was executed by United Bancshares and Delphos Citizens Bancorp on August 25, 2000 and a joint press release was issued on August 28, 2000.

Reasons for the Merger; Recommendations of the Boards of Directors

United Bancshares. In reaching its determination to approve the Affiliation Agreement and recommend the approval of the Affiliation Agreement by the shareholders, the United Bancshares board of directors consulted with United Bancshares management, legal consultants and McDonald Investments Inc. and considered the following material factors in support of the board's recommendation:

(1) the long-term interests of United Bancshares and its shareholders, as well as the interests of United Bancshares employees, customers, creditors and the communities in which United Bancshares operates;

(2) information concerning the business, earnings, operations, financial condition and prospects of Delphos Citizens Bancorp, both individually and on a combined basis, including information with respect to the past earnings performance of each of United Bancshares and Delphos Citizens Bancorp;

(3) the transaction will provide United Bancshares with three financial institution subsidiaries with strong positions in attractive markets;

(4) the opportunity to benefit from cost savings and other benefits of size and operating efficiencies;

(5) the merger should allow the combined company to benefit, over the long term, from increased financial strength and more alternatives in the financial markets as compared to either company on a stand-alone basis;

(6) the potential accretion to United Bancshares earnings per share and book value per share;

(7) the ownership by current United Bancshares shareholders of approximately 61.8% of the combined company immediately following the merger based upon the issued and outstanding shares of both companies;

(8) the ability to complete the merger, including, in particular, obtaining regulatory approvals; and

(9) the merger should assist United Bancshares in maintaining its status as an independent holding company and its subsidiaries in maintaining their status as community banks.

The board of directors of United Bancshares also considered a variety of risks and other potentially negative factors in deliberations concerning the merger. In particular, the board of directors of United Bancshares considered:

(1) the risks associated with fixed merger consideration, subject to potential adjustments set forth in the Affiliation Agreement and further explained in this document (see the section entitled "The Affiliation Agreement - Termination," page 53), including the possibility that the value of the United Bancshares common stock that the Delphos Citizens Bancorp shareholders receive in the merger could vary depending on United Bancshares' market price at the effective time of the merger;

(2) the expense of operating three subsidiaries as insured depository institutions;

(3) the costs associated with the regulatory approval process, the costs associated with calling a special meeting of the shareholders and other merger related costs; and

(4) the risks associated with combining the operations of Citizens Bank of Delphos with United Bancshares' existing operations, including difficulty in combining corporate, accounting, financial information and information systems.

The board of directors of United Bancshares did not receive a quantitative analysis of the factors listed above. However, the board of directors of United Bancshares concluded that the anticipated benefits of the merger outweighed the possible detriments.

This discussion is not intended to be exhaustive but includes the material information and factors considered by the United Bancshares board of directors in its consideration of the merger. In view of the wide variety of factors considered, the United Bancshares board of directors did not assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the United Bancshares board of directors may have given different weights to different factors.

The United Bancshares board of directors unanimously recommends that United Bancshares shareholders vote for approval and adoption of the Affiliation Agreement and the merger contemplated by the Affiliation Agreement.

Delphos Citizens Bancorp. The board of directors considered the following material factors that supported its decision to approve the Affiliation Agreement:

(1) the financial terms of the merger, as presented to the board of directors of Delphos Citizens Bancorp, are fair to the shareholders of the Delphos Citizens Bancorp;

(2) the benefits to the Citizens Bank of Delphos through an enhanced ability to meet the financial needs of its customers and compete in the rapidly changing financial services industry;

(3) the enhanced ability to offer more competitive services and maintain a stronger competitive presence in Northwest Ohio;

(4) certain cost benefits due to economies of scale and enhanced continuity of management;

(5) the proposed merger provides for a continued theory and practice of owning and operating an independent community banking institution owned and operated largely by community-minded citizens in Allen and surrounding counties in Northwest Ohio; and

(6) the likelihood of being able to obtain the required regulatory approvals for the merger.

The board of directors of Delphos Citizens Bancorp also considered a variety of risks and other potentially negative factors in connection with the proposed merger. These factors included:

(1) the cost associated with the regulatory approval process, cost in connection with calling the annual meeting of the shareholders and other merger-related costs;

(2) concern regarding the quality of the loan portfolios of the Union Bank and the Bank of Leipsic;

(3) sufficiency of loan loss reserves;

(4) ability of United Bancshares to absorb Delphos Citizens Bancorp and effectively recognize cost savings and economies of scale in the near future; and

(5) acceptance of the change by the communities served by Citizens Bank of Delphos.

The discussion above describes the material factors considered by the board of directors in its consideration of the merger. After considering these factors, and taking into account the recommendation of management, the Delphos Citizens Bancorp board of directors concluded that the positive factors described above outweighed the negative factors described above. Because of the variety of factors considered, the board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors together.

The board of directors of Delphos Citizens Bancorp unanimously recommends that shareholders of Delphos Citizens Bancorp vote for the approval and adoption of the Affiliation Agreement and the merger contemplated by the Affiliation Agreement.

Opinions of Financial Advisors

United Bancshares.

Merger - General. Pursuant to an engagement letter dated April 6, 2000 between United Bancshares and McDonald Investments Inc., United Bancshares retained McDonald Investments to act as its sole financial advisor in connection with a possible merger and related matters. As part of its engagement, McDonald Investments agreed, if requested by United Bancshares, to render an opinion with respect to the fairness, from a financial point of view, to the holders of United Bancshares common stock, of the consideration as set forth in the Affiliation Agreement. McDonald Investments is a nationally recognized specialist in the financial services industry in general, and in Midwestern banks and thrifts in particular. McDonald Investments is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. United Bancshares selected McDonald Investments as its financial advisor based upon McDonald Investments' qualifications, expertise and reputation in such capacity.

On August 23, 2000, McDonald Investments delivered its oral opinion that the consideration was fair to United Bancshares shareholders, from a financial point of view, as of the date of such opinion. McDonald Investments also delivered to the United Bancshares board a written opinion dated as of August 25, 2000, confirming its oral opinion as of such date. McDonald Investments updated its August 25, 2000 opinion as of the date of this Joint Proxy Statement/Prospectus. No limitations were imposed by United Bancshares on McDonald Investments with respect to the investigations made or the procedures followed in rendering its opinion.

The full text of McDonald Investments' written opinion to the United Bancshares board, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and extent of review by McDonald Investments, is attached as Appendix B and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this Joint Proxy Statement/Prospectus. The following summary of McDonald Investments' opinion is qualified in its entirety by reference to the full text of the opinion. McDonald Investments' opinion is addressed to the United Bancshares board of directors and does not constitute a recommendation to any shareholder of United Bancshares as to how such shareholder should vote at the United Bancshares special meeting described in this document.

McDonald Investments, in connection with rendering its opinion:

- reviewed United Bancshares' audited financial statements for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997; United Bancshares' Annual Report on Form 10-K for the year ended December 31, 1999; and United Bancshares's Quarterly Report on Form 10-Q for each of the quarters ended June 30, 2000 and March 31, 2000;

- reviewed Delphos Citizens Bancorp's Annual Report to Shareholders and Annual Report on Form 10-K for each of the years ended September 30, 1999, September 30, 1998 and September 30, 1997, including the audited financial statements contained therein; and Delphos Citizens Bancorp's Quarterly Report on Form 10-Q for each of the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000;

- reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of United Bancshares and Delphos Citizens Bancorp provided to McDonald Investments or publicly available;

- participated in meetings and telephone conferences with members of senior management of United Bancshares and Delphos Citizens Bancorp concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters McDonald Investments believed relevant to its inquiry;

- reviewed certain stock market information for United Bancshares and Delphos Citizens Bancorp common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

- compared the results of operations and financial condition of United Bancshares and Delphos Citizens Bancorp with that of certain companies which McDonald Investments deemed to be relevant for purposes of this opinion;

- reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which McDonald Investments deemed to be relevant for purposes of this opinion;

- reviewed the Affiliation Agreement dated August 25, 2000 and its schedules and exhibits and certain related documents; and

- performed such other reviews and analyses as McDonald Investments deemed appropriate.

The oral and written opinions provided by McDonald Investments to United Bancshares were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

In connection with its review and arriving at its opinion, McDonald Investments relied upon the accuracy and completeness of the financial information and other pertinent information provided by United Bancshares and Delphos Citizens Bancorp to McDonald Investments for purposes of rendering its opinion. McDonald Investments did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for United Bancshares and Delphos Citizens Bancorp with the input of the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, McDonald Investments assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of United Bancshares and Delphos Citizens Bancorp as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which McDonald Investments could formulate its opinion. Neither United Bancshares nor Delphos Citizens Bancorp publicly discloses such internal management projections of the type utilized by McDonald Investments in connection with McDonald Investments' role as financial advisor to United Bancshares with respect to the review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing United Bancshares and Delphos Citizens Bancorp. Accordingly, actual results could vary significantly from those set forth in the respective projections.

McDonald Investments does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for United Bancshares and Delphos Citizens Bancorp are adequate to cover such losses. In addition, McDonald Investments does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of United Bancshares or Delphos Citizens Bancorp, nor was McDonald Investments provided with such appraisals. Furthermore, McDonald Investments assumes that the merger will be consummated in accordance with the terms set forth in the Affiliation Agreement, without any waiver of any material terms or conditions by United Bancshares, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for United Bancshares, McDonald Investments adjusted the data to reflect full dilution, i.e., the effect of the exercise of outstanding options and/or warrants utilizing the treasury stock method. McDonald Investments assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

In connection with rendering its August 25, 2000 opinion to the United Bancshares' board, McDonald Investments performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by McDonald Investments. Moreover, McDonald Investments believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by them, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald Investments also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, McDonald Investments drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald Investments' analyses are not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by McDonald Investments were assigned a greater significance by McDonald Investments than any other in deriving its opinion.

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Comparable Company Analysis: McDonald Investments reviewed and compared actual stock market data and actual and estimated selected financial information for United Bancshares with corresponding information for 23 publicly traded banks headquartered in the midwest with assets between $100 million and $500 million and a return on average assets between 0.50% and 1.50%, (the "United Bancshares Peer Group"). The United Bancshares Peer Group is listed below:

1. Chester Bancorp Inc.	Chester, IL
2. Classic Bancshares, Inc.	Ashland, KY
3. Codorus Valley Bancorp, Inc.	York, PA
4. Comm Bancorp, Inc.	Forest City, PA
5. Commercial National Financial Corporation	Latrobe, PA
6. Community Bank Shares of Indiana, Inc.	New Albany, IN
7. Dearborn Bancorp, Inc.	Dearborn, MI
8. First Colonial Group, Inc.	Nazareth, PA
9. First West Virginia Bancorp, Inc.	Wheeling, WV
10. GLB Bancorp, Inc.	Mentor, OH
11. Macatawa Bank Corporation	Zeeland, MI
12. Mahaska Investment Company	Oskalooska, IA
13. Mercantile Bank Corporation	Grand Rapids, MI
14. MetroBanCorp	Indianapolis, IN
15. Mid Penn Bancorp, Inc.	Millersburg, PA
16. MNB Bancshares, Inc.	Manhattan, KS
17. Norwood Financial Corp.	Honesdale, PA
18. NSD Bancorp, Inc.	Pittsburgh, PA
19. Pennsylvania Commerce Bancorp, Inc.	Camp Hill, PA
20. Premier Bancorp, Inc.	Doylestown, PA
21. PSB Bancorp, Inc.	Philadelphia, PA
22. Quad City Holdings, Inc.	Moline, IL
23. United Bancorp, Inc.	Martins Ferry, OH

The following table represents a summary analysis of the United Bancshares Peer Group based on market prices as of August 25, 2000 and the latest publicly available financial data as of or for the last twelve months ended June 30, 2000:

	Mean	Median	United Bancshares
Price to last twelve month earnings	13.4x	12.2x	9.1x
Price to book value	99%	104%	107%
Price to tangible book value	104%	111%	120%
Dividend yield	3.2%	3.5%	5.3%
Return on average assets	0.86%	0.85%	0.88%
Return on average equity	7.9%	7.3%	11.8%
Leverage ratio	11.0%	8.6%	6.8%
Efficiency ratio	62.8%	61.7%	62.9%

McDonald Investments reviewed and compared actual stock market data and actual and estimated selected financial information for Delphos Citizens Bancorp with corresponding information for 11 publicly traded midwestern thrifts with assets below $300 million and a return on average assets greater than 1.0% and an equity to assets ratio greater than 12.0%, (the "Delphos Citizens Bancorp Peer Group"). The Delphos Citizens Bancorp Peer Group is listed below:

1.	CKF Bancorp Inc.	Danville, KY
2.	First Bancshares, Inc.*	Mountain Grove, MO
3.	First Lancaster Bancshares, Inc.*	Lancaster, KY
4.	Frankfort First Bancorp, Inc.	Frankfort, KY
5.	Harrodsburg First Financial Bancorp, Inc.	Harrodsburg, KY
6.	HopFed Bancorp, Inc.	Hopkinsville, KY
7.	Kentucky First Bancorp, Inc.	Cynthiana, KY
8.	Logansport Financial Corp.	Logansport, IN
9.	MSB Financial, Inc.	Marshall, MI
10.	StateFed Financial Corporation*	Des Moines, IA
11.	Union Community Bancorp	Crawfordsville, IN

*Financial data as of March 31, 2000

The table below represents a summary analysis of the Delphos Citizens Bancorp Peer Group based on market prices as of August 25, 2000 and the latest publicly available financial data as of or for the last twelve months ended June 30, 2000:

	Mean	Median	Delphos Citizens Bancorp
Price to last twelve months earnings	5.0x	12.5x	12.4x
Price to book value	80.9%	81.5%	81.5%
Price to tangible book value	81.1%	81.5%	81.5%
Dividend yield	4.23%	4.57%	2.11%
Return on average assets	1.07%	1.12%	1.18%
Return on average equity	5.94%	6.25%	6.05%
Leverage ratio	18.3%	17.5%	19.3%
Efficiency ratio	53.5%	53.4%	47.0%

Comparable Transaction Analysis: McDonald Investments reviewed and compared actual information for groups of comparable pending (through August 25, 2000) and completed transactions (since January 1, 2000) it deemed pertinent to an analysis of the merger. The implied acquisition price was compared to the median ratios of (i) price to last twelve months earnings, (ii) price to book value, (iii) price to tangible book value, and (iv) price to assets for each of the following five pending and recently completed transaction comparable groups:

- all thrift acquisitions with the selling thrift headquartered in Illinois, Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia ("Comparable Regional Deals");

- all thrift acquisitions with the selling thrift having assets less than $500 million ("Comparable Asset Size");

- all thrift acquisitions with the selling thrift having an equity to assets ratio greater than 10.0% ("Comparable Capitalization");

- all thrift acquisitions with the selling thrift having a return on average assets greater than 0.80% ("Comparable Profitability"); and

- all thrift acquisitions with the selling thrift having a nonperforming assets to assets ratio less than 0.50% ("Comparable Asset Quality").

Based on the above analysis, McDonald Investments concluded that this analysis showed an imputed reference range of $28.3 million and $34.6 million.

Contribution Analysis: McDonald Investments analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Delphos Citizens Bancorp shareholders would hold approximately 39.1% of the pro forma diluted shares. United Bancshares's approximate contributions are listed below by category:

Delphos Citizens Bancorp
Assets	34.8%
Loans	40.6%
Deposits	27.9%
Equity	59.7%
Tangible equity	60.3%
Last twelve month earnings	39.7%
2000 estimated earnings	42.4%
2001 estimated earnings	41.9%

Accretion/Dilution Analysis: On the basis of financial projections and estimates of on-going cost savings accruing to the pro forma company provided to McDonald Investments by management, as well as estimated one-time costs related to the transaction, McDonald Investments compared pro forma per share equivalent earnings, cash dividends, book value and tangible book value to the stand-alone projections for United Bancshares and Delphos Citizens Bancorp.

The accretion/dilution analysis demonstrated, among other things, that the merger would result in:

- 7.6% accretion to earnings per share for United Bancshares shareholders in fiscal 2001, the assumed first full year of combined operations, and increasing over the period of the analysis;

- 58.4% accretion to earnings per share for Delphos Citizens Bancorp shareholders in fiscal 2001 and beyond;

- 131.8% higher cash dividends for Delphos Citizens Bancorp, assuming the United Bancshares Board maintained its current dividend policy;

- no change in cash dividends for United Bancshares shareholders;

- 2.5% and 2.2% accretion to book value and tangible book value per share for United Bancshares shareholders initially, and increasing over the period of the analysis; and

- 14.9% and 16.8% dilution to book value and tangible book value per share for Delphos Citizens Bancorp shareholders initially, and decreasing over the period of the analysis.

Discounted Cash Flow Analysis: McDonald Investments performed a discounted cash flow analysis with regard to Delphos Citizens Bancorp in an acquisition scenario. This analysis utilized a range of discount rates of 11.5% to 14.5% and a range of terminal earnings multiples of 8.3x to 20.0x. The analysis resulted in a range of present values of $15.1 million to $32.2 million for Delphos Citizens Bancorp in an acquisition scenario. As indicated above, this analysis was based on United Bancshares' and Delphos Citizens Bancorp's senior management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald Investments noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates and terminal values.

Other Analyses: McDonald Investments also reviewed certain other information including pro forma estimated balance sheet composition, pro forma financial performance and pro forma deposit market share.

No company used as a comparison in the above analyses is identical to United Bancshares, Delphos Citizens Bancorp or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which United Bancshares, Delphos Citizens Bancorp and the combined entity are being compared.

In connection with delivering its opinion dated as of the date of this Joint Proxy Statement/Prospectus, McDonald Investments performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. McDonald Investments did not perform any analyses in addition to those described above in updating the opinion.

For its financial advisory services provided to United Bancshares, McDonald Investments has been paid fees of $50,000 to date and will be paid a fee of $100,000 at the time of closing of the merger. In addition, United Bancshares has agreed to reimburse McDonald Investments for all reasonable out-of-pocket expenses, incurred by it on United Bancshares' behalf, as well as indemnify McDonald Investments against certain liabilities, including any which may arise under the federal securities laws.

McDonald Investments is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, United Bancshares and/or Delphos Citizens Bancorp. As a market maker, McDonald Investments may also have purchased and sold the securities of Delphos Citizens Bancorp and United Bancshares for McDonald Investments' own account and for the accounts of its customers.

Delphos Citizens Bancorp.

In February, 2000, Keefe, Bruyette & Woods was retained by Delphos Citizens Bancorp to evaluate a potential strategic combination between Delphos Citizens Bancorp and United Bancshares. Keefe, Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of business and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Keefe, Bruyette & Woods is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Delphos Citizens Bancorp board of directors selected Keefe, Bruyette & Woods on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior work for and relationship with Delphos Citizens Bancorp.

Pursuant to its engagement, Keefe, Bruyette & Woods was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to shareholders of Delphos Citizens Bancorp. Keefe, Bruyette & Woods delivered its opinion to the Delphos Citizens Bancorp board of directors that, as of August 25, 2000, the merger consideration is fair, from a financial point of view, to the shareholders of Delphos Citizens Bancorp. No limitations were imposed by the Delphos Citizens Bancorp board of directors upon Keefe, Bruyette & Woods with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette & Woods has consented to the inclusion herein of the summary of its opinion to the Delphos Citizens Bancorp board of directors and to the reference to the entire opinion attached hereto as Appendix C.

The full text of the opinion of Keefe, Bruyette & Woods, which is attached as Appendix C to this Joint Proxy Statement/Prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, and should be read in its entirety. The summary of the opinion of Keefe, Bruyette & Woods set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion.

In rendering its opinion, Keefe, Bruyette & Woods:

- reviewed the Affiliation Agreement;

- reviewed Delphos Citizens Bancorp's Annual Reports, Proxy Statements and Form 10-K's since completing its initial public offering in November, 1996, and the unaudited quarterly financial information for the quarter ended June 30, 2000 and United Bancshares' Annual Reports, Proxy Statements and Form 10-K's for the year ended December 31, 1999 and the unaudited quarterly financial information for the quarter ended June 30, 2000 and certain other information considered relevant;

- discussed with senior management and the boards of directors of Delphos Citizens Bancorp and its wholly-owned subsidiary, Citizens Bank of Delphos, the current position and prospective outlook for Delphos Citizens Bancorp to enhance future shareholder value;

- discussed with senior management of United Bancshares their operations, financial performance and future plans and prospects;

- considered historical quotations, levels of activity and prices of recorded transactions in Delphos Citizens Bancorp's and United Bancshares' common stock;

- reviewed financial and stock market data of other thrifts in a comparable asset range to Delphos Citizens Bancorp and United Bancshares;

- reviewed certain recent business combinations of strategic alliance transactions which Keefe, Bruyette & Woods deemed comparable in whole or in part; and

- performed other analyses which Keefe, Bruyette & Woods considered appropriate.

In rendering its opinion, Keefe, Bruyette & Woods assumed and relied upon the accuracy and completeness of the financial information provided to it by Delphos Citizens Bancorp and United Bancshares. In its review, with the consent of the Delphos Citizens Bancorp board, Keefe, Bruyette & Woods did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities, and potential or contingent liabilities of Delphos Citizens Bancorp or United Bancshares.

Keefe, Bruyette & Woods presented the following analyses:

Contribution Analysis. Keefe, Bruyette & Woods reviewed the relative contributions to total assets, total loans, total deposits, total equity and net income to be made by Delphos Citizens Bancorp and United Bancshares to the combined company based on data for the quarter ended March 31, 2000. The analysis assumed the completion of the United Bancshares acquisition of Bank of Leipsic as of March 31, 2000 and made certain other assumptions regarding the combined Delphos Citizens Bancorp - Bank of Leipsic - United Bancshares company. This analysis indicated that Delphos Citizens Bancorp would contribute 35.3% of the total assets, 40.6% of total loans, 28.6% of total deposits, 59.5% of total equity and 55.9% of net income. Based upon the exchange ratio of .8749 of a United Bancshares share for each Delphos Citizens Bancorp share outstanding, holders of Delphos Citizens Bancorp common stock would own 39.2% of the outstanding shares of the combined company. This includes only the stock consideration of the transaction.

Regional Group Analysis. Keefe, Bruyette & Woods reviewed the financial performance of Delphos Citizens Bancorp based on various financial measures of asset size, earnings performance, tangible equity/assets, market pricing ratios, market capitalization, dividend-related ratios and deposit market share to all publicly-traded thrift institutions in the midwest with assets between $100 million and $200 million (15 in the group). This analysis showed among other things, that as of March 31, 2000, Delphos Citizens Bancorp and the combined company compared as follows:

	Assets	Tang.Eq/ Assets	Market Capitalization	Price to EPS	Price to Book	Price to TangBook	Dividend Yield
Delphos Citizens Bancorp	$133 million	19.34%	$20 million	12.4x	82.0%	82.0%	2.11%
Combined Company	$356 million	9.27%	$37 million	-	-	-	-
Median	$130 million	12.39%	$14 million	12.2x	79.0%	80.0%	3.49%

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

Analysis of Selected Transactions. Keefe, Bruyette & Woods analyzed five merger of equals/strategic alliances transactions which it deemed pertinent to an analysis of the merger. Keefe, Bruyette & Woods reviewed the terms of the merger transactions with regard to the respective parties in each transaction and the pro forma effect of each transaction. The merger-of-equals transactions reviewed by Keefe, Bruyette & Woods included the following: MutualFirst Financial, Inc. / Marion Capital Holdings, Inc., First Place Financial Corp. / FFY Financial Corp., NBT Bancorp, Inc. / BSB Bancorp, Inc., First Capital, Inc. / HCB Bancorp, and United Bancshares, Inc. / Bank of Leipsic.

					Price to
Buyer/Target	Buyer State	Target State	Deal Value ($M)	Price per Share ($)	Tangible Book (%)	2000 EPS (x)
First Place Finl/FFY Financial Corp.	OH	OH	71.5	10.48	109%	8.7x
NBT Bancorp Inc./BSB Bancorp Inc.	NY	NY	248.7	24.00	161%	9.5x
First Capital Inc./HCB Bancorp	IN	IN	13.9	174.38	115%	13.7x
United Bancshares, Inc./Bank of Leipsic	OH	OH	18.7	17.25	228%	23.5x
MutualFirst Financial, Inc./Marion Capital Holdings, Inc.	IN	IN	27.5	20.16	93%	11.3x

United Bancshares/Delphos Citizens Bancorp (1)	OH	OH	22.5	14.21	89%	13.3x
United Bancshares/Delphos Citizens Bancorp (2)	OH	OH	22.3	13.06	80%	12.2x

(1) Based upon 20-day average closing price ending August 23, 2000.

(2) Based upon actual closing price ended August 23, 2000.

No company or transaction used in any of the above analyses as a comparison is identical to Delphos Citizens Bancorp, United Bancshares or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not formulaic; rather, it involves complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

Based on the above information Keefe, Bruyette & Woods concluded that the merger consideration was fair from a financial point of view relative to comparable transactions. Further, the fairness analysis considered (i) the relative market performance of the thrift stocks in general, especially small cap stocks, over the past year; (ii) the relative historical returns on equity of Delphos Citizens Bancorp and United Bancshares; and (iii) the expected performance of each company given additional considerations such as the business plan, asset mix, net interest margin, net interest spread and asset quality. The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independently of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods' analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

In preparing its analysis, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods and Delphos Citizens Bancorp. The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

Keefe, Bruyette & Woods will receive a fee equal to 1.0% of the total fair market value for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of the Joint Proxy Statement/Prospectus, Keefe, Bruyette & Woods has received $75,000 of such fee, the remainder of the fee is due upon closing of the merger.

Interests of Members of Delphos Citizens Bancorp's Board of Directors and Management in the Merger

General. When you consider the recommendations of our boards of directors, you should be aware that members of the board of directors of Delphos Citizens Bancorp may have interests in the merger that may be different from your interests. These interests may create potential conflicts of interest. Our boards of directors were aware of these interests when they approved the Affiliation Agreement. To our knowledge, the executive officers and directors of Delphos Citizens Bancorp do not have any material interest apart from their interests as holders of Delphos Citizens Bancorp common stock, other than those described below.

Termination of Employee Severance Plan. The Delphos Citizens Bancorp employee severance plan was terminated as of the execution of the Affiliation Agreement. In consideration for termination of the employee severance plan, United Bancshares will institute a new severance arrangement. In the event an eligible employee is terminated without cause by United Bancshares or any of its subsidiaries, such employee will receive a severance in the amount of two weeks salary for each year of employment with United Bancshares. All eligible employees of Delphos Citizens Bancorp and the Citizens Bank of Delphos will receive credit for their years of employment with Delphos Citizens Bancorp and Citizens Bank of Delphos.

Employment Agreements. Mr. Joseph R. Reinemeyer currently has a three year employment agreement with Delphos Citizens Bancorp. Mr. Reinemeyer will receive a lump sum payment of $383,000 as consideration for terminating his employment agreement and signing a non-competition agreement.

Stock-Based Incentive Plan. Certain directors and officers of Delphos Citizens Bancorp hold stock awards and options to purchase Delphos Citizens Bancorp common stock. If the merger is completed, those stock awards which have not vested and those options (whether or not they are exercisable at that time) will be converted into and become awards and options of United Bancshares common stock. However, Joseph R. Reinemeyer will receive full vesting of his stock awards and options. The following table sets forth, with respect to each Delphos Citizens Bancorp director and officer, the number of unvested stock awards and unexercised options.

Name	Number of Unvested Shares of Restricted Stock	Number of Securities Underlying Unexercised Options
Robert L. Dilhoff	4,299	10,193
Douglas P. Harter	4,299	10,193
Joseph R. Reinemeyer	8,541	50,968
Gary G. Ricker	248	0
David P. Roach	3,686	8,920
Nancy C. Rumschlag	7,561	40,774

Indemnification; Directors and Officers Insurance. From and after the completion of the merger, United Bancshares will indemnify the present and former directors and officers of Delphos Citizens Bancorp against certain liabilities arising out of actions or omissions occurring at or prior to the time the merger becomes effective (including the merger) to the full extent permitted under the articles of incorporation and code of regulations of United Bancshares and applicable provisions of Ohio law. United Bancshares will include the directors and officers of Delphos Citizens Bancorp in United Bancshares' current directors and officers' liability insurance policy for a period of three years after the completion of the merger.

Directorships. Three directors of Delphos Citizens Bancorp, P. Douglas Harter, Robert L. Dillhoff and David P. Roach and the new chief executive officer of Citizens Bank of Delphos, will be appointed to the United Bancshares board of directors after the merger has been completed. These four persons will also remain on the board of Citizens Bank of Delphos after the merger.

Accounting Treatment

It is anticipated that the merger will be accounted for as a purchase. Under the purchase method of accounting, the companies will be treated as a single company as of the date of the combination and the fair market value of the assets, less liabilities, of Delphos Citizens Bancorp will be recorded on United Bancshares' financial statements. The excess of the fair value of Delphos Citizens Bancorp's assets net of liabilities, over the consideration United Bancshares is paying, will be recorded as a deferred credit on the consolidated financial statements of United Bancshares. Such deferred credit will be amortized as income for a period estimated at ten years.

Federal Income Tax Consequences of the Merger

This discussion regarding the federal tax consequences of the merger of Delphos Citizens Bancorp into United Bancshares and the conversion of Delphos Citizens Bancorp common stock into United Bancshares common stock is based upon a tax opinion received from Dinsmore & Shohl LLP. The tax opinion is based upon various representations made by United Bancshares and Delphos Citizens Bancorp and is subject to various qualifications. The tax opinion provides that the merger, for federal tax purposes, will result in the following tax effects:

1. The proposed statutory merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986. United Bancshares and Delphos Citizens Bancorp will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by the shareholders of Delphos Citizens Bancorp upon the exchange of Delphos Citizens Bancorp common stock for United Bancshares common stock. However, gain will be recognized by the shareholders of Delphos Citizens Bancorp to the extent cash is received.

3. The federal income tax basis of the shares of United Bancshares common stock received by the shareholders of Delphos Citizens Bancorp will be the same as the basis of Delphos Citizens Bancorp common stock surrendered therefor, minus the amount of cash received, plus the amount of gain recognized.

4. The holding period of United Bancshares common stock received by the shareholders of Delphos Citizens Bancorp will include the period during which Delphos Citizens Bancorp common stock surrendered therefor was held, provided that Delphos Citizens Bancorp common stock was a capital asset in the hands of the shareholders of Delphos Citizens Bancorp on the date of the consummation of the transaction.

The foregoing is a description of the material federal income tax consequences of the merger for Delphos Citizens Bancorp shareholders who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each such shareholder. It does not discuss all of the particular consequences that may be relevant to Delphos Citizens Bancorp shareholders entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Affiliation Agreement or the merger itself. No information is provided herein with respect to the tax consequences, if any, of the merger under state, local or foreign tax laws.

Regulatory Matters

United Bancshares is a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, United Bancshares is regulated by the Board of Governors of the Federal Reserve System. United Bancshares is required to submit a notice application to the Federal Reserve for approval of the acquisition of Citizens Bank of Delphos as a subsidiary of United Bancshares pursuant to the merger. The application will be submitted to the Federal Reserve as soon as it is prepared and its approval and the expiration of any applicable waiting periods is a condition to the consummation of the merger.

Resale Restrictions

All United Bancshares shares received by Delphos Citizens Bancorp shareholders in the merger will be freely transferable, except those held by "affiliates," as that term is defined by the Securities Act of 1933, of Delphos Citizens Bancorp. Shares of United Bancshares common stock received by affiliates may be resold by them only in transactions permitted by the resale provisions of Rule 144 or 145 under the 1933 Act, or as otherwise permitted under the 1933 Act. Persons who may be considered to be affiliates may include executive officers, directors and principal shareholders.

Employee Matters

Following the merger, United Bancshares will seek to retain the existing employees of Delphos Citizens Bancorp and Citizens Bank of Delphos in the same or similar positions as the employees had with Delphos Citizens Bancorp and Citizens Bank of Delphos prior to the merger, except that at the effective time of the merger, Joseph R. Reinemeyer will resign from all offices he holds with Delphos Citizens Bancorp and Citizens Bank of Delphos. In addition, Nancy C. Rumschlag will assume a new position with United Bancshares. At this time, it has not been determined what Ms. Rumschlag's new position will be. At the closing of the merger, Joseph R. Reinemeyer will receive a lump sum payment under his employment agreement and shall also receive full vesting of his stock options and restricted stock. Mr. Reinemeyer will also execute a non-competition agreement.

Nasdaq National Market

United Bancshares stock is currently listed on the Nasdaq Over-The-Counter Bulletin Board, while Delphos Citizens Bancorp stock is listed on the Nasdaq National Market. It is a condition to closing that United Bancshares cause the shares of United Bancshares common stock, including those issued in the merger, to be approved for quotation on the Nasdaq National Market at the completion of the merger.

Expenses and Fees

The expenses of the merger are estimated to be as follows:

Legal Expenses	$180,000
Accounting and Financial Advisor Expenses	465,000
Application and Related Fees for the Securities and Exchange Commission and Regulatory Authorities	4,000
Preparation and Mailing of Proxies	60,000
Solicitation Expenses	10,000
Miscellaneous Expenses (including postage, photocopying, long distance telephone charges and supplies)	5,000
Total Expenses	$724,000

United Bancshares and Delphos Citizens Bancorp will each be responsible for their respective legal, accounting, financial advisor and miscellaneous expenses. Each company will also be responsible for the expenses associated with preparing and mailing the proxies to their respective shareholders. United Bancshares will be responsible for the application and related fees for the Securities and Exchange Commission and other regulatory authorities.

Management and Operations After the Merger

At a special meeting of United Bancshares shareholders held in January, 2000, the United Bancshares board of directors was set at eight persons in accordance with the regulations of United Bancshares. At the United Bancshares special meeting to be held on February 7, 2001, a proposal will be submitted to the shareholders to increase the board of directors to twelve persons. To fill the vacancies resulting from these newly created directorships, United Bancshares has agreed in the Affiliation Agreement to appoint three current Delphos Citizens Bancorp directors and the new chief executive officer of Citizens Bank as directors of United Bancshares. The new chief executive officer of Citizens Bank has not yet been determined. The three new directors from the Delphos Citizens Bancorp board are expected to be as follows:

P. Douglas Harter

Robert L. Dillhoff

David P. Roach

The executive officers of United Bancshares following the merger will be as follows:

James N. Reynolds, Chairman

E. Eugene Lehman, President

Bonita Selhorst, Secretary

Joseph R. Reinemeyer will not remain as a director or officer of Citizens Bank of Delphos or Delphos Citizens Bancorp, and after the merger, Nancy C. Rumschlag will assume a different officer's position with United Bancshares. Ms. Rumschlag's position has not been determined at this time.

The Affiliation Agreement

This is a summary of the material provisions of the Affiliation Agreement, a copy of which is attached as Appendix A to this document. You should refer to the full text of this agreement for details about this transaction and the terms and conditions of the merger.

Effective Time of the Merger

The merger will become effective when United Bancshares and Delphos Citizens Bancorp file a certificate of merger with the Ohio Secretary of State and with the Delaware Secretary of State. The parties will file the certificates of merger immediately after the satisfaction or waiver of all of the conditions set forth in the Affiliation Agreement. United Bancshares and Delphos Citizens Bancorp cannot assure you when, or if, all the conditions to consummation of the merger will be satisfied or waived.

Representations and Warranties

The Affiliation Agreement contains essentially reciprocal representations and warranties made by each company to the other, including representations and warranties relating to:

(1) corporate authority, due organization and capitalization;

(2) financial statements having been delivered and that there have been no material changes since September 30, 1999 in the case of Delphos Citizens Bancorp, and December 31, 1999 in the case of United Bancshares;

(3) authorization, execution, delivery and enforceability of agreements;

(4) absence of litigation;

(5) marketable title to assets;

(6) regulatory compliance;

(7) absence of extraordinary transactions since September 30, 1999 in the case of Delphos Citizens Bancorp, and, with the exception of the acquisition of Bank of Leipsic, December 31, 1999 in the case of United Bancshares;

(8) employee plans disclosure;

(9) tax matters;

(10) environmental matters;

(11) absence of fees;

(12) voting agreements;

(13) contracts;

(14) reserves for loan losses;

(15) insurance;

(16) liabilities;

(17) interest risk management; and

(18) regulatory compliance.

Undertakings and Covenants

In the Affiliation Agreement, we have agreed to certain undertakings and covenants:

(1) Shareholder Approval. The transaction will be submitted to the shareholders of each of United Bancshares and Delphos Citizens Bancorp at duly called and held meetings of shareholders.

(2) Regulatory Approval. Both United Bancshares and Delphos Citizens Bancorp must take all necessary steps to obtain the regulatory approvals necessary to consummate the merger.

(3) Filings and Expenses. Each party is responsible for its own fees and expenses associated with the Affiliation Agreement and shareholder approvals. United Bancshares is responsible for preparing and filing all regulatory applications with governmental banking agencies and a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission, as well as preparing and filing all applicable state securities laws filings. The expenses of these filings, other than accounting, legal, investment banking and financial consulting expenses incurred by Delphos Citizens Bancorp, will be paid by United Bancshares. The parties will cooperate in the preparation of all necessary filings.

(4) Access to Information. Each party agrees to provide the other with access to all information necessary to effectuate the purposes of the Affiliation Agreement.

(5) Confidentiality. Each party will maintain the confidentiality of information provided to each other party, subject to the disclosures required by law.

(6) Effective Time of the Merger. The merger will be consummated as soon as is reasonably practicable after the receipt of all necessary approvals and the expiration of any applicable waiting periods.

(7) Citizens Bank of Delphos. United Bancshares will offer existing employees the opportunity to retain their positions with Citizens Bank of Delphos after the merger, except Joseph R. Reinemeyer. This covenant expressly provides that it shall not be deemed to be a contract of employment or to give the Citizens Bank of Delphos employees any additional rights. Citizens Bank of Delphos employees who remain employees after the merger will have their years of service credited toward eligibility, voting and participation in United Bancshares' qualified retirement plans and in United Bancshares' non-qualified retirement plans.

(8) Employment Plans of Delphos Citizens Bancorp. Delphos Citizens Bancorp, at the effective time of the merger, will terminate the Citizens Bank of Delphos Employee Stock Option Plan and 401(k) Plan, and United Bancshares may, or may require Delphos Citizens Bancorp to, terminate all employee benefit plans of Citizens Bank of Delphos, provided that all benefits due under such plans have been distributed.

(9) Undertaking of Affiliates. Each affiliate of Delphos Citizens Bancorp must provide a certificate regarding compliance with Rule 145 under the Securities Act of 1933.

(10) Blue Sky Filings. United Bancshares will comply with all state securities laws, including making any filings with any applicable state securities administrators.

(11) Officers Certificates. On the date the Registration Statement on Form S-4 becomes effective and at the effective time of the merger, Delphos Citizens Bancorp and United Bancshares must provide each other certificates to the effect that the Registration Statement on Form S-4 does not contain any untrue statement of material fact or omit to state any material fact required to be stated in the Registration Statement.

(12) United Bancshares Board of Directors. United Bancshares will take any necessary actions so that at the effective time of the merger, the United Bancshares board of directors will consist of twelve members with four vacancies. The United Bancshares board will appoint three members of the Delphos Citizens Bancorp board of directors and the new chief executive officer of Citizens Bank of Delphos to fill the four vacancies.

(13) Fairness Opinion. United Bancshares and Delphos Citizens Bancorp will each obtain, at their own expense, written fairness opinions to the effect that the consideration is fair to the shareholders of each company as of the date of the Affiliation Agreement and the date of the Joint Proxy Statement/Prospectus.

(14) Necessary Actions. Both United Bancshares and Delphos Citizens Bancorp will promptly take all actions necessary, proper or advisable to complete the merger.

Actions Pending at the Effective Time of the Merger

Both United Bancshares and Delphos Citizens Bancorp have agreed that, from the date of the Affiliation Agreement until the completion of the merger, each will:

- not declare or pay any dividends or make any distributions other than regular cash dividends consistent with the past practices of each entity;

- not issue, sell or grant any option for or acquire for value any common shares, or change in any way their respective capitalization; and

- carry on its business in the ordinary course.

Conditions to Completing the Merger

United Bancshares and Delphos Citizens Bancorp may complete the merger only if the parties satisfy the following conditions:

(1) there is no material adverse change in business;

(2) all representations and warranties are true at the effective time of the merger;

(3) all undertakings, agreements and conditions are satisfied;

(4) no material investigation or action by any state or federal agency is threatened or pending;

(5) receipt by each company of officer certificates and other certificates required by the Affiliation Agreement;

(6) all regulatory approvals are received and all applicable waiting periods have expired;

(7) the Securities and Exchange Commission has declared the Registration Statement on Form S-4 effective;

(8) all required shareholder approvals are received;

(9) all required fairness opinions have been received;

(10) all required legal opinions have been received;

(11) a tax opinion from Dinsmore & Shohl has been received;

(12) United Bancshares board of directors consists of twelve members with four vacancies, which vacancies will be filled by the appointment of three members of the Delphos Citizens Bancorp board of directors and the new chief executive officer of Citizens Bank of Delphos as set forth in the Affiliation Agreement;

(13) United Bancshares has caused the shares of common stock to be issued in exchange for shares of Delphos Citizens Bancorp common stock to be listed on the Nasdaq National Market, subject to the official notice of issuance;

(14) the aggregate amount of consolidated shareholders' equity of Delphos Citizens Bancorp immediately prior to the effective time of the merger must not be less than $25 million;

(15) the consolidated year end financials, dated as of September 30, 2000, and a qualified audit opinion have been delivered by Delphos Citizens Bancorp's certified public accountants;

(16) Joseph R. Reinemeyer has executed and delivered a non-competition agreement;

(17) Joseph R. Reinemeyer has resigned from Delphos Citizens Bancorp and Citizens Bank of Delphos and has delivered a waiver and release concerning the termination of his employment agreement, the ESOP restoration plan and certain other benefit plans; and

(18) the payments to Joseph R. Reinemeyer pursuant to the Affiliation Agreement in connection with Mr. Reinemeyer's resignation have been made.

Termination

United Bancshares and Delphos Citizens Bancorp each may terminate the Affiliation Agreement if:

- the conditions set forth in the agreement have not been satisfied or waived;

- the business assets or financial condition of the other party have materially adversely changed since September 30, 1999;

- United Bancshares and Delphos Citizens Bancorp mutually consent to the termination in writing;

- the board of directors of the other party does not publicly recommend the merger; or

- the merger has not been consummated by March 31, 2001, unless extended by both parties.

Delphos Citizens Bancorp may terminate the Affiliation Agreement if (i) the applicable market value per share of United Bancshares common stock is less than $9.20, (ii) the number obtained by dividing the applicable market value per share of United Bancshares by $11.50 is less than 90% of the quotient obtained by dividing the Nasdaq bank stock index on the fifth business day immediately preceding the effective time of the merger by the Nasdaq bank stock index on the date of the Affiliation Agreement, and (iii) United Bancshares has not given notice to Delphos Citizens Bancorp of its intent to increase the cash portion of the merger consideration to the difference between $13.46 and the product of the applicable market value per share of United Bancshares common stock and .8749. Although the United Bancshares Board of Directors has the ability to increase the merger consideration and the Delphos Citizens Bancorp Board of Directors has the power to terminate the merger agreement and abandon the merger if all of the above conditions occur, there is no assurance that either board will exercise such power. Under these circumstances, each board will evaluate the conditions existing at the time and, in the exercise of their fiduciary duties, determine whether such action is in the best interest of their respective shareholders.

Delphos Citizens Bancorp may also terminate the Affiliation Agreement if the board of directors of Delphos Citizens Bancorp reasonably determines that a superior proposal has been made by a third party.

If the Affiliation Agreement is terminated as a result of a material misrepresentation, breach of warranty or a failure to comply with any covenant, and such misrepresentation, breach or failure to comply is not remedied within 30 days, the breaching party shall pay to the non-breaching party all out-of-pocket expenses and fees, not in excess of $125,000, incurred by the non-breaching party in connection with the merger. If the agreement is terminated as a result of a willful breach by the other party, the non-breaching party may pursue any available remedy to recover all expenses and fees without the $125,000 limitation set forth above.

If the Affiliation Agreement is terminated by United Bancshares as a result of Delphos Citizens Bancorp board of directors' failure to publicly recommend the adoption and approval of the Affiliation Agreement by its shareholders, or if the Affiliation Agreement is terminated by Delphos Citizens Bancorp if a superior proposal is received, Delphos Citizens Bancorp shall pay to United Bancshares the sum of $1 million as a termination fee. This termination fee shall also be paid by Delphos Citizens Bancorp if it consummates a superior proposal within 12 months of a termination of the Affiliation Agreement by United Bancshares as a result of:

- a material misrepresentation, breach of warranty or failure to comply by Delphos Citizens Bancorp;

- a material and adverse change of the business, assets or financial condition of Delphos Citizens Bancorp since September 30, 1999;

- if any event occurs which renders impossible the satisfaction of one or more conditions to the obligations of United Bancshares and such non-compliance is not waived by United Bancshares; or

- if the shareholders of Delphos Citizens Bancorp fail to approve the Affiliation Agreement.

Rights of Dissenting Shareholders

United Bancshares, as an Ohio corporation, is governed by Section 1701.85 of the Ohio General Corporation Law regarding the rights of dissenting shareholders. A copy of Section 1701.85 of the Ohio General Corporation Law is attached to this document as Appendix F. Any United Bancshares shareholder that disagrees with the merger and wishes to receive the fair cash value of his or her shares has the right to dissent from the merger and receive the fair cash value of his or her shares as long as the shareholder complies with all of the provisions of Section 1701.85 of the Ohio General Corporation Law. A summary of Section 1701.85 of the Ohio General Corporation Law, including the steps that must be taken in order to perfect a shareholder's dissenters' rights, can be found in the section entitled "United Bancshares Shareholders Meeting - Dissenters' Rights," page 18.

The rights of dissenting shareholders of Delphos Citizens Bancorp are governed by Section 262 of the Delaware General Corporation Law, a copy of which is attached as Appendix G. Pursuant to Section 262, any Delphos Citizens Bancorp shareholder who does not wish to accept the merger consideration provided for in the Affiliation Agreement has the right to dissent from the merger and seek judicial appraisal and be paid the fair cash value of his or her Delphos Citizens Bancorp shares, provided the shareholder complies with all of the provisions of Section 262 of the Delaware General Corporation Law. A summary of Section 262 of the Delaware General Corporation Law, including the procedures required to be followed by a Delphos Citizens Bancorp shareholder in order to dissent from the merger and perfect the shareholder's dissenters' rights, can be found in the section entitled "Delphos Citizens Bancorp Shareholders Meeting - Dissenters' Rights," page 24.

Description of United Bancshares Capital Stock

As of September 30, 2000, United Bancshares had 2,300,646 shares of common stock issued, of which 2,247,328 shares were outstanding and 53,318 shares were held in treasury. The common stock of United Bancshares is no par value stock. No par value stock may be issued by a corporation at any price with no stated minimum subscription or issuance price. A share of no par value stock does not purport to represent any stated proportionate interest in the capital of a corporation and the issuance of such shares does not in itself increase stated capital. The common stock of Delphos Citizens Bancorp is par value stock, and therefore, each share has a minimum subscription or original issue price. Par value is used to set the stated capital of a corporation. The stated capital of a corporation with par value stock may not be less than the par value of each class of its outstanding shares multiplied by the total number of shares of each class outstanding.

Comparative Rights of United Bancshares Shareholders and

Delphos Citizens Bancorp Shareholders

General

After the merger, shareholders of Delphos Citizens Bancorp will become shareholders of United Bancshares. Their rights will then be governed by the United Bancshares articles of incorporation, the code of regulations of United Bancshares, Ohio corporate law and certain federal regulatory requirements. Presently, Delphos Citizens Bancorp shareholders' rights are governed by the Delphos Citizens Bancorp certificate of incorporation, the Delphos Citizens Bancorp by-laws and Delaware corporate law. Because Delphos Citizens Bancorp is a corporation organized under Delaware law, while United Bancshares is a corporation formed under Ohio law, there will be certain differences in the respective rights of the shareholders under the corporate laws of the respective states.

The following summary is not a complete statement of all differences between the rights of holders of United Bancshares common shares and Delphos Citizens Bancorp common shares. The summary discusses differences between the Delphos Citizens Bancorp certificate of incorporation and by-laws and the United Bancshares articles of incorporation and regulations, as well as differences between Delaware corporate law and Ohio corporate law. This summary is qualified by the full text of each document, Ohio corporate law and Delaware corporate law.

Dividends

Under Ohio corporate law, dividends may be declared by United Bancshares, at its discretion, and paid from its surplus. However, no dividend may be paid at any time that United Bancshares is insolvent or when there is reasonable ground to believe that by such payment it would be rendered insolvent.

Under Delaware corporate law, Delphos Citizens Bancorp may declare and pay dividends from surplus, or, if there is no surplus, from net profits for the fiscal year (and/or the preceding fiscal year) in which the dividend is declared.

Following the merger, no shareholder whose shares of Delphos Citizens Bancorp common stock have been converted into shares of United Bancshares common stock by reason of the merger will be entitled to receive any dividends or other distributions with respect to such United Bancshares shares until his or her Delphos Citizens Bancorp stock certificates are exchanged for United Bancshares stock certificates. However, when the exchange of certificates is made, the dividends or other distributions previously withheld will be paid without interest. Within a reasonable period of time after the consummation of the merger, materials will be furnished to assist shareholders in effecting the exchange.

Preemptive Rights

If additional shares of United Bancshares common stock are to be sold, United Bancshares shareholders have the right under Ohio corporate law to subscribe for such additional shares in proportion to the number of shares of United Bancshares common stock then owned by them. Under Delaware corporate law, Delphos Citizens Bancorp shareholders do not have the same right.

Cumulative Voting

The articles of incorporation of United Bancshares do not prohibit cumulative voting, and therefore, under Ohio corporate law, shareholders may elect to cumulate votes in the election of directors. The certificate of incorporation of Delphos Citizens Bancorp does not provide for cumulative voting, and therefore, under Delaware corporate law, shareholders are not entitled to cumulate votes in the election of directors.

If cumulative voting is elected, a shareholder may cast as many votes in the election of directors as the number of directors to be elected multiplied by the number of shares held. The votes may be distributed to one nominee or among as many nominees as the shareholder desires.

Repurchase of Shares

As permitted under Ohio corporate law, and subject to federal regulatory limitations, United Bancshares may redeem, purchase or contract to purchase its shares for such prices and upon and subject to such terms and conditions as the board of directors may determine, when authorized by the vote of a majority of the board of directors, without the action or approval of the United Bancshares shareholders. However, United Bancshares may not repurchase its shares if immediately after the purchase its assets would be less than its liabilities plus stated capital, if the corporation is insolvent or if there is reasonable ground to believe that the company would be rendered insolvent by such purchase. Further, the Federal Reserve prohibits United Bancshares from expending more than 10% of its net worth in any 12 month period for the purpose of repurchasing its stock.

Delphos Citizens Bancorp may redeem its shares under Delaware corporate law at the option of the board of directors or at the option of a majority of the holders of the class of stock to be redeemed. However, Delphos Citizens Bancorp may not redeem shares of stock when its capital is impaired or would be impaired following the redemption. Delphos Citizens Bancorp is also prohibited from expending more than 10% of its net worth in any 12 month period for the purpose of repurchasing its stock.

Number of Directors

The United Bancshares code of regulations provides that the number of directors may not be less than five nor more than 25. The United Bancshares board of directors currently consists of eight directors. The number of directors is determined by resolution of a majority of the United Bancshares board of directors or by resolution of the United Bancshares shareholders at any annual or special meeting. The United Bancshares board of directors may not increase the membership of the board by more than two members between annual meetings of the shareholders. The United Bancshares shareholders will vote to increase the size of the board of directors to twelve persons at the United Bancshares shareholders' meeting to accommodate the appointment of additional directors pursuant to the terms of the Affiliation Agreement (see "The Merger - Management and Operations After the Merger," page 49).

The Delphos Citizens Bancorp by-laws provide that the board of directors will designate the number of directors. In the absence of such designation, the board will consist of five directors. The Delphos Citizens Bancorp board of directors currently consists of five directors. The by-laws also provide that the directors will be divided into three classes. The terms of office of the members of each class shall be three years and such terms shall expire on an alternating basis such that only one class of directors is elected each year. Accordingly, the terms of directors Joseph Reinemeyer and David Roach expire at the annual meeting of the shareholders to be held in 2001, the terms of directors P. Douglas Harter and Robert Dillhoff expire in 2002 and the term of director Nancy Rumschlag expires in 2003.

Removal of Directors

The United Bancshares articles of incorporation and regulations do not address the removal of directors, and therefore, removal is governed by Ohio corporate law. Ohio corporate law provides that all of the directors or any individual director may be removed from office by a majority vote of the shareholders of a corporation, except that, unless all of the directors are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against removal that, if cumulatively voted at an election of all the directors, would be sufficient to elect at least one director. The United Bancshares code of regulations provides that, except for certain directors who had already reached the age of 72 at the time the code of regulations was approved, a director is not eligible for election or re-election once he or she reaches the age of 72.

The Delphos Citizens Bancorp certificate of incorporation provides that any director or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the outstanding shares of the corporation.

Vacancies

The code of regulations of United Bancshares and the by-laws of Delphos Citizens Bancorp both provide that a vacancy in the board of directors may be filled by the vote of a majority of the remaining directors. Any director so elected shall serve for the remainder of the unexpired term.

Special Meetings

The code of regulations of United Bancshares provides that a special meeting of shareholders may be called by the chairman of the board of directors, the president, a majority of the directors acting with or without a meeting or by any three or more shareholders owning, in the aggregate, not less than 25% of the stock of the corporation.

The by-laws of Delphos Citizens Bancorp provide that a special meeting of the shareholders may be called only by an action of the board of directors.

The code of regulations of United Bancshares permits the taking of action by shareholders by written consent of all shareholders without a meeting, while the by-laws of Delphos Citizens Bancorp require that all shareholder actions be taken at a shareholders meeting.

Advance Notice Provisions For Shareholder Nominations

The code of regulations of United Bancshares permits shareholders to nominate persons for election to the board of directors at a meeting of shareholders if the nominating shareholder is entitled to vote for the election of directors at the meeting and complies with certain notice procedures. A shareholder may nominate a director by giving timely notice in writing to the secretary of the corporation. To be timely, a notice must be received at the principal executive offices of the corporation not less than 14 days nor more than 50 days prior to the meeting. However, if less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received no later than the seventh day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

The by-laws of Delphos Citizens Bancorp provide a similar procedure for shareholder nominations of directors. However, the Delphos Citizens Bancorp by-laws provide that notice of such nomination by a shareholder must be received at least 90 days prior to the date of the meeting; provided, however, that if less that 100 days notice of the meeting is given to the shareholders, notice of a nomination by a shareholder must be received no later than ten days after the notice of the meeting was given to the shareholders.

Amendments to Charter Documents

Ohio corporate law permits shareholders of a corporation to amend the corporation's articles of incorporation by a two-thirds vote. The articles of incorporation of United Bancshares do not alter this provision of Ohio corporate law. The regulations of United Bancshares may be amended or repealed at any meeting of shareholders by a majority vote of the shareholders or without a meeting by the written consent of shareholders owning two-thirds of the shares of the corporation.

Delaware corporate law permits shareholders of a corporation to amend the corporation's certificate of incorporation by a majority vote, except that if the certificate of incorporation provides that certain actions may only be taken by the holders of a greater proportion of the voting stock, those provisions of the certificate of incorporation may only be amended by such greater proportion. Pursuant to the Delphos Citizens Bancorp certificate of incorporation and Delaware corporate law, the following provisions can only be amended by the holders of 80% of the voting power of the corporation:

- Section C of Article FOURTH providing certain voting limitations;

- Section C of Article FIFTH providing that all shareholder actions be taken at shareholder meetings;

- Section D of Article FIFTH providing that only the board of directors may call a special meeting of the shareholders;

- Article SIXTH setting forth provisions concerning the number of directors, the classification of the board of directors, the filling of vacancies in the board, shareholder nomination of directors and the removal of directors;

- Article SEVENTH providing for the amendment of the by-laws;

- Article EIGHTH requiring the approval of 80% of the voting power for certain business combinations;

- Article TENTH providing for the indemnification of directors and officers of the corporation; and

- Article TWELFTH setting forth which provisions of the certificate of incorporation may only be amended by 80% of the voting power of the corporation.

The by-laws of Delphos Citizens Bancorp provide that the board of directors or the holders of 80% of the voting power of the corporation may amend the by-laws of the corporation.

Certain Anti-takeover Provisions

This section sets forth a brief discussion of the reasons for, and the operation and effects of, certain provisions of the United Bancshares articles of incorporation and the Delphos Citizens Bancorp's certificate of incorporation and by-laws which may have certain anti-takeover effects. This section also summarizes certain provisions of Ohio law and Delaware law which may have anti-takeover effects for the respective companies.

The provisions described below for both United Bancshares and Delphos Citizens Bancorp have the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Consequently, such provisions are beneficial to current management in an unfriendly takeover attempt but would have an adverse effect on shareholders who might wish to participate in such a transaction. However, such provisions are advantageous to shareholders in that they require a higher level of shareholder participation and therefore are anticipated to increase the discussion and understanding of the shareholders of any such proposal. The following description of certain of these provisions is necessarily general and reference should be made in each case to the United Bancshares articles of incorporation, Ohio corporate law, the Delphos Citizens Bancorp certificate of incorporation and by-laws and Delaware corporate law.

United Bancshares.

Vote Required to Approve Certain Business Combinations. The United Bancshares articles of incorporation provide for a special "supermajority" voting requirement, subject to certain exceptions, with respect to:

(1) any merger or consolidation of United Bancshares or any subsidiary with or into any other corporation or entity;

(2) any sale, lease, transfer, exchange, mortgage, pledge or other disposition of all or substantially all of the assets of United Bancshares or any subsidiary to or with any other corporation, person or other entity; or

(3) the issuance or transfer by United Bancshares or any subsidiary of any voting securities of United Bancshares or any subsidiary to any other corporation, person or other entity in exchange for assets or securities or a combination thereof.

Any of the above transactions must be approved by the vote of shareholders owning at least 80% of the outstanding shares of United Bancshares common stock entitled to vote in the election of directors, if the other party is, or within the preceding 12 months has been, the beneficial owner of 5% or more of the outstanding shares of United Bancshares common stock. However, there are certain exceptions to the applicability of this supermajority voting requirement. Specifically, it does not apply if the other party is a corporation and a majority of the outstanding shares of all classes of such corporation's voting capital stock are owned by United Bancshares or its subsidiaries. The voting requirement also does not apply if the United Bancshares board of directors has approved an agreement in principle with the other party substantially consistent with the proposed transaction and a majority of those members of the board of directors voting in favor of the transaction were members of the board prior to the time the other party became the beneficial owner of 5% or more of the outstanding shares of common stock.

The affirmative vote of shareholders owning at least 80% of the outstanding shares of United Bancshares common stock is also required for the adoption of any plan for the dissolution of the corporation if the board of directors has not unanimously recommended to the shareholders the adoption of such plan for dissolution. If the board of directors has recommended the plan to the shareholders, the provisions of Ohio corporate law will apply.

The United Bancshares board of directors is expressly authorized to determine, for the purpose of applying the supermajority voting requirement, on the basis of information then known to it, whether:

(1) any other corporation, person or other entity beneficially owns 5% or more of the outstanding shares of stock of United Bancshares entitled to vote in the election of directors; and

(2) the agreement in principle referred to above is substantially consistent with the transaction to which it relates.

Any such determination by the board of directors shall be conclusive and binding for all purposes.

Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code, the Ohio Merger Moratorium Statute, applies to United Bancshares. The Ohio Merger Moratorium Statute governs business combinations and other transactions between an Ohio public company and an interested shareholder. An interested shareholder is a person who beneficially owns or has the right to vote 10% or more of a company's outstanding shares and who acquired the shares or voting rights without the prior approval of its board of directors.

For three years after a person becomes an interested shareholder, the following transactions between the company and the interested shareholder or persons related to that shareholder are prohibited:

- the sale or acquisition of any interest in assets;

- mergers and similar transactions;

- a voluntary dissolution;

- the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the company's outstanding shares;

- a transaction that increases the interested shareholder's proportionate ownership of the company; and

- any other benefit that is not shared proportionately by all shareholders.

After three years, transactions between the company and an interested shareholder generally require:

- approval by at least two-thirds majority shareholder vote, including a majority of shares not owned or controlled by the interested shareholder; or

- satisfaction of the statutory fair price requirements that apply to shares held by persons other than the interested shareholder.

Ohio Control Share Acquisition Act. Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, applies to United Bancshares.

The Ohio Control Share Acquisition Act prohibits a person from acquiring specific percentages of the voting power of an Ohio company, beginning at 20%, unless that person delivers a disclosure statement to the company. The company must then call a shareholders meeting within ten days after delivery of the statement, which meeting must generally be held within 50 days after delivery of the disclosure statement.

The person may make the acquisition within 360 days if it is approved at the shareholders meeting by a majority of:

- the voting power present; and

- the voting power present excluding interested shares which are defined as shares held by the person, officers or inside directors of the company.

A quorum must be present at the meeting, meaning a majority of the voting power of the company in the election of directors.

A company's articles or regulations may provide that the section does not apply. United Bancshares has not opted out of Section 1701.831 of the Ohio Revised Code.

Profit Recapture Provision. Section 1707.043 of the Ohio Revised Code applies to United Bancshares. This section provides that if a shareholder disposes of an Ohio company's stock for a profit of more than $250,000 within 18 months after announcing an intention to make a proposal to acquire control of the company; then, the company may recover the profit unless the shareholder proves in court that:

(1) its sole purpose in making the proposal was to acquire control of the company and it had reasonable grounds to believe it would succeed;

(2) it did not make the proposal for the purpose of manipulating the market, increasing its profit or decreasing its loss; and

(3) the proposal did not have a material adverse effect on the price or trading volume of the shares.

Federal Restrictions. The Bank Holding Company Act of 1956, as amended, prohibits, among other things, any action that causes a company to become a bank holding company, that causes a bank to become a subsidiary of a bank holding company, or by which a bank holding company acquires control of a bank or substantially all of a bank's assets, unless the transaction has received the prior approval of the Board of Governors of the Federal Reserve System. Mergers and consolidations between bank holding companies are also prohibited without the prior approval of the Board of Governors. These prohibitions may prevent or inhibit take-over attempts which have not received prior regulatory approval.

Delphos Citizens Bancorp.

Limitation of Voting Rights. The certificate of incorporation of Delphos Citizens Bancorp provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock be entitled or permitted to any vote in respect of the shares held in excess of the limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934, and includes shares beneficially owned by such person or any of his affiliates (as defined in the certificate of incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the employee stock ownership plan or directors, officers and employees of the Citizens Bank of Delphos or Delphos Citizens Bancorp or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by Delphos Citizens Bancorp to be beneficially owned, by such person and his affiliates. The certificate of incorporation also contains provisions authorizing the board of directors to construe and apply the limit and to demand that any person reasonably believed to beneficially own common stock in excess of the limit (or hold of record common stock beneficially owned in excess of the limit) to provide Delphos Citizens Bancorp with certain information. No assurance can be given that a court applying Delaware law would enforce such provisions of the certificate of incorporation. The certificate of incorporation of Delphos Citizens Bancorp further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

Board of Directors. The classified board of directors of Delphos Citizens Bancorp is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Delphos Citizens Bancorp. The provisions of the certificate of incorporation of Delphos Citizens Bancorp that provides that a director may only be removed from the board of directors prior to the expiration of his term for cause upon the vote of 80% of the outstanding shares of voting stock also assists in maintaining the board of directors. In the absence of this provision, the vote of the holders of a majority of the shares could remove the entire board, with or without cause, and replace it with persons of such holders' choice.

Cumulative Voting, Special Meetings And Action by Written Consent. The certificate of incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of shareholders of Delphos Citizens Bancorp may be called only by the board of directors of Delphos Citizens Bancorp. The certificate of incorporation also provides that any action required or permitted to be taken by the shareholders of Delphos Citizens Bancorp may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

Authorized Shares. The certificate of incorporation authorizes the issuance of 4,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide the Delphos Citizens Bancorp's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Delphos Citizens Bancorp. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred sock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

Vote Required to Approve Business Combinations With Principal Shareholders. The certificate of incorporation requires the approval of the holders of 80% of Delphos Citizens Bancorp's outstanding shares of voting stock to approve certain "business combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of Delphos Citizens Bancorp and any other affected class of stock. Under the certificate of incorporation, 80% approval of shareholders is required in connection with any transaction involving an interested shareholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Delphos Citizens Bancorp's board of directors who are unaffiliated with the interested shareholder and were directors prior to the time when the interested shareholder became an interested shareholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a shareholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "interested shareholder" is defined to include any individual, corporation, partnership or other entity (other than Delphos Citizens Bancorp or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Delphos Citizens Bancorp. This provision of the certificate of incorporation applies to any "business combination," which is defined to include:

(1) any merger or consolidation of Delphos Citizens Bancorp or any of its subsidiaries with or into any interested shareholder or affiliate (as defined in the certificate of incorporation) of an interested shareholder;

(2) any sale, lease, exchange, mortgage, transfer or other disposition to or with any interested shareholder or affiliate of 25% or more of the assets of Delphos Citizens Bancorp or combined assets of Delphos Citizens Bancorp and its subsidiary;

(3) the issuance or transfer to any interested shareholder or its affiliate by Delphos Citizens Bancorp (or any subsidiary) of any securities of Delphos Citizens Bancorp in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the common stock of Delphos Citizens Bancorp;

(4) the adoption of any plan for the liquidation or dissolution of Delphos Citizens Bancorp proposed by or on behalf of any interested shareholder or affiliate thereof; and

(5) any reclassification of securities, recapitalization, merger or consolidation of Delphos Citizens Bancorp which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Delphos Citizens Bancorp owned directly or indirectly by an interested shareholder or affiliate thereof.

Evaluation of Offers. The certificate of incorporation of Delphos Citizens Bancorp further provides that the board of directors of Delphos Citizens Bancorp, when evaluating any offer of another "Person" (as defined therein) to: (i) make a tender or exchange offer for any equity security of Delphos Citizens Bancorp; (ii) merge or consolidate Delphos Citizens Bancorp with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Delphos Citizens Bancorp, may, in connection with the exercise of its judgment in determining what is in the best interest of Delphos Citizens Bancorp, Citizens Bank of Delphos and the shareholders of Delphos Citizens Bancorp, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on Delphos Citizens Bancorp's customers and Citizens Bank of Delphos's present and future account holders, borrowers and employees; on the communities in which Delphos Citizens Bancorp and Citizens Bank of Delphos operate or are located; and on the ability of Delphos Citizens Bancorp to fulfill its corporate objectives as a savings and loan holding company and on the ability of Citizens Bank of Delphos to fulfill the objectives of a federally chartered stock savings association under applicable statutes and regulations. No assurance can be given that a court applying Delaware law would enforce the foregoing provision of the certificate of incorporation. By having these standards in the certificate of incorporation of Delphos Citizens Bancorp, the board of directors may be in a stronger position to oppose such a transaction if the board concludes that the transaction would not be in the best interest of Delphos Citizens Bancorp, even if the price offered is significantly greater than the then market price of any equity security of Delphos Citizens Bancorp.

Amendment of Certificate of Incorporation And By-laws. The affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the certificate of incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Delphos Citizens Bancorp and amendment of Delphos Citizens Bancorp's by-laws and certificate of incorporation, also has anti-takeover effects, as does the provision that Delphos Citizens Bancorp's by-laws may only be amended by its board of directors or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

Certain Bylaw Provisions. The by-laws of Delphos Citizens Bancorp also require a shareholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a shareholder meeting, to give at least 90 days advance notice to the Secretary of Delphos Citizens Bancorp. The notice provision requires a shareholder who desires to raise new business to provide certain information to Delphos Citizens Bancorp concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Delphos Citizens Bancorp with certain information concerning the nominee and the proposing shareholder.

Federal Regulatory Restrictions on the Acquisition of the Company. Any proposal to acquire 10% of any class of equity security of Delphos Citizens Bancorp generally would be subject to approval by the Office of Thrift Supervision under the Change in Bank Control Act. The Office of Thrift Supervision requires all persons seeking control of a savings institution, and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in Office of Thrift Supervision regulations, of a federally-insured savings institution without giving at least 60 days' written notice to the Office of Thrift Supervision and providing the Office of Thrift Supervision an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that: (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under Office of Thrift Supervision regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of Delphos Citizens Bancorp or Citizens Bank of Delphos which have not received prior regulatory approval.

Delaware Corporate Law. The state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target Delphos Citizens Bancorp. In general, Section 203 provides that a "person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation, an interested shareholder, may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "person" became an interested shareholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits. The statute exempts the following transactions from the requirements of Section 203:

(1) any business combination if, prior to the date a person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

(2) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an interested shareholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans;

(3) any business combination with an interested shareholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested shareholder; and

(4) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors.

A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or by-laws electing not to be governed by Section 203. At the present time, the board of directors has not adopted such an amendment.

Consideration of Other Constituencies

Ohio corporate law provides that in determining what a director reasonably believes to be in the best interests of the corporation, a director must consider the interests of the corporation's shareholders. A director also may consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the State of Ohio and the U.S., community and societal considerations and the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Except in connection with the evaluation of merger or acquisition offers discussed in "Comparative Rights - Anti-takeover Provisions," page 64, the Delphos Citizens Bancorp certificate of incorporation does not contain any provision specifically authorizing or requiring the Delphos Citizens Bancorp board of directors to consider the interests of any constituencies of Delphos Citizens Bancorp other than its shareholders in considering whether to approve or oppose any corporate action. Pursuant to case law interpreting statutory provisions of Delaware law, the board of directors of a Delaware corporation such as Delphos Citizens Bancorp generally may consider the impact of such a transaction on Delphos Citizens Bancorp's other constituencies, provided that doing so bears some reasonable relationship to general shareholder interests.

Liability and Indemnification of Directors

United Bancshares. Ohio corporate law provides, with limited exceptions, that a director may be held liable in damages for acts or omissions as a director only if it is proven by clear and convincing evidence that the director undertook the act or omission with deliberate intent to cause injury to the corporation or with reckless disregard for its best interests.

The indemnification provisions of Ohio corporate law require indemnification of a director who has been successful on the merits or otherwise in defense of any action that he or she was a party to because he or she is or was a director of the corporation. The indemnification authorized by Ohio corporate law is not exclusive and is in addition to any other rights granted to directors.

The United Bancshares articles of incorporation provide for indemnification of present and past directors, officers, employees and agents, and such other persons as the corporation has the power to indemnify, to the full extent permitted by Ohio corporate law. This indemnity covers all expenses actually and necessarily incurred by that person in connection with judgments, decrees, fines, penalties or amounts paid in settlement or in connection with the defense of any pending or threatened criminal or civil action to which that person is or may be made a party by reason of being or having been a director, officer, employee or agent. This indemnity is conditioned on:

(1) the person being adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his or her duty to the corporation;

(2) the person being determined to have acted in good faith in what he or she reasonably believed to be the best interest of the corporation; and

(3) in any manner the subject of a criminal action, the person being determined to have had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling United Bancshares pursuant to the foregoing provisions, United Bancshares has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Delphos Citizens Bancorp. The Delphos Citizens Bancorp certificate of incorporation provides for indemnification of past and present directors, officers, employees, agents and such other individuals serving at the request of Delphos Citizens Bancorp as a director, officer, employee or agent to the fullest extent permitted by Delaware General Corporation Law, to the extent that the law that exists now may hereafter be amended. This indemnity covers all expenses, liabilities and loss, including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement reasonably incurred or suffered by such indemnitee in connection herewith. Provided, however, that Delphos Citizens Bancorp shall indemnify the indemnitee only in connection with proceedings initiated by the indemnitee if such proceeding was authorized by its board of directors. This right to indemnification also includes the right to be paid for expenses in advance of any final disposition. However, such advance will only be made if the indemnitee delivers an undertaking to Delphos Citizens Bancorp specifying that the indemnitee will repay all amounts so advanced if it is ultimately determined by final judicial decision, from which there is no further right to appeal, that such indemnitee is not entitled to be indemnified for such expenses. The right to indemnification is a contractual right and shall continue to cover even those indemnitees who have ceased to be directors, officers, employees or agents.

If a claim is not paid in full by Delphos Citizens Bancorp within sixty (60) days after a written claim has been received except in the case of a claim to advance expenses, in which case the applicable period is twenty (20) days, the indemnitee may at any time after such initial period bring suit against Delphos Citizens Bancorp to recover the unpaid amount of the claim. If successful in whole or in part in such suit, the indemnitee shall be entitled to be paid also for the expenses prosecuting or defending such a suit. In any suit brought by the indemnitee to enforce a right of indemnification or to an advancement of expenses, or by Delphos Citizens Bancorp to recover an advancement for expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to indemnification shall be borne by Delphos Citizens Bancorp.

A director is not personally liable to Delphos Citizens Bancorp for monetary damages for breach of fiduciary duty. A director is liable, however, for:

(1) any breach in the director's duty of loyalty to the corporation;

(2) for acts or admissions not in good faith which involve intentional misconduct or a knowing violation of the law;

(3) liability under Section 174 of the Delaware General Corporation Law; and

(4) any transaction from which a director derived an improper personal benefit.

To the extent the Delaware General Corporation Law is amended to further eliminate or limit personal liability of directors, then the liability of the director shall be limited to the fullest extent provided by the Delaware General Corporation Law, as amended.

United Bancshares

Directors and Officers

The following table sets forth information as to each person who currently serves as a director or officer of United Bancshares and the three persons to be appointed as directors pursuant to the Affiliation Agreement, all of whom will be directors of United Bancshares following the merger, as well as to the share ownership of all such directors and officers as a group. The number of shares listed for each person includes shares held in the names of spouses, minor children, certain relatives and trusts or estates, which under certain share ownership rules of the Securities and Exchange Commission, are to be aggregated with that of the director or officer whose stock ownership is shown.

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Name and Principal Occupation During Past Five Years	Age	Position with United Bancshares/ Delphos Citizens Bancorp	Years Served as Director with Bank Subsidiary and/ or Holding Co.	Shares of Common Stock of United Bancshares/Delphos Citizens Bancorp Beneficially Owned on September 30, 2000	Percentage of Ownership Before Merger(1)	Shares of Common Stock of United Bancshares to be Beneficially Owned after the Merger	Percentage of Ownership After Merger(1)
United Bancshares:
Joe S. Edwards, Jr. Investor/Attorney	57	Director	23	185,101	7.86%	185,101	4.74%
Thomas Erhart Retired/Insurance Agency	75	Director	39	47,678	2.02%	47,678	1.22%
E. Eugene Lehman Banking	58	Director, President	11	65,583.14(2)	2.78%	65,583.14(2)	1.68%
Carl L. McCrate Retired/Hardware Retailing	75	Director	22	22,644	0.96%	22,644	0.58%
William R. Perry Farmer	41	Director	10	29,566	1.25%	29,566	0.77%
James N. Reynolds Banking	62	Chairman, Director	35	60,760	2.58%	60,760	1.56%
H. Edward Rigel Farmer	57	Director	21	30,225	1.28%	30,225	0.77%
Daniel Schutt President of The Union Bank	53	Director	2	17,159.20(3)	0.73%	17,159.20(3)	0.44%
Bonita Selhorst Banking	54	Secretary	N/A	14,596.02(4)	0.62%	14,596.02(4)	0.37%
All Directors and Officers of United Bancshares as a group prior to the merger (11 persons)				492,028.36(5)	20.88%	- -	- -
Citizens Bank of Delphos:
Robert L. Dillhoff	53	Director	9	26,341(6)	1.59%	23,045(7)	0.59%
P. Douglas Harter	53	Director	31	38,023(8)	2.30%	33,266(9)	0.85%
David P. Roach	50	Director	3	10,062(10)	.55%	7,928(11)	0.20%
All Directors and Officers of United Bancshares as a group after the merger (14 persons)						556,267.36(5)	14.24%

(1) Reflects percentage ownership based on all issued and outstanding shares and outstanding options.

(2) Reflects 32,854 shares subject to option by Mr. Lehman. Such options are fully vested.

(3) Reflects 16,291 shares subject to option by Mr. Schutt. Such options are fully vested.

(4) Reflects 6,946 shares subject to option by Ms. Selhorst. Such options are fully vested.

(5) Reflects 74,807 shares subject to option by various members of the group. Such options are fully vested. Includes shares beneficially owned by Mr. James Downhower and Mr. Larry Place, officers of Union Bank and Bank of Leipsic, respectively.

(6) Includes 10,413 shares subject to option by Mr. Dillhoff.

(7) Includes 14,016 shares that will be subject to option by Mr. Dillhoff following the conversion of his options to acquire shares of Delphos Citizens Bancorp pursuant to the Affiliation Agreement.

(8) Includes 10,413 shares subject to option by Mr. Harter.

(9) Includes 14,016 shares that will be subject to option by Mr. Harter following the conversion of his options to acquire shares of Delphos Citizens Bancorp pursuant to the Affiliation Agreement.

(10) Includes 7,509 shares subject to option by Mr. Roach.

(11) Includes 10,107 shares that will be subject to option by Mr. Roach following the conversion of his options to acquire shares of Delphos Citizens Bancorp pursuant to the Affiliation Agreement.

Executive Compensation

The following table sets forth the compensation paid by United Bancshares on a consolidated basis to the chief executive officer and the one other named executive officer whose total compensation exceeded $100,000 for the year ended December 31, 1999.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options/SAR's	LTIP Payouts	All Other Compensation(1)
Chief Executive Officer of United Bancshares- E. Eugene Lehman	1999 1998 1997	$108,460 84,896 92,690	$15,000 10,500 20,402	-	-	-	-	$32,484 25,415 26,083
President and Chief Executive Officer of The Union Bank- Daniel W. Schutt(3)	1999 1998	$97,653 43,269	$ 5,500 23,000	$8,467(2) 2,944(2)	-	42,385	-	$18,686 9,612

(1) Amounts included as "All Other Compensation" for Mr. Lehman and Mr. Schutt consist of discretionary contributions to the 401(k) plan; matching contributions to the 401(k) plan; and accruals to the company's supplemental employee retirement plan.

(2) The amount reflected as "Other Annual Compensation" for Mr. Schutt represents the value of personal use of a corporate automobile and, in 1999, the cost of an airline ticket for his spouse.

(3) Mr. Schutt's employment with United Bancshares began on July 1, 1998.

Aggregated Option/SAR Exercises in 1999 and December 31, 1999 Option/SAR Value
Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SAR's at December 31, 1999		Value of Unexercised in-the-Money Options/SAR's at December 31, 1999
			Exercisable	Unexercisable	Exercisable	Unexercisable
E. Eugene Lehman			32,853	0	$374,196	$0
Daniel W. Schutt			42,385	0	$230,998	$0

The aggregate cash compensation paid to all four executive officers of United Bancshares and its subsidiary during the year ended December 31, 1999 was $340,479.48.

The board of directors of United Bancshares generally meets quarterly for a total of four meetings per year. The board of directors meets more often, if necessary. Directors receive $6,000 annual compensation for performing their duties as directors of United Bancshares. Inside directors are not compensated for their service as directors beyond their salaries from United Bancshares or its subsidiaries. United Bancshares has an established policy of providing benefits to executive officers. The benefits include health, life and disability insurance for the executive officers. Each incumbent director attended at least 90% of the total number of board meetings and over half of the directors attended over 100% of the total number of meetings.

Certain Beneficial Owners

The following table sets forth certain information as of September 30, 2000 as to the common stock of United Bancshares owned of record beneficially by each person who owned more than five percent of the common stock of United Bancshares.

Title of Class	Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class Before Merger(1)	Percent of Class After Merger(1)
Common Stock	CEDE & CO 55 Water Street New York, NY 10041	299,655.67	12.72%	7.67%

Common Stock	Joe S. Edwards, Jr.	185,101	7.86%	4.74%

(1) Reflects percentage ownership based on all issued and outstanding shares and outstanding options.

Benefit Plans

Incentive Stock Option and Nonstatutory Stock Option Plan. United Bancshares has in place an Incentive Stock Option and Nonstatutory Stock Option Plan which was approved by the shareholders in April, 1995, for the purpose of attracting and retaining key officers, employees and directors. The plan provides for the grant of both incentive stock options, non-qualified stock options and stock appreciation rights.

The maximum number of shares that may be optioned under the plan was originally 17,120. Due to subsequent stock splits and stock dividends, this number would be equivalent to 232,415 shares of current stock. As of September 30, 2000, United Bancshares has granted options for all of these shares. Certain of the grants have been exercised. Remaining exercisable options of 108,858 shares are still issued and outstanding.

The plan is administered by the Stock Option Plan Committee, which consists of the following three members: Thomas J. Erhart, Jane E. Gettman and E. Eugene Lehman. The committee is appointed by the United Bancshares board of directors. The committee is responsible to the board of directors for the operation and administration of the plan and makes recommendations to the board of directors with respect to those who should participate in the plan and the extent of that participation.

Under the plan, the board, upon the recommendation of the committee, was permitted to grant nonstatutory stock options to any director and incentive stock options or nonstatutory stock options to any officer, key executive, administrative or other employee of the company. The board was also permitted to grant stock appreciation rights to any participant receiving options.

The options granted are evidenced by a stock option agreement which may not be the same for participants granted options at different times. The option agreements may contain conditions regarding employment and noncompetition terms. The terms of the options provide that no option is exercisable prior to one year nor after ten years from the date of the grant of the option.

Executive Supplemental Income Plan. Union Bank sponsors the Executive Supplemental Income Plan, a non-qualified retirement plan that benefits certain individuals designated by the board of directors. The supplemental income plan provides eligible individuals with supplemental retirement benefits, the amount of which is based upon the individual's years of service with Union Bank. Currently, Mr. Lehman and Mr. Schutt are among those persons who participate in the plan.

The supplemental income plan also provides benefits to those designated individuals who die prior to reaching normal retirement age or who become disabled. In addition, the supplemental income plan provides that the designated individuals who are covered under the plan will become fully vested in his or her benefit upon a change in control. Upon a change in control, Union Bank and the designated individual may agree to accelerate the payment of benefits provided under the plan. Upon such an event, the benefit will be distributed in a single payment in an amount equal to the present value of the designated individuals benefit discounted at an 8% interest rate. Benefits under the supplemental income plan become payable when the designated individual's employment terminates with Union Bank due to normal retirement, early retirement, death or disability.

Certain Relationships and Related Transactions

In the ordinary course of conducting its business, United Bancshares, for itself or through its banking subsidiaries, may engage in transactions with the employees, directors and managers of United Bancshares, Union Bank and Bank of Leipsic which may include, but not be limited to, loans. As required by and in compliance with Ohio banking law, all banking transactions with directors, employees or managers of United Bancshares, or its subsidiaries, are conducted on the same basis and terms as would be provided to any other bank customer. No amounts of these related transactions exceeded $60,000 in calendar 1999. In addition, each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated third party.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Introduction. This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. Due to the timing of the merger with Bank of Leipsic, the attached consolidated financial statements for United Bancshares as of December 31, 1999 do not include financial information with respect to Bank of Leipsic. Bank of Leipsic's separate audited financial statements as of December 31, 1999 are also attached. For purposes of the information contained in this discussion and analysis, the information relative to Bank of Leipsic has been consolidated with that of United Bancshares utilizing the pooling of interests method.

Lines of Business. United Bancshares, through its wholly owned subsidiaries, Union Bank and Bank of Leipsic, operates single lines of business. Both banks are full service banks chartered under the laws of the State of Ohio and offer a broad range of loan and deposit products to business and individual customers.

Net Interest Income. Net interest income, the difference between interest earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is the most significant component of United Bancshares' earnings. Net interest income is affected by changes in the volume and rates of interest-earning assets and interest-bearing liabilities and the volume of interest-earning assets funded with low cost deposits, noninterest-bearing deposits and shareholders' equity.

The following tables reflect the components of United Bancshares' net interest income, setting forth, for each of the nine month periods ended September 30, 2000 and September 30, 1999 and for each of the two years ended December 31, 1999 and December 31, 1998:

(1)	average assets, liabilities and shareholders' equity;
(2)	interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities;
(3)	average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities;
(4)	the net interest margin (i.e., the average yield earned on interest-earning assets less the liabilities); and
(5)	the net yield on interest-earning assets (i.e., net interest income divided by average interest-earning assets). Rates are computed on a tax equivalent basis. Non-accrual loans have been included in the average balances.

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Average Balance Sheets with Resultant Interest and Rates

	Nine Months Ended September 30, 2000			Nine Months Ended September 30, 1999
	Average		Average	Average		Average
(Tax equivalent basis, in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Federal funds sold	$2,110	$98	6.17%	$2,757	$116	5.63%
Securities -
Taxable	28,779	1,443	6.70%	29,978	1,497	6.68%
Tax-exempt	26,107	1,518	7.77%	24,094	1,380	7.66%
Total securities	54,886	2,961	7.21%	54,072	2,877	7.11%

Loans	174,704	11,422	8.73%	153,133	9,785	8.54%
Total interest-earning assets	231,700	14,481	8.33%	209,962	12,778	8.14%
Cash and due from banks	4,573			4,775
Allowance for loan losses	(1,728)			(1,628)
Other assets	6,806			9,387
Total Assets	$241,351			$222,496

Liabilities and Shareholders' Equity
Interest-bearing liabilities -
Savings, money market and interest-bearing
checking	$50,875	982	2.58%	$51,314	982	2.56%
Time deposits	131,136	5,443	5.54%	128,160	4,937	5.15%
Total interest-bearing deposits	182,011	6,425	4.72%	179,474	5,919	4.41%
Other borrowed funds	26,994	1,258	6.22%	9,601	443	6.16%
Total interest-bearing
liabilities	209,005	7,683	4.91%	189,075	6,362	4.54%
Noninterest-bearing deposits	14,640			13,808
Other liabilities	379			1,216
Shareholders' equity	17,327			18,397
Total Liabilities and Shareholders' Equity	$241,351			$222,496
Net interest income (tax-equivalent basis)		6,798	3.41%		6,416	3.64%
Tax-equivalent basis adjustment		(517)			(469)
Net interest income		$6,281			$5,947
Net interest income as a percent of interest-
earning assets (tax-equivalent basis)			3.92%			4.09%

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Average Balance Sheets with Resultant Interest and Rates

	Year of 1999			Year of 1998
	Average		Average	Average		Average
(Tax equivalent basis, in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Federal funds sold	$2,787	$154	5.52%	$3,531	$194	5.50%
Securities -
Taxable	29,490	1,905	6.46%	1,554	2,085	6.61%
Tax-exempt	24,574	1,958	7.97%	24,646	2,064	8.37%
Total securities	54,064	3,863	7.15%	56,200	4,149	7.38%

Loans	156,143	13,307	8.52%	127,159	11,607	9.13%
Total interest-earning assets	212,994	17,324	8.11%	186,890	15,950	8.53%
Cash and due from banks	4,829			4,252
Allowance for loan losses	(1,645)			(1,607)
Other assets	8,962			8,975
Total Assets	$225,140			$198,510

Liabilities and Shareholders' Equity
Interest-bearing liabilities -
Savings, money market and interest-
bearing checking	$52,381	1,345	2.57%	$47,744	1,351	2.84%
Time deposits	128,070	6,569	5.13%	109,351	6,179	5.67%
Total interest-bearing deposits	180,451	7,914	4.39%	157,095	7,530	4.79%
Other borrowed funds	11,275	685	6.08%	8,205	496	6.04%
Total interest-bearing liabilities	191,726	8,599	4.48%	165,300	8,026	4.86%
Noninterest-bearing deposits	14,019			13,078
Other liabilities	1,059			2,638
Shareholders' equity	18,336			17,494
Total Liabilities and Shareholders' Equity	$225,140			$198,510
Net interest income (tax-equivalent basis)		8,725	3.63%		7,924	3.68%
Tax-equivalent basis adjustment		(666)			(702)
Net interest income		$8,059			$7,222
Net interest income as a percent of interest-
earning assets (tax-equivalent basis)			4.10%			4.24%

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The following Rate/Volume Tables present an analysis of the impact on interest income and interest expense resulting from changes in average volumes and rates over the past two years. Changes that are not due to volume or rate have been allocated proportionally to both, based on their relative absolute volumes.

Rate/Volume Tables

	Amount of Increase (Decrease)
	Nine Months Ended September 30, 2000 vs. Nine Months Ended September 30, 1999			Nine Months Ended September 30, 1999 vs. Nine Months Ended September 30, 1998

	Due to Change in			Due to Change in
(Tax equivalent basis, in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest Income -
Loans	$1,387	$250	$1,637	$1,947	$(615)	$1,332
Securities -
Taxable	(58)	4	(54)	(87)	(95)	(182)
Tax exempt	116	22	138	10	18	28
Total Securities	58	26	84	(77)	(77)	(154)
Federal Funds Sold	(27)	9	(18)	(13)	(2)	(15)

Total Interest Income	1,418	285	1,703	1,857	(694)	1,163

Interest Expense -
Deposits -
Savings, money market and interest
bearing checking	2	(2)	-	(77)	102	25
Time deposits	(116)	(390)	(506)	(947)	603	(344)
Total Deposits	(114)	(392)	(506)	(1,024)	705	(319)
Other borrowed funds	(803)	(12)	(815)	(77)	3	(74)
Total Interest Expense	(917)	(404)	(1,321)	(1,101)	708	(393)

Net Interest Income	$501	$(119)	$382	$756	$14	$770

	Amount of Increase (Decrease)
	Year of 1999 vs. Year of 1998			Year of 1998 vs. Year of 1997
	Due to Change in			Due to Change in
(Tax equivalent basis, in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest Income -
Loans	$2,646	$(946)	$1,700	$1,390	$(198)	$1,192
Securities -
Taxable	(136)	(43)	(179)	(366)	(84)	(450)
Tax exempt	(6)	(100)	(106)	755	(178)	577
Total Securities	(142)	(143)	(285)	389	(262)	127
Federal Funds Sold	(41)	-	(41)	79	(23)	56

Total Interest Income	2,463	(1,089)	1,374	1,858	(483)	1,375

Interest Expense -
Deposits -
Savings, money market and interest
bearing checking	(83)	90	7	(26)	35	9
Time deposits	(1,109)	719	(390)	(935)	286	(649)
Total Deposits	(1,192)	809	(383)	(961)	321	(640)
Other borrowed funds	(186)	(4)	(190)	(61)	26	(35)
Total Interest Expense	(1,378)	805	(573)	(1,022)	347	(675)

Net Interest Income	$1,085	$(284)	$801	$836	$(136)	$700

Investment Portfolio. In addition to the information presented in the Financial Statements included in this Joint Proxy Statement/Prospectus, the following information is set forth:

There are no investment securities of any single issuer where the aggregate carrying value of such securities exceeded 10% of shareholders' equity, other than those of U.S. Treasury and U.S. Government agencies.

The following table shows the maturities and weighted average yields of United Bancshares' investment securities as of September 30, 2000. The weighted average yields on income from tax exempt obligations of state and political subdivisions have been adjusted to a tax equivalent basis.

	Within		After 1 Year		After 5 Years
(Dollar amounts in thousands)	1 Year		But Within 5 Years		But Within 10 Years		After 10Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury and Agencies	$2,001	5.94%	$2,023	6.11%	$2,128	6.59%	$387	7.16%
State and Municipal	1,175	8.23%	2,545	8.03%	8,794	7.63%	10,783	7.42%

Mortgage Backed	87	7.09%	16,684	6.96%	4,839	6.62%	484	7.39%

Other	-	-	410	0.00%	-	-	1,909	0.00%

Totals	$3,263	6.79%	$21,662	6.87%	$15,761	7.18%	$13,563	6.37%

Loan Portfolio. In addition to the information presented in the Financial Statements included in this Joint Proxy Statement/Prospectus, the following information is set forth:

The amount of loans outstanding and the percent of the total represented by each type on the dates indicated were as follows:

(Dollar amounts in thousands)	September 30, 2000		December 31, 1999		December 31, 1998
Residential Real Estate	$68,574	38.2%	$72,146	43.1%	$63,734	45.0%
Commercial	59,820	33.3%	50,972	30.5%	38,708	27.4%
Agri/Business	31,672	17.6%	21,871	13.1%	16,958	12.0%
Consumer	18,369	10.2%	21,132	12.6%	21,032	14.9%
Credit Cards	1,226	0.7%	1,108	0.7%	1,059	0.7%
Totals	179,661	100.0%	167,229	100.0%	141,491	100.0%
Less -
Allowance for
Credit Losses	(1,804)		(1,673)		(1,664)

Total Net Loans	$177,857		$165,556		$139,827

The following table shows the maturity and repricing schedule of loans outstanding as of September 30, 2000. Also, the amounts are classified according to their sensitivity to changes in interest rates:

(In thousands)	Within	Within	After
	1 Year	5 Years	5 Years	Total
Fixed Rate	$ 6,468	$ 25,249	$ 19,618	$ 51,335
Variable Rate	45,524	71,742	11,060	128,326

The following table presents the aggregate amounts of non-performing loans on the dates indicated:

	September 30	December 31,
(In thousands)	2000	1999	1998
Non-Accrual	$526	$348	$544
Contractually Past Due 90 Days or
More as to Principal or Interest	1,831	1,367	573
Totals	$2,357	$1,715	$1,117

Non-Performing Loans to Total Loans	1.31%	1.03%	0.79%

Non-accrual loans are comprised principally of loans 90 days past due, as well as certain loans which are current but where serious doubt exists as to the ability of the borrower to comply with the repayment terms. Interest previously accrued on non-accrual loans and not yet paid is reversed and charged against the accrued interest receivable during the period in the which the loan is placed in a non-accrual status, except where United Bancshares has determined that such loans are adequately secured as to principal and interest. Interest earned thereafter is only included in income when actually received in cash. The amount of interest income collected and the amount of interest income that would have been recorded during the reported periods on loans classified as non-accrual loans based on their original terms was determined to be insignificant.

As of September 30, 2000, in the opinion of management, the company did not have any concentration of loans to similarly situated borrowers exceeding 10% of total loans. There were no foreseeable losses relating to other interest-earning assets, except as discussed below.

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Allowance for Loan Losses
	Nine-Month
	Period Ended
	September 30,	Years Ended December 31,
(In thousands)	2000	1999	1998
Balance, beginning of period	$1,673	$1,664	$1,535

Provision charged to operating expenses	333	309	222
Loans charged off -
Residential Real Estate	11	84	-
Commercial	35	63	41
Agri/Business	-	-	-
Consumer	208	180	108
Credit Cards	20	33	55
Total loans charged off	274	360	204
Recoveries -
Residential Real Estate	-	2	-
Commercial	10	15	44
Agri/Business	-	-	-
Consumer	55	35	46
Credit Cards	7	8	21
Total recoveries	72	60	111

Net charge offs	202	300	93

Balance, end of period	$1,804	$1,673	$1,664

Loans -
At period end	$179,661	$167,229	$141,491
Average during period	174,704	156,143	127,159
Net charge-offs to average
loans outstanding	0.12%	0.19%	0.07%

Allowance for loan losses to -
Total loans at period-end	1.00%	1.00%	1.18%
Non-performing loans	76.54%	97.55%	148.97%

The provision for credit losses reflects management's determination regarding the adequacy of the allowance, based upon its analysis of the loan portfolio (including the increased size and change in the mix of the loan portfolio) and general economic conditions. In reviewing the adequacy of the year end allowance, management determined a needed provision of $333,340 for the nine-month period ended September 30, 2000, and $309,350 and $222,150 for the years ended December 31, 1999 and December 31, 1998, respectively.

United Bancshares evaluates the adequacy of allowance for credit losses on a quarterly basis. The adequacy of the allowance is determined by evaluating potential losses in the loan portfolio. Evaluation of these potential losses includes a review of the current financial status and credit standing of borrowers and their prior history, an evaluation of available collateral, a review of loss experience in relation to outstanding loans and management's judgment as to prevailing and anticipated economic conditions, among other relevant factors.

United Bancshares relies upon an independent review of the loan portfolio by an outside firm to assess the company's compliance with loan policies and procedures. These reviews, coupled with the company's internal review, provide the basis for determining the adequacy of the allowance for credit losses.

Deposits. The following table sets forth the average balances of and average rates paid on deposits for the periods indicated:

	Nine Months Ended September 30		Years Ended December 31
	2000		1999		1998
(In thousands)	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
Noninterest Bearing	$ 14,640	-	$ 14,019	-	$ 13,078	-
Interest Bearing Demand	22,970	2.13%	22,087	2.13%	17,214	2.18%
Savings	27,905	2.95%	30,294	2.89%	30,530	3.20%
Time	131,136	5.54%	128,070	5.13%	109,351	5.21%
Totals	$ 196,651	4.36%	$ 194,470	4.07%	$ 170,173	4.14%

The maturity distribution of time deposits as of September 30, 2000 was:

(In thousands)			Less than	$100,000
			$100,000	and Over
Three Months or Less			$ 42,071	$ 6,972
Over Three Months to Twelve Months			40,196	5,637
Over One Year to Five Years			39,614	3,654
Over Five Years			-	-
	Total		$ 121,881	$ 16,263

Ratios. The following ratios reflect certain results and characteristics of United Bancshares for the indicated periods:

	Nine-Month
	Period Ended
	September 30,	Years Ended December 31,
	2000	1999	1998
Net income as a percentage of -
Average assets	0.78%	0.95%	1.07%

Average equity	10.86%	11.68%	12.12%

Cash dividends as a percentage
of net income	52.84%	37.02%	13.68%

Average shareholders' equity
as a percentage of
average assets	7.18%	8.14%	8.81%

Earnings Summary. Consolidated net income for United Bancshares for the nine months ended September 30, 2000 was $1.41 million, compared with $1.56 million for the nine months ended September 30, 1999. Consolidated net income for 1999 was $2.14 million, compared to $2.12 million in 1998. Basic earnings per share were $0.62 per share for the nine months ended September 30, 2000, a decrease of 8.8% from $0.68 per share for the nine months ended September 30, 1999. Basic earnings per share were $0.94 in 1999, a decrease of 1.0% from $0.95 in 1998. The 1998 basic earnings per share results represented a 7.8% decrease from $1.03 in 1997. Per share data has been adjusted to reflect the stock dividends paid in applicable years as well as the four-for-one stock split declared in June, 1998.

Results of Operations.

Nine Months Ended September 30, 2000 Compared with Nine Months Ended September 30, 1999. Net interest income for the nine months ended September 30, 2000 was $6.3 million, an increase of $0.4 million (6.8%) over the nine months ended September 30, 1999. The increase was primarily due to a 14.1% increase in the average balance of total loans. The average yield on loans increased to 8.73% compared to 8.54% for 1999. The average rate on interest-bearing liabilities increased to 4.91% from 4.54% in 1999. The combination of these factors resulted in the net interest margin on earning assets declining to 3.92% in 2000 from 4.09% in 1999.

At September 30, 2000, total loans amounted to $179.7 million, an increase of 7.4% over the December 31, 1999 balance of $167.2 million. This increase was due to United Bancshares' loan origination efforts and the increased presence in the Lima market.

United Bancshares elects to sell in the secondary market a portion of the residential mortgage loans that it originates. These are primarily fixed rate loans and, typically, the servicing rights are retained. During the nine months ended September 30, 2000, gains of $14,000 were recognized on such sales, a decrease of 74.6% over the six months ended September 30, 1999 amount of $55,000.

Securities available for sale totaled $54.2 million at September 30, 2000, which represented an increase of $1.9 million (3.6%) from total securities of $52.3 million at December 31, 1999. As of September 30, 2000, all securities of United Bancshares were designated as available for sale. Available for sale securities represent those securities that United Bancshares may decide to sell if needed for liquidity, asset/liability management or other reasons. Such securities are reported at fair value with net unrealized appreciation/(depreciation) included as a separate component of shareholders' equity, net of tax. At September 30, 2000, this resulted in $1.2 million as a net decrease in shareholders' equity.

Total deposits at September 30, 2000 were $200.1 million, an increase of $2.0 million (1.0%) over total deposits of $198.1 million at December 31, 1999. The increase is a result of competitive pricing for deposits as well as aggressive cross-selling efforts.

Other borrowings at September 30, 2000 were $32.7 million compared to $19.5 million at December 31, 1999. These borrowings were comprised primarily of Federal Home Loan Bank advances. United Bancshares utilizes these alternative sources of funding to support its asset growth.

The allowance for loan losses at September 30, 2000 was $1.8 million (1.00% of total loans) compared to $1.7 million (1.00% of total loans) at December 31, 1999.

The provision for loan losses charged to operations was based on the amount of net losses incurred and management's estimation of future losses based on an evaluation of loan portfolio risk and current economic factors. The provision for loan losses was $333,000 for the nine months ended September 30, 2000 compared to $233,000 for the nine months ended September 30, 1999.

Total noninterest income decreased $13,000 to $753,000 for the nine months ended September 30, 2000 from $766,000 for the nine months ended September 30, 1999. Net gains from sales of securities decreased by $11,000 to $3,000 for the 2000 period compared to $14,000 for the 1999 period. For the same period, net gains on sales of loans decreased $41,000 to $14,000 for 2000 compared to $55,000 for 1999. Service charges on deposit accounts increased $43,000 to $457,000 for the nine months ended September 30, 2000 compared to $414,000 for the nine months ended September 30, 1999.

Total noninterest expense increased $419,000 (9.3%) to $4.93 million for the nine months ended September 30, 2000 from $4.51 million for the nine months ended September 30, 1999. Salaries and benefits decreased by $123,000 (5.2%) to $2.24 million for the nine months ended September 30, 2000 from $2.36 million for the nine months ended September 30, 1999. This decrease was primarily the result of an adjustment made to state the current value of outstanding Stock Appreciation Rights in accordance with the decline in market value of the associated shares. Occupancy costs increased $92,000 (20.5%) to $541,0000 for the 2000 period from $449,000 in the 1999 period. Data processing costs increased $182,000 (65.3%) to $459,000 in the 2000 period from $277,000 in the 1999 period. This increase primarily reflects the outsourcing of the proof and transit function for the entire 2000 period as compared to only part of the 1999 period. Other costs increased $241,000 (23.7%) to $1.26 million for the 2000 period compared to $1.02 million for the 1999 period. Included in the 2000 period are $137,000 of costs related to the merger with Bank of Leipsic.

Income tax expense for the nine months ended September 30, 2000 was $359,000, a decrease of $52,000 (12.7%) from the nine month period ended September 30, 1999. This decrease resulted primarily from an decrease in income before income tax expense.

Results of Operations.

1999 Compared With 1998. Net interest income for 1999 was $8.1 million, an increase of $0.9 million (11.6%) over 1998. The increase was primarily due to a 22.8% increase in the average balance of total loans. The average yield on loans declined to 8.52% compared to 9.13% for 1998. The average rate on interest-bearing liabilities declined to 4.48% from 4.86% in 1998. The combination of these factors resulted in the net interest margin on earning assets declining to 4.10% in 1999 from 4.24% in 1998.

At December 31, 1999, total loans amounted to $167.2 million, an increase of 18.2% over the December 31, 1998 balance of $141.5 million. This increase was due to the United Bancshares' loan origination efforts and the increased presence in the Lima market.

United Bancshares elects to sell in the secondary market a portion of the residential mortgage loans that it originates. These are primarily fixed rate loans and, typically, the servicing rights are retained. During 1999, gains of $58,300 were recognized on such sales, a decrease of 66.0% over the 1998 amount of $171,500.

Securities available for sale totaled $52.3 million at December 31, 1999, which represented a decrease of $10.5 million (16.7%) from total securities of $62.7 million at December 31, 1998. As of December 31, 1999, all securities of United Bancshares were designated available for sale. Available for sale securities represent those securities that United Bancshares may decide to sell if needed for liquidity, asset/liability management or other reasons. Such securities are reported at fair value with net unrealized appreciation/(depreciation) included as a separate component of shareholders' equity, net of tax. At December 31, 1999, this resulted in $1.6 million as a net decrease in shareholders' equity.

Total deposits at December 31, 1999 were $198.1 million, an increase of $12.6 million (6.8%) over total deposits of $185.5 million at December 31, 1998. The increase is a result of cross-selling efforts with existing customers coupled with the increased expansion into the Lima market.

Other borrowings at December 31, 1999 were $19.5 million compared to $15.2 million at December 31, 1998. These borrowings were comprised primarily of Federal Home Loan Bank advances. United Bancshares utilizes these alternative sources of funding to support its asset growth.

The allowance for loan losses at December 31, 1999 was $1.7 million (1.00% of total loans) compared to $1.7 million (1.18% of total loans) at December 31, 1998.

The provision for loan losses charged to operations was based on the amount of net losses incurred and management's estimation of future losses based on an evaluation of loan portfolio risk and current economic factors. The provision for loan losses was $309,000 in 1999 compared to $222,000 in 1998.

Total noninterest income increased $190,000 to $0.98 million in 1999 from $1.17 million in 1998. Net gain on sales of securities decreased $351,000 to $8,000 in 1999 as compared to $359,000 in 1998. Net gains on sales of loans decreased $113,000 to $58,000 in 1999 as compared to $171,000 in 1998. Service charges on deposit accounts increased $109,000 to $562,000 in 1999 as compared to $453,000 in 1998.

Total noninterest expense increased $0.46 million (8.3%) to $6.0 million in 1999 from $5.6 million in 1998. Salaries and related costs increased $263,000 (9.0%) to $3.2 million in 1999 from $2.9 million in 1998. This increase resulted from annual merit increases, increased staffing needs caused by the additional expansion into the Lima market as well as additions to the executive area and technological support staff. Net occupancy costs, which includes buildings, equipment and furniture, increased $81,000 (13.4%) to $526,000 in 1999 from $607,000 in 1998. Data processing costs increased $134,000 (79.4%) to $302,000 in 1999 from $168,000 in 1998. This increase resulted from additional volume as well as outsourcing the proof function related to deposited items early in 1999.

Income tax expense for 1999 was $550,000, an increase of $66,000 (13.6%) from 1998. This increase resulted from an increase in income before income tax expense as well as a lesser investment in tax-exempt securities.

1998 Compared With 1997. Net interest income for 1998 was $7.2 million, an increase of $0.5 million (7.5%) over 1997. The increase was primarily due to a 13.4% increase in the average balance of total loans. The average yield on loans decreased to 9.13% compared to 9.28% for 1997. The average rate on interest-bearing liabilities decreased to 4.86% from 4.98% in 1997. These factors resulted in the net interest margin on earning assets declining to 4.24% in 1998 from 4.31% in 1997.

At December 31, 1998, total loans amounted to $141.5 million, an increase of 20.2% over the December 31, 1997 balance of $117.7 million. This increase was due to the United Bancshares' loan origination efforts.

United Bancshares elects to sell in the secondary market a portion of the residential mortgage loans that it originates. These are primarily fixed rate loans and, typically, the servicing rights are retained. During 1998, gains of $171,500 were recognized on such sales, an increase of 90.9% over the 1997 amount of $89,800.

Investment securities totaled $62.7 million at December 31, 1998, which represented an increase of $6.8 million (12.2%) from total securities of $55.9 million at December 31, 1997. As of December 31, 1998, $13.8 million of the securities were designated available for sale. Available for sale securities represent those securities that United Bancshares may decide to sell if needed for liquidity, asset/liability management or other reasons. Such securities are reported at fair value with net unrealized appreciation/(depreciation) included as a separate component of shareholders' equity, net of tax. At December 31, 1998, this resulted in $730,000 as a net increase in shareholders' equity.

Total deposits at December 31, 1998 were $185.5 million, an increase of $24.7 million (15.4%) over total deposits of $160.8 million at December 31, 1997. The increase is a result of cross-selling efforts with existing customers coupled with the increased expansion into the Lima market.

Other borrowings at December 31, 1998 were $15.2 million compared to $6.7 million at December 31, 1997. These borrowings were comprised primarily of Federal Home Loan Bank advances. United Bancshares utilizes these alternative sources of funding to support its asset growth.

The allowance for loan losses at December 31, 1998 was $1.7 million (1.18% of total loans) compared to $1.5 million (1.30% of total loans) at December 31, 1997.

The provision for loan losses charged to operations was based on the amount of net losses incurred and management's estimation of future losses based on an evaluation of loan portfolio risk and current economic factors. The provision for loan losses was $222,000 in 1998 compared to $179,000 in 1997.

Total noninterest income increased $480,000 to $1.17 million in 1998 from $0.69 million in 1997. Net gain on sales of securities increased $290,000 to $359,000 in 1998 as compared to $69,000 in 1997. Net gains on sales of loans increased $81,000 to $171,000 in 1998 as compared to $90,000 in 1997. Service charges on deposit accounts increased $77,000 to $453,000 in 1998 as compared to $376,000 in 1997.

Total noninterest expense increased $1.10 million (24.5%) to $5.6 million in 1998 from $4.5 million in 1997. Salaries and related costs increased $559,000 (23.6%) to $2.9 million in 1998 from $2.4 million in 1997. This increase resulted from annual merit increases as well as staffing needs caused by the planned additional expansion into the Lima market as well as additions to the executive area and technology support staff. Net occupancy costs, which includes buildings, equipment and furniture, increased $165,000 (37.2%) to $607,000 in 1998 from $442,000 in 1997.

Income tax expense for 1998 was $484,000 a decrease of $70,000 (-12.6%) from 1997. This decrease resulted from a decrease in income before income tax expense.

Liquidity. Liquidity relates primarily to United Bancshares' ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, securities available for sale and certain loans which are sold from time to time. A large portion of the liquidity is provided by the ability to sell securities. Accordingly, the company has designated the entire securities portfolio of $52.3 million at September 30, 2000 as available for sale.

Another source of liquidity is represented by the company's residential first mortgage portfolio. These loans can and have been readily used to collateralize borrowings.

The cash flow statements for the years presented provide an indication of United Bancshares' sources and uses of cash as well as an indication of the ability of the company to maintain an adequate level of liquidity. A discussion of the cash flow statements for the nine months ended September 30, 2000 and September 30, 1999 and the years of 1999, 1998 and 1997 follows.

United Bancshares generated cash from operating activities of $2.5 million for the nine months ended September 30, 2000, $1.8 million for the nine months ended September 30, 1999, $2.9 million for the year of 1999, $2.2 million for 1998 and $2.3 million for 1997.

Net cash flow from investing activities was $(15.3) million for the nine months ended September 30, 2000, $(12.8) million for the nine months ended September 30, 1999, $(19.5) million in 1999, $(32.3) million in 1998 and $(18.4) million in 1997. The primary reason for these cash flows was the net increase in loans which was $12.6 million for the nine months ended September 30, 2000, $21.4 million for the nine months ended September 30, 1999, $26.0 million in 1999, $23.9 million in 1998 and $13.9 million in 1997.

Net cash flow from financing activities was $13.7 million for the nine months ended September 30, 2000, $6.2 million for the nine months ended September 30, 1999, $16.1 million in 1999, $33.3 million in 1998 and $15.9 million in 1997. The primary source for these cash flows was the net increase in deposits of $2.0 million for the nine months ended September 30, 2000, $8.6 million for the nine months ended September 30, 1999, $12.6 million in 1999, $24.7 million in 1998 and $15.9 million in 1997.

Asset Liability Management. Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. United Bancshares manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution's interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its "interest rate sensitivity gap" or "gap". An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a "positive gap," which generally means that when interest rates increase, an institution's net interest income will increase and when interest rates decrease, the institution's net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a "negative gap," which generally means that when interest rates increase, the institution's net interest income will decrease and when interest rates decrease, the institution's net interest income will increase.

The following table sets forth the cumulative repricing distributions as of September 30, 2000 of the company's interest-earning assets and interest-bearing liabilities, its interest rate sensitivity gap, cumulative interest rate sensitivity gap for such assets and liabilities and cumulative interest rate sensitivity gap as a percentage of total interest-earning assets. This table indicates the time periods in which certain interest-earning assets and certain interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. Core deposits and loans with non-contractual maturities are included in the gap repricing distributions based upon historical patterns of balance attrition and pricing behavior. The gap repricing distributions also include principal cash flows from loans and mortgage-backed securities in the time frames in which they are expected to be received. Mortgage prepayments are estimated by applying industry median projections of prepayment speeds to portfolio segments based on coupon range.

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Total interest-earning assets exceeded interest-bearing liabilities by $14.14 million at September 30, 2000. This difference was funded through non-interest-bearing liabilities and shareholders' equity. The table below is based on contractual maturities and repricing only and includes assumptions regarding early loan and security repayments. The table below shows that the total liabilities maturing or repricing within one year exceed assets maturing or repricing within one year by $39.056 million. However, repricing of certain categories of assets and liabilities is subject to competitive and other influences that are beyond the company's control. Therefore, certain assets and liabilities indicated as maturing or repricing within a stated period may, in fact, mature or reprice in other periods or at different volumes.

	Maturity or Next Rate Adjustment Date
	0 - 3	3 - 12	1 - 3	Over 3
September 30, 2000	Months	Months	Years	Years	Total
Rate Sensitive Assets
Loans	$ 33,042	$ 18,950	$ 9,114	$ 118,555	$ 179,661
Securities	1,454	6,649	1,815	42,036	51,954
Totals	$ 34,496	$ 25,599	$ 10,929	$ 160,591	$ 231,615

Rate Sensitive Liabilities
Int-Bearing Deposits	$ 49,043	$ 45,833	$ 40,810	$ 49,071	$ 184,757
Borrowings	275	4,000	8,000	20,443	32,718
Totals	$ 49,318	$ 49,833	$ 48,810	$ 69,514	$ 217,475

Gap	$ (14,822)	$ (24,234)	$ (37,881)	$ 91,077	$ 14,140
Cumulative Gap	(14,822)	(39,056)	(76,937)	14,140
Cumulative Gap/
Rate Sensitive Assets	-42.97%	-64.99%	-108.33%	6.10%

Effects of Inflation. The assets and liabilities of United Bancshares are primarily monetary in nature and are more directly affected by the fluctuation in interest rates than inflation. Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies. Interest rates and inflation do not necessarily move with the same velocity or within the same period; therefore, a direct relationship to the inflation rate cannot be shown. The financial information presented in the company's financial statements has been prepared in accordance with generally accepted accounting principles, which require that the company measure financial position and operating results primarily in terms of historical dollars.

Quantitative and Qualitative Disclosures About Market Risk. The primary market risk to which United Bancshares is exposed is interest rate risk. The primary business of the company and the composition of its balance sheet consists of investments in interest-earning assets, which are funded by interest-bearing liabilities. These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of the company's financial instruments are held for trading purposes.

One method United Bancshares uses to manage its interest rate risk is a rate sensitivity gap analysis (see the discussion on "Asset-Liability Management.") The company also monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interests rates. This analysis is performed by estimating the expected cash flows of the company's financial instruments using interest rates in effect at September 30, 2000. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the company's financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The company applies these interest rate shocks to its financial instruments up and down for various levels of interest rate changes.

The projected volatility of net interest income and the net present value of equity rates to a +/- 100 basis points change at September 30, 2000 fall within the board of directors' guidelines.

The above analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not necessarily contemplate all actions the Company may undertake in response to changes in interest rates.

Unaudited Pro Forma Combined Financial Data

The following pro forma condensed combined balance sheet as of September 30, 2000 and the pro forma condensed combined income statements for the nine months ended September 30, 2000 and the year ended December 31, 1999 give effect to the acquisition of 100% of the outstanding common shares of Delphos Citizens Bancorp by United Bancshares. The pro forma information is based on the historical financial statements of United Bancshares (including the effect of pooling of Bank of Leipsic) and Delphos Citizens Bancorp giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

The pro forma statements have been prepared by United Bancshares' management based upon the financial statements of Delphos Citizens Bancorp included elsewhere herein. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited and unaudited financial statements and notes of United Bancshares, Bank of Leipsic and Delphos Citizens Bancorp contained elsewhere herein.

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PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET September 30, 2000 (In thousands)
	UNITED BANCSHARES	DELPHOS CITIZENS BANCORP	PRO FORMA ADJUSTMENTS		NOTES	PRO FORMA COMBINED
ASSETS
Cash and Due from Banks	$5,518	$3,687	$			$ 9,205
Federal Funds Sold	4,103	0				4,103
Securities	54,249	8,713		78	(2)	63,040
Loans, net	177,857	122,888		(2,941)	(2)	297,804
Premises and Equipment	4,238	614		(614)	(2)	4,238
Accrued Interest Receivable and
Other Assets	6,569	725		501	(2)	7,795

Total Assets	$252,534 ========	$136,627 ==========		$(2,976) =========		$ 386,185 ========

LIABILITIES
Deposits	$200,146	$79,734		$(365)	(2)	$ 279,515
Federal Funds Purchased	275					275
Federal Home Loan Bank Advances
and Other Borrowings	32,443	30,000		(1,639)	(2)	70,226
				9,422	(1)
Accrued Interest Payable and
Other Liabilities	1,306	908		1,378	(2)	3,592

Total Liabilities	234,170	110,642		8,797		353,609

SHAREHOLDERS' EQUITY	18,364	25,985		(11,773)	(2)	32,576

Total Liabilities and
Shareholders' Equity	$252,534 ========	$136,627 ========		$(2,976) =========		$ 386,185 ========

PRO FORMA CONDENSED COMBINED INCOME STATEMENT For the Nine-Month Period Ended September 30, 2000 (In thousands, except for per share amounts)

		DELPHOS CITIZENS BANCORP	PRO FORMA ADJUSTMENTS
	UNITED BANCSHARES				PRO FORMA COMBINED
				NOTES
Interest Income	$ 13,964	$ 7,372	$ 192	(3)	$ 21,528
Interest Expense	7,683	4,104	985	(3)	12,772
Net Interest Income	6,281	3,268	(793)		8,756
Provision for Loan Losses	333	27			360
Net Interest Income, After Provision
for Loan Losses	5,948	3,241	(793)		8,396
Other Income	753	36	103	(3)	892
Other Expenses	4,931	1,785	(46)	(3)	6,670
Income Before Income Taxes	1,770	1,492	(644)		2,618
Provision for Income Taxes	359	523	(254)	(3)	628
Net Income	$ 1,411 =======	$ 969 =========	$ (390) =========		$ 1,990 =======

PRO FORMA CONDENSED COMBINED INCOME STATEMENT For the Year Ended December 31, 1999 (In thousands, except for per share amounts)
	UNITED BANCSHARES	DELPHOS CITIZENS BANCORP *	PRO FORMA ADJUSTMENTS	NOTES	PRO FORMA COMBINED

Interest Income	$ 16,658	$ 9,122	$ 255	(3)	$ 26,035
Interest Expense	8,598	4,484	1,301	(3)	14,383
Net Interest Income	8,060	4,638	(1,046)		11,652
Provision for Loan Losses	309	30	-		339
Net Interest Income, After Provision
for Loan Losses	7,751	4,608	(1,046)		11,313
Other Income	961	55	138	(3)	1,154
Other Expenses	6,026	2,024	(61)	(3)	7,989
Income Before Income Taxes	2,686	2,639	(847)		4,478
Provision for Income Taxes	544	937	(335)	(3)	1,146
Net Income	$ 2,142 =====	$ 1,702 ======	$ (512) ===========		$ 3,332 ==========

* Amounts reflected for Delphos Citizens Bancorp represent results of the twelve-month fiscal period ended September 30, 1999.

Notes to Pro Forma Condensed Combined Financial Statements

(amounts in thousands, except per share amounts)

United Bancshares anticipates borrowing from the Federal Home Loan Bank to finance the cash portion of the merger consideration and acquisition costs relating to the acquisition of Delphos Citizens Bancorp. The pro forma financial statements combine the assets and liabilities of the two companies at September 30, 2000 and their results of operations for the nine months ended September 30, 2000 and the year ended December 31, 1999. In combining the entities, the following pro forma adjustments have been made:

(1) Reflects borrowings from the Federal Home Loan Bank to effect the acquisition:
Payment of cash portion of the purchase price to Delphos Citizens Bancorp shareholders	$ 8,574
Estimated costs relating to acquisition, including conversion costs, net of related income taxes	848
$ 9,422 =====

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(2) Under purchase accounting, the assets and liabilities are required to be adjusted to reflect their fair values. The fair value of financial instruments has primarily been determined based on disclosures in the notes to the audited financial statements of Delphos Citizens Bancorp's 2000 annual report. The following adjustments have been made:
Net assets as reported by Delphos Citizens Bancorp		$ 25,985
For value adjustments:
Securities		78
Loans, net		(2,941)
Deposits		365
FHLB and other borrowings		1,639
Elimination of premises and equipment, net of depreciation		(614)
Net deferred income taxes relating to fair value adjustments		501
		25,013
Deferred credit		(1,378)
Cost of merger		$ 23,634 ======
Cost of merger represents:
Fair value of shares of United Bancshares stock to be (1,386,526 shares of United Bancshares common stock valued at $10.25 per share) issued in exchange for Delphos Citizens Bancorp shares		14,212
Payment of cash portion of purchase price to Delphos Citizens Bancorp shareholders		8,574
Estimated acquisition costs, net of related income taxes		848
		$ 23,634 ======
(3) For purposes of presenting this pro forma condensed combined income statements, the following adjustments (which are expected to be recurring) have been made:
	Nine months Ended 9/30/00	Year Ended 12/31/99
Amortization of purchase accounting adjustments:
Interest-earning assets (securities and loans, net)	192	255
Interest-bearing liabilities (deposits and FHLB advances)	(546)	(728)
Premises and equipment depreciation	46	61
Interest cost of FHLB borrowings incurred to finance the acquisition	(439)	(573)
Amortization of deferred credit (ten years, straight-line)	103	138
Tax effect of the above adjustments	254	335
Net adjustments	(390) ========	(512) =====

Comparative Per Share Data

The following table sets forth certain per share information for both United Bancshares and Delphos Citizens Bancorp at the dates indicated and for the periods then ended. The equivalent share basis is based on the exchange ratio of .8749 of a share of United Bancshares common stock on a pro forma basis for each share of Delphos Citizens Bancorp common stock. The following table does not reflect the payment of $5.41 in cash per share to the shareholders of Delphos Citizens Bancorp. Neither United Bancshares nor Delphos Citizens Bancorp can give any assurance that the following table will accurately reflect figures and values applicable at the date of completion of the merger. Please note that prior to 1999, United Bancshares issued stock dividends in lieu of cash dividends.

United Bancshares
			Delphos Citizens Bancorp		Pro Forma Combined(1)
	Historical		Historical
	Basic	Diluted	Basic	Diluted	Basic	Diluted
EARNINGS PER SHARE Nine Months Ended September 30, 2000	$0.62	$ 0.59	$ 0.69	$ 0.69	$ 0.55	$ 0.53
Twelve Months Ended December 31 for United Bancshares and Twelve Months Ended September 30 for Delphos Citizens Bancorp:
1999	$ 0.94	$ 0.89	$ 1.14	$ 1.12	$ 0.92	$ 0.88
1998	$0.95	$ 0.89	$ 0.97	$ 0.95	$ 0.90	$ 0.87
1997	$ 1.03	$ 0.94	$ 0.75	$ 0.75	$ 0.91	$ 0.86
CASH DIVIDENDS DECLARED PER SHARE Nine Months Ended September 30, 2000	$ 0.33		$ 0.21		$ 0.33
Twelve Months Ended December 31 for United Bancshares and Twelve Months Ended September 30, 2000 for Delphos Citizens Bancorp:
1999	$ 0.35		$ 0.24		$ 0.35
1998	$ 0.13		$ 0.24		$ 0.13
1997	$ 0.12		- -		$ 0.12
BOOK VALUE PER SHARE At September 30, 2000 At December 31, 1999	$ 7.98 $ 7.92		$ 16.40 $ 15.56		$ 8.96 $ 8.79

(1) Calculated after exchanging each share of Delphos Citizens Bancorp common stock for .8749 of a share of United Bancshares common stock

Election of Directors of Delphos Citizens Bancorp

In addition to voting on the Affiliation Agreement, Delphos Citizens Bancorp shareholders will be asked at the annual meeting to elect two directors to serve until the completion of the merger or, if the merger is not then completed, until their successors are elected and qualified.

The board of directors of Delphos Citizens Bancorp currently consists of five directors and is divided into three classes. Each of the five members of the board of directors also presently serves as a director of Citizens Bank of Delphos. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The nominees proposed for election at this annual meeting are Joseph R. Reinemeyer and David P. Roach. In the event a nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present board of directors. The board of directors has no reason to believe that a nominee will be unable or unwilling to serve.

Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominee proposed by the board of directors.

The board of directors recommends that you vote FOR the election of the nominees named in this Joint Proxy Statement/Prospectus.

The following table sets forth information as of September 30, 2000 with respect to the persons nominated for such election by the board of directors of Delphos Citizens Bancorp. Each nominee is currently serving as a director of Delphos Citizens Bancorp and has agreed to stand for reelection. In the event that any such nominee becomes unable to serve or declines to serve (which is not anticipated), the proxies solicited hereby from Delphos Citizens Bancorp shareholders will be voted for the election of such substitute nominee or nominees as the Delphos Citizens Bancorp board may propose.

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Information with Respect to the Nominees, Continuing Directors and Executive Officer

The following information sets forth, as of the record date, the name of the nominees, the continuing directors and the executive officer who is not also a director, as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each director became a director of the Citizens Bank of Delphos and the year in which their terms (or in the case of the nominees, proposed terms) as director of Delphos Citizens Bancorp expire. The information also sets forth the amount of common stock and the percent thereof beneficially owned by each director and all directors and executive officers as a group as of the record date.

Name and Principal Occupation at Present and for Past Five Years	Age	DirectorSince (1)	Expiration of Term as Director	Shares of Common Stock Beneficially Owned(2)	Percent of Class(3)

NOMINEES

Joseph R. Reinemeyer	51	1977	2004	63,583(4)(5)(6)(9)	3.03%

David P. Roach	50	1997	2004	10,062(7)(8)(9)(10)	*

CONTINUING DIRECTORS

P. Douglas Harter	53	1969	2002	38,023(7)(8)(9)	1.81%

Robert L. Dillhoff	53	1991	2002	26,341(7)(8)(9)	1.25%

Nancy C. Rumschlag	50	1987	2003	64,298(4)(5)(6)(9)	3.06%

Executive Officer Who is Not Also a Director

Gary G. Ricker	46	--	--	7,510(4)(6)	*

Stock Ownership of all Directors and Executive Officers as a Group (6 persons)	--	--	--	209,817(11)	10.0%

* Does not exceed 1.0% of the Delphos Citizens Bancorp's voting securities.

(1) Includes years of service as a director of the Citizens Bank of Delphos.

(2) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted).

(3) As of the record date, there were 1,584,783 shares of common stock outstanding and entitled to vote.

(4) Includes 5,874, 4,894 and 248 unvested shares awarded to Mr. Reinemeyer, Ms. Rumschlag and Mr. Ricker, respectively, under the Delphos Citizens Bancorp 1997 Stock-Based Incentive Plan, as amended and restated. Awards to officers under the stock-based incentive plan began vesting in five equal annual installments on May 28, 1998, subject to the attainment of certain performance criteria adopted by the board's compensation committee. Each participant presently has voting power as to the shares awarded.

(5) Includes 30,579 and 24,462 shares subject to options granted to Mr. Reinemeyer and Ms. Rumschlag, respectively, under the stock-based incentive plan that are currently exercisable. Excludes 20,389 and 16,312 options granted to Mr. Reinemeyer and Ms. Rumschlag under the stock-based incentive plan that are not currently exercisable. Options become exercisable on a cumulative basis in five equal annual installments commencing May 28, 1998.

(6) Includes 8,582, 6,270 and 3,053 shares allocated to Mr. Reinemeyer, Ms. Rumschlag and Mr. Ricker, respectively, under the Citizens Bank of Delphos' Employee Stock Ownership Plan.

(7) Includes 1,632 unvested shares awarded to each of Messrs. Harter and Dillhoff pursuant to the stock-based incentive plan, which began vesting in five equal annual installments on May 28, 1998, subject to the attainment of certain performance criteria adopted by the board's compensation committee. Includes 1,019 unvested shares awarded to Mr. Roach pursuant to the stock-based incentive plan, which commence vesting in four equal annual installments on May 28, 1999. Each participant presently has voting power as to the shares awarded.

(8) Includes 6,114 shares subject to options granted to each of Messrs. Harter and Dillhoff under the stock-based incentive plan that are currently exercisable. Excludes 4,079 options granted to each of Messrs. Harter and Dillhoff under the stock-based incentive plan that are not currently exercisable. The options granted to Messrs. Harter and Dillhoff become exercisable on a cumulative basis in five equal annual installments commencing May 28, 1998. Includes 2,548 shares subject to options granted to Mr. Roach under the stock-based incentive plan that are currently exercisable. Excludes 2,549 options granted to Mr. Roach under the stock-based incentive plan that are not currently exercisable. The options granted to Mr. Roach become exercisable on a cumulative basis in four equal annual installments commencing May 28, 1999.

(9) Includes 2,667 unvested shares awarded to each of Messrs. Harter, Dillhoff, Reinemeyer, Roach and Mrs. Rumschlag pursuant to the stock-based incentive plan, which commence vesting in three equal annual installments on May 28, 2000, subject to the attainment of certain performance criteria adopted by the Board's Compensation Committee. Each participant presently has voting power as to the shares awarded.

(10) Includes 1,275 shares subject to options granted to Mr. Roach under the stock-based incentive plan that are currently exercisable. Excludes 2,548 options granted to Mr. Roach under the stock-based incentive plan that are not currently exercisable. The options granted to Mr. Roach become exercisable in three equal annual installments commencing May 28, 2000.

(11) Includes a total of 28,634 unvested shares awarded under the stock-based incentive plan as to which voting may be directed and 71,092 shares subject to options awarded under the stock-based incentive plan that are currently exercisable. Excludes a total of 49,956 shares subject to options granted under the stock-based incentive plan that are not currently exercisable.

Joseph R. Reinemeyer, President, Chief Executive Officer and Chairman of the Board of Delphos Citizens Bancorp and Citizens Bank of Delphos. Mr. Reinemeyer served as Executive Vice President and Managing Officer of Citizens Bank of Delphos from 1982 to 1996 and held various positions with Citizens Bank of Delphos from 1975 to 1982.

David Roach, President of Vogel Roach Corp., a radio broadcast company. Mr. Roach has worked at Vogel Roach Corp. since 1972.

P. Douglas Harter, Associate of Harter and Son Funeral Home.

Robert L. Dillhoff, District Highway Management Administrator for the Department of Transportation.

Nancy C. Rumschlag, Vice President of Delphos Citizens Bancorp and of the Citizens Bank of Delphos since 1991. Ms. Rumschlag managed the H&R Block office in Delphos prior to joining Citizens Bank of Delphos.

Gary G. Ricker, Secretary and Treasurer of Citizens Bank of Delphos since 1987.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934 requires Delphos Citizens Bancorp's officers (as defined in regulations promulgated by the Securities and Exchange Commission thereunder) and directors, and persons who own more than ten percent of a registered class of the Delphos Citizens Bancorp's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish Delphos Citizens Bancorp with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to Delphos Citizens Bancorp, or written representations that no forms were necessary, Delphos Citizens Bancorp believes that during the past fiscal year, its officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of the Delphos Citizens Bancorp's outstanding shares of common stock as of December 15, 2000 or as disclosed in certain reports regarding such ownership filed by such persons with Delphos Citizens Bancorp and with the Securities and Exchange Commission in accordance with Sections 13(d) and 13(g) of the Exchange Act of 1934. Other than those persons listed below, Delphos Citizens Bancorp is not aware of any person, as such term is defined in the Exchange Act of 1934, that owns more than 5% of Delphos Citizens Bancorp common stock as of December 15, 2000.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	Citizens Bank of Delphos Employee Stock Ownership Plan 114 East 3rd Street Delphos, Ohio 45833	159,800(1)	10.08%

(1) Shares of common stock were acquired by the employee stock ownership plan in the Citizens Bank of Delphos' conversion from mutual to stock form. The employee stock ownership plan committee of the board of directors administers the employee stock ownership plan. The board has appointed a corporate trustee for the employee stock ownership plan. The employee stock ownership plan trustee votes all allocated shares held in the plan in accordance with the instructions of the participants. The employee stock ownership plan trustee, subject to its fiduciary obligations under the Employee Retirement Income Security Act of 1974, as amended will vote the unallocated shares in a manner calculated to most accurately reflect the instructions received from participants with respect to the allocated shares. At December 15, 2000, 41,929 shares have been allocated under the employee stock ownership plan and 117,871 shares remain unallocated.

Meetings of the Board of Directors and Committees of the Board of Directors of Delphos Citizens Bancorp

The board of directors of Delphos Citizens Bancorp conducts its business through meetings of the board of directors and through activities of its committees. The board of directors of Delphos Citizens Bancorp meets quarterly and may have additional meetings as needed. During the fiscal year ended September 30, 2000, the board of directors of Delphos Citizens Bancorp held eight meetings. All of the directors of Delphos Citizens Bancorp attended at least 75% of the total number of the Delphos Citizens Bancorp's board meetings held and committee meetings on which such directors served during fiscal year 2000. The board of directors of Delphos Citizens Bancorp maintains committees, the nature and composition of which are described below:

Audit Committee. The audit committee of Delphos Citizens Bancorp and Citizens Bank of Delphos consists of Messrs. Harter, Dillhoff and Roach. The audit committee is responsible for reporting to the board on the general financial condition of Citizens Bank of Delphos and the results of the annual audit, and is responsible for ensuring that Citizens Bank of Delphos' activities are being conducted in accordance with applicable laws and regulations. The audit committee of Delphos Citizens Bancorp met one time during fiscal 2000. The audit committee of Citizens Bank of Delphos met one time in fiscal 2000.

Nominating Committee. Delphos Citizens Bancorp's nominating committee for the 2001 Annual Meeting consists of Messrs. Harter, Dillhoff and Mrs. Rumschlag. The committee considers and recommends the nominees for director to stand for election at Delphos Citizens Bancorp's annual meeting of shareholders. Delphos Citizens Bancorp's certificate of incorporation and by-laws provide for shareholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the secretary of Delphos Citizens Bancorp. The shareholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by Delphos Citizens Bancorp's by-laws and by the Exchange Act of 1934. The nominating committee met on October 23, 2000.

Compensation Committee. The compensation committee of Delphos Citizens Bancorp consists of Messrs. Harter, Dillhoff and Roach. The committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. The committee is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of Delphos Citizens Bancorp and Citizens Bank of Delphos. The compensation committee met one time in 2000.

Directors' Compensation

Directors' Fees. Each outside director of Citizens Bank of Delphos is paid an annual retainer of $5,000 and receives a fee of $400 for each regular monthly meeting attended. Each outside director of Delphos Citizens Bancorp is paid an annual retainer of $2,000 and receives a fee of $250 for each regular quarterly meeting attended. Also, each outside director receives a fee of $400 for each special board meeting attended. Outside director members of Citizens Bank of Delphos' loan committee receive a fee of $100 for each regular meeting attended. From time to time, members of the board will perform inspections of real property for which the board member receives a fee that ranges from $20 to $30, depending upon the location of the inspected property.

Incentive Plan. Under the Delphos Citizens Bancorp, Inc. 1997 Stock-Based Incentive Plan, as amended and restated, maintained by Delphos Citizens Bancorp, Messrs. Dillhoff and Harter received non-statutory stock options to purchase 10,193 shares of common stock at an exercise price of $14.00, the fair market value of the common stock on May 28, 1997, the date the options were granted, and stock awards for 4,077 shares of common stock. Mr. Reinemeyer and Mrs. Rumschlag received non-statutory stock options to purchase 50,968 and 40,774 shares of common stock, respectively, at an exercise price of $14.00, the fair market value of the common stock on May 28, 1997, the date the options were granted, and stock awards for 14,679 and 12,232 shares of common stock, respectively. The stock awards and stock options initially granted to Messrs. Dillhoff, Harter and Reinemeyer and Mrs. Rumschlag under the stock-based incentive plan began vesting over a five-year period at a rate of 20% each year on May 28, 1998, the first anniversary of the date of grant. On May 28, 1998, Mr. Roach received non-statutory stock options to purchase 5,097 shares of common stock at an exercise price of $20.75, the fair market value of the common stock on May 28, 1998, and stock awards for 2,039 shares of common stock. The stock awards and stock options granted to Mr. Roach began vesting at a rate of 25% each year on May 28, 1999, the first anniversary of the date of grant. On January 24, 2000, Mr. Reinemeyer and Mrs. Rumschlag were granted stock awards for 607 and 456 shares of common stock, respectively, these stock awards fully vested on May 28, 2000. On May 5, 2000, Mr. Roach received non-statutory stock options to purchase 3,823 shares of common stock at an exercise price of $13.00. Also, on May 5, 2000, Messrs. Dillhoff, Harter, Reinemeyer, Roach and Mrs. Rumschlag were each granted stock awards for 4,000 shares of common stock. These stock awards began vesting over a three-year period at a rate of 33% each year on May 28, 2000. The annual vesting of all stock awards granted to date under the stock-based incentive plan is subject to the attainment of performance criteria established by the compensation committee. All unexercised options granted under the stock-based incentive plan expire ten years following the date of grant. All stock awards and stock options granted under the stock-based incentive plan will immediately vest upon death, disability or a change in control of Citizens Bank of Delphos or Delphos Citizens Bancorp.

Executive Compensation

The report of the compensation committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Joint Proxy Statement/Prospectus into any filing under the Securities Act of 1933, as amended or the Exchange Act of 1934, except as to the extent that Delphos Citizens Bancorp specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission, Delphos Citizens Bancorp is required to provide certain data and information in regard to the compensation and benefits provided to the Delphos Citizens Bancorp's chief executive officer and certain other executive officers of Delphos Citizens Bancorp or Citizens Bank of Delphos. In fulfillment of this requirement, the compensation committee of the board of directors of Delphos Citizens Bancorp, at the direction of the board of directors, has prepared the following report for inclusion in this Joint Proxy Statement/Prospectus.

The compensation committee's goal in setting executives' compensation is to attract, retain, motivate and reward highly qualified executive officers to achieve Delphos Citizens Bancorp's business objectives. This executive compensation program is integrated with Delphos Citizens Bancorp's annual and long-term business plans in order to provide a strategic link between corporate performance and attainment of corporate goals and executive compensation. The components of the corporate compensation program are base salary, performance incentives (bonus) and the employee stock ownership program.

The president and chief executive officer has employment agreements with Delphos Citizens Bancorp and Citizens Bank of Delphos, which specify a minimum base salary and require periodic review of such salary.

Base Salaries. In determining salary levels of the executive officers, the compensation committee considers the entire compensation package, including stock plans. Rather than establishing specific performance goals, salary levels are intended to reflect the overall financial performance of Delphos Citizens Bancorp and the performance of each executive officer over time, which evaluation is subjective. The compensation committee reviews various published surveys of compensation paid to executives performing similar duties for financial institutions and their holding companies, with focus placed on financial institutions in Delphos Citizens Bancorp's market area. While salary levels are not targeted to correspond to any high, median or low end of the companies surveyed, these surveys serve as a guide for the compensation committee in determining salary levels. In December of each year, the compensation committee will determine the level of salary adjustment, if any, to take effect on February 1 of the following year for all officers of Citizens Bank of Delphos.

Performance Bonuses. Bonuses, if any, are based on a combination of a percentage of salary and dollar amounts and, at the discretion of the compensation committee, may vary. A year end performance bonus may be granted to all employees, including executive officers.

Stock Programs. The board of directors of Delphos Citizens Bancorp, the compensation committee and management believe that significant employee stock ownership is a major incentive in maximizing Delphos Citizens Bancorp's profitability and aligning the interests of employees and shareholders. Therefore, in connection with the initial public stock offering of Delphos Citizens Bancorp on November 20, 1996, the employee stock ownership plan was established. Allocations to the employee stock ownership plan are currently based on each employee's percentage of the total payroll. In addition, the stock-based incentive plan was established effective May 28, 1997.

Fiscal 2000 Compensation. In determining the salary level for the president and chief executive officer, Joseph R. Reinemeyer, for fiscal 2000, the compensation committee reviewed indicators of Delphos Citizens Bancorp's financial strength, efficiency and profitability. The compensation committee exercises its judgment and discretion, rather than attempting to set absolute targets for any of the ratios reviewed in connection with the above indicators, in determining salaries.

The president and chief executive officer's salary for fiscal 2000 was $78,000 and he was paid a bonus of $7,558, which is equivalent to 9.7% of his base salary. In addition, the president and chief executive officer participates in the employee stock ownership plan, the Citizens Bank of Delphos's 401(k) Plan and the stock-based incentive plan.

Compensation Committee

P. Douglas Harter

Robert L. Dillhoff

David Roach

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

Stock Performance Graph. The following graph shows a comparison of cumulative total shareholder return on Delphos Citizens Bancorp's common stock based on the market price of the common stock with the cumulative total return of the Nasdaq Bank Stocks Index for the period beginning on November 21, 1996, the day Delphos Citizens Bancorp's common stock began trading, through September 30, 2000.

Comparison of Total Returns of Delphos Citizens Bancorp

Nasdaq Market Index and Nasdaq Bank Stocks

[Stock Performance Graph located here]

Summary Compensation Table. The following table shows, for the fiscal years ended September 30, 2000, 1999 and 1998, the cash compensation paid by Delphos Citizens Bancorp and Citizens Bank of Delphos, as well as certain other compensation paid or accrued for those years, to the president and chief executive officer. No executive officer received compensation in excess of $100,000 during the year ended September 30, 2000.

					Long Term Compensation
		Annual Compensation(1)			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation($)(2)	RestrictedStock Awards ($)(3)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)(4)	All Other Compensation ($)

Joseph R. Reinemeyer, Chairman, President and Chief Executive Officer of the Delphos Citizens Bancorp and the Citizens Bank of Delphos	200019991998	78,000 74,250 72,730	7,558 6,975 5,892	-- -- --	63,167 -- --	-- -- --	-- -- --	33,723(5) 31,017 24,318

(1) Under Annual Compensation, the column titled "Salary" includes meeting, valuation and inspection fees received as a director of Citizens Bank of Delphos and Delphos Citizens Bancorp.

(2) "Other Annual Compensation" includes remuneration for unused "sick leave." For 2000, 1999 and 1998, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.

(3) Includes stock award of 4,607 shares granted to Mr. Reinemeyer pursuant to the stock-based incentive plan during fiscal year 2000. The dollar amount set forth in the table represents the market value of the shares awarded on the date of grant. 607 shares vested on May 28, 2000. 4000 shares will vest in three equal annual installments commencing on May 28, 2000. When shares become vested and are distributed, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) with respect thereto, plus earnings thereon. All awards vest immediately upon termination of employment due to death, disability or a change in control of Citizens Bank of Delphos or Delphos Citizens Bancorp. As of September 30, 2000, the market value of the unvested awards granted to Mr. Reinemeyer was $55,883.

(4) For 2000, 1999 and 1998, there were no payouts or awards under any long-term incentive plan.

(5) Includes $2,402 and $30,828 contributed by Citizens Bank of Delphos during fiscal year 2000 pursuant to the Citizens Bank of Delphos's 401(k) Plan and Employee Stock Ownership Plan, respectively. Includes $493 received for unused sick leave.

Employment Agreements

Mr. Reinemeyer has entered into employment agreements with Citizens Bank of Delphos and with Delphos Citizens Bancorp. The employment agreements are intended to ensure that the management base of Citizens Bank of Delphos and Delphos Citizens Bancorp remains stable. The continued success of Citizens Bank of Delphos and Delphos Citizens Bancorp depends to a significant degree on the skills and competence of Mr. Reinemeyer.

The Citizens Bank of Delphos employment agreement provides for a three-year term that the board of directors may extend annually so that the remaining term shall be three years. The Delphos Citizens Bancorp employment agreement provides for a three-year term that extends automatically on a daily basis, unless written notice of non-renewal is given to the other party by the board of directors of Delphos Citizens Bancorp or Mr. Reinemeyer. The employment agreements set forth Mr. Reinemeyer's annual base salary and provide that Mr. Reinemeyer's base salary will be reviewed at least annually. The base salary currently in effect for Mr. Reinemeyer is $78,000. In addition to the base salary, the employment agreements provide for, among other things, participation in various incentive, employee and fringe benefit arrangements. The employment agreements provide for termination of Mr. Reinemeyer's employment by Citizens Bank of Delphos or Delphos Citizens Bancorp for cause (as described in the agreements) at any time. In the event Citizens Bank of Delphos or Delphos Citizens Bancorp terminates Mr. Reinemeyer's employment for reasons other than for cause or, in the event of Mr. Reinemeyer's resignation from Citizens Bank of Delphos or Delphos Citizens Bancorp, as the case may be, upon: (1) the failure to re-elect or re-appoint Mr. Reinemeyer to his current office; (2) a material change in Mr. Reinemeyer's functions, duties or responsibilities; (3) a relocation of Mr. Reinemeyer's principal place of employment by more than 25 miles; (4) a material reduction in the benefits currently provided to Mr. Reinemeyer; (5) the liquidation or dissolution of Citizens Bank of Delphos or Delphos Citizens Bancorp; or (6) a breach of the employment agreement by Citizens Bank of Delphos or Delphos Citizens Bancorp, Mr. Reinemeyer or, in the event of Mr. Reinemeyer's death, Mr. Reinemeyer's beneficiary, would be entitled to receive an amount generally equal to the amount he would have earned if he had been employed during the remaining term of the employment agreements. In addition, Mr. Reinemeyer would receive a payment attributable to the contributions that would have been made on Mr. Reinemeyer's behalf to any employee benefit plans of Citizens Bank of Delphos or Delphos Citizens Bancorp during the remaining term of the employment agreements. Citizens Bank of Delphos and Delphos Citizens Bancorp would also continue to pay for the continuance of Mr. Reinemeyer's life, health and disability coverage for the remaining term of the employment agreement. Upon the occurrence of an event of termination, Mr. Reinemeyer is subject to a covenant not to compete with Delphos Citizens Bancorp or Citizens Bank of Delphos for one year.

Under the employment agreements, if involuntary termination or, in certain circumstances similar to some of those giving rise to an event of termination, voluntary termination of Mr. Reinemeyer's employment follows a change in control of Citizens Bank of Delphos or Delphos Citizens Bancorp, Mr. Reinemeyer or, in the event of Mr. Reinemeyer's death, Mr. Reinemeyer's beneficiary, would receive an amount generally equal to the greater of: (1) the payments due for the remaining term of the agreement or (2) three times Mr. Reinemeyer's average annual compensation for the five preceding taxable years. Citizens Bank of Delphos and Delphos Citizens Bancorp would also continue to pay for the continuance of Mr. Reinemeyer's life, health, and disability coverage for thirty-six months. Delphos Citizens Bancorp employment agreement also provides that Delphos Citizens Bancorp will reimburse Mr. Reinemeyer for excise taxes imposed on any "excess parachute payments," as defined under section 280G of the Code, made under the agreement or otherwise, and any additional taxes imposed as a result of such reimbursement in order to put Mr. Reinemeyer in the same economic position in which he would have been had no excise tax been imposed in connection with the payments covered by Section 280G. Notwithstanding that both of the employment agreements provide for a severance payment in the event of a change in control, Mr. Reinemeyer may not receive duplicative payments under the agreements. In connection with the merger of Delphos Citizens Bancorp with and into United Bancshares, Mr. Reinemeyer has agreed to accept a lump sum payment of $383,000 as consideration for terminating his employment agreements and signing a non-competition agreement.

Payments to Mr. Reinemeyer under the Citizens Bank of Delphos employment agreement are guaranteed by Delphos Citizens Bancorp in the event that payments or benefits are not paid by Citizens Bank of Delphos. Payments under the Delphos Citizens Bancorp employment agreement would be made by Delphos Citizens Bancorp. All reasonable costs and legal fees paid or incurred by Mr. Reinemeyer pursuant to any dispute or question of interpretation relating to the employment agreements will be paid by Delphos Citizens Bancorp or Citizens Bank of Delphos, if Mr. Reinemeyer is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that Citizens Bank of Delphos and Delphos Citizens Bancorp shall indemnify Mr. Reinemeyer to the fullest extent allowable under applicable law.

ESOP Restoration Plan

Citizens Bank of Delphos sponsors the Citizens Bank of Delphos ESOP restoration plan, a non-qualified deferred compensation plan that benefits certain individuals designated by the board of directors. The restoration plan provides eligible individuals with benefits that Citizens Bank of Delphos would have provided to the individual under the tax-qualified employee stock ownership plan, but that it could not provide under such plan as a result of certain limitations imposed by the tax code. Currently, only Mr. Reinemeyer participates in the restoration plan.

In addition to providing for benefits lost under the employee stock ownership plan as a result of the annual limitations imposed by the tax code, the restoration plan also provides benefits to designated individuals who retire or whose expected benefit is reduced under the employee stock ownership plan as a result of a change in control before the complete scheduled repayment of the employee stock ownership plan loan. Generally, upon such an event, the restoration plan provides the individual with a benefit equal to what the individual would have received under the employee stock ownership plan had he remained employed throughout the scheduled term of the employee stock ownership plan loan less the benefits actually provided on his behalf under the employee stock ownership plan. Benefits under the restoration plan generally become payable at the same time and in the same form as benefits under the employee stock ownership plan.

Incentive Plan. Delphos Citizens Bancorp maintains the stock-based incentive plan, which provides discretionary awards of options to purchase common stock, option-related awards and awards of common stock to officers, directors and key employees as determined by a committee of the board of directors. Awards of common stock to the chief executive officer is provided under "Restricted Stock Awards" in the "Summary Compensation Table." There were no grants of options under the stock-based incentive plan to the president and chief executive officer during fiscal 2000.

The following table provides certain information with respect to the number of shares of common stock represented by outstanding options held by the chief executive officer as of September 30, 2000. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the common stock.

Fiscal Year-End Option/SAR Value

Name	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)(1)		Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End($)(2)(3)
	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph R. Reinemeyer	30579	20389	$0	$0

(1) The options in this table have an exercise price of $14.00.

(2) The price of the common stock on September 30, 2000 was $12.13.

(3) Based on the market value of the underlying common stock at fiscal year end, minus the exercise price.

Transactions With Certain Related Persons

Citizens Bank of Delphos currently makes loans to employees, executive officers and directors on the same terms and conditions offered to the general public. The Citizens Bank of Delphos's policy provides that all loans made by Citizens Bank of Delphos to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. Any loan made to an executive officer or director must be approved by the board of directors prior to its being committed. As of September 30, 2000, all loans outstanding to a director or executive officer of Citizens Bank of Delphos were made by Citizens Bank of Delphos in the ordinary course of business, with no favorable terms and such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Delphos Citizens Bancorp intends that all transactions between Delphos Citizens Bancorp and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to Delphos Citizens Bancorp than could have been obtained by it in arm's-length negotiations with unaffiliated persons and are required to be approved by a majority of independent outside directors of Delphos Citizens Bancorp not having any interest in the transaction.

Accountants

United Bancshares. United Bancshares dismissed its former independent auditor, E.S. Evans and Company, on May 3, 2000 upon the recommendation and approval of the board of directors. The reports on the financial statements for the past two years did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles. In the past two years, there have been no disagreements with E.S. Evans and Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

United Bancshares engaged Clifton Gunderson, Ltd. as its new independent auditor on May 4, 2000.

Delphos Citizens Bancorp. Delphos Citizens Bancorp's independent auditors for the fiscal year ended September 30, 2000 were Crowe, Chizek and Company LLP. The Delphos Citizens Bancorp's board of directors has reappointed Crowe, Chizek and Company LLP to continue as independent auditors for Citizens Bank of Delphos and Delphos Citizens Bancorp for the fiscal year ending September 30, 2001, subject to ratification of such appointment by the Delphos Citizens Bancorp's shareholders.

Representatives of Crowe, Chizek and Company LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the annual meeting.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted FOR ratification of the appointment of Crowe, Chizek and Company LLP as the independent auditors of Delphos Citizens Bancorp.

The board of directors recommends that you vote "FOR" ratification of the appointment of Crowe, Chizek and Company LLP as the independent auditors of Delphos Citizens Bancorp.

Shareholder Proposals

Proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders of United Bancshares must be received by United Bancshares by November 12, 2000.

In the event the merger is not consummated before the annual meeting of shareholders of Delphos Citizens Bancorp to be held in 2002, any shareholder who wishes to present a proposal for inclusion in the proxy materials for such annual meeting, must deliver such proposal to the Secretary of Delphos Citizens Bancorp at the address set forth in this Joint Proxy Statement/Prospectus on page 4 not later than September 7, 2001. Any such proposal will be subject to 17 C.F.R. Section 240.14a-8 of the Rules and Regulations under the Exchange Act of 1934.

Legal Matters

Certain legal matters will be passed upon for United Bancshares by Dinsmore & Shohl LLP, its special legal counsel, 1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202.

Certain legal matters will be passed upon for Delphos Citizens Bancorp by Muldoon, Murphy & Faucette, its special legal counsel, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016.

Experts

The consolidated financial statements of United Bancshares included in this document to the extent and for the periods indicated in their reports have been audited by E.S. Evans and Company, independent certified public accountants, and are included in this document in reliance upon the authority of E.S. Evans and Company as experts in accounting and auditing.

The financial statements of The Bank of Leipsic Company included in this document to the extent and for the periods indicated in their reports have been audited by Clifton Gunderson Ltd., independent certified public accountants, and are included in this document in reliance upon the authority of Clifton Gunderson Ltd. as experts in accounting and auditing.

The consolidated financial statements of Delphos Citizens Bancorp included in this document to the extent and for the periods indicated in their reports have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, and are included in this document in reliance upon the authority of Crowe, Chizek and Company LLP as experts in accounting and auditing.

Where You Can Find More Information

United Bancshares and Delphos Citizens Bancorp each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. United Bancshares' and Delphos Citizens Bancorp's public filings also are available to the public from commercial document retrieval services and at the Internet Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Delphos Citizens Bancorp also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

Other Business

It is not anticipated that any other business will arise at the meetings of shareholders of United Bancshares or Delphos Citizens Bancorp. The management of United Bancshares and Delphos Citizens Bancorp have no other business to present and do not know of any other person who will present any other business. However, if any other business should be presented at either the special meeting of United Bancshares or the annual meeting of Delphos Citizens Bancorp, the persons named on your companys proxy will vote thereon according to their best judgment in the interests of the company they represent.

By Order of the Board of Directors,		By Order of the Board of Directors,
E. Eugene Lehman, President		Joseph R. Reinemeyer, President,
United Bancshares, Inc.		Chief Executive Officer and Chairman of the Board
Delphos Citizens Bancorp, Inc.
Dated:	January 5, 2001	Dated:	January 5, 2001

INDEX TO FINANCIAL STATEMENTS

OF UNITED BANCSHARES, INC.

FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

AND THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2000

UNITED BANCSHARES, INC.

SEPTEMBER 30, 2000

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	September 30, 2000	December 31, 1999
ASSETS
Cash and cash equivalents:
Cash and due from banks	$5371	$6,349
Interest-bearing deposits in other banks	147	125
Federal funds sold	4103	2298
Total cash and cash equivalents	9621 =====	8772 ======
Available-for-sale investment securities, at estimated fair value	54249	5264
(amortized cost of $56,008 and $54,713 at September 30,
2000 and December 31, 1999, respectively)
Loans	179661	167229
Allowance for loan losses	-1804	-1673
Net loans	177857	165556
Premises and equipment, net	4238	4181
Other assets	6569	6259
Total assets	$252,534 ======	$237,032 =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$15373	$15,590
Interest bearing	18477 3	182540
Total deposits	200146	198130
Federal Home Loan Bank borrowings	32443	19195
Federal funds purchased and other borrowings	275	275
Accrued expenses and other liabilities	1306	1357
Total liabilities	234170	218957
Shareholders' Equity
Common stock, $1 stated value, 3,750,000 shares
Authorized - 2,300,646 shares issued at September 30,	2301	2284
2000 and 2,283,635 shares issued at
36524
Capital surplus	1955	1890
Retained earnings	16183	15,517
Accumulated other comprehensive loss	-1161	-1616
	19278	18075
Treasury stock, at cost, 53,318 shares	-914	-
Total shareholders' equity	18364	18075
Total liabilities and shareholders' equity	$252534 ======	$237032 ======

UNITED BANCSHARES, INC.

SEPTEMBER 30, 2000

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2000	1999	2000	1999
Interest income	$4,873	$4,187	$13964	$12,308
Interest expense	2855	2129	7683	6361
Net interest income	2,018	2,058	6,281	5947
Provision for loan losses	118	87	333	233
Net interest income after
provision for loan losses	1,900	1,971	5,948	5714
Other income	263	253	750	752
Gain (loss) on securities transactions	4	10	3	14
Other expenses	1727	1478	4931	4512
Income before income taxes	440	756	1,770	1968
Income taxes	65	179	359	411
Net Income	$375	$577	$1411	$1557
Basic earnings per share	$0.16	$0(25	$0(62	$0(68
Diluted earnings per share	$0.16	$0(24	$0(59	$0.65
Weighted average shares
outstanding (basic)	2298549	2274189	2,293,968	2274067
Weighted average shares
outstanding (diluted)	2409448	2,409,448	2,409,448	2409448
Cash dividends declared	$247	$291	$746	$502
Cash dividend per share	$0.11	$0(13	$0(33	$0.22
Comprehensive income	$1,217	$269	$1,867	$-306

UNITED BANCSHARES, INC.

SEPTEMBER 30, 2000

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2000	1999
Cash flows from operating activities:
Net income	$1411	$1557
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	333	233
Depreciation, amortization and accretion	284	223
Increase in other assets	519	-23
(Decrease) increase in other liabilities	-52	-150
Net cash provided by operating activities	2495	1840
Cash flows from investing activities:
Net proceeds from sales/(purchases) of
available for sale securities	-2128	8756
Net increase in loans	(12,634)	-21400
(Increase)/decrease in other real estate owned	(230)	3
Expenditures for premises and equipment	-341	-205
Net cash provided by (used in) investing activities	-15333	-12846
Cash flows from financing activities:
Net (decrease)increase in deposits	2,016	8616
Federal Home Loan Bank borrowings:
Borrowings	13,500	14285
Repayments	(252)	-16053
Net increase (decrease) in Federal funds purchased
and other borrowings	-	-195
Cash dividends paid	(746)	(502)
Purchase of treasury stock	(914)	-
Redemption of fractional shares	-	-3
Exercise of stock options	83	26
Net cash provided by (used in) financing activities	13687	6174
Net (decrease) increase in cash and cash equivalents	849	-4832
Cash and cash equivalents at beginning of period	8772	9284
Cash and cash equivalents at end of period	$9621 ======	$4452 ======

NOTES TO FINANCIAL STATEMENTS (Unaudited)

Basis of Presentation

The accounting and reporting policies of United Bancshares generally accepted accounting principles and to general practices within the banking industry. The Company considers all of its principal activities to be banking related. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

Acquisitions

On February 1, 2000, the Company completed the acquisition of The Bank of Leipsic Company in an exchange of stock that was accounted for as a pooling of interests. As a result, the financial position and results of operations of The Bank of Leipsic Company are consolidated within the accompanying financial statements for all periods presented.

During the third quarter of 2000, an Affiliation Agreement was signed with Delphos Citizens Bancorp whereby Delphos Citizens Bancorp will merge with and into United Bancshares. The agreement is subject to approval by shareholders of both organizations as well as regulatory bodies. Form 8-K was filed during the quarter disclosing this proposed transaction.

In October, 2000, the Union Bank applied for a full-service branch to be located at 215 W. Market Street, Lima, Ohio. This branch will be located in a facility purchased in November, 2000. The tentative opening date of this branch is December, 2000.

Accounting Standard Implemented in 2000

In June, 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. Under Statement 133, derivatives are recognized on the balance sheet at fair value as an asset or liability. Changes in the fair value of derivatives is reported as a component of other comprehensive income or recognized as earnings through the income statement depending on the nature of the instrument. Statement 137 was issued in June 1999, and deferred the effectiveness of Statement 133 to all quarters of fiscal years beginning after June 15, 2000, with earlier adoption permitted. There was no impact on the Company's consolidated financial statements as a result of adopting Statement 133 during the third quarter of 2000 since the Company did not hold any derivative instruments or conduct hedging activities during the period.

Generally accepted accounting principles require an entity that sells loans with servicing rights retained to allocate the total cost of the loan to the mortgage servicing rights and the loans based on their relative values. The Company has not yet adopted the policy of allocating the value of service rights retained. However, in October, 2000, the Company engaged a consultant to assist in the determination of the fair value of mortgage servicing rights and expects to record the face value of mortgaging servicing rights in the December 31, 2000 consolidated financial statements.

February 25, 2000

INDEPENDENT AUDITORS' REPORT

Shareholders

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for 1999, 1998, and 1997 in conformity with generally accepted accounting principles.

/s/ E.S. Evans and Company

E.S. Evans and Company

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
ASSETS	1999	1998
Cash and Due from Banks	$4066439	$3515223
Federal Funds Sold	1075000	-
Investment Securities - Note B	25990791	34510429
Loans, Net of Allowance for Loan Losses of
$1,207,015 and $1,198,103, respectively - Note C	127711510	107297139
Other Assets -
Premises and Equipment, net - Note D	3698357	3649082
Interest Receivable	1168317	1160897
Deferred Income Tax - Note F	961995	208984
Other Real Estate Owned	395269	398228
Other Assets	1,895,785 -------------	1,919,308 -------------
Total Other Assets	8,119,723 -------------	7,336,499 -------------
Total Assets	$166,963,463 =========	$152,659,290 =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits - Note E
Noninterest-Bearing	$10547736	$10368018
Interest-Bearing	130,730,375 ---------------	120,594,846 ---------------
Total Deposits	141,278,111 ---------------	130,962,864 --------------
Federal Funds Purchased	-	2175000
Federal Home Loan Bank Borrowing - Note J	14646740	8358825
Other Borrowed Funds	275000	19970
Interest Payable	244563	242959
Other Liabilities	669,948 --------------	567,479 --------------
Total Liabilities	157,114,362 --------------	142,327,097 --------------
Shareholders' Equity -
Common Stock, Stated Value $1; 3,750,000 shares authorized; 1,198,677	1198677	1176800
and 1,176,800 shares issued and outstanding, respectively
Capital Surplus	1889936	1726502
Retained Earnings	7950602	7124919
Accumulated Other Comprehensive Income/(Loss)	(1,190,114) --------------	303,972 --------------
Total Shareholders' Equity	9,849,101 --------------	10,332,193 --------------
Total Liabilities and Shareholders' Equity	$166,963,463 =========	$152,659,290 =========

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the Three years Ended December 31, 1999, 1998 and 1997

	Year ended December 31,
	1999	1998	1997
Interest Income
Interest and Fees from Loans	$10225434	$8567145	$7457127
Interest from Investments -
Taxable	882103	1016832	1420770
Tax-exempt	708926	762672	363172
Other	42,066 --------------	58,599 --------------	37,251 --------------
Total Interest Income	11,858,529 --------------	10,405,248 --------------	9,278,320 --------------
Interest Expense -
Deposits -
Demand, Savings, and Money Market Accounts	836689	842063	870614
Time Deposits	5007690	4474785	3753390
Borrowings	369,862 --------------	239,860 --------------	256,258 --------------
Total Interest Expense	6,214,241 --------------	5,556,708 --------------	4,880,262 --------------

Net Interest Income	5644288	4848540	4398058
Provision for Loan Losses	283,850 --------------	180,000 --------------	130,000 --------------
Net Interest Income, After Provisions for Loan Losses	5360438	4668540	4268058

Noninterest Income -
Service Charges on Deposit Accounts	422994	338425	270798
Securities Gains/(Losses)	8335	356629	21583
Gains from Sales of Loans	58277	171484	89815
Other	315,629 --------------	136,327 --------------	120,360 --------------
Total Noninterest Income	805,235 --------------	1,002,865 --------------	502,556 --------------

Noninterest Expense -
Salary and Related Costs	2370065	2099248	1589073
Net Occupancy Costs	473892	551998	390728
Data Processing Costs	302455	168569	131286
Stationery and Supplies Costs	123718	133748	104173
Advertising Costs	107015	146120	139914
Franchise Tax Costs	131460	122234	101578
Other Costs	959,016 --------------	828,060 --------------	582,153 --------------
Total Noninterest Expense	4,467,621 --------------	4,049,977 --------------	3,038,905 --------------

Income Before Income Taxes	1698052	1621428	1731709
Provision for Income Taxes	349444	301861	351233
	--------------	--------------	--------------
Income After Income Taxes	1348608	1319567	1380476
(Loss), After Applicable Income Taxes, of
Operating Loss of Unconsolidated Subsidiary	(12,373) --------------	- --------------	- --------------

Net Income	$1,336,235 ========	$1,319,567 ========	$1,380,476 ========
Net Income Per Common Share -
Basic	$1.12 ========	$1.14 =======	$1.29 =======
Diluted	$1.01 ========	$1.01 =======	$1.08 =======

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the Three Years Ended December 31, 1999, 1998 and 1997

	Common Stock	Capital in Excess of Stated Value	Retained Earnings	Other Comprehensive Income		Treasury Stock	Total Shareholders Equity
BALANCES JANUARY 1, 1997	$258446	$1555657	$4984710	$-39604		$-	$6759209

COMPREHENSIVE INCOME
Net Income	-	-	1380476	-		-	1380476

Net Change in Unrealized
Gains on Securities
Available for Sale,
Net of Taxes of
$62,601 - Note B	-	-	-	121520		-	121,520 -----------
TOTAL COMPREHENSIVE
INCOME							1501996

Stock Dividends	6612	222577	-229189	-		-	-
Purchase of Treasury Stock	-	-	-	-		-212284	-212284
Exercise of Stock Options -
Note L	16,786 -----------	414,085 -----------	- -----------	- -----------		- -----------	430,871 -----------

BALANCES, DECEMBER 31, 1997	281844	2192319	6135997	81916		-212284	8479792

COMPREHENSIVE INCOME
Net Income			1319567				1319567

Net Change in Unrealized
Gains on Securities
Available for Sale,
Net of Taxes of
$114,392 - Note B	-	-	-	222056		-	222,056 -----------
TOTAL COMPREHENSIVE
INCOME							1541623

Stock Split	861421	-861421					-
Stock Dividends	22909	307734	-330645				-2
Sale of Treasury Stock						212284	212284
Redeem Fractional Shares		-7707					-7707
Exercise of Stock Options -
Note L	10,626 -----------	95,577 -----------	- -----------	- -----------		- -----------	106,203 -----------

BALANCES, DECEMBER 31, 1998	1176800	1726502	7124919	303972		-	10332193

COMPREHENSIVE INCOME
Net Income			1336235				1336235

Net Change in Unrealized
Gains on Securities
Available for Sale,
Net of Taxes of
($769,681) - Note B	-	-	-	-1494086		-	-1494086
TOTAL COMPREHENSIVE LOSS							-157851

Stock Dividends	7213	109998	-117211				-
Redeem Fractional Shares		-3354					-3354
Cash Dividends Paid			-393341				-393341
Exercise of Stock Options -
Note L	14,664 ---------	56,790 -----------	- -----------	- -----------		- -----------	71,454 ----------
BALANCES, DECEMBER 31, 1999	$1,198,677 ========	$1,889,936 ========	$7,950,602 =======	$(1,190,114) ========	$	- ========	$9,849,101 =======

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UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Years Ended December 31, 1999, 1998 and 1997

	Year ended December 31,
	1999	1998	1997
Cash Flows from Operating Activities:
Net Income	$1336235	$1319567	$1380476
Adjustments -
Depreciation and Amortization	267872	216482	173084
Provision for Loan Losses	283850	180000	130000
Decrease/(Increase) in Other Assets	16103	-581841	-684022
Decrease/(Increase) in Deferred Income Tax	-753011	58840	3042
Increase/(Decrease) in Other Liabilities	104,074 -------------	23,029 -------------	380,636 -------------
Net Cash Provided by Operating Activities	1,255,123 -------------	1,216,077 -------------	1,383,216 -------------
Cash Flows from Investing Activities:
Purchase of Securities to be held to Maturity	-	-	-2988688
Proceeds from Maturities of Securities
to be Held to Maturity	-	-	8092670
Purchase of Available for Sale Securities	-9565629	-30498235	-10271196
Proceeds from Sales and Maturities of
Available for Sale Securities	16591180	23426951	2602777
Net (Increase) in Loans	-20423283	-21837255	-11979489
Recovery of Loans Written Off as Uncollectible	96901	87533	254877
Loans Charged Off	-371839	-176952	-272894
Fixed Assets Acquired	-317147	-1429398	-747726
(Increase)/Decrease in Other Real Estate Owned	2,959 -------------	(354,615) -------------	(38,165) -------------
Net Cash Used in Investing Activities	(13,986,858) --------------	(30,781,971) --------------	(15,347,834) --------------
Cash Flows from Financing Activities
Net (Payments)/Proceeds from Borrowing	4367945	7275673	-237454
Net Increase in Deposit Accounts	10315247	23054255	13019607
Sale/(Purchase) of Treasury Stock	-	212284	-212284
Cash Dividends Paid	-393341	-	-
Redemption of Fractional Shares	-3354	-7707	-
Exercise of Stock Options	71,454 -------------	106,203 -------------	430,871 -------------
Net Cash Provided by Financing Activities	14,357,951 -------------	30,640,708 -------------	13,000,740 -------------
Net Change in Cash and Cash Equivalents	1626216	1074814	-963878
Cash and Cash Equivalents at January 1	3,515,223 -------------	2,440,409 -------------	3,404,287 -------------
Cash and Cash Equivalents at End of Period	$5,141,439 =========	$3,515,223 =========	$2,440,409 =========
Cash Paid During the Year for:
Interest	$6212637	$5525642	$4851623
Income Taxes	$350500	$629640	$96000

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 1999 and 1998

Note A - Summary of Significant Accounting Policies

Nature of Operations

The Company's subsidiary, The Union Bank Company, operates under a State Bank Charter and provides full banking services. As a state bank, the Bank is subject to regulation of the State of Ohio, the Federal Reserve and the Federal Deposit Insurance Corporation. The area served by The Union Bank Company is West Central Ohio. Services are provided through offices in Columbus Grove, Kalida, Ottawa, and Lima.

Consolidation

The consolidated financial statements include the accounts of United Bancshares, Inc. ("Company"), and its wholly-owned subsidiary, The Union Bank Company ("Bank"), after elimination of intercompany transactions and balances. The supplementary statements labeled Parent Only reflect United Bancshares, Inc.'s investment in Union Bank under the equity method of accounting.

Investment Securities

The Bank's investment securities are generally classified as Available for Sale. Securities available for sale are those securities not classified as trading securities nor as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholders' equity until realized. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

Loans and Allowance for Loan Losses

Loans are reported at the amount of unpaid principal, reduced by unearned discount and an allowance for possible loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

From time to time, the Bank elects to sell a portion of its residential mortgage loans. At the time of sale, gain or loss is determined by comparing the proceeds with the book value. Such gain or loss is reflected as a component of noninterest income.

The impairment of a loan is measured based upon the present value of anticipated future cash flows, discounted at the loan's effective interest rate, or on the underlying future cash flows, discounted at the loan's effective interest rate, or on the underlying value of collateral for collateral dependent loans. The impaired loan's value in excess of the expected cash flows or collateral value, is specifically charged to the allowance for loan losses.

Mortgage Servicing Rights

SFAS No. 122, "Accounting for Mortgage Servicing Rights" requires an entity that sells mortgage loans with servicing rights retained to allocate the total cost of the mortgage loan to the mortgage servicing rights and the loans based on their relative fair values. Under SFAS No. 122, if it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans without the servicing rights, the entire cost of originating the mortgage loan shall be allocated to the mortgage loan and no cost shall be allocated to the servicing rights. Due to the lack of a comprehensive valuation methodology, management has determined it is not practicable to estimate the fair values of the mortgage servicing rights.

Other Real Estate

Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or fair market value. At the date of acquisition, any losses are charged to the allowance for loan losses.

Bank Premises and Equipment

Building and equipment are stated at cost, less accumulated depreciation, computed on the straight line and declining balance methods over the estimated useful lives. Expenditures, for betterment's and renewals, which extend useful lives, are added to the basis of the assets. Gains and losses on retirements and disposals are included in net income.

Income Taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes. The differences relate principally to the provision for loan losses and certain compensation plans, and unrealized holding gains and losses on securities available for sale.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

For the statements of cash flows, cash and cash equivalents includes cash on hand, correspondent bank accounts, and federal funds sold.

Treasury Stock

Treasury shares acquired are reported at cost.

Stock Based Compensation

The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations in accounting for its stock-based compensation plans. In 1995, the FASB issued Statements of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" which is effective for fiscal years beginning after December 15, 1995. Under SFAS No. 123, companies may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB No. 25. The Company has elected to continue to apply the provision of APB No. 25.

Stock Dividends and Splits

All per share and average share information have been restated in accordance with SFAS No. 128. Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Stock splits are recorded by adjusting common stock and additional paid-in capital by the par value of the additional shares. On May 20, 1998, the Board of Directors declared a four-for-one stock split, paid on June 1, 1998, increasing shares outstanding by 861,421 shares.

Investment in Unconsolidated Subsidiary

The Company, along with six other financial organizations, has an investment in Northwest Financial Services, LLC. Each of the organizations, including the Company, has a 1/7 ownership position in Northwest. Northwest provides item processing of deposit documents for the owner organizations and began operations in 1999. The Company accounts for its investment in Northwest on the equity method. This means that the Company's share of income or loss is reflected as a separate amount on the Statement of Income. The carrying amount of the investment is adjusted for this amount also.

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Note B - Investment Securities

Carrying amounts and approximate market values of investments securities are summarized as follows:

December 31, 1999
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Available for Sale -
U. S. Treasury & Agency	$ 2,213,302	$ 26,262	$ (38,955)	$ 2,200,609
State and Municipal	16160489	15490	-1492195	14683784
Mortgaged Backed	8085441	23967	-245443	7863965
Other	1,334,762 ---------------	- ---------------	(92,329) ---------------	1,242,433 ---------------
Total	$ 27,793,994 ==========	$ 65,719 ==========	$ (1,868,922) ==========	$ 25,990,791 ==========

December 31, 1998
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Available for Sale -
U. S. Treasury & Agency	$ 3,051,186	$ 105,340	$ -	$ 3,156,526
State and Municipal	19581835	457819	-143617	19896037
Mortgaged Backed	10049986	126294	-19451	10156829
Other	1,366,859 ----------------	3,668 ----------------	(69,490) ----------------	1,301,037 ----------------
Total	$ 34,049,866 ==========	$ 693,121 ==========	$ (232,558) ==========	$ 34,510,429 ==========

Government and agency securities have been pledged to secure public funds on deposit in the amounts of $2,207,000 and $3,462,000 for 1999 and 1998, respectively. Included in the Securities Available for Sale - Other Securities category is Federal Home Loan Bank stock in the amount of $732,500 for 1999 and $565,200 for 1998. Although classified as available for sale, the ownership of these stocks is restricted and they lack a ready market. Accordingly, both amortized cost and fair value are considered to be the original cost.

The scheduled maturities of securities to be held to maturity and securities available for sale at December 31, 1999 were as follows:

	Securities Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$-	$-
Due from 1 to 5 years	2026895	2036990
Due from 6 to 10 years	1020064	990570
Due more than 10 years	15326833	13856833
Mortgage Backed Securities	8085441	7863965
Other - No Stated Maturity	1334761	1242433
	$27,793,994 =========	$25,990,791 =========

Standards issued by the Financial Accounting Standards Board call for investments classified as held to maturity to be recorded at cost while those classified as available for sale are to be reflected at market value, with corresponding unrealized gains or losses, net of tax effect, reported as a separate component of shareholders' equity until realized. As permitted by the Financial Accounting Standards Board, transfers were made from held to maturity to available for sale during 1998. At the transfer date, securities with a book value of $10,401,137 were transferred from held to maturity to available for sale. The market value of these securities was $10,711,000 with a resulting unrealized gain, net of tax, of $204,510

For all securities classified as available for sale, a net unrealized (loss) of ($1,803,204) existed at December 31, 1999. At December 31, 1998, the net unrealized gain was $460,563.

Note C - Loans

Major classifications of loans are as follows:

	December 31,
	1999	1998
Residential Real Estate	$50,132,861	$44,418,051
Commercial	41,993,358	32,345,088
Agri/Business	21,871,499	16,958,492
Consumer	14,206,168	14,140,470
Credit Cards	714,639 -------------	633,141 -------------
Total Loans	128,918,525	108495242
Allowance for Loan Losses	(1,207,015) -------------	(1,198,103) -------------
Loans - Net	$127,711,510 =========	$107,297,139 =========

Non-performing loans are those on which the accrual of interest has been discontinued. These loans totaled $348,000 at December 31, 1999 and $539,000 at December 31, 1998. Interest income on those loans is recorded only when received.

Impaired loans were $39,599 and $485,569 at December 31, 1999 and 1998, respectively. No specific allocation of the allowance for loan losses has been made for these loans.

Activity within the allowance for the loan losses was:

	December 31,
	1999	1998	1997
Balance, Beginning of Year	$1198103	$1107522	$995539
Provision for Loan Losses	283850	180000	130000
Charge-Offs and Recoveries-
Total Charge-Offs	-371839	-176952	-272894
Recoveries	96901	87533	254877
Net Charge-Offs	-274938	-89419	-18017
Balance, End of Year	$1,207,015 ==========	$1,198,103 ==========	$1,107,522 =========

Note D - Premises and Equipment

	December 31,
	1999	1998
Land	$987794	$990294
Buildings	3170828	3046734
Furniture and Fixtures	1,791,557 -------------	1,592,680 -------------
Total	5950179	5629708
Less: Accumulated Depreciation	(2,251,822) -------------	(1,980,626) -------------
Book Value	$3,698,357 ========	$3,649,082 ========

Depreciation and amortization expense amounted to $267,872 and $216,482 for 1999 and 1998, respectively.

Note E - Deposits

The following is an expected maturity distribution savings and time deposits at December 31:

	1999	1998
Due in one year or less	$120116722	$98782758
Due between one and three years	9625004	21387049
Due over three years	988649	425039
Totals	$130,730,375 =========	$120,594,846 =========

As of December 31, 1999 and 1998, there were $10,415,459 and $8,046,176 of time deposits greater than $100,000. At December 31, 1999 and 1998, there were $126,771 and $134,465 of overdraft deposit relationships classified as loans.

The total amount of public funds held on deposit as of December 31, 1999 and 1998, was $3,753,339 and $3,309,842. In connection with these deposits, $4,046,000 and $3,462,000 of investments securities were pledged as collateral.

Note F - Income Taxes

Accumulated deferred income taxes of $961,995, $208,984 and $267,824 for 1999, 1998 and 1997, respectively, represent the tax effect of the cumulative excess of provision for loan losses over the deduction for federal income tax purposes, the tax effect of the net change in unrealized appreciation on securities available for sale, and the timing difference on certain compensation-related expenses.

The total income taxes reflected in the statement of income are:

	December 31,
	1999	1998	1997
Currently Payable	$391758	$357406	$410856
Deferred	(42,314) -------------	(55,545) -------------	(59,623) -------------
Net	$349,444 =======	$301,861 =======	$351,233 ========

The principal reasons for the difference in the effective tax rate and the federal statutory rate are as follows:

	December 31,
	1999	1998	1997
Statutory Federal Income Tax Rate	34%	34%	34%
Effect on Rate of -
Tax Exempt Securities Income	(14)	(16)	(8)
Loan Losses	0	0	2
Stock Options Exercised	(2)	(2)	(5)
Credits	0	0	(1)
Other, Net	3	3	-2
Tax Rate Based on Reported Income	21% =====	19% =====	20% =====

Note G - Commitments and Contingencies

In the normal course of business, there are various commitments and contingent liabilities (such as guarantees, commitments to extend credit, letters of credit and lines of credit) which are properly not recorded in the financial statements. At December 31, 1999, the Bank had commitments to customers for $134,000 of commercial letters of credit and $19,853,000 of loan commitments. In the opinion of management, these do not represent unusual risk.

The Bank is also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Bank in connection with such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.

Note H - Loans to Related Parties

Loans to related parties include loans made to directors, executive officers and their associates, as defined.

The aggregate dollar amount of these loans was $1,157,000 and $1,105,000 at December 31, 1999 and 1998, respectively.

Note I - Employee Benefit Plans

The Company has a profit sharing/401(k) plan. Under the terms of the plan, each active participant may make a voluntary contribution of up to 12% of pay. The Bank provides a discretionary matching contribution, which for 1999, 1998, and 1997 was 50% of an employee's contribution. This matching contribution is limited to a maximum of a 6% employee contribution. For 1999, 1998 and 1997, Bank matching contributions were $45,109, $38,394 and $28,980, respectively.

The Bank also makes discretionary contributions to the profit sharing plan. For 1999, 1998 and 1997, 6%, 6% and 6% of eligible compensation was contributed, $99,515, $94,625 and $74,189, respectively.

The Bank has a nonqualified deferred compensation plan covering certain key employees. Such plan is indirectly funded by purchasing Bank owned life insurance products. Included in other assets on the consolidated balance sheets were $1,426,495 and $1,333,904 which represent the balances in the insurance deposit accounts at December 31, 1999 and 1998, respectively.

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Note J - Federal Home Loan Bank Borrowing

Borrowing from the Federal Home Loan Bank consisted of the following amounts:

		December 31,
Maturity Date	Rate	1999	1998
April 1, 2009	6(1	$ 204,166	$ 226,042
November 1, 2004	7.95	5524	9068
November 1, 2014	8.60	12300	17897
December 1, 2009	8.50	16668	24962
December 1, 2014	8.75	21970	31944
December 1, 2014	8.40	32804	47744
December 1, 2014	8.70	42467	60824
December 1, 2014	8.65	10063	14415
December 1, 2014	8.65	41565	59540
January 1, 2015	8.70	18438	26399
January 1, 2015	8.80	19986	28609
February 1, 2015	8.70	14086	20162
March 1, 2015	8.65	12574	17994
March 1, 2015	8.55	26142	37997
March 1, 2015	8.40	15068	21910
April 1, 2015	8(1	10910	15433
April 1, 2015	7.95	46133	65284
June 1, 2015	7.95	67877	96025
November 1, 2015	6.80	27999	36576
February 16, 1999	5.02	-	2000000
February 17, 1999	5.02	-	1500000
February 22, 1999	5.02	-	2000000
March 17, 1999	5.02	-	2000000
August 31, 2000	6.11	8000000	-
September 2, 2009	5(52	6000000	-
Totals		$ 14,646,740 ==========	$ 8,358,825 =========

These advances are secured by certain residential mortgage loans with book values of $37,005,803 and $12,538,238 at December 31, 1999 and 1998, respectively. At December 31, 1999, the Bank had a line of credit from The Federal Home Loan Bank in the amount of $18,000,000. The Bank has the option of selecting from both variable and fixed rate borrowing products. All borrowings are secured by Federal Home Loan Bank stock and mortgages owned by the Bank totaling 150% of the outstanding borrowings. At December 31, 1999, the Bank had borrowed $14,000,000 on this line, as reflected by the 2000 and 2009 maturities reflected above.

Note K - Concentrations of Credit

Substantially all of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

Note L - Stock Dividends

In recent years, the Company's dividends are in the form of stock, with a cash redemption option available to shareholders. During 1999, 1998, and 1997, there were 7,213, 28,090 and 26,448 shares issued as dividends, respectively. For the last three quarters of 1999, cash dividends totaling $393,341 were paid. The merger agreement with The Bank of Leipsic reflects the intent to distribute cash dividends approximating 30% of net income in the future, subject to approval by the Board of Directors.

Note M - Stock Options

The Company maintains both qualified and nonqualified stock option plans, under which directors and Bank officers are entitled to purchase common shares. The plans generally provide that the exercise price of any stock option may not be less than the fair market value of the common stock on the date of the grant. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized for financial statement purposes. Any subsequent tax benefit from the exercise is recorded on the Company's books as an addition to capital surplus.

All options granted since plan inception have been adjusted for the effects of common stock dividends as well as the 1998 stock split. Because the effects of applying the fair value method of accounting for stock options under SFAS No. 123 are not materially different from amounts reported in the consolidated financial statements, fair value and proforma information has not been provided.

The following summarizes the Company's stock options as of December 31, 1999, 1998 and 1997, and the changes for the years then ended:

	1999
	Number of	Weighted Average
	Shares	Exercise Price
Outstanding at the beginning of year	139636	$5(58
Granted	-	-
Adjustments for stock splits/dividends	840	-0(01
Exercised	-14663	4(76
Forfeited	-	-
Expired	-	-
Outstanding at the end of the year	125813	$5(63
Exercisable at the end of the year	125813	$5(63

	1998
	Number of Shares	Weighted Average Exercise Price

Outstanding at the beginning of year	35395	$20(06
Granted	15989	11
Adjustments for stock splits/dividends	110918	-15(17
Exercised	-10625	9(99
Forfeited	-12041	4(89
Expired	- -------------	- -------------
Outstanding at the end of the year	139636	$5(58
Exercisable at the end of the year	139636	$5(58

	1997
	Number of Shares	Weighted Average Exercise Price

Outstanding at the beginning of year	53010	$20(57
Granted	-	-
Adjustments for stock splits/dividends	1194	-0(51
Exercised	-16786	$20(18
Forfeited	-2023	20(06
Expired	- -----------	- -----------
Outstanding at the end of the year	35,395 ========	$20.06 =======
Exercisable at the end of the year	35,395 ========	$20.06 =======

Note N - Fair Value of Financial Instruments

SFAS No. 107 requires the Company to disclose the estimated fair value of certain financial instruments such as securities, loans, deposits and others. For many of the Company's financial instruments, an available trading market does not exist. Therefore, significant estimates and present value calculations were used to determine fair values as described below. Changes in estimates and assumptions could have a significant impact on these fair values.

Cash and Cash Equivalents- For cash and due from banks and federal funds sold, the carrying value is a reasonable estimate of fair value.

Investment Securities - Fair values of investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans - The fair value of loans are estimated by discounting the future cash flows using current rates being offered for loans of similar terms to borrowers of similar credit quality.

Deposit Liabilities - The fair values of non-interest bearing deposits, saving, NOW and money market deposit accounts are, by definition, equal to the amount payable on demand at the reporting date. The carrying value of variable rate, fixed-term time deposits and certificates of deposit approximate their fair values. For fixed-rate certificates of deposit, fair values are estimated using a discounted cash flow analysis based on rates currently offered for deposits of similar remaining maturities.

The following table summarizes the estimated fair values of the Company's financial instruments at December 31, 1999 and 1998:

	1999		1998
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial Assets -
Cash and Cash Equivalent	$ 5,141,439	$ 5,141,439	$ 3,515,223	$ 3,515,223
Investment Securities	25990791	25,990,791	34510429	34510429
Net Loans	127711510	127,753,000	107297139	107726000

Financial Liabilities -
Deposits	141278111	141,060,000	130962864	131,079,000
Short Term Borrowing	-	-	2175000	2,175,000
Long Term Borrowing	14646740	14,646,740	8358825	8358825

Note O - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statement. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amount and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk - weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject, after certain events transpired.

As of December 31, 1999, the most recent measurement of total risk-based capital resulted in the Bank being adequately capitalized, but less than well capitalized. Management's plan to resolve this situation is part of an overall capital management program that will be instituted upon the merger of The Bank of Leipsic into the Company. The plan is for The Union Bank, as well as The Bank of Leipsic, to be categorized as well capitalized as defined under the regulatory framework. To be so categorized, the individual banks must maintain certain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios.

The Bank's actual and required amounts and ratios are as follows (dollars in thousands):

			To Be Categorized
	Actual		Well Capitalized
	Capital	Capital	Capital	Capital
	Amount	Ratio	Amount	Ratio
As of December 31, 1999
Total Risk-Based Capital
(to Risk-Weighted Assets)	$ 11,859	9.1%	$ 13,032	10.0%
Tier I Risk-Based Capital
(to Risk-Weighted Assets)	10652	8.2%	7813	6.0%
Tier I Leverage
(to Average Total Assets)	10652	6.4%	8274	5.0%

As of December 31, 1998
Total Risk-Based Capital
(to Risk-Weighted Assets)	$ 10,676	9.6%	$ 11,069	10.0%
Tier I Risk-Based Capital
(to Risk-Weighted Assets)	9,478	8.6%	6642	6.0%
Tier I Leverage
(to Average Total Assets)	9478	6.7%	7110	5.0%

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Note P - Subsequent Event - Merger with The Bank of Leipsic

During December 1999, shareholders of both the Company and The Bank of Leipsic voted to approve a merger whereby The Bank of Leipsic would become a wholly-owned subsidiary of the Company. All required regulatory approvals have been obtained and the merger became effective February 1, 2000. Former shareholders of The Bank of Leipsic received 54.25 shares of the Company's stock in exchange for each share owned of The Bank of Leipsic.

Since the merger took place in 2000, none of the financial information from The Bank of Leipsic is reflected in these financial statements. The following table reflects certain positions and results if the merger had taken place prior to 1999:

	As Presented	If Merger Had Been Prior To 1999
Balance Sheet - December 31, 1999 - (000's)
Loans, Net of Allowance	$127711	$165556
Securities	25991	52264
Total Assets	166963	237020

Deposits	141278	198130

Shareholders Equity	9849	18063

Income Statement - 1999 - (000's)
Net Interest Income	$5644	$8059
Provision for Loan Losses	-284	-309
Noninterest Income	805	980
Noninterest Expense	-4467	-6025

Income Before Income Tax	1698	2705
Provision for Income Taxes	-350	-550

Income After Income Taxes	1348	2154
Loss of Unconsolidated Subsidiary	-12	-25

Net Income	$1336	$2129

Per Share Information -
Book Value	$8(22	$7(91
Earnings Per Share -
Basic	$1(12	$0(94
Diluted	$1(01	$0(88
Operating Ratios -
Return on Average Assets	0.85%	0.94%
Return on Average Equity	13.21%	11.49%
Net Interest Margin -
(fully taxable equivalent)	4.04%	4.09%
Efficiency Ratio	65.64%	62.14%

Note Q - Retirement of Stock Coincident with Merger

As part of the merger process, two shareholders of the Company followed the prescribed process and became "dissenting" shareholders. They then requested that their shares be redeemed at the fair value. The result of this process is that a total of 53,318 of the shares outstanding at December 31, 1999 will be redeemed. The amount likely to be paid to the former shareholders, $919,735, will be a reduction to Shareholders' Equity. The impact on book value per share will be to reduce the merger-adjusted amount reflected in Note P of $7.91 to $7.69.

Note R - Market for Registrant's Common Equity and Related Shareholders' Matters

There is currently no established trading market for the Company's common stock. Because the Company is not public, the stock often trades without the Company having knowledge of the trade. The Company knows that there were trades in its stock during 1998 and 1999 if which it was not aware. The trades that it is aware of from the market makers in the Company's stock are those outlined. The prices given are interdealer without retain markups, markdowns or commissions. All numbers on the following tables are adjusted to give effect to the four-for-one stock split of June 1, 1998.

			Per Share
	Per Share Bid Prices		Dividends
1998	High	Low	Declared
First Quarter	$ 10.25	$ 9.50	$ -
Second Quarter	11.50	10(32	-
Third Quarter	13.00	11(5	-
Fourth Quarter	14.75	14	-
1999
First Quarter	$ 16.50	$ 16.25	$ -
Second Quarter	19.00	17(38	0(11
Third Quarter	19.00	17(25	0(11
Fourth Quarter	17.25	16(25	0(11

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THE BANK OF LEIPSIC COMPANY

BALANCE SHEETS

December 31, 1999 and 1998

ASSETS	1999	1998

Cash and cash equivalents:
Cash and non-interest bearing due from banks	$2293757	$1565468
Interest-bearing deposits in other banks	114239	679393
Federal funds sold	1223000	3524000

Total cash and cash equivalents	3630996	5768861

Securities - available-for-sale	25933935	27894613

Federal Home Loan Bank stock, at cost	338800	316100

Loans	38310206	32995999
Less allowance for loan losses	465520	466031

Net loans	37844686	32529968

Premises and equipment, net	482233	505557
Accrued interest receivable	539112	499728
Goodwill	476916	554316
Other assets	822037	489398

TOTAL ASSETS	$70068715	$68558541

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits:
Demand, non-interest bearing	$5042374	$5364802
Savings, NOW and Money Market deposit	20713792	18838544
Time	31095908	30376129

Total deposits	56852074	54579475

Federal Home Loan Bank borrowings	4548331	4633030
Other liabilities	442294	672758

Total liabilities	61842699	59885263

Shareholders' equity:
Common stock, $20.00 par value. Authorized, issued and outstanding 20,000 shares	400000	400000
Surplus	60000	600000
Retained earnings	7651841	7246284
Accumulated other comprehensive income (loss)	-425825	426994

Total shareholders' equity	8226016	8673278

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$70068715	$68558541

These financial statements should be read only in connection with the accompanying notes to financial statements.

THE BANK OF LEIPSIC COMPANY

STATEMENTS OF INCOME

Years Ended December 31, 1999, 1998 and 1997

	1999	1998	1997 (unaudited)
Interest income:
Interest and fees on loans	$3081560	$3039860	$2958279
Interest and dividends on securities and stock:
U.S. Treasury securities	25641	41250	102080
Obligations of U.S. Government agencies, including	974166	1004525	992698
mortgage-backed securities
Obligations of states and political subdivisions	583372	599519	618355
Federal Home Loan Bank stock	22918	21841	18518
Interest on federal funds sold	95811	120513	100651
Interest on deposits in other banks	15828	15118	--

Total interest income	4799296	4842626	4790581

Interest expense:
Interest on deposits	2068955	2213370	2266158
Interest on other borrowings	315192	256061	204413

Total interest expense	2384147	2469431	2470571

Net interest income	2415149	2373195	2320010

Provision for loan losses	25500	42150	48600

Net interest income after provision for loan losses	2389649	2331045	2271410
Non-interest income:
Service charges on deposit accounts	138717	114435	105337
Gain on disposal of investment securities	--	3013	47897
Other operating income	35995	49787	34186

Total non-interest income	174712	167235	187420

Non-interest expenses:
Salaries, wages and employee benefits	821906	829870	780939
Net occupancy expense	51829	55087	51748
Amortization of goodwill	77400	77400	77400
Other operating expenses	606669	552781	519836

Total non-interest expenses	1557804	1515138	1429923

Income before federal income taxes	1006557	983142	1028907

Provision for federal income taxes	201000	183300	202100

NET INCOME	$805557	$799842	$826807

Net income per share, based on 20,000 shares	$40(28	$39(99	$41(34

These financial statements should be read only in connection with the accompanying notes to financial statements.

THE BANK OF LEIPSIC COMPANY

STATEMENTS OF SHAREHOLDERS' EQUITY

Years Ended December 31, 1999, 1998 and 1997

	Common Stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Total

BALANCE AT DECEMBER 31, 1996 (UNAUDITED)	$400,000	$600,000	$6,159,635	$110,676	$7,270,311

Comprehensive income:
Net income	--	--	826807	--	826807
Net unrealized gain on securities available-for-	--	--	--	166639	166639
sale, net of reclassification adjustment and tax effects

Total comprehensive income					993446

Cash dividends declared, $12.50 per share	--	--	-250000	--	-250000

BALANCE AT DECEMBER 31, 1997 (UNAUDITED)	400000	600000	6736442	277315	8013757

Comprehensive income:
Net income	--	--	799842	--	799842
Net unrealized gain on securities available-for-	--	--	--	149679	149679
sale, net of reclassification adjustment and tax effects

Total comprehensive income					949521

Cash dividends declared, $14.50 per share	--	--	-290000	--	-290000

BALANCE AT DECEMBER 31, 1998	40000	600000	7246284	426994	8673278

Comprehensive income:
Net income	--	--	805557	--	805557
Net unrealized loss on securities available-for-sale,	--	--	--	-852819	-852819
net of tax effects

Total comprehensive loss					-47262

Cash dividends declared, $20.00 per share	--	--	-400000	--	-400000

BALANCE AT DECEMBER 31, 1999	$400,000 =======	$600,000 =======	$7,651,841 ========	$(425,825) ========	$8,226,016 ========

These financial statements should be read only in connection with the accompanying notes to financial statements.

THE BANK OF LEIPSIC COMPANY

STATEMENTS OF CASH FLOWS

Years Ended December 31, 1999, 1998 and 1997

	1999	1998	1997 (unaudited)

Cash flows from operating activities:
Net income	$805,557	$799,842	$826,807
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	120175	118212	121951
Provision for loan losses	25500	42150	48600
Deferred federal income taxes	33000	-45000	-25500
Provision for deferred compensation	31534	31534	31534
FHLB stock dividends	-22700	-21600	-18300
Net amortization of premiums and accretion of discounts on securities	29810	52475	45670
Net gain on disposal of securities	--	-3013	-47897
Decrease (increase) in accrued interest receivable	-39384	18057	7332
Increase in other assets	-68774	-71313	-54977
Increase (decrease) in other liabilities	-119531	76046	-37478

Net cash provided by operating activities	795187	997390	897742

Cash flows from investing activities:
Purchase of securities	-4298472	-6768090	-7436221
Proceeds from maturities and calls of investment securities	4937189	7170538	6525466
Net increase in loans	-5340218	-1843620	-1892899
Purchases of premiums and equipment	-19451	-35872	-114428

Net cash used in investing activities	-4720952	-1477044	-2918082

Cash flows from financing activities:
Net increase in deposits	2272599	1605560	2808928
Federal Home Loan Bank borrowings:
Proceeds	685025	2110257	518550
Repayments	-769724	-893293	-187744
Cash dividends paid	-400000	-290000	-250000

Net cash provided by financing activities	1787900	2532524	2889734

Net increase (decrease) in cash and cash equivalents	-2137865	2052870	869394

Cash and cash equivalents at beginning of year	5768861	3715991	2846597

Cash and cash equivalents at end of year	$3,630,996	$5,768,861	$3,715,991

These financial statements should be read only in connection with the accompanying notes to financial statements.

THE BANK OF LEIPSIC COMPANY

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Bank of Leipsic Company (the "Bank") was formed in 1884 and charted as an Ohio bank in 1924. The Bank operates in the commercial banking industry with its main office, as well as its only branch, located in Leipsic, Ohio. The Bank's primary source of revenue is providing loans to customers primarily located in Putnam County and immediate surrounding counties. Such customers are predominantly farmers, small and middle-market businesses and individuals.

Significant accounting policies followed by the Bank are presented below.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within three days.

SECURITIES

All debt securities are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from income and reported in other comprehensive income. The Bank does not hold any derivative financial instruments or participate in hedging activities.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in income as realized losses. Gains and losses on the sale of securities are recorded on the trade date, using the specific identification method.

LOANS

The Bank grants real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans in the Putnam County and surrounding areas. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they come due. Loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is eliminated. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and credit card loans for impairment disclosures.

PREMISES AND EQUIPMENT

Premises and equipment is stated at cost, less accumulated depreciation. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation is determined based on the estimated useful lives of the individual assets (principally 15 to 20 years for buildings and 5 to 7 years for equipment) and is computed using both accelerated and straight-line methods.

GOODWILL

Goodwill arising from the 1996 acquisition of KeyBank Corp.'s Leipsic, Ohio branch is being amortized on a straight-line basis over a period of ten years.

INCOME TAXES

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax bases are recognized for temporary differences that will be deductible in future years' tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years' tax returns. The Bank is not currently subject to state and local income taxes.

ADVERTISING COSTS

All advertising costs are expensed as incurred.

PER SHARE DATA

Net income per share is computed based on the weighted average number of shares of common stock outstanding during each period. Under Financial Accounting Standards Board's Statement No. 128, "Earnings Per Share," this computation is referred to as "basic earnings per share." Since the Bank has no stock options, warrants, or convertible securities, it does not report "diluted earnings per share."

Dividends per share are based on the number of shares outstanding on the declaration date.

NOTE 2 - SECURITIES

The amortized cost and fair value of securities (all available-for-sale) at December 31, 1999 and 1998 are as follows:

	1999		1998
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

U.S. Treasury securities	$512,635	$501,943	$499,450	$500,159
Obligations of U.S. Government agencies	4100623	3890271	2999157	3020252
Obligations of states and political subdivisions	11360862	11103958	11002335	11466255
Mortgage-backed securities	10605005	10437753	12746710	12907947

Total	$25,579,125	$25,933,935	$27,247,652	$27,894,613

A summary of unrealized gains and losses on securities at December 31, 1999 and 1998 follows:

	1999		1998
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses

U.S. Treasury securities	$ --	$10,682	$709	$--
Obligations of U.S. Government agencies	--	210352	21095	--
Obligations of states and political subdivisions	82508	339412	478052	14132
Mortgage-backed securities	21787	189039	166037	4800

Total	$104,295 =======	$749,485 =======	$665,893 ======	$18,932 =====

At December 31, 1999 and 1998, a net unrealized loss of $425,825 (net of federal income taxes of $219,365) and a net unrealized gain of $426,994 (net of federal income taxes of $219,967), were reported with respect to carrying available-for-sale securities at fair value. Such amounts are reported as accumulated other comprehensive income (loss). This item is the Bank's only item of other comprehensive income.

The components of other accumulated comprehensive income (loss) and related tax effects for the years ended December 31, 1999, 1998 and 1997 are as follows:

	1999	1998	1997 (unaudited)

Unrealized gain (loss) on available-for-sale securities	$(1,292,151)	$229,799	$300,381
Reclassification adjustment for net gain included in income	--	-3013	-47897

	-1292151	226786	252484
Tax effect	439332	-77107	-85845

Net unrealized gain (loss), net of reclassification adjustment and tax effects	$(852,819) =======	$149,679 ======	$166,639 =======

The amortized cost and fair value of securities at December 31, 1999, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due in one year or less	$2,791,620	$2,751,630
Due after one year through five years	10327969	10240170
Due after five years through ten years	8536011	8291429
Over ten years	4923525	4650706

Total	$26,579,125 ========	$25,933,935 ========

Securities with an amortized cost of approximately $7,125,000 at December 31, 1999 were pledged to secure public deposits and for other purposes as required or permitted by law.

Proceeds from calls of investment securities prior to their stated maturity resulted in gross realized gains of $3,013 in 1998 and $47,897 (unaudited) in 1997 (none in 1999).

NOTE 3 - LOANS

Loans receivable at December 31, 1999 and 1998 consist of the following:

	1999	1998

Commercial, financial and agricultural	$8,978,469	$6,363,010
Real estate	21365659	18518484
Real estate - construction	646992	797667
Consumer	6925472	6890950
Credit card	393614	425888

Total	$393,614 ======	$32,995,999 ========

Fixed rate loans approximated $24,202,000 at December 31, 1999 and $19,789,000 at December 31, 1998. The Bank had no foreign loans outstanding at any time.

The Bank's investment in impaired loans approximated $53,500 at December 31, 1999 and $22,300 at December 31, 1998 for which an allowance for loans losses has been provided. The following is a summary of the activity in the allowance for loan losses for impaired loans, which is included in the Bank's total allowance for loan losses, for the years ended December 31, 1999 and 1998:

	1999	1998

Balance at beginning of year	$9,000	$6,500
Addition for provision	25000	6200
Loans payments received	-1500	--
Loans charged-off	-7500	-3700

Balance at end of year	$25,000 =====	$9,000 =====

The average recorded investment in impaired loans for the years ended December 31, 1999 and 1998 approximated $15,600 and $15,000, respectively. Interest income on impaired loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when an impaired loan becomes 90 days delinquent unless it is well collateralized and in the process of collection. For nonaccrual loans, interest income is recorded on a cash basis as long as future collections of principal are probable. Interest income recognized on impaired loans for the years ended December 31, 1999, 1998 and 1997 (unaudited) was nominal.

The amount of loans on a nonaccrual of interest at December 31, 1999 and 1998 amounted to $7,029 and $5,302, respectively. The impact on interest income of such nonaccrual loans was not significant. None of the loans to directors and executive officers at December 31, 1999 or 1998 were on a nonaccrual basis.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank's normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $561,500 and $600,263 at December 31, 1999 and 1998, respectively. The following is a summary of activity during 1999 and 1998 for such loans:

	Balance at beginning	Additions	Repayments	Balance at end

1999	$600,263 ======	$29,821 ======	$68,584 ======	$561,500 ======

1998	$543,920 ======	$324,407 ======	$268,064 ======	$600,263 ======

Additions and repayments include loan renewals.

As of December 31, 1999 and 1998, the Bank's loans from borrowers in the agriculture industry represent the single largest industry and approximated $8,937,000 and $7,271,000, respectively. Agricultural loans are generally secured by property, equipment, and crop income. Repayment is expected from cash flow from the harvest and sale of crops. The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans. Credit losses arising from the Bank's lending experience in the agriculture industry compare favorably with the Bank's loss experience on its loan portfolio as a whole. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997:

	1999	1998	1997 (unaudited)

Balance at beginning of year	$466,031	$427,029	$404,578
Provision charged to operations	25500	42150	48600
Loans charged-off	-28709	-28972	-31602
Recoveries of loans charged-off	2698	25824	5453

Balance at end of year	$465,520 ======	$466,031 ======	$427,029 ======

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment as of December 31, 1999 and 1998:

	1999	1998

Land	$80,786	$80,786
Buildings and improvements	648008	648008
Equipment	604112	585336

	1332906	1314130
Less accumulated depreciation	850673	808573

Premises and equipment, net	$482,233 ======	$505,557 ======

Depreciation of premises and equipment amounted to $42,775 in 1999, $40,812 in 1998, and $44,551 (unaudited) in 1997.

NOTE 6 - DEPOSITS

Time deposits at December 31, 1999 and 1998 include individual deposits of $100,000 and over which approximated $4,785,000 and $4,066,000, respectively. Interest expense on time deposits of $100,000 or more approximated $225,000 for 1999, $270,000 for 1998 and $267,000 (unaudited) for 1997.

At December 31, 1999, the scheduled maturities of time deposits are as follows:

Less than one year	$21,966,000
Over one year through three years	9008000
Over three years	122000

Total	$31,096,000 =========

NOTE 7 - FEDERAL HOME LOAN BANK BORROWINGS

The Bank had interest-bearing advances from the Federal Home Loan Bank aggregating $4,548,331 and $4,633,030 at December 31, 1999 and 1998, respectively. Such advances are secured by residential mortgage loans, aggregating approximately $6,822,000 at December 31, 1999, as well as the investment in Federal Home Loan Bank stock with a cost of $338,800 and $316,100 at December 31, 1999 and 1998, respectively. Interest on advances outstanding at December 31, 1999 ranged from 5.10% to 7.60%, with maturities ranging from September 2002 through July 2119.

NOTE 8 - OTHER OPERATING EXPENSES

The following is a summary of other operating expenses for the years ended December 31, 1999, 1998, and 1997:

	1999	1998	1997 (unaudited)

Outside services	$145,727	$117,535	$120,057
State franchise and other taxes	119143	118909	111960
Postage, stationery and supplies	72032	74864	70388
Professional and examination fees	86773	73058	37633
Other	182994	168415	179798

Total other operating expenses	$606,669 ======	$552,781 =======	$519,836 ======

NOTE 9 - FEDERAL INCOME TAXES

The provision for federal income taxes consists of the following for 1999, 1998, and 1997:

	1999	1998	1997 (unaudited)

Current provision	$168,000	$228,300	$227,600
Deferred provision (credit)	33000	-45000	-25500

Total	$201,000 =======	$183,300 ======	$202,100 ======

The provision for income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

	1999	1998	1997 (unaudited)

Expected tax using statutory tax rate of 34%	$342,200	$334,300	$349,800
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	-179500	-173500	-168000
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	25500	23800	23900
Acquisition-related costs capitalized for income tax purposes	10100	--	--
Other, net	2700	-1300	-3600

Total	$201,000 =======	$183,300 ======	$202,100 =======

The deferred federal income tax provision of $33,000 in 1999 and credit of $45,000 for 1998, and $25,500 (unaudited) for 1997 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

	1999	1998

Deferred tax assets:
Unrealized loss on securities available-for-sale	$219,365	$--
Allowance for loan losses	100600	100800
Deferred compensation	96500	85700
Amortization of deposit base premium	33000	24400

Total deferred tax assets	449465	210900

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	--	-219967
Accrual to cash basis	-94300	-52900
Federal Home Loan Bank stock dividends	-38800	-31100
Cash surrender value of life insurance	-43800	-39100
Discount accretion on investment securities	-8700	-10300

Total deferred tax liabilities	-185600	-353367

Net deferred tax assets (liabilities)	$263,865	$(142,467)

The net deferred tax assets at December 31, 1999 are included in other assets in the 1999 balance sheet. The net deferred tax liabilities at December 31, 1998 are included in other liabilities in the 1998 balance sheet.

The Bank believes it is more likely than not that the benefit of deferred tax assets will be realized. Therefore, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 1999 and 1998.

NOTE 10 - EMPLOYEE BENEFIT PLANS

The Bank sponsors a noncontributory profit sharing plan for all employees who have completed 1,000 hours of service during the year and have attained age 24. Annual contributions to the plan are made at the discretion of the Bank's Board of Directors and profit sharing contribution expense amounted to $52,111 in 1999, $50,340 in 1998, and $42,256 (unaudited) in 1997.

The Bank has entered into an agreement with its former president and current Chairman of the Board of Directors to provide for retirement compensation benefits. Such benefits are to be paid over a period of twenty years commencing upon retirement or other termination events as specified in the agreement. Provision for deferred compensation amounted to $31,534 for each of the years ended December 31, 1999, 1998, 1997 (unaudited), respectively. At December 31, 1999 and 1998, the net present value (based on a discount rate of 12%) of future deferred compensation payments amounted to $283,806 and $252,272, respectively. Such amounts are included in other liabilities in the December 31, 1999 and 1998 balance sheets.

The Bank has a split dollar life insurance policy with its Chairman to fund future deferred compensation payments. The cash value of such policy aggregated $378,881 and $364,858 at December 31, 1999 and 1998, respectively. Such amounts are included in other assets in the December 31, 1999 and 1998 balance sheets.

NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amount of these instrument reflects the extent of involvement the Bank has in these financial instruments.

The Bank's exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making loan commitments as it does for on-balance sheet loans.

Financial instruments whose contract amount represents credit risk approximated the following at December 31, 1999 and 1998:

	Contract amounts
	1999	1998

Commitments to extend credit	$2,553,000	$5,030,000

Letters of credit	$252,000 ======	$182,000 =======

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party, and are reviewed for renewal at expiration. At December 31, 1999, all outstanding letters of credit expire in 2000. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary. The extent of collateral on these commitments at December 31, 1999 approximates 100% of the commitments.

NOTE 12 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from federal and state banking agencies categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

The actual capital amounts and ratios are also presented in the following table:

	Actual		Minimum capital requirement		Minimum to be "well capitalized" under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
		(thousands of dollars)

As of December 31, 1999:
Total Capital (to Risk-Weighted Assets)	$8,661	21.9%	$3,170	8.0%	$3,962	10.0%

Tier I Capital (to Risk-Weighted Assets)	$8,195	20.7%	$1,585	4.0%	$2,377	6.0%

Tier I Capital (to Average Assets)	$8,195	12.0%	$2,739	4.0%	$3,423	5.0%

As of December 31, 1998:
Total Capital (to Risk-Weighted Assets)	$8,150	22.2%	$2,933	8.0%	$3,666	10.0%

Tier I Capital (to Risk-Weighted Assets)	$7,692	21.0%	$1,466	4.0%	$2,200	6.0%

Tier I Capital (to Average Assets)	$7,692	11.6%	$2,655	4.0%	$3,318	5.0%

The ability to the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $915,000 was available for dividends on January 1, 2000, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the estimated fair value of financial instruments, as defined by the Statement, be disclosed. Statement 107 also requires disclosure of the methods and significant assumptions used to estimate the fair value of financial instruments.

The estimated fair values of recognized financial instruments at December 31, 1999 and 1998 are as follows:

	1999		1998
	Carrying amount	Estimated value	Carrying amount	Estimated value

FINANCIAL ASSETS
Cash and cash equivalents	$3,630,996	$3,630,996	$5,768,861	$5,768,861
Securities	25933935	25933935	27894613	27894613
Federal Home Loan Bank stock	338800	338800	316100	316100
Loans, net	37844686	37236335	32529968	32570655

Total	$67,748,417 ========	$67,140,066 =========	$66,509,542 ========	$66,550,229 ========

FINANCIAL LIABILITIES
Deposits	$56,852,074	$56,755,574	$54,579,475	$54,549,174
Federal Home Loan Bank borrowings	4,548,331 =======	4,548,331 =======	4,633,030 =======	4,633,030 ========

Total	$61,400,405 =========	$61,303,905 =========	$59,212,505 =========	$59,182,204 =========

The above summary does not include interest receivable and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments at December 31, 1999 and 1998. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments approximates $2,805,000 at December 31, 1999 and $5,212,000 at December 31, 1998. Such amounts are also considered to be the estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments shown above:

Cash and cash equivalents:

Fair value is determined to be the carrying amount for these items.

Securities:

The fair value of securities is determined based on quoted market prices of the individual securities or, if not available, estimated fair value was obtained by comparison to other known securities with similar risk and maturity characteristics. Fair value does not consider possible tax ramifications or estimated transaction costs. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans:

Fair value for loans is estimated for portfolios of loans with similar financial characteristics. For adjustable rate loans, which re-price at least annually and generally possess low risk characteristics, the carrying amount is a reasonable estimate of fair value. For fixed rate and other loans the fair value is estimated based on estimated discounted cash flows using current interest rates. Such computations consider weighted average rates and terms of the portfolio, and are adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows.

Deposit liabilities:

The fair value of core deposits, including demand deposits, savings accounts, and certain money market deposits, is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated using the rates offered at year end for deposits of similar remaining maturities. The estimated fair value does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the marketplace.

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial instruments generally represent commitments at existing rates. The fair value of borrowed funds is determined to be the carrying amount since the interest rates on such borrowings closely approximate current year end rates.

The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

NOTE 14 - SUPPLEMENTAL CASH FLOW INFORMATION

The following supplemental cash flow disclosures are made for the years ended December 31, 1999, 1998 and 1997:

	1999	1998	1997 (unaudited)

Cash paid during the year for:

Interest	$2,386,673 ========	$2,480,856 ========	$2,465,458 ========

Federal income taxes	$221,452 =======	$223,569 =======	$275,014 =======

Non-cash operating activities:
Change in deferred income taxes on net unrealized gain (loss) on available-	$(439,332) ========	$77,107 ======	$85,845 =======
for-sale securities

Non-cash investing activities:
Change in net unrealized gain (loss) on available-for-sale securitie s	$(1,292,151) =========	$226,786 =======	$252,484 ======

NOTE 15 - CONTINGENT LIABILITIES

In the normal course of business, the Bank may be involved in certain legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the financial statements.

NOTE 16 - YEAR 2000 UNCERTAINTIES

Like most entities, the Bank may be exposed to risks associated with Year 2000 dating problems. This problem affects computer software and hardware; transactions with customers, vendors and other entities; and equipment dependent on microchips. The Bank recognizes that Year 2000 dating problems pose a risk beyond January 1, 2000 as errors may not become evident until after that date. The Bank has performed the remediation steps it believes necessary to address Year 2000 dating problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of Year 2000 dating problems on third parties with which the Bank does business. If remediation efforts of the bank or third parties with which it does business are not successful, it is possible the Year 2000 dating problem could negatively impact the Bank's financial condition and results of operations. The Bank does not believe any significant Year 2000 dating problems have occurred.

NOTE 17 - AGREEMENT OF MERGER

Effective April 20, 1999, the Bank entered into an Agreement of Merger (Agreement) with United Bancshares, Inc. ("United"). Under the terms of the Agreement, the Bank will operate as a wholly-owned subsidiary of United. Prior to the merger, United operated as a single-bank holding company. The Agreement stipulates that the shareholders of the Bank will receive 54.25 shares of United stock in exchange for each share of stock of the Bank held at the time of the merger. The merger will be accounted for as a pooling-of-interests. The merger was approved by the shareholders of United and the Bank at special shareholder meetings held in January, 2000. Upon receipt of final approval by banking regulators, the merger was effective February 1, 2000. At January 31, 2000, United reported consolidated assets of approximately $165 million and consolidated shareholders' equity of approximately $10 million.

This information is an integral part of the accompanying financial statements.

APPENDIX

A

APPENDIX A

AFFILIATION AGREEMENT

This Affiliation Agreement ("Agreement") dated as of August 25 , 2000 is entered into by and between United Bancshares, Inc., a corporation organized and existing under the corporation laws of the State of Ohio with its principal office located in Columbus Grove, Ohio ("UBI"), and Delphos Citizens Bancorp, Inc., a corporation organized and existing under the corporation laws of the State of Delaware, with its principal office located in Delphos, Ohio ("Delphos").

W I T N E S S E T H :

WHEREAS, UBI is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and Delphos is a unitary savings and loan holding company under Section 10 of the Home Owners' Loan Act, as amended ("HOLA"), and UBI and Delphos desire to effect a merger under the authority and provisions of the corporation laws of the States of Ohio and Delaware pursuant to which at the Effective Time (as herein defined in Article X) Delphos will be merged into UBI, with UBI to be and become the surviving corporation (the "Merger");

WHEREAS, Delphos owns all of the outstanding stock of Citizens Bank of Delphos, a federally-chartered savings bank (the "Subsidiary"), which, following the consummation of the Merger, will become a wholly-owned subsidiary of UBI;

WHEREAS, under the terms of this Agreement, each of the issued and outstanding shares of the common stock, $.01 par value per share, of Delphos ("Delphos Common Stock") issued and outstanding immediately prior to the Effective Time will, at the Effective Time, be canceled and extinguished and in substitution therefor such Delphos Common Stock will, at the Effective Time, be converted into shares of the common stock, without par value, of UBI ("UBI Common Stock"), and cash, all as more fully provided in this Agreement;

WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code");

NOW, THEREFORE, in consideration of the mutual covenants herein contained, UBI and Delphos agree together as follows:

I. MODE OF EFFECTUATING CONVERSION OF SHARES

A. Merger. Upon the terms and conditions set forth in the Agreement, Delphos shall be merged with and into UBI.

B. Effect of Merger on UBI Common Stock. At the Effective Time, all of the shares of UBI Common Stock that are issued and outstanding or held by UBI as treasury shares immediately prior to the Effective Time will remain unchanged and will remain outstanding or as treasury shares, as the case may be, of the surviving corporation. Any stock options, subscription rights, warrants or other securities outstanding immediately prior to the Effective Time, entitling the holders to subscribe for the purchase of any shares of the capital stock of UBI, will remain unchanged and will remain outstanding, with the holders thereof entitled to subscribe for, purchase or convert their securities into the number of shares of UBI Common Stock to which they are entitled under the terms of the governing documents.

C. Consideration and Share Exchange.

1. At the Effective Time, each of the shares of Delphos Common Stock that is issued and outstanding immediately prior to the Effective Time will, when the Merger becomes effective, be converted by virtue of the Merger and without further action, into .8749 of a share of UBI Common Stock or cash in lieu thereof for fractional shares, if any, and $5.41 in cash (the "Merger Consideration"), subject to adjustment as provided in Section I.F. below and subject to the termination provisions set forth in Article VIII below. At the Effective Time, all shares of Delphos Common Stock held in treasury will be canceled and terminated and will not be converted into shares of UBI Common Stock.

2. At the Effective Time, subject to adjustment as provided in Section 1.F. and subject to the termination provisions set forth in Article VIII below, each award, option, or other right to purchase or acquire shares of Delphos Common Stock pursuant to stock options ("Delphos Rights") granted by Delphos under the Amended and Restated Delphos Citizens Bancorp, Inc. Stock-Based Incentive Plan (the "Stock Plan"), which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become options with respect to UBI Common Stock, and UBI shall assume each Delphos Right, in accordance with the terms of the Stock Plan and stock option agreement by which the Delphos Right is evidenced, except from and after the Effective Time, (i) UBI and its Board of Directors or Compensation Committee shall be substituted for the Committee of Delphos' Board of Directors (including, if applicable, the entire Board of Directors of Delphos) administering such Stock Plan, (ii) each Delphos Right assumed by UBI may be exercised solely for shares of UBI Common Stock, (iii) the number of shares of UBI Common Stock subject to such Delphos Right shall be equal to the number of shares of Delphos Common Stock subject to such Delphos Right immediately prior to the Effective Time multiplied by 1.346, rounded to the nearest whole number, and (iv) the per share exercise price under each such Delphos Right shall be adjusted by dividing the per share exercise price under each such Delphos Right by 1.346 and rounding to two decimals. In addition, notwithstanding the foregoing, each Delphos Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. UBI agrees to take all reasonable steps which are necessary to effectuate the foregoing provisions of this Section.

The grants pursuant to the Stock Plan shall continue in effect on the terms and conditions (subject to the adjustments required by Section I.C.2 and Section I.F. after giving effect to the Merger) and subject to the covenants set forth in Section V below. UBI shall take all reasonable steps to comply with the terms of the Stock Plan to ensure, to the extent reasonably required by, and subject to the provisions of, the Stock Plan, the Delphos Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, UBI shall take all corporate action necessary to reserve for issuance sufficient shares of UBI Common Stock for delivery upon exercise of Delphos Rights assumed by UBI in accordance with this Section. As soon as practicable after the Effective Time, UBI shall file, if required by applicable laws or regulations, a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or appropriate forms), with respect to shares of UBI Common Stock subject to the Delphos Rights assumed by UBI in accordance with this Section and shall use its reasonable efforts to maintain the effectiveness of such registration statements and maintain the current status of the prospectus or prospectuses contained therein), as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

D. Effect of Merger on Delphos Common Stock. At the Effective Time, all of the shares of Delphos Common Stock, whether issued or unissued (including treasury shares), will be canceled and extinguished and the holders of certificates for shares thereof shall cease to have any rights as stockholders of Delphos, except as aforesaid, their sole rights as stockholders shall pertain to the UBI Common Stock, cash and cash in lieu of fractional shares, if any (as described in the immediately succeeding paragraph), into which their Delphos Common Stock shall have been converted by virtue of the Merger.

E. Exchange Procedure. After the Effective Time, each holder of a certificate or certificates for shares of Delphos Common Stock, upon surrender of the same duly transmitted to Fifth Third Trust Department, as Exchange Agent (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Fifth Third), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of UBI Common Stock into which such holder's shares of Delphos Common Stock shall have been converted by the Merger pursuant to the Merger Consideration, plus a cash payment for any fraction of a share to which the holder is entitled, in lieu of such fraction of a share, equal in amount to: the product resulting from multiplying such fraction by the average of the closing bid and ask price of the UBI Common Stock for a period of twenty consecutive business days ending on the fifth day prior to the Effective Time (the "Applicable Market Value Per Share of UBI Common Stock") plus $5.41 per share in cash. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Delphos stockholder of record at the Effective Time advising such stockholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing Delphos Common Stock in exchange for new certificates of UBI Common Stock, cash in lieu of fractional shares and $5.41 per share in cash. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of Delphos Common Stock shall be deemed for all corporate purposes to evidence ownership of the number of full shares of UBI Common Stock into which the same shall have been converted; provided, however, that dividends or distributions otherwise payable with respect to shares of UBI Common Stock into which Delphos Common Stock shall have been so converted shall be paid with respect to such shares only when the certificate or certificates evidencing shares of Delphos Common Stock shall have been so surrendered (or in lieu of surrendering such certificates in the case of lost, stolen, destroyed or mislaid certificates, upon execution of such documentation as may be reasonably required by Exchange Agent) and thereupon any such dividends and distributions shall be paid, without interest, to the holder entitled thereto subject however to the operation of any applicable escheat or similar laws relating to unclaimed funds.

F. Adjustments. The Merger Consideration and Delphos Rights referred to in Paragraph C of this Article I shall be adjusted so as to give the Delphos stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of UBI Common Stock effected between the date of this Agreement and the Effective Time.

G. Consummation of the Merger. When all necessary documents have been filed and recorded in accordance with the laws of the State of Ohio and the State of Delaware, and the Merger becomes effective, the separate existence of Delphos shall cease and Delphos shall be merged with and into UBI (which will be the "Surviving Corporation"), and which shall continue its corporate existence under the laws of the State of Ohio under the name "United Bancshares, Inc." When the Merger becomes effective, the Subsidiary will, by operation of law, become a wholly-owned subsidiary of UBI.

H. Articles of Surviving Corporation. The Articles of Incorporation of UBI, as amended, as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended as provided by law.

I. Boards of Directors and Officers. Prior to or concurrent with the Effective Time, UBI undertakes to take such actions necessary to cause the UBI Board of Directors to consist of twelve members with four vacancies. The Board of Directors of UBI who are in office at the Effective Time shall remain the directors of the Surviving Corporation, each of whom shall continue to serve as a Director for the term for which he was elected, subject to the Regulations of the Surviving Corporation and in accordance with law. UBI and its Board of Directors shall undertake to appoint four members of Delphos' Board of Directors who shall be: the CEO of the Subsidiary, P. Douglas Harter, Robert L. Dillhoff, and David P. Roach to fill such vacancies. The officers of UBI who are in office at the time the Merger becomes effective shall be the officers of the Surviving Corporation, subject to the Regulations of the Surviving Corporation and in accordance with law. At or prior to the Effective Time, Joseph R. Reinemeyer shall resign from the Subsidiary Board of Directors and after the Merger, the Board of Directors of the Subsidiary shall include two members chosen by UBI. At or prior to the Effective Time, Joseph R. Reinemeyer shall resign from all offices held by him with Delphos and the Subsidiary. At the Effective Time, Nancy C. Rumschlag will assume a new position with UBI.

J. Regulations of Surviving Corporation. The Regulations of UBI at the Effective Time shall be the Regulations of the Surviving Corporation, until amended as provided therein and in accordance with law.

K. Legal Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Ohio and Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of Delphos shall cease; UBI shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of UBI and Delphos, and all obligations owing by or due each of UBI and Delphos shall be vested in, and become the obligations of, UBI, without further act or deed, including, without limitation, all rights of creditors of each of UBI and Delphos shall be preserved unimpaired, and all liens upon the property of each of UBI and Delphos shall be preserved unimpaired, on only the property affected by such liens immediately prior to the Effective Time.

L. Cooperation. From time to time as and when requested by the Surviving Corporation, or by its successors or assigns, the officers and Directors of Delphos in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises and authority of Delphos and otherwise to carry out the purposes of this Agreement.

M. Filing of Merger Documents. This Agreement shall be filed (only if necessary) and recorded along with the Articles or a Certificate of Merger in accordance with the requirements of the laws of the States of Ohio and Delaware, as the case may be. This Agreement or other such instruments of merger shall not be filed with the Secretary of the State of Ohio or Delaware until, but shall be filed promptly after, all of the conditions precedent to consummating the Merger as contained in Article VI of this Agreement shall have been fully met or effectively waived.

N. Tax Effects of Merger. The Merger is a reorganization within the meaning of Section 368(a) of the Code, and the Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under the Code and for purposes of Section 354 and 361 of the Code.

O. Dissenters Rights. Holders of UBI Common Stock shall be entitled to relief as dissenting shareholders pursuant to Section 1701.85 of the Ohio Revised Code. Holders of Delphos Common Stock shall be entitled to relief as dissenting shareholders pursuant to Section 262(b)(2) of the Delaware General Corporation Law.

II. REPRESENTATIONS AND WARRANTIES OF DELPHOS.

Delphos represents and warrants to UBI that as of the date hereof or as of the indicated date, as appropriate, and except as otherwise disclosed in the Delphos Disclosure Schedules (the "Delphos Schedules") hereto delivered by Delphos to UBI in connection with the execution of this Agreement by UBI:

A. Good Standing; Capitalization.

1. Delphos (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Delaware and is a registered unitary savings and loan holding company under the HOLA; (ii) is duly authorized to conduct the business in which it is engaged; (iii) has 4,000,000 shares, $.01 par value per share, of Delphos Common Stock and 1,000,000 shares of Preferred Stock with no par value authorized pursuant to its Certificate of Incorporation, which are the total number of shares Delphos is authorized to have outstanding; (iv) has no outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of Delphos of any kind, other than (a) 1,584,783 shares of Delphos Common Stock, which presently are authorized, duly issued and outstanding and fully paid and non-assessable as of March 31, 2000, and (b) options to purchase a total of 121,048 shares of Delphos Common Stock as of March 31, 2000 which were granted to and are currently held by the employees, officers and Directors of Delphos and/or the Subsidiary; (v) owns of record and beneficially free and clear of all liens and encumbrances, all of the 4,000,000 outstanding shares of the capital stock of the Subsidiary, par $1.00 value per share. Delphos has no direct or indirect subsidiaries other than the Subsidiary and Service Corp.

2. The Subsidiary is duly incorporated, validly existing and in good standing as a federally-chartered savings bank and has all the requisite power and authority to conduct the business as now conducted by it; and the Subsidiary does not have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of the Subsidiary of any kind, other than 4,000,000 shares of the common stock, of the Subsidiary owned of record and beneficially by Delphos. The Subsidiary owns of record and beneficially free and clear of all liens and encumbrances the 500 outstanding shares of the common stock of the Delphos Service Corporation, an Ohio corporation ("Service Corp."), no par value per share. Service Corp. is an inactive corporation without any assets or liabilities. The Subsidiary has no direct or indirect subsidiaries other than Service Corp.

B. Financial Statements. Delphos has previously furnished to UBI its audited, consolidated balance sheets, statements of operations, statements of stockholders' equity and cash flows as at September 30, 1999, and for the year then ended, together with the opinions of its independent certified public accountants associated therewith. Delphos also has previously furnished to UBI the Thrift Financial Reports as filed with OTS of the Subsidiary as at September 30, 1997, 1998 and 1999. Delphos also has furnished to UBI its audited, consolidated financial statements for the years September 30, 1999, September 30, 1998 and September 30, 1997, together with the opinions of Delphos' independent certified public accountants associated therewith. Such audited consolidated financial statements of Delphos fairly present the consolidated financial condition of Delphos as of the date thereof, and for the years or periods covered thereby in conformity with generally accepted accounting principles, consistently applied (except as stated therein and except for the omission of notes to unaudited statements and year-end adjustments to interim results). There are no material liabilities, obligations or indebtedness of Delphos or the Subsidiary required to be disclosed in the financial statements so furnished other than the liabilities, obligations or indebtedness disclosed in such financial statements (including footnotes). Delphos has furnished UBI with unaudited, consolidated financial statements as at March 31, 2000 and will furnish such statement as at June 30, 2000 and for the months then ended and the year-end audited consolidated financial statements as at September 30, 2000 as soon as practicable, and shall continue to furnish such financial information for subsequent monthly and quarterly periods to UBI as soon as practicable until the Closing Date.

C. Marketable Title. Delphos and the Subsidiary have good and marketable title to all of the material properties and assets reflected in its separate statement of financial condition as at September 30, 1999, and which are still owned by each, and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable, and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

D. Absence of Material Changes. Except as disclosed in the Delphos Schedules (i) since September 30, 1999 to the date hereof, there have been no material adverse changes in the financial condition, operations or business of Delphos and the Subsidiary on a consolidated or separate basis; and (ii) Delphos is not aware of any events which have occurred since September 30, 1999 to the date hereof or which as of the date hereof are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Delphos and the Subsidiary on a consolidated or separate basis.

E. Absence of Litigation. Except as disclosed in the Delphos Schedules, there is no litigation nor actions, suits, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Delphos, threatened against Delphos or the Subsidiary which reasonably can be expected to result in any material adverse change in the financial condition, operations or business of Delphos and the Subsidiary on a consolidated or separate basis.

F. Extraordinary Transactions. Except as disclosed in the Delphos Schedules, since September 30, 1999 to the date hereof, Delphos and the Subsidiary each has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Except as disclosed in the Delphos Schedules, since September 30, 1999 to the date hereof, Delphos has not declared or paid any dividends nor made any distributions of any other kind to its stockholders.

G. Taxes. Except as disclosed in the Delphos Schedules, Delphos and the Subsidiary have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by Delphos or the Subsidiary through the date hereof constitute complete and accurate representations of the tax liabilities of Delphos and the Subsidiary for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects.

For purposes of this Section II.G., the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Delphos or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Delphos or any of its Subsidiaries do not file tax returns that Delphos or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Delphos or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Delphos' balance sheet (in accordance with GAAP). Delphos and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Delphos and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Delphos and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Delphos nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

H. Contracts. Except as disclosed in the Delphos Schedules, neither Delphos nor the Subsidiary is a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or (ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by the Subsidiary) which do not require a total expenditure over the term of the contract, lease or agreement of more than $15,000 thereunder.

I. Loan Losses. Except as disclosed in the Delphos Schedules, since September 30, 1999 to the date hereof, the Subsidiary has not incurred any unusual or extraordinary loan losses which are material to Delphos and the Subsidiary on a consolidated basis; and, to the best knowledge of Delphos and in light of the Subsidiary's historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of September 30, 1999, its reserve for loan losses was, in the opinion of Delphos, adequate to absorb all known and reasonably anticipated losses as of such date.

J. Absence of Fees. Except as disclosed in the Delphos Schedules and except for dealings with and obligations to Keefe, Bruyette & Woods, Inc., neither Delphos nor the Subsidiary has, directly or indirectly, dealt with any broker or finder in connection with this transaction and neither has incurred nor will incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

K. Corporate Authority; Binding Obligation.

1. The Board of Directors of Delphos, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement, and have directed that this Agreement be submitted to a vote of Delphos' stockholders at the annual or a special meeting of the stockholders to be called for that purpose, all in accordance with and as required by law and in accordance with the Certificate of Incorporation and Bylaws of Delphos.

2. Delphos has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory and stockholder approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute the valid and binding obligation of Delphos, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of Delphos' stockholders.

3. Except as disclosed in the Delphos Schedules, neither the execution of the Agreement, nor the consummation of the transactions contemplated hereby and thereby, (i) conflicts with, results in a breach of, violates or constitutes a default under, Delphos' Certificate of Incorporation or Bylaws or, to the best knowledge of its President or Vice President, any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment, to which Delphos or the Subsidiary is subject or bound; (ii) to the best knowledge of its President or Vice President, results in the creation of or gives any person the right to create any material lien, charge, encumbrance, or security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to Delphos or the Subsidiary; (iii) except as disclosed in the Delphos Schedules, terminates or gives any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which Delphos or the Subsidiary is a party or by which Delphos' or the Subsidiary's rights, properties or assets are subject or bound; or (iv) to the best knowledge of its President, Vice President and any other officer of Delphos or the Subsidiary, accelerates or modifies, or gives any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Delphos or the Subsidiary is to perform any duties or obligations or receive any rights or benefits under any material agreements, arrangements or commitments. For purposes of subparagraphs (iii) and (iv) immediately preceding, material agreements, arrangements or commitments exclude agreements, arrangements or commitments having a term expiring less than six months from the date of this Agreement or which do not require the expenditure of more than $15,000 over the term of the agreement, arrangement or commitment (but shall include all agreements, arrangements or commitments pursuant to which credit has been extended by the Subsidiary).

L. Corporate Documents. Complete and accurate copies of the (i) Certificate of Incorporation and Bylaws of Delphos and (ii) the Charter and Bylaws of the Subsidiary in force as of the date hereof have been delivered to UBI.

M. Legal Compliance. Except as disclosed in the Delphos Schedules, to the knowledge of Delphos, neither Delphos nor the Subsidiary nor any employee, officer or Director of any of them has engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of, or material failure to comply with the regulatory requirements of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of Delphos and the Subsidiary. To the best knowledge of Delphos and except as disclosed in the Delphos Schedules, the Subsidiary possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

N. Material Information.

1. Except as disclosed in the Delphos Schedules, neither this Agreement nor any report, statement, list, certificate or other information furnished by Delphos or the Subsidiary to UBI or its agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to their business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the Merger) contains or shall contain (or, in the case of information relating to the proxy statement/prospectus, at the time it is mailed, in the case of the registration statement, at the time it becomes effective and in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meeting of stockholders of Delphos is held to consider the adoption of this Agreement) an untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

2. Delphos has furnished to UBI or UBI's agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by Delphos with the SEC:

a. Delphos' Annual Report on Form 10-K for the year ended September 30, 1999 and Quarterly Report on Form 10-Q for the Quarters ended December 31, 1999 and March 31, 2000;

b. any Current Report on Form 8-K with respect to any event occurring after December 31, 1999 and prior to the date of this Agreement;

c. any report filed by Delphos to amend or modify any of the reports described above; and

d. all proxy statements prepared in connection with meetings of Delphos' stockholders held or to be held subsequent to September 30, 1999.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof, no event has occurred subsequent to September 30, 1999 which Delphos is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by Delphos to UBI. Delphos timely shall furnish UBI with copies of all reports filed by Delphos with the SEC subsequent to the date of this Agreement and until the Closing Date.

O. Environmental. Except as disclosed in the Delphos Schedules, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting Delphos or the Subsidiary in respect to any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which sole interest of Delphos or the Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Delphos or the Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statue, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by Delphos or the Subsidiary and/or require Delphos or the Subsidiary to incur expenses of more than $10,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on Delphos or the Subsidiary, nor, to the best knowledge of Delphos after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which Delphos or the Subsidiary is a plaintiff or complainant. Neither Delphos nor the Subsidiary is liable in any material respect under any applicable law for any release by either of them or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is Delphos or the Subsidiary liable for any material costs (as a result of the acts or omissions of Delphos or the Subsidiary or, to the best knowledge of Delphos, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over Delphos or the Subsidiary to prevent or minimize any actual or threatened release by Delphos or the Subsidiary of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

Except as disclosed in the Delphos Schedules, to the best knowledge of Delphos each "facility" owned, leased or operated by Delphos or the Subsidiary (but excluding any "facility" as to which the sole interest of Delphos or the Subsidiary is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which Delphos or the Subsidiary ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of Delphos and the Subsidiary taken as a whole.

P. Employee Plans.

1. Benefit Plans. The Delphos Schedules list the name and a short description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or system of employee or director benefits maintained by Delphos or the Subsidiary for the benefit of employees, former employees or Directors of Delphos or the Subsidiary and shall include (a) any qualified retirement plan such as a pension, profit sharing, stock bonus plan or employee stock ownership plan ("ESOP"), (b) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through trust or otherwise, and (c) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, Voluntary Employees' Beneficiary Association, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee benefit plan under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan. Through the date of this Agreement neither Delphos nor the Subsidiary have made or have committed to make any contributions to any Benefit Plan outside the ordinary course of business and inconsistent with past practice with regard to amounts.

2. Plan Documents, Reports and Filings. Except as disclosed on the Delphos Schedules, Delphos or the Subsidiary has provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans.

3. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in section 3(2) of ERISA) other than any such plan that meets the "top-hat" exception under section 201(1) of ERISA (a "Qualified Benefit Plan"), except as disclosed on the Delphos Schedules: (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments) satisfied the requirements of section 401(a) of the Code, as amended; (b) such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code; (c) such Qualified Benefit Plan is in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; (e) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied; and (f) any and all amendments to the Qualified Benefit Plans not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plans.

4. Welfare Plan Compliance. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted on the Delphos Schedules: (a) such Welfare Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been, to the best knowledge of Delphos, in compliance with applicable Code provisions; (b) such Welfare Benefit Plan has been, to the best knowledge of Delphos, operated in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to the requirements of Section 4980B of the Code ("COBRA"), has been, to the best knowledge of Delphos, operated in substantial compliance with such COBRA requirements.

5. Prohibited Transactions. To the best knowledge of Delphos, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

6. Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of Delphos, threatened against any Benefit Plan or against Delphos or the Subsidiary with respect to any Benefit Plan.

7. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of Delphos and the Subsidiary or, if not, in the Delphos Schedules. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Agreement (GAAP), or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes Delphos or the Subsidiary and for which Delphos or the Subsidiary is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

8. Defined Benefit Pension Plan Liabilities. Delphos and the Subsidiary (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in the Delphos Schedules, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither Delphos, the Subsidiary nor any controlled group member of Delphos or the Subsidiary participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA).

9. Retiree Benefits. Except as listed on the Delphos Schedules and identified as "Retiree Liability", Delphos and the Subsidiary have no obligation to provide retiree medical benefits, or life insurance benefits to or with respect to retirees or any of their relatives.

10. Right to Amend and Terminate. Except as listed on the Delphos Schedules, Delphos or the Subsidiary has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

11. Materiality. For purposes of this Paragraph P as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $25,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

Q. Regulatory Compliance. Delphos and the Subsidiary have materially complied with all laws, regulations and orders applicable to it and to the conduct of each of its business, including without limitation, all statutes, rules and regulations pertaining to the conduct of its business. Except as disclosed in the Delphos Schedules, neither Delphos nor the Subsidiary is the subject of, nor is a party to, any regulatory actions or agreement such as letter agreements, memoranda of understanding, cease and desist orders or like agreements. Neither Delphos nor the Subsidiary is in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity.

R. Insurance. The Delphos Schedules contain a list and a brief description of all insurance policies currently in force with respect to Delphos. All premiums due on such policies have been paid, and such policies will continue to remain in force through the Effective Time. The Delphos Schedules also contain a description of all claims in excess of $1,000 currently pending under such insurance policies, together with a list of all other claims in excess of $1,000 which have been filed during the last three (3) years and a description of the disposition thereof.

S. Investment Portfolios. The investment portfolios of Delphos and the Subsidiary consist of securities in marketable form. Except as disclosed in the Delphos Schedules, since September 30, 1999 to the date hereof neither Delphos nor the Subsidiary has incurred any unusual or extraordinary losses in its investment portfolio, and, except for matters of general application to the thrift or banking industry (including, but not limited to, changes in laws or regulations or generally accepted accounting principles) or for events relating to the business environment in general, including market fluctuations and changes in interest rates, Delphos is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Delphos' and the Subsidiary's investment portfolio on a consolidated basis.

T. Indemnification. Except as disclosed in the Delphos Schedules, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of Delphos, threatened against any of the Directors or officers of Delphos or the Subsidiary in their capacities as such, and no Director or officer of Delphos or the Subsidiary currently is being indemnified or seeking to be indemnified by either Delphos or the Subsidiary pursuant to applicable law or Delphos' Certificate of Incorporation or Bylaws or the Subsidiary's Charter or Bylaws.

U. Survival of Representations and Warranties. All representations and warranties contained in this Article II shall expire at the Effective Time, and, thereafter, neither Delphos nor the Subsidiary nor any officer or director of either of them shall have any liability or obligations with respect thereto.

V. Performance of Obligations. There is no agreement to which Delphos is a party which (i) prohibits or restricts Delphos's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provisions hereof, or (iii) would subject UBI to any impediment or condition in connection with the exercise of any of UBI's rights under this Agreement.

W. Interest Rate Risk Management. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for Delphos' own account, or for the account of one or more of its subsidiaries or their customers, were entered into (i) in accordance with prudent banking practices and all material applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Delphos or its subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect (except to the extent that they have been fully performed or terminated) in all respects material to Delphos. Neither Delphos nor its subsidiaries, nor to its knowledge any other party thereto is, in any respect material to Delphos on a consolidated basis, in breach of any of its obligations under any such agreement or arrangement.

X. No Delay. As of the date hereof, Delphos is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

Y. Stockholder Approval; Fairness Opinion. The affirmative vote of a majority of the outstanding shares of Delphos Common Stock entitled to vote on this Agreement is the only vote of the stockholders of Delphos required for approval of the Agreement and the consummation of the Merger and the related transactions contemplated hereby. Delphos has received the opinion of Keefe, Bruyette & Woods, Inc., to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Delphos stockholders.

Z. Labor Matters. Neither Delphos nor it Subsidiary is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Delphos or its Subsidiary the subject of any proceeding asserting that is has committed an unfair labor practice or seeking to compel Delphos or its Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Delphos or its Subsidiary pending, or to Delphos' knowledge, threatened. Delphos and its Subsidiary are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

III. REPRESENTATIONS AND WARRANTIES OF UBI

UBI represents and warrants to Delphos that as of the date hereof or as of the indicated date, as appropriate:

A. Good Standing; Capitalization.

1. UBI (i) is duly incorporated, validly existing and in good standing as a corporation under the corporation laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended; (ii) is duly authorized to conduct the business in which it is engaged; (iii) pursuant to UBI's Articles of Incorporation, as amended, is authorized to have outstanding 3,750,000 shares of Common Stock, no par value ("UBI Common Stock"); (iv) as of the close of business on August 23, 2000, (a) has 2,245,128 shares of UBI Common Stock issued and outstanding and 53,318 shares held in its treasury; and (b) does not have outstanding any stock options, subscription rights, warrants or other securities entitling the holders to subscribe for or purchase any shares of its capital stock other than options to purchase UBI Common Stock granted and to be granted to employees, officers and Directors under its stock option plans, which at August 23, 2000, had 111,058 shares of UBI Common Stock reserved for issuance in connection with outstanding options granted under its stock option plans and (v) owns of record and beneficially free and clear of all liens, encumbrances, all of the 17,600 outstanding shares of the capital stock of The Union Bank Company, $25.00 par value per share and all of the 20,000 outstanding shares of the capital stock of The Bank of Leipsic Company, $20.00 par value per share. Except as disclosed on the Disclosure Schedule, UBI has no direct or indirect subsidiaries other than The Union Bank Company and The Bank of Leipsic Company (together, the "UBI Subsidiaries").

2. The UBI Subsidiaries are each duly incorporated, validly existing and in good standing as Ohio state-chartered banks and each has all requisite power and authority to conduct the business as now conducted by it; and neither of the UBI Subsidiaries have any outstanding securities of any kind, nor any outstanding options, warrants or other rights entitling another person to acquire any securities of either of the UBI Subsidiaries other than 17,600 shares of The Union Bank Company and 20,000 shares of The Bank of Leipsic Company owned of record and beneficially by UBI.

B. Fully Paid, Non-Assessable Shares. All shares of UBI Common Stock to be received by the stockholders of Delphos as a result of the merger pursuant to the terms of this Agreement shall be, upon transfer or issuance, validly issued, fully paid and non-assessable, and will not, upon such transfer or issuance, be subject to the preemptive rights of any shareholder of UBI.

C. Financial Statements. UBI has furnished to Delphos UBI's audited consolidated financial statements as at December 31, 1999, December 31, 1998 and December 31, 1997 and for the respective years then ended together with the opinions of its independent public accountants associated therewith. Such consolidated financial statements fairly present the consolidated financial condition of UBI as of their respective dates and for the respective periods covered thereby in conformity with generally accepted accounting principles consistently followed throughout the periods covered thereby. Neither UBI nor any significant subsidiaries of UBI have any material liabilities, obligations or indebtedness required to be disclosed in such financial statements so furnished other than the liabilities, obligations and indebtedness disclosed in such financial statements (including footnotes). UBI has furnished Delphos with unaudited consolidated financial statements as at March 31, 2000 and for the three (3) month period then ended and shall continue to furnish information for subsequent calendar quarter periods to Delphos as soon as such subsequent quarterly statements become publicly available until the Closing Date.

D. Absence of Material Changes. Except for events relating to the business environment in general and the closing of the acquisition of The Bank of Leipsic Company: (i) since December 31, 1999, to the date hereof there have been no material adverse changes in the consolidated financial condition, operations or business of UBI; (ii) the chief executive officer and the chief financial officer of UBI are not aware of any events which have occurred since December 31, 1999, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of UBI; and (iii) since December 31, 1999, to the date hereof there have been no material changes in the methods of business operations of UBI and its subsidiaries.

E. Absence of Litigation. There is no litigation nor actions, suits, proceedings, investigations or assessments of any kind pending or, to the best knowledge of the chief executive officer and chief financial officer of UBI, threatened against UBI or any UBI subsidiary, which reasonably can be expected to result in any material adverse change in the consolidated financial condition, operations or business of UBI.

F. Taxes. UBI and the UBI Subsidiaries have timely filed all federal, state and local tax returns required to be filed (after giving effect to all extensions) by them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively, and have paid or provided for all tax liabilities shown to be due thereon or which have been assessed against them, respectively. All tax returns filed by UBI or the UBI Subsidiaries (as defined herein) through the date hereof constitute complete and accurate representations of the tax liabilities of UBI and the UBI Subsidiaries for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax basis of its properties and assets in all material respects.

For purposes of this Section III.F., the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of UBI or the UBI Subsidiaries, and no claim has been made by any authority in a jurisdiction where UBI or the UBI Subsidiaries do not file tax returns that UBI or the UBI Subsidiaries are subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to UBI or the UBI Subsidiaries have been paid in full or adequate provision has been made for any such taxes on UBI's balance sheet (in accordance with GAAP). UBI and the UBI Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. UBI and the UBI Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and UBI and the UBI Subsidiaries have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither UBI nor the UBI Subsidiaries (i) have made an election under Section 341(f) of the Code, (ii) have issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) are or have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

G. Loan Losses. Since December 31, 1999 to the date hereof, none of UBI's banking subsidiaries has incurred any unusual or extraordinary loan losses which would be material to UBI on a consolidated basis; and to the best knowledge and belief of UBI, and in the light of any banking subsidiary's historical loan loss experience and their managements' analysis of the quality and performance of their respective loan portfolios, as of December 31, 1999, their consolidated reserves for loan losses are adequate to absorb all known and reasonably anticipated losses as of such date.

H. Absence of Fees. Except for dealings with and obligations to McDonald Investments, Inc., UBI has not, directly or indirectly, dealt with any broker or finder in connection with this transaction and has not incurred and will not incur any obligation for any broker's or finder's fee or commission in connection with the transactions provided for in this Agreement.

I. Corporate Authority; Binding Obligation.

1. The Board of Directors of UBI, by resolution adopted by the unanimous vote of all Directors present at a meeting duly called and held in accordance with applicable law, have duly approved this Agreement, including reserving for issuance to Delphos stockholders in accordance with this Agreement, a sufficient number of shares of UBI Common Stock. The Board of Directors has directed that this Agreement be submitted to a vote of the UBI shareholders at the annual meeting or a special meeting to be called for that purpose all in accordance with and as required by law and in accordance with the Articles of Incorporation and Regulations of UBI.

2. UBI has corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. This Agreement, when executed and delivered, will have been duly authorized and will constitute the valid and binding obligation of UBI, enforceable in accordance with its terms, except to the extent that (i) enforceability thereof may be limited by insolvency, reorganization, liquidation, bankruptcy, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the availability of certain remedies may be precluded by general principles of equity, subject, however, to the receipt of requisite regulatory approvals and the approval of the UBI shareholders.

3. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby and thereby, does or will (i) conflict with, result in a breach of, violate or constitute a default, under UBI's Articles of Incorporation, as amended, or Regulations or, to the best knowledge of its chief executive officer and chief financial officer, any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order, or any agreement, arrangement, or commitment to which UBI or the UBI Subsidiaries is subject or bound; (ii) to the best knowledge of the chief executive officer and chief financial officer of UBI, result in the creation of or give any person the right to create any material lien, charge, encumbrance, security agreement or any other material rights of others or other material adverse interest upon any material right, property or asset belonging to UBI or any of its subsidiaries; (iii) terminate or give any person the right to terminate, amend, abandon, or refuse to perform any material agreement, arrangement or commitment to which UBI is a party or by which UBI's rights, properties or assets are subject or bound; or (iv) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, UBI is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangements or commitments.

J. Corporate Documents. Complete and accurate copies of (i) the Articles of Incorporation, as amended, and (ii) the Regulations of UBI in force as of the date hereof have been delivered to Delphos.

K. Legal Compliance. To the knowledge of UBI, neither UBI nor the UBI Subsidiaries, nor any employee, officer or Director of any of them has knowingly engaged in any activity or omitted to take any action which, in any material way, has resulted or could result in the violation of or material failure to comply with the regulatory requirements of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a material adverse effect on the financial condition of UBI and its subsidiaries taken as a whole. To the best knowledge of UBI, UBI and the UBI Subsidiaries possess all licenses, franchise, permits and other governmental authorizations necessary for the continued conduct of their businesses without material interference or interruption.

L. Material Information.

1. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by UBI to Delphos or Delphos' agents in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied with respect to its business operations and financial condition for inclusion in the proxy statement/prospectus and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement/prospectus, at the time it is mailed, and, in the case of the registration statement, at the time it becomes effective and, in the case of the proxy statement/prospectus and the registration statement, at the time the annual or special meetings of stockholders of Delphos and UBI are held to consider the adoption of this Agreement) an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

2. UBI has furnished to Delphos or Delphos' agents true and complete copies (including all exhibits and all documents incorporated by reference) of the following documents as filed by UBI with the SEC:

a. UBI's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the Quarter ended March 31, 2000;

b. any Current Report on Form 8-K with respect to any event occurring after December 31, 1999 and prior to the date of this Agreement;

c. any report filed by UBI to amend or modify any of the reports described above; and

d. all proxy statements prepared in connection with meetings of UBI's shareholders held or to be held subsequent to December 31, 1999.

The information set forth in the documents described in this subsection 2 (including all exhibits thereto and all documents incorporated therein by reference) did not, as of the dates on which such reports were filed with the SEC, (a) contain any untrue statement of a material fact, (b) omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (c) omit any material exhibit required to be filed therewith. Prior to the date hereof no event has occurred subsequent to December 31, 1999 which UBI is required to describe in a Current Report on Form 8-K other than the Current Reports heretofore furnished by UBI to Delphos. UBI timely shall furnish Delphos with copies of all reports filed by UBI with the SEC subsequent to the date of this Agreement and until the Closing Date.

M. Investment Portfolios. The investment portfolios of UBI and the UBI Subsidiaries and affiliates consist of securities in marketable form. Since December 31, 1999, to the date hereof UBI and its affiliates, on a consolidated basis, have not incurred any unusual or extraordinary losses in their respective investment portfolios, and, except for events relating to the business environment in general, including market fluctuations, the management of UBI is not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of the investment portfolios of UBI and its affiliates on a consolidated basis.

N. Indemnification. Except as disclosed in the UBI Schedules, there are no actions, suits, claims, proceedings, investigations or assessments of any kind pending, or to the best knowledge of UBI, threatened against any of the Directors or officers of UBI or the UBI Subsidiaries in their capacities as such, and no Director or officer of UBI or the UBI Subsidiaries currently is being indemnified or seeking to be indemnified by either UBI or the UBI Subsidiaries pursuant to applicable law or UBI's Articles of Incorporation or Regulations or the UBI Subsidiaries' respective Articles of Incorporation or Regulations.

O. No Delay. As of the date hereof, UBI is not aware of the existence of any factor that would materially delay or materially hinder issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby.

P. Performance of Obligations. There is no agreement to which UBI is a party which (i) prohibits or restricts UBI's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provisions hereof, or (iii) would subject Delphos to any impediment or condition in connection with the exercise of any of Delphos' rights under this Agreement.

Q. Survival of Representations and Warranties. All representations and warranties contained in this Article III shall expire at the Effective Time, and thereafter, neither UBI nor any officer or Director of UBI shall have any further liability or obligation with respect thereto, except for any misrepresentations, breaches of warranties or violations of covenants that were made with intent to defraud.

R. Interest Rate Risk Management. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for UBI's own account, or for the account of one or more of the UBI Subsidiaries or their customers, were entered into (i) in accordance with prudent banking practices and all material applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of UBI or the UBI Subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect (except to the extent that they have been fully performed or terminated) in all respects material to UBI. Neither UBI nor the UBI Subsidiaries, nor to its knowledge any other party thereto is, in any respect material to UBI on a consolidated basis, in breach of any of its obligations under any such agreement or arrangement.

S. Shareholder Approval; Fairness Opinion. The affirmative vote of a majority of the outstanding shares of UBI Common Stock entitled to vote on this Agreement and the transactions contemplated thereby is the only vote of the shareholders of UBI required for approval of the Agreement and the consummation of the Merger and the related transactions contemplated hereby. UBI has received the opinion of McDonald Investments, Inc., to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to UBI's shareholders.

T. Absence of Regulatory Actions. Neither UBI nor the UBI Subsidiaries are a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators"), or has adopted any board resolutions at the request of any Government Regulator, nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

U. Labor Matters. Neither UBI nor the UBI Subsidiaries are or have ever been a party to, or are or have ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is UBI or the UBI Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel UBI or the UBI Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving UBI or the UBI Subsidiaries pending, or to UBI's knowledge, threatened. UBI and the UBI Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

V. Marketable Title. UBI and the UBI Subsidiaries have good and marketable title to all of the material properties and assets reflected in its separate statement of financial condition as at December 31, 1999, and which are still owned by each and each has good and marketable title to all material properties and assets acquired by it after such date and still owned by it, subject to (i) any liens and encumbrances that do not materially adversely impair the use of the property, (ii) statutory liens for taxes not yet due and payable, and (iii) minor defects and irregularities in title that do not materially adversely impair the use of the property.

W. Environmental. Except as disclosed in the UBI Schedules, there are no actions, proceedings or investigations pending before any environmental regulatory body, with respect to or threatened against or affecting UBI or the UBI Subsidiaries in respect to any "facility" owned, leased or operated by any of them (but excluding any "facility" as to which sole interest of UBI or the UBI Subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which UBI or the UBI Subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under any Federal, state, local or municipal statue, ordinance or regulation in respect thereof, in connection with any release of any toxic or "hazardous substance", pollutant or contaminant into the "environment" which, if adversely determined, (a) would require the payment by UBI or the UBI Subsidiaries and/or require UBI or the UBI Subsidiaries to incur expenses of more than $10,000 (whether or not covered by insurance) or (b) would otherwise have a material adverse effect on UBI or the UBI Subsidiaries, nor, to the best knowledge of UBI after reasonable inquiry, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which UBI or the UBI Subsidiaries are a plaintiff or complainant. Neither UBI nor the UBI Subsidiaries are liable in any material respect under any applicable law for any release by either of them or for any release by any other "person" of a hazardous substance caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is UBI or the UBI Subsidiaries liable for any material costs (as a result of the acts or omissions of UBI or the UBI Subsidiaries or, to the best knowledge of UBI, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over UBI or the UBI Subsidiaries to prevent or minimize any actual or threatened release by UBI or the UBI Subsidiaries of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms, and defined in, CERCLA.

Except as disclosed in the UBI Schedules, to the best knowledge of UBI each "facility" owned, leased or operated by UBI or the UBI Subsidiaries (but excluding any "facility" as to which the sole interest of UBI or the UBI Subsidiaries is that of a lienholder or mortgagee, but including any "facility" to which title has been taken pursuant to mortgage foreclosure or similar proceedings and including any "facility" in which UBI or the UBI Subsidiaries ever participated in the financial management of such facility to a degree sufficient to influence, or have the ability to influence, the facility's treatment of hazardous waste) is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment, except to the extent a failure to comply would not have a material adverse effect on the business, operations and financial condition of UBI and the UBI Subsidiaries taken as a whole.

X. Employee Plans.

1. Plan Documents, Reports and Filings. Except as disclosed on the UBI Schedules, UBI or the UBI Subsidiaries have provided true, complete and correct copies of all plan documents, if any, comprising each Benefit Plan, together with, when applicable, (a) the most recent summary plan description, (b) the most recent actuarial and financial reports and the most recent annual reports filed with any governmental agency and (c) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans.

2. Qualified Retirement Plan Compliance. With respect to each Benefit Plan which is an employee pension benefit plan (as defined in section 3(2) of ERISA) other than any such plan that meets the "top-hat" exception under section 201(1) of ERISA (a "Qualified Benefit Plan"), except as disclosed on the UBI Schedules: (a) the IRS has issued a determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments) satisfied the requirements of section 401(a) of the Code, as amended; (b) such Qualified Benefit Plan is in material compliance with all qualification requirements of Section 401(a) of the Code; (c) such Qualified Benefit Plan is in substantial compliance with all notice, reporting and disclosure requirements of ERISA and the Code; (d) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(e)(7) of the Code (an "ESOP Qualified Benefit Plan") is in material compliance with the applicable qualification requirements of Section 409 of the Code; (e) any previously terminated Qualified Benefit Plan was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Qualified Benefit Plan and the requirements of the Pension Benefit Guaranty Corporation ("PBGC") were fully satisfied; and (f) any and all amendments to the Qualified Benefit Plans not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plans.

3. Welfare Plan Compliance. With respect to each Benefit Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (a "Welfare Benefit Plan"), except as noted on the UBI Schedules: (a) such Welfare Benefit Plan, if it is intended to provide favorable tax benefits to plan participants, has been, to the best knowledge of UBI, in compliance with applicable Code provisions; (b) such Welfare Benefit Plan has been, to the best knowledge of UBI, operated in substantial compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code; and (c) such Welfare Benefit Plan, if a group health plan subject to the requirements of Section 4980B of the Code ("COBRA"), has been, to the best knowledge of UBI, operated in substantial compliance with such COBRA requirements.

4. Prohibited Transactions. To the best knowledge of UBI, no prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA has occurred with respect to any Benefit Plan which would result, with respect to any person, in (a) the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or (b) material fiduciary liability under Section 409 of ERISA.

5. Lawsuits or Claims. No material actions, suits or claims (other than routine claims of benefits) are pending or, to the best knowledge of UBI, threatened against any Benefit Plan or against UBI or the UBI Subsidiaries with respect to any Benefit Plan.

6. Disclosure of Unfunded Liabilities. All material Unfunded Liabilities with respect to each Benefit Plan have been recorded and disclosed on the most recent financial statement of UBI and the UBI Subsidiaries or, if not, in the UBI Schedules. For purposes hereof, the term "Unfunded Liabilities" shall mean any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Agreement (GAAP), or amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated and which is subject to reasonable estimate) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (a) severance pay benefits, (b) deferred compensation or unpaid bonuses, (c) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under Section 280G of the Code, (d) any unpaid pension contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid pension contributions or funding deficiencies owed by members of a controlled group of corporations which includes UBI or the UBI Subsidiary and for which UBI or the UBI Subsidiary is liable under applicable law, (e) any authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code, (f) retiree health benefit coverage and (g) unpaid premiums for contributions required under any group health plan to maintain such plan's coverage through the Effective Time.

7. Defined Benefit Pension Plan Liabilities. UBI and the UBI Subsidiaries (or any pension plan maintained by any of them) have not incurred any material liability to the PBGC or the IRS with respect to any Benefit Plan which is a defined benefit pension plan, except for the payment of PBGC premiums pursuant to Section 4007 of ERISA, all of which if due prior to the date of this Agreement have been fully paid, and no PBGC reportable event under Section 4043 of ERISA has occurred with respect to any such pension plan. Except as otherwise disclosed in the UBI Schedules, the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each Benefit Plan subject to Title IV of ERISA, using the actuarial assumptions that would be used by the PBGC in the event of termination of such plan, do not exceed the fair market value of the assets of such plan. Neither UBI, the UBI Subsidiaries nor any controlled group member of UBI or the UBI Subsidiaries participates in, or has incurred any liability under Sections 4201, 4063 or 4064 of ERISA for a complete or partial withdrawal from a multiple employer plan or a multi-employer plan (as defined in Section 3(37) of ERISA).

8. Independent Trustee. UBI and the UBI Subsidiaries (a) have not incurred any asserted or, to the best knowledge of UBI, unasserted material liability for breach of duties assumed in connection with acting as an independent trustee of any employee pension plan (as defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401(a) of the Code and which is maintained by an employer unrelated in ownership to UBI or the UBI Subsidiary, (b) have not authorized nor knowingly participated in a material prohibited transaction under Section 406 of ERISA and not exempt under Section 408 of ERISA and (c) have not received notice of any material actions, suits or claims (other than routine claims for benefits) pending or threatened against the unrelated employer or against them.

9. Retiree Benefits. Except as listed on the UBI Schedules and identified as "Retiree Liability", UBI and the UBI Subsidiaries have no obligation to provide retiree medical benefits, or life insurance benefits to or with respect to retirees or any of their relatives.

10. Right to Amend and Terminate. Except as listed on the UBI Schedules, UBI or the UBI Subsidiaries have all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

11. Materiality. For purposes of this Paragraph X as a whole, the term "material" in connection with a liability shall mean a liability or loss, taxes, penalties, interest and related legal fees in the total amount of $25,000 or more, with such determination being made on the basis of the aggregate affected participants of a Benefit Plan and not with respect to any single participant.

Y. Regulatory Compliance. UBI and the UBI Subsidiaries have materially complied with all laws, regulations and orders applicable to it and to the conduct of each of its business, including without limitation, all statutes, rules and regulations pertaining to the conduct of its business. Except as disclosed in the UBI Schedules, neither UBI nor the UBI Subsidiaries are the subject of, nor is a party to, any regulatory actions or agreement such as letter agreements, memoranda of understanding, cease and desist orders or like agreements. Neither UBI nor the UBI Subsidiaries are in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity.

Z. Insurance. UBI has previously provided a list and a brief description of all insurance policies currently in force with respect to UBI. All premiums due on such policies have been paid, and such policies will continue to remain in force through the Effective Time. The UBI Schedules also contain a description of all claims in excess of $1,000 currently pending under such insurance policies, together with a list of all other claims in excess of $1,000 which have been filed during the last three (3) years and a description of the disposition thereof.

AA. Contracts. Except as disclosed in the UBI Schedules, neither UBI nor the UBI Subsidiaries are a party to (i) any written employment contracts or written contracts of any other kind with any of its officers, Directors or employees or (ii) any material contract, lease or agreement of any other kind which is not assignable as a result of the merger provided for herein without the consent of another party, except for contracts, leases or agreements which do not have terms extending beyond six months from the date of this Agreement or contracts, leases or agreements (excluding contracts, leases and agreements pursuant to which credit has been extended by the UBI Subsidiaries) which do not require a total expenditure over the term of the contract, lease or agreement of more than $15,000 thereunder.

BB. Extraordinary Transactions. Except as disclosed in the UBI Schedules, since December 31, 1999 to the date hereof, UBI and the UBI Subsidiaries each has been operated in the ordinary course of business, has not made any changes in its respective capital or corporate structures, nor any material changes in its methods of business operations and has not provided any increases in employee salaries or benefits other than in the ordinary course of business. Except as disclosed in the UBI Schedules, since December 31, 1999 to the date hereof, UBI has not declared or paid any dividends nor made any distributions of any other kind to its stockholders.

IV. OBLIGATIONS OF THE PARTIES BETWEEN THE DATE OF

THIS AGREEMENT AND THE EFFECTIVE TIME.

A. Delphos Stockholders Meeting. Delphos, in consultation with UBI, will take all actions necessary to call and hold an annual or a special meeting of Delphos' stockholders as soon as practicable after the UBI registration statement relating to this transaction has been declared effective by the Securities and Exchange Commission (the "SEC") and under all applicable state securities laws for the purpose of approving and adopting this Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. The Board of Directors of Delphos shall inform the stockholders of Delphos in the proxy materials relating to the annual or special meeting that all Directors of Delphos intend to vote all shares of Delphos Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement to the other stockholders of Delphos, subject only to such Directors' fiduciary obligations, and will use their best efforts to obtain the necessary approvals by the stockholders of this Agreement and the transactions contemplated hereby.

B. UBI Shareholders Meeting. UBI will take all actions necessary to call and hold an annual or a special meeting of UBI's shareholders as soon as practicable after the UBI registration statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws for the purpose of approving and adopting this Agreement and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law. The Board of Directors of UBI shall inform the shareholders of UBI in the proxy materials relating to the annual or special meeting that all Directors of UBI presently intend to vote all shares of UBI Common Stock which they own of record in favor of approving this Agreement and any such other necessary documents or actions, and all Directors will recommend approval of this Agreement to the other shareholders of UBI, subject only to such Directors' fiduciary obligations and will use their best efforts to obtain the necessary approvals by the shareholders of this Agreement and the transactions contemplated hereby.

C. Delphos Ordinary Course of Business. (i) From the date of this Agreement until the Effective Time, Delphos and the Subsidiary each will be operated in the ordinary course of business, and neither of them will, without the prior written consent of UBI, make any changes in its capital or corporate structures; issue any additional shares of Delphos Common Stock other than pursuant to the exercise of options granted prior to the date hereof; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof; or, issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $15,000, make, enter into or renew any agreement for services to be provided to Delphos or the Subsidiary or permit the automatic renewal of any such agreement, other than the agreements identified in the Delphos Schedules which are specifically identified on such Schedule as agreements which Delphos intends to renew, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $15,000 (for this purpose the phrase "permit the automatic renewal" includes the failure to send a notice of termination of such contract if such failure would constitute a renewal), provided that Delphos shall be permitted to pay salaries, normal salary increases and bonuses, consistent with prior years; acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies; declare or pay any cash dividends on its own stock other than the normal $.07 cash dividend per quarter which may be increased after year-end consistent with prior years and paid at such times as Delphos historically has done on Delphos Common Stock, and provided further that notwithstanding anything to the contrary herein, Delphos and UBI shall cooperate in selecting the Effective Time to ensure that the holders of Delphos Common Stock do not become entitled to receive both a dividend with respect to their Delphos Common Stock and a dividend with respect to their UBI Common Stock or fail to be entitled to receive any dividend with respect to any quarterly period or portion thereof in which the Effective Time occurs; pay any stock dividends or make any other distributions on its stock other than cash dividends as described in the immediately preceding clause; change or otherwise amend any Benefit Plans other than as required by law or as contemplated herein; and provide any increases in employee salaries or benefits other than in the ordinary course of business, Delphos agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of the Subsidiary which are now owned by it.

D. UBI Ordinary Course of Business. (i) From the date of this Agreement until the Effective Time, UBI and the UBI Subsidiaries each will be operated in the ordinary course of business, and none of them will, without prior consultation with Delphos, make any changes in its capital or corporate structures; issue any additional shares of UBI Common Stock other than pursuant to the exercise of options granted prior to the date hereof; issue any other equity securities, other than pursuant to the exercise of options granted prior to the date hereof; or, issue as borrower any long term debt or convertible or other securities of any kind, or right to acquire any of its securities; make any material changes in its method of business operations; make, enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $15,000, make, enter into or renew any agreement for services to be provided to UBI or the UBI Subsidiaries, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $15,000. UBI shall be permitted to pay salaries, normal salary increases, benefits and bonuses, consistent with prior years; declare or pay any cash dividends on its own stock consistent with the normal cash dividend per quarter, which may be increased after year-end consistent with prior years and paid at such times as UBI historically has done on UBI Common Stock. UBI agrees that it will not sell or otherwise dispose of or encumber any of the shares of the capital stock of the UBI Subsidiaries which are now owned by it.

E. Affiliates. Not later than the 15th day prior to the mailing of Delphos' proxy statement with respect to the Merger, Delphos shall deliver to UBI a list of each person that, to the best of Delphos' knowledge, is or is reasonably likely to be, as of the date of the annual or special meeting called to approve the Merger, deemed an "affiliate" of it as that term is used in Rule 145 under the Securities Act of 1933, as amended, or SEC Accounting Series Releases 130 and 135 (the "Delphos Affiliates"). Delphos shall use its best efforts to cause each Delphos Affiliate to execute and deliver to UBI on or before the mailing of such proxy statement an agreement in the form of Appendix D hereto.

V. COOPERATION AND OTHER OBLIGATIONS AND COVENANTS

A. Regulatory Applications. UBI will prepare and cause to be filed at its expense such applications and other documents with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions, the Office of Thrift Supervision, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement, and the parties shall cooperate in the preparation of an appropriate registration statement, including the prospectus, proxy statement, and such other documents necessary to comply with all federal and state securities laws relating to shareholder approval of this transaction and the registration and issuance of the shares of UBI Common Stock to be issued to the stockholders of Delphos in this transaction (the expenses thereof, other than accounting, legal, investment banking, financial consulting and associated expenses of Delphos and its affiliates, to be paid by UBI), and any other laws applicable to the transactions provided for in this Agreement. UBI shall use all reasonable efforts to file all such applications as promptly as practicable after the execution of this Agreement to secure all such approvals. Delphos agrees that it will, as promptly as practicable after request and at its own expense, provide UBI with all information and documents concerning Delphos and the Subsidiary, as shall be required in connection with preparing such applications, registration statements and other documents and in connection with securing such approvals. Prior to filing any such applications or other documents with the applicable governmental agencies, UBI shall provide copies thereof to Delphos and a reasonable opportunity to comment.

B. Cooperation. Each of the parties hereto agrees to use its best efforts and to cooperate with the other party in all reasonable respects in order to carry out and consummate the transactions contemplated by this Agreement at the earliest practicable time including, without limitation, the filing of applications, notices and other documents with, and obtaining approval from, appropriate governmental regulatory agencies.

C. Access. Delphos agrees to permit UBI, its officers, employees, accountants, agents and attorneys, and UBI agrees to permit Delphos, its officers, employees, accountants, agents and attorneys, upon reasonable advance notice to have reasonable access during business hours to their respective books, records and properties, and those of the Subsidiary and UBI, as well, for the purpose of making a detailed examination, or updating and amplifying prior examinations, of the financial condition, assets, liabilities, legal compliance, affairs and the conduct of the business of Delphos and the Subsidiary or UBI, as the case may be, prior to the Effective Time, and also to permit the monitoring of the foregoing on an ongoing basis (such rights of examination and monitoring to be subject to the confidentiality obligations set forth in such Section VII.A. hereof); provided, however, that any such examination by UBI or Delphos shall not relieve UBI or Delphos from any responsibility or liability for any material misrepresentation or material breach of warranty hereunder discovered in the course of or subsequently to such examination and prior to the Effective Time.

D. Employee Plan Termination.

1. ESOP. (i) Delphos shall take all steps necessary to terminate the Citizens Bank of Delphos Employee Stock Ownership Plan ("Delphos ESOP") effective as of the Effective Time and to request that the IRS issue a determination letter to the effect that termination of the Delphos ESOP, the allocation and disposition of its assets as described in Section V.D.(1)(ii) and the distribution of participants' account balances will not affect the Delphos ESOP's status as a tax-qualified retirement plan. This determination letter request will be filed with the IRS not later than six weeks after the date action is taken to terminate the Delphos ESOP (or as soon as possible after the action is taken). Delphos will make no additional contributions to the Delphos ESOP after the date of this Agreement; provided, however, Delphos may make pro rata contributions for the plan until the Effective Time. Delphos shall develop a plan and timetable pertaining to the termination of the Delphos ESOP which shall be provided to and approved by UBI and its counsel.

(ii) All Delphos Common Stock held by the Delphos ESOP Trustee at the Effective Time, including those allocated to Delphos ESOP participants' accounts ("Allocated Shares"), any forfeited shares then pending reallocation to participants' accounts ("Forfeited Shares") and those subject to a security interest granted in connection with any outstanding loan ("Pledged Shares") will be exchanged by the Delphos ESOP Trustee for the Merger Consideration in accordance with this Agreement. The Merger Consideration received by the Delphos ESOP will be credited to Delphos ESOP participants' accounts as provided by the Delphos ESOP's terms, to the extent that they represent shares received in exchange for Allocated or Forfeited Shares or will be substituted for the Pledged Shares, to the extent that they represent shares received in exchange for Pledged Shares ("Pledged UBI Shares"). To the extent that cash held in the Delphos ESOP Trust is insufficient to retire the loan, the Delphos ESOP Trustee will (A) sell Pledged UBI Shares to the extent needed to retire the loan and (B) repay the loan. Any Pledged UBI Shares and other assets remaining in the Delphos ESOP Trust after the loan is repaid will be allocated to participants' accounts as provided by the Delphos ESOP. The allocation procedure will be fully described in the determination letter request referred to above in Section V.D.1.(i). If the IRS issues a determination letter with respect to that application, the allocation will be made as described in the application. If the IRS refuses to issue a determination letter with respect to that application, the allocation will be made on another basis on which the IRS approves and issues a determination letter.

2. Citizens Bank of Delphos 401(k). Delphos shall take all steps necessary to terminate the Citizens Bank of Delphos 401(k) Plan ("Delphos 401(k)") effective as of the Effective Time and to request the IRS issue a determination letter to the effect that termination of the Delphos 401(k) will not affect its status as a tax-qualified plan. This determination letter request will be filed with the IRS not later than six weeks after the Effective Time.

3. RRP. Delphos shall not grant any of the 19,846 unawarded stock awards to any of the Stock Plan participants and shall cause the Stock Plan trustee to transfer all right, title, interest in and to, including all dividends and interest earned thereon, previously paid by Delphos on the unawarded stock awards to Delphos immediately before the Effective Time. At the Effective Time, all of the unvested stock awards shall vest and be exchanged for the Merger Consideration, after which UBI shall cause the Stock Plan trustee to distribute to Stock Plan participants (a) the Merger Consideration for which the unvested Stock Plan participants have been exchanged and (b) all dividends previously paid by Delphos on the unvested stock awards, together with interest earned thereon.

4. Delphos Benefit Plans. Except as provided herein, UBI shall honor the terms of the Delphos Benefit Plans, arrangements and commitments disclosed in the Delphos Schedules; provided, however, that UBI may, or may require Delphos to immediately prior to the merger, terminate such plans, arrangements and commitments in accordance with their terms, in its sole discretion, provided that all benefits due under such plans have been distributed, and provided further, that as of the date of this Agreement, Delphos has terminated the Employee Severance Compensation Plan dated May 22, 2000. In addition, the Employment Agreement of Joseph R. Reinemeyer shall be terminated as described in Section V.E.3.

E. Employment Issues.

1. UBI and its affiliates shall seek to retain existing employees of Delphos and the Subsidiary in the same or similar positions subsequent to the consummation of the Merger, except that Joseph R. Reinemeyer shall, at the Effective Time, resign from all offices held with Delphos and the Subsidiary as set forth in Section I.I. hereinabove, and Nancy C. Rumschlag will assume a new position with UBI; and provided, however, that nothing in this section or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under Ohio law and said employees shall not be deemed to be third-party beneficiaries of this provision.

2. At or before the Closing, UBI shall have instituted a new severance arrangement with their employees whereby in the event an eligible employee is terminated without cause by UBI or any of its subsidiaries, such employee shall receive severance in the amount of two weeks salary for each year of employment with UBI. For the purposes of such severance arrangement, eligible employees of Delphos and the Subsidiary shall receive credit for their years of employment with Delphos and the Subsidiary.

3. At the Closing, Joseph R. Reinemeyer shall receive a lump sum payment under his Employment Agreement to be calculated as set forth in the Delphos Schedules shall receive full vesting of stock options held by him and shall receive full vesting of his restricted stock; and shall execute a non-competition agreement in the form attached hereto as Appendix C.

4. As soon as practicable following the Effective Time, employees of Delphos or the Subsidiary who remain employed after the Merger shall be entitled to participate in UBI's employee benefit plans with full credit for years of service with Delphos for eligibility and vesting under such plans and waiver of any pre-existing medical conditions.

F. UBI Board of Directors. UBI's Board of Directors shall undertake to expand the size of the UBI board by four to twelve persons and to appoint the four directors as set forth in Section I.I. from the Delphos Board of Directors to fill such vacancies created by the increase in the Board of Directors.

G. Indemnification and Insurance.

(a) For a period of three years after the Effective Time, UBI shall indemnify each person who served as a director or officer of Delphos on or before the Effective Time to the fullest extent permitted under the Articles of Incorporation and Code of Regulations of UBI and applicable provisions of Ohio law from and against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was a director or officer of Delphos.

(b) At or before the Effective Time, UBI shall include the directors and executive officers of Delphos for a period of three years after the Effective Time as persons covered and insured under the current UBI directors and officers' liability insurance policy in a manner by which such directors and executive officers of Delphos will be covered and insured for acts or omissions occurring before the Effective Time.

H. Delphos Rights. At the date of this Agreement, the number of shares subject to Delphos Rights shall not exceed 121,048. From the date of this Agreement to the Effective Time, Delphos shall not grant any additional Delphos Rights.

VI. CONDITIONS PRECEDENT TO CLOSING

A. Conditions to the Obligations of Each of the Parties. The obligation of each of the parties hereto to consummate the transactions provided for herein is subject to the fulfillment on or prior to the Effective Time of each of the following conditions:

1. The stockholders of each of Delphos and UBI shall have duly approved and adopted this Agreement in accordance with and as required by law and in accordance with the parties' respective Articles or Certificate of Incorporation and Regulations or Bylaws.

2. All necessary governmental and regulatory orders, consents, clearances and approvals and requirements shall have been secured and satisfied for the consummation of such transactions, including without limitation, those of the Federal Reserve System, the Ohio Division of Financial Institutions, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation to the extent required.

3. Prior to or at the Effective Time, no material investigation by any state or federal agency shall have been threatened or instituted seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby and no material governmental action or proceeding shall have been threatened or instituted before any court or government body or authority, seeking to enjoin or prohibit, or enjoining or prohibiting, the transactions contemplated hereby other than investigations, actions and proceedings which have been withdrawn prior to or at the Effective Time without material adverse effect to UBI or Delphos and other than regularly scheduled regulatory examinations.

4. Any waiting period mandated by law in respect of the final approval by any applicable Federal regulator(s) of the transaction contemplated herein shall have expired.

5. No statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement.

6. UBI shall have caused to be listed on the Nasdaq National Market, subject only to official notice of issuance, the shares of UBI Common Stock to be issued by UBI in exchange for the shares of Delphos Common Stock.

B. Conditions to the Obligations of UBI. The obligation of UBI to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by UBI in a writing delivered to Delphos which specifically refers to the condition or conditions being waived:

1. All of the representations and warranties of Delphos set forth in Section II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date (as hereinafter defined) as if each such representation and warranty was given on and as of the Closing Date, except for (i) any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and (ii) inaccuracies of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the financial condition, business or operations of Delphos and the Subsidiary taken as a whole.

2. Delphos shall have performed all of the obligations required of it under the terms of this Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of Delphos and the Subsidiary taken as a whole.

3. Muldoon, Murphy & Faucette LLP counsel for Delphos and the Subsidiary, shall have delivered an opinion addressed to UBI in substantially the form appended hereto as Appendix A.

4. UBI shall have received from McDonald Investments, Inc. written fairness opinions to the effect that the Merger Consideration is fair to the holders of UBI Common Stock from a financial point of view as of the date of this Agreement and also as of the date of the proxy statement for the UBI special meeting of shareholders held to approve this Agreement.

5. The aggregate amount of consolidated shareholders' equity (including Common Stock and Retained Earnings) of Delphos immediately prior to the Effective Time, as shown by and reflected in its books and records of accounts on a consolidated basis in accordance with generally accepted principles, consistently applied, shall not be less than $25 million. For purposes of this subparagraph 5 to Section VI.B., any expenses or accruals after the date hereof relating to (i) the adjustments contemplated by Section IV.B.(1) herein, (ii) termination of any of Delphos' or the Subsidiary's Benefit Plans, as contemplated herein, (iii) expenses associated with the Merger, or (iv) expenses or losses associated with the valuing of the investments of Delphos or the Subsidiary at current market value as required by generally accepted accounting principles (including without limitation the requirements of accounting rule SFAS 115) shall be excluded for purposes of calculation of Delphos' stockholders' equity as contemplated herein prior to the Effective Time.

6. Delphos' independent certified public accountant shall have delivered to Delphos the audited consolidated year end financials dated as at September 30, 2000 with an unqualified audit opinion.

7. The receipt of a certificate from Delphos and the Subsidiary, executed by the chief executive officer and president of each, dated the Closing Date, certifying to the best knowledge of the chief executive officer and president of each that: (i) all of the representations and warranties set forth in Section II hereof were true and correct as of the date of this Agreement and as of the Closing Date in all material respects, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and (ii) each of Delphos and the Subsidiary has met and fully complied in all material respects with all of the obligations required of each of Delphos and the Subsidiary under the terms of this Agreement.

8. The total issued and outstanding shares of Delphos Common Stock shall not exceed 1,705,831 shares including all shares issuable pursuant to the exercise of options to purchase Delphos Common Stock.

9. There shall not have been any material adverse changes since March 31, 2000 in the business, operations, condition (financial or otherwise), property or prospects of Delphos or the Subsidiary.

10. Dinsmore & Shohl LLP shall have delivered a tax opinion addressed to the parties to the effect that the Merger, to the extent stock is exchanged, will be tax-free to the Delphos stockholders.

11. The receipt of a Non-Competition Agreement from Joseph R. Reinemeyer.

12. Joseph R. Reinemeyer shall have resigned from the Delphos' and its Subsidiary's Board of Directors and shall have delivered a Waiver and Release to the effect that the amounts due to him upon the termination of his Employment Agreement, Delphos ESOP Restoration Plan or any other terminated plan, benefit, arrangement or commitment have been paid in full and no further amounts shall be due and owing subsequent to the Effective Time, as well as, the receipt of releases from any other employees who may receive payments upon the termination of any plan, arrangement or commitment that UBI, in its sole discretion, deems necessary.

C. Conditions to the Obligations of Delphos. The obligation of Delphos to consummate the transactions provided for herein is subject to the fulfillment at or prior to the Effective Time of each of the following conditions unless waived by Delphos in a writing delivered to UBI which specifically refers to the condition or conditions being waived:

1. All of the representations and warranties of UBI set forth in Section III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if each such representation and warranty was given on and as of the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

2. UBI shall have performed all of the obligations required of it under the terms of this Agreement in all material respects, except for breaches of obligations which would not have, or would not reasonably be expected to have, any material adverse effect on the financial condition, business or operations of UBI and the UBI Subsidiaries taken as a whole.

3. Dinsmore & Shohl LLP, counsel for UBI, shall have delivered a legal opinion addressed to Delphos in substantially the form appended hereto as Appendix B.

4. Delphos shall have received from Keefe, Bruyette & Woods, Inc. written fairness opinions to the effect that the Merger Consideration is fair to the holders of Delphos Common Stock from a financial point of view as of the date of this Agreement and also as of the date of the proxy statement for the Delphos special meeting of stockholders held to approve this Agreement.

5. The receipt of a certificate from UBI, executed by its chief executive officer and chief financial officer, dated the Closing Date, certifying to such officer's best knowledge that: (i) all of the representations and warranties set forth in Section III hereof were true and correct as of the date of this Agreement and as of the Closing Date in all material respects, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date; and, (ii) UBI has met and fully complied in all material respects with all of the obligations required of it under the terms of this Agreement.

6. The total issued and outstanding shares of UBI Common Stock shall not exceed 2,356,186 shares including all shares issuable pursuant to options to purchase UBI Common Stock.

7. UBI shall have registered its shares of Common Stock to be issued to the Delphos stockholders hereunder with the SEC pursuant to the Securities Act of 1933, as amended, and with all applicable state securities authorities. The registration statement with respect thereto shall have been declared effective by the SEC and all applicable state securities authorities and no stop order shall have been issued.

8. There shall not have been any material adverse changes since March 31, 2000 in the business, operations, condition (financial or otherwise), property or prospects of UBI or the UBI Subsidiaries.

9. Fifth Third's Trust Department, as the Exchange Agent, shall have acknowledged in writing to Delphos that Fifth Third's Trust Department is in receipt of (i) certificates representing a whole number of shares of UBI Common Stock to be issued to the stockholders of Delphos pursuant to this Agreement, (ii) sufficient cash to be paid to Delphos stockholders as part of the merger consideration and (iii) sufficient cash to be paid to the Delphos stockholders for fractional shares.

10. UBI shareholders shall have increased the size of the UBI Board to twelve persons and the UBI Board shall have appointed four directors from the Delphos Board to the UBI Board to begin serving immediately following the Effective Time.

11. UBI or Delphos shall have provided the payments to Joseph R. Reinemeyer set forth in Section V.E.3.

12. Dinsmore & Shohl LLP shall have delivered a tax opinion addressed to the parties to the effect that the Merger, to the extent stock is exchanged, will be tax-free to the Delphos stockholders.

VII. ADDITIONAL COVENANTS

A. Confidentiality. UBI shall not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and shall hold in confidence any non-public, confidential information disclosed to it by Delphos concerning Delphos or the Subsidiary. Delphos shall not disclose to others, shall not use in respect of its (or any of its subsidiaries) business operations, and will hold in confidence any non-public, confidential information disclosed to it concerning UBI or any of its affiliates. In the event the Merger is not completed, all non-public financial statements, documents and materials, and all copies thereof, shall be returned to Delphos or UBI, as the case may be, and shall not be used by UBI or Delphos, as the case may be, in any way detrimental to Delphos or UBI.

B. Notices. All notices, requests, consents, and demands under this Agreement shall be in writing and shall be sufficient in all respects if delivered in person or mailed by certified mail, return receipt requested, with postage prepaid, or by confirmed air courier, and addressed:

If to Delphos:	Joseph R. Reinemeyer
President and CEO
Delphos Citizens Bancorp, Inc.
114 E. Third Street
Delphos, Ohio 45833

With a copy to:	Lori M. Beresford, Esq.
Muldoon, Murphy & Faucette LLP
5101 Wisconsin Avenue, NW
Washington, DC 20016

If to UBI:	E. Eugene Lehman
President and CEO
United Bancshares
100 S. High Street
Columbus Grove, Ohio 45830

With a copy to:	Susan B. Zaunbrecher, Esq.
Dinsmore & Shohl LLP
1900 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202

Such notices shall be deemed to be received when delivered in person or when deposited in the mail by certified mail, return receipt requested with postage prepaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be sent by certified mail, postage pre-paid, return receipt requested.

C. Entire Agreement. This Agreement, together with the written instruments specifically referred to herein and such other written agreements delivered by UBI or Delphos to each other pursuant hereto, constitute the entire agreement between the parties with regard to the transactions contemplated herein and supersede any prior agreements, whether oral or in writing. This Agreement may be hereafter amended only by a written instrument executed by each of the parties pursuant to Section X hereof.

D. Indemnification. UBI and Delphos shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Agreement relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Agreement. From and after Closing Date, this subsection shall be of no further force or effect.

E. Press Releases. UBI and Delphos shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party from making any disclosure which its counsel deems required by law.

F. Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees, costs and expenses of its own financial consultants, investment bankers, accountants and counsel. The prorata expenses of printing and mailing the prospectuses/proxy statements to its shareholders shall be paid by each of UBI and Delphos and provided, however, that UBI will bear the costs and expenses associated with the regulatory applications.

G. Source of Funds. UBI will pay the cash portion of the merger consideration from cash on hand, liquidation of assets, or the proceeds of borrowings and will not issue additional common stock, preferred stock or securities convertible into equity securities, except those shares which are issued pursuant to the exercise of options pursuant to UBI employee benefit plans, from the date of this Agreement until after the Effective Time.

H. Material Changes.

1. Between the date hereof and the Closing Date, Delphos shall promptly advise UBI in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on Delphos and its subsidiaries, taken as a whole.

2. Between the date hereof and the Closing Date, UBI shall promptly advise Delphos in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact that, if existing or known at the date hereof, would have made any of the representations contained herein untrue to any material extent, and which in each case, would be likely to have a material adverse effect on UBI and its subsidiaries, taken as a whole.

I. Delphos Name. UBI agrees that it does not currently intend to change the name of Delphos except as part of the renaming of another current UBI banking subsidiary.

J. Notification of Failure to Satisfy Condition. Each party hereto will promptly notify the other party in writing of the occurrence of any event which will or may result in the failure to satisfy any material condition precedent set forth in this Agreement. Between the date of this Agreement and the Closing Date, each party hereto will notify the other of the satisfaction of such material conditions precedent as they occur.

VIII. TERMINATION

A. Termination Conditions. This Agreement may be terminated at any time prior to the Effective Time by written notice delivered by UBI to Delphos or by Delphos to UBI in the following instances:

1. By UBI or Delphos, if there has been to the extent contemplated in Section VI.B.1. and 2. and Section VI.C.1. and 2. herein, a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of the other party with respect to the representations, warranties, and covenants set forth herein and such misrepresentation, breach or failure to comply has not been cured (if capable of cure) within thirty (30) days after receipt of written notice, provided, the party in default shall have no right to terminate for its own default.

2. By UBI or Delphos, in each case taken as a whole, if the business or assets or financial condition of the other party shall have materially and adversely changed from that in existence at September 30, 1999, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement.

3. By UBI or Delphos, if the merger transaction contemplated herein has not been consummated by March 31, 2001 provided the terminating party is not in material breach or default of any representations, warranty or covenant contained herein on the date of such termination.

4. By the mutual written consent of UBI and Delphos.

5. By UBI if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of UBI to effect the Merger set forth in Sections VI.A. and B. herein and non-compliance is not waived by UBI.

6. By Delphos if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions of the obligations of Delphos to effect the Merger as set forth in Sections VI.A. and C. herein and non-compliance is not waived by Delphos.

7. By Delphos, if (i) the Applicable Market Value Per Share of UBI Common Stock is less than $9.20 and (ii) the number obtained by dividing the Applicable Market Value Per Share of UBI Common Stock by $11.50 is less than 90% of the quotient obtained by dividing the Nasdaq Bank Stock Index on the fifth business day immediately preceding the Effective Time by the Nasdaq Bank Stock Index on the date of this Agreement; and (iii) UBI shall not have given written notice to Delphos prior to the third business day immediately prior to the Effective Time, which notice states that UBI agrees to increase the cash portion of the Merger Consideration to the difference between $13.46 and the product of the Applicable Market Value Per Share of UBI Common Stock and .8749.

8. By UBI, if the Board of Directors of Delphos does not publicly recommend in the Proxy Statement that Delphos' stockholders approve and adopt this Agreement or if, after recommending in the Proxy that stockholders approve and adopt this Agreement, the Board of Directors of Delphos shall have withdrawn, modified or amended such recommendation in any respect materially adverse to UBI.

9. By Delphos, if the Board of Directors of UBI does not publicly recommend in the Proxy Statement-Prospectus that UBI's shareholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement, the Board of Directors of UBI shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Delphos.

10. By Delphos, if the Board of Directors of Delphos reasonably determines that a proposal made by a third party to acquire, directly or indirectly, including pursuant to a merger, consolidation, share exchange or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of Delphos Common Stock then outstanding or all or substantially all of the assets of Delphos constitutes a Superior Proposal; and that such proposal must be accepted by the Board of Directors of Delphos; provided, however, that prior to any such termination, Delphos shall use its reasonable efforts to negotiate in good faith with UBI to make such adjustments in the terms and conditions of this agreement that would enable Delphos to proceed with the transactions contemplated herein.

For purposes of this Section, a "Superior Proposal" is when: (A) the Board of Directors of Delphos receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point of view to Delphos' stockholders, and (B) the Board of Directors of Delphos, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Delphos to comply with its fiduciary duties to stockholders under applicable law.

B. Failure to Approve. If either UBI or Delphos stockholders, acting at a meeting held for the purpose of voting upon this Agreement, fail to approve such agreement in the manner required by law, then this Agreement shall be deemed to be automatically terminated.

C. Survival of Certain Provisions. Upon termination as provided in this Article, this Agreement, except for the provisions of Paragraph A of Article VII hereof, shall be void and of no further force or effect, and, except as provided in Paragraph F of Article VII hereof, neither party hereto not in material breach or default of its representations, warranties and covenants hereunder shall have any liability of any kind to the other party including but not limited to liability for expenses incurred by the other party in connection with this transaction; provided that no such termination shall relieve a breaching party from liability for any uncured willful breach of a covenant, undertaking, representation or warranty giving rise to such termination.

IX. DISCUSSION WITH OTHERS; OTHER OFFERS; TERMINATION FEES

A. Discussion with Others; Offers. On and after the date hereof, and until September 30, 2001 except with the written consent of UBI, neither Delphos nor the Subsidiary, shall directly or indirectly solicit or encourage (nor shall Delphos or the Subsidiary permit any of its officers, directors, employees or agents directly or indirectly to solicit or encourage), including by way of furnishing information, any inquiries or proposals for a merger, consolidation, share exchange or similar transaction involving Delphos or the Subsidiary or for the acquisition of the stock or all or substantially all of the assets or business of Delphos or the Subsidiary, or discuss with or enter into conversations with any person, other than Delphos stockholders or employees, concerning any such merger, consolidation, share exchange, acquisition or other transaction, other than the transaction with UBI contemplated hereby; provided, however, that Delphos may communicate information about any such proposals or inquiries to its stockholders, if and to the extent, that it is required to do so in order to reasonably comply with its legal obligations. Delphos shall provide UBI with immediate written notice of all of the relevant details relating to any inquiries or proposals that it may receive relating to any such matters, including actions it intends to take with respect to such matters.

B. Termination Fees.

1. If this Agreement is terminated at such time that this Agreement is terminable pursuant to Section VIII.A.1., then the breaching party shall promptly (but no later than five (5) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $125,000; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $125,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

2. If Delphos or UBI terminates this Agreement pursuant to Section VIII.A.8. or VIII.A.10. or if Delphos consummates a Superior Proposal within 12 months after (i) termination by UBI pursuant to Section VIII.A.1., VIII.A.2., or VIII.A.5. or (ii) the holders of Delphos Common Stock fail to approve this Agreement at the meeting of such shareholders held for the purpose of voting on this Agreement, or if such meeting is not held, Delphos shall (no later than five business days after receipt of notice from UBI) pay UBI, in addition to any other amounts payable by Delphos pursuant to this Agreement, cash in an amount equal to $1 million.

X. CLOSING AND EFFECTIVE TIME

The consummation of the transactions contemplated by this Agreement shall take place at a closing to be held at the offices of UBI on a date which is as soon as is reasonably possible following the date that all of the conditions precedent to closing set forth in Section VI hereof, including the waiting period required by any banking or bank holding company regulatory agency after its approval of the Merger is issued before the transaction may be consummated, have been fully met or effectively waived (the "Closing Date"). Pursuant to the filing of articles or a certificate of merger (which shall be acceptable to Delphos and UBI) with the Secretaries of the States of Ohio and Delaware in accordance with law and this Agreement, the Merger provided for herein shall become effective at the close of business on said day (the "Effective Time"). By mutual agreement of the parties, the closing may be held at any other time or place or on any other date and the effectiveness of the Merger (and the Effective Time) may be changed by such mutual agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for agreements of the parties which by their terms are intended to be performed after the Effective Time.

XI. AMENDMENT

This Agreement may be amended, modified or supplemented by the written agreement of Delphos and UBI upon the authorization of each company's respective Board of Directors at any time before or after approval of the Merger and this Agreement by the shareholders of Delphos and/or UBI, but after any such approval by the shareholders of Delphos or UBI no amendment shall be made (without further shareholder approval) which changes in any manner adverse to such shareholders the consideration to be provided to such shareholders pursuant to this Agreement.

XII. GENERAL

This Agreement was made in the State of Ohio and shall be interpreted under the laws of the United States and the State of Ohio. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but except as specifically set forth herein none of the provisions hereof shall be binding upon and inure to the benefit of any other person, firm or corporation whomsoever. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto.

XIII. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes but such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Affiliation Agreement as of the date hereinabove set forth.

UNITED BANCSHARES, INC.

Attest:
By:/s/ E. Eugene Lehman
E. Eugene Lehman
President and CEO

DELPHOS CITIZENS BANCORP, INC.
Attest:

By:/s/ Joseph R. Reinemeyer

Its: President and CEO

APPENDIX A

FORM OF OPINION OF COUNSEL TO DELPHOS CITIZENS BANCORP

1. Delphos, a Delaware corporation, and Citizens Bank of Delphos, a federally-chartered savings bank, are duly incorporated, validly existing and in good standing under the laws of each companies' place of incorporation.

2. Delphos and Citizens Bank have the requisite corporate power and corporate authority to execute and deliver the Agreement, and the Certificate of Merger and to perform their obligations thereunder. The execution, delivery and performance as of the date hereof of the Agreement and the Certificate of Merger by Delphos and Citizens Bank have been duly authorized by all necessary corporate action of Delphos and Citizens Bank. The execution, delivery and performance as of the date hereof by Delphos and Delphos Citizens Bank of the Agreements and the execution and filing of the Certificate of Merger do not violate any provision of Delphos' or Citizens Bank's Certificates of Incorporation, Charter or Bylaws, as applicable.

3. The Agreement and the Certificate of Merger have each been duly executed and delivered on behalf of Delphos and the Agreements constitutes valid and binding obligations of Delphos, each enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (such as fraudulent conveyance laws) and except as may be limited by the exercise of judicial discretion in applying general principles of equity (regardless of whether such agreements are considered in a proceeding in equity or at law).

4. To our knowledge, except as disclosed in the Agreements or the Exhibits or Schedules thereto or in Delphos' filings with the Securities and Exchange Commission, there is no action, suit or proceeding, pending or threatened against Delphos or Delphos Citizens Bank before any court or administrative agency that, if determined adversely to Delphos or Delphos Citizens Bank, would have a material adverse effect on the ability of Delphos or Delphos Citizens Bank to consummate the transactions contemplated by the Agreements.

5. The authorized capital stock of Delphos consists of ____________ shares of Delphos Common Stock of which as of ___________, 2______, __________ shares were issued and outstanding and __________there were ____ options that were allocated under existing stock based benefit plans. All of the issued and outstanding shares of capital stock of Delphos are duly authorized, and, to our knowledge, fully paid and non-assessable under Delaware law. Except as described above, to our knowledge, there are no other shares of capital stock of Delphos outstanding.

6. All consents or approvals of any regulatory authority having jurisdiction over Delphos or its Subsidiary that are required to be obtained in connection with the Merger and the transactions contemplated by the Agreement have been obtained.

APPENDIX B

FORM OF OPINION OF COUNSEL TO UNITED BANCSHARES, INC.

1. UBI, an Ohio corporation, and The Union Banking Company, an Ohio state-chartered bank, and The Bank of Leipsic Company, an Ohio state-chartered bank, are duly incorporated, validly existing and in good standing under the laws of each companies' place of incorporation.

2. UBI has the requisite corporate power and corporate authority to execute and deliver the Agreement, and the Certificate of Merger and to perform its obligations thereunder. The execution, delivery and performance as of the date hereof of the Agreement and the Certificate of Merger by UBI have been duly authorized by all necessary corporate action of UBI. The execution, delivery and performance as of the date hereof by UBI of the Agreement and the execution and filing of the Certificate of Merger do not violate any provision of UBI's Articles of Incorporation, Charter or Regulations, as applicable.

3. The Agreements and the Certificate of Merger have each been duly executed and delivered on behalf of UBI and the Agreements constitute valid and binding obligations of UBI, each enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (such as fraudulent conveyance laws) and except as may be limited by the exercise of judicial discretion in applying general principles of equity (regardless of whether such agreements are considered in a proceeding in equity or at law).

4. To our knowledge, except as disclosed in the Agreements or the Exhibits or Schedules thereto or in UBI's filings with the Securities and Exchange Commission, there is no action, suit or proceeding, pending or threatened against UBI or the UBI Subsidiaries before any court or administrative agency that, if determined adversely to UBI or the UBI Subsidiaries, would have a material adverse effect on the ability of UBI to consummate the transactions contemplated by the Agreements.

5. The authorized capital stock of UBI consists of ____________ shares of UBI Common Stock of which, as of ___________, 2______, __________ shares were issued and outstanding and __________ shares were represented by outstanding options, warrants or other rights to acquire, or securities convertible into any capital stock of UBI. All of the issued and outstanding shares of capital stock of UBI are duly authorized, and, to our knowledge, fully paid and non-assessable under Ohio law. Except as described above, to our knowledge, there are no other shares of capital stock of UBI outstanding.

6. All consents or approvals of any regulatory authority having jurisdiction over UBI or the UBI Subsidiaries that are required to be obtained in connection with the Merger and the transactions contemplated by the Agreement have been obtained.

APPENDIX C

NON-COMPETITION AGREEMENT

This Non-Competition Agreement is made effective this day of , 2000 by and between United Bancshares, Inc., an Ohio corporation and a registered bank holding company under the Bank Holding Company Act of 1956 ("UBI") and Joseph R. Reinemeyer ("Reinemeyer").

WHEREAS, Reinemeyer, as of the date of this Non-Competition Agreement, is an employee of both Delphos Citizens Bancorp, Inc. ("Delphos Bancorp") and Citizens Bank of Delphos ("Citizens Bank"), a wholly-owned subsidiary of Delphos Bancorp;

WHEREAS, UBI has entered into an Affiliation Agreement with Delphos Bancorp and Citizens Bank pursuant to which Delphos Bancorp will merge with and into UBI (the "Merger") and Citizens Bank will become a wholly-owned subsidiary of UBI; and

WHEREAS, The Union Bank Company and The Bank of Leipsic Company are wholly-owned banking subsidiaries of UBI (Citizens Bank following the consummation of the Merger, The Union Bank Company, The Bank of Leipsic Company and any subsidiaries of these companies collectively referred to herein as "Affiliates").

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Non-Competition.

(a) For the period beginning with the execution of this Non-Competition Agreement and ending one year following the effective date of the Merger, Reinemeyer hereby agrees not to compete with UBI or its Affiliates in any city, town or county in which UBI or its Affiliates has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of the Merger, except as agreed to pursuant to a resolution duly adopted by the Board of Directors of UBI. Reinemeyer agrees that during such period and within said cities, towns and counties, Reinemeyer shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other banking activities of UBI or its Affiliates. The parties hereto, recognizing that irreparable injury will result to UBI or its Affiliates, its business and property in the event of Reinemeyer's breach of this Non-Competition Agreement agree that in the event of any such breach by Reinemeyer, UBI or its Affiliates, will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Reinemeyer, Reinemeyer's partners, agents, servants, employees and all persons acting for or under the direction of Reinemeyer. Reinemeyer hereby represents and admits that his experience and capabilities are such that he can obtain employment in a business engaged in other lines and/or of a different nature than the depository, lending or other banking activities of UBI or its Affiliates, it being understood that the sale of real estate or travel agency services would not be deemed employment that would be in competition with the depository, lending or other banking activities of UBI or its Affiliates, and that the enforcement of a remedy by way of injunction will not prevent Reinemeyer from earning a livelihood. Nothing herein will be construed as prohibiting UBI or its Affiliates from pursuing any other remedies available to UBI or its Affiliates for such breach or threatened breach, including the recovery of damages from Reinemeyer.

(b) Reinemeyer recognizes and acknowledges that the knowledge of the business activities and plans for business activities of UBI and its Affiliates, as may exist from time to time, is a valuable, special and unique asset of the business of UBI and its Affiliates. Reinemeyer will not disclose any knowledge of the past, present, planned or considered business activities of UBI and/or its Affiliates to any person, firm, corporation, or other entity for any reason or purpose whatsoever, unless expressly authorized by the Board of Directors of UBI or required by law. Notwithstanding the foregoing, Reinemeyer may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of UBI. In the event of a breach or threatened breach by Reinemeyer of the provisions of this Section, UBI will be entitled to an injunction restraining Reinemeyer from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of UBI or its Affiliates or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting UBI from pursuing any other remedies available to UBI for such breach or threatened breach, including the recovery of damages from Reinemeyer.

(c) For the period beginning with the execution of this Non-Competition Agreement and ending one year after the effective date of the Merger, Reinemeyer shall not, directly or indirectly, on his own behalf or on behalf of any other person, firm, company or other entity, without the consent of UBI: (i) in any manner whatsoever induce, or assist others to induce, any employee, agent, representative or other person associated with UBI or its Affiliates to terminate his association with any such entity, or in any manner interfere with the relationship between UBI or its Affiliates and any such person; or (ii) in any manner whatsoever induce, or assist others to induce, any supplier or customer of UBI or its Affiliates to terminate its association with UBI or its Affiliates, or do anything, directly or indirectly, to interfere with the business relationship between UBI or its Affiliates and any customers or suppliers or otherwise solicit for business any customer of UBI or its Affiliates.

2. Consideration. UBI hereby agrees to pay to Reinemeyer the sum of $___________ upon the execution hereof in exchange for the covenants of Reinemeyer contained herein.

3. Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, employment or otherwise, between UBI, Delphos Bancorp or any Affiliates and Reinemeyer. This Agreement shall be binding upon, and inure to the benefit of UBI and Reinemeyer and their respective successors and assigns.

4. Modification and Waiver.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

5. Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

6. Governing Law. This Agreement shall be governed by the laws of the State of Ohio, unless otherwise specified herein.

7. Assignment. UBI may assign its rights under this Non-Competition Agreement without the consent of Reinemeyer.

IN WITNESS WHEREOF, the parties have executed this Non-Competition Agreement this day of , 2000.

Joseph R. Reinemeyer

UNITED BANCSHARES, INC.

By:

E. Eugene Lehman, President

APPENDIX D

CERTIFICATE OF AFFILIATE

The undersigned affiliate of Delphos Citizens Bancorp, Inc. (the "Affiliate") hereby represents and warrants that the Affiliate will not sell, assign or transfer any United Bancshares, Inc. Common Shares received by the Affiliate as a result of the transaction contemplated by the Affiliation Agreement dated as of August , 2000 between United Bancshares, Inc. ("UBI") and Delphos Citizens Bancorp, Inc., except pursuant to (i) registration under the Securities Act of 1933, (ii) a transaction permitted by Rule 145 under the Act, or (iii) a transaction in which, in the opinion of counsel satisfactory to UBI, the UBI Common Shares are not required to be registered under the Act.

IN WITNESS WHEREOF, the undersigned hereby executes this Certificate as of the day of , 200 .

__________________________________

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APPENDIX

B

APPENDIX B

January 5, 2001

Board of Directors

United Bancshares, Inc.

100 S. High Street

Columbus Grove, OH 45830

Members of the Board:

You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, without par value ("UBI Common Stock"), of United Bancshares, Inc. ("UBI") of the financial consideration as set forth in Article I, Section C (1) of the Affiliation Agreement dated August 25, 2000 (the "Agreement"), by and between UBI and Delphos Citizens Bancorp, Inc. ("Delphos").

The Agreement provides for the merger (the "Merger") of Delphos with and into UBI, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of Delphos common stock, $.01 par value ("Delphos Common Stock"), will be exchanged for .8749 of a share of UBI Common Stock and $5.41 in cash. The terms and conditions of the Merger are more fully set forth in the Agreement.

McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

We have acted as UBI's financial advisor in connection with, and have participated in certain negotiations leading to, the execution of the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

(i) Reviewed UBI's Annual Reports to Shareholders for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997, including the audited financial statements contained therein; UBI's Annual Report on Form 10-K for the year ended December 31, 1999; and UBI's Quarterly Report on Form 10-Q for each of the quarters ended September 30, 2000, June 30, 2000 and March 31, 2000;

(ii) Reviewed Delphos' Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended September 30, 1999, September 30, 1998, September 30, 1997, including the audited financial statements contained therein; and Delphos' Quarterly Reports on Form 10-Q for each of the quarters ended June 30, 2000, March 31, 2000 and December 31, 1999;

(iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of UBI and Delphos provided to us or publicly available;

(iv) Participated in meetings and telephone conferences with members of senior management of UBI and Delphos concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

(v) Reviewed certain stock market information for the UBI Common Stock and Delphos Common Stock and compared it with similar information for certain companies, the securities of which are publicly traded;

(vi) Compared the results of operations and financial condition of UBI and Delphos with that of certain companies that we deemed to be relevant for purposes of this opinion;

(vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

(viii) Reviewed the Agreement dated August 25, 2000 and certain related documents; and

(ix) Performed such other reviews and analyses as we have deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of UBI and Delphos contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we did not conduct a physical inspection of any of the assets, properties or facilities of either UBI or Delphos, nor have we made or obtained or been furnished with any independent evaluation or appraisal of any of such assets, properties or facilities or any of the liabilities of either UBI or Delphos. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of UBI and Delphos, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of UBI and Delphos as to the future performance of UBI, Delphos, and UBI and Delphos combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of Delphos Common Stock receiving UBI Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

We will receive a fee for our services as financial advisor to UBI, a portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion.

In the ordinary course of business, we may actively trade securities of UBI and Delphos for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the financial consideration, to the holders of UBI Common Stock, and does not address the underlying business decision by UBI's Board of Directors to effect the Merger or any other terms of the Merger, and does not constitute a recommendation to any UBI shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent our opinion as to what the value of UBI Common Stock or Delphos Common Stock may be at the effective date of the Merger or as to the prospects of UBI's business or Delphos' business.

This opinion is directed to the Board of Directors of UBI and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in a proxy statement to be mailed to the holders of UBI Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement will be in a form acceptable to us and our counsel.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the financial consideration is fair to the holders of UBI Common Stock from a financial point of view.

Very truly yours,

/s/ McDonald Investments, Inc.

McDONALD INVESTMENTS INC.

[THIS PAGE LEFT INTENTIONALLY BLANK]

APPENDIX

C

APPENDIX C

January 5, 2001

Board of Directors

Delphos Citizens Bancorp, Inc.

114 East Third Street

Delphos, Ohio 45833

Dear Members of the Board:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Delphos Citizens Bancorp, Inc. ("DCBI"), of the consideration to be paid by United Bancshares, Inc. ("UBHO") in the merger (the "Merger") between DCBI and UBHO. We have not been requested to opine as to, and our opinion does not in any manner address, DCBI's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated August 25, 2000, by and among DCBI and UBHO (the "Agreement"), at the effective time of the Merger, UBHO will acquire all of DCBI's issued and outstanding shares of common stock. UBHO will issue to the holders of DCBI's common stock .8749 shares of UBHO in addition to $5.41 in cash for each share of DCBI common stock outstanding. The options of DCBI that remain outstanding at the Effective Time will become options to purchase shares of UBHO, pursuant to the terms of the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by DCBI including (i) the Agreement and Plan of Merger by and among DCBI and UBHO, (ii) Annual Report, Proxy Statement and Form 10-K for the years ended September 30, 1997, 1998 and 1999, (iii) Form 10-Q for the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000 and other information we deemed relevant. We discussed with management and the boards of directors of DCBI and its wholly owned subsidiary, Citizens Bank of Delphos, the current position and prospective outlook for DCBI. We considered historical quotations and the prices of recorded transactions in DCBI's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the Midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For UBHO, we reviewed the audited financial statements, 10-K's, and Proxy Statements for the years ended December 31, 1997, 1998, and 1999, Form 10-Q for the quarter ended March 31, 2000 and June 30, 2000, the Proxy Statement/Prospectus Dated December 15, 1999 relating to the Bank of Leipsic acquisition and certain other information deemed relevant. We also discussed with management of UBHO, the current position and prospective outlook for UBHO.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by DCBI and UBHO and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from DCBI, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of DCBI's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of DCBI or UBHO. We have further relied on the assurances of management of DCBI and UBHO that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to DCBI or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to DCBI in connection with the Merger and will receive a fee for such services. In addition, DCBI has agreed to indemnify us for certain liabilities arising out of our engagement by DCBI in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by UBHO in the Merger is fair, from a financial point of view, to the stockholders of DCBI.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of DCBI used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of DCBI in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette, & Woods, Inc.

APPENDIX

D

APPENDIX D

CERTIFICATE OF AMENDMENT

TO AMEND

ARTICLES OF INCORPORATION

OF

UNITED BANCSHARES, INC.

Martin D. Werner, the sole incorporator of United Bancshares, Inc. does hereby adopt, in accordance with O.R.C. Section 1701.70(A), the following amended Articles of Incorporation of United Bancshares, Inc., to supercede and take the place of the existing Articles of Incorporation, and any amendments thereto.

AMENDED ARTICLES OF INCORPORATION

OF

UNITED BANCSHARES, INC.

The undersigned incorporator, acting as the sole incorporator of United Bancshares, Inc., under the Ohio General Corporation Laws (ORC 1701.0l-.99), hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE I

The name of the corporation is United Bancshares, Inc.

ARTICLE II

The place in the State of Ohio where the principal office of the corporation is to be located is in the village of Columbus Grove, county of Putnam.

ARTICLE III

The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the Ohio General Corporation Laws (ORC Sections 1701.01 et seq.).

ARTICLE IV

The aggregate number of common shares which the corporation shall have the authority to issue is twenty thousand (20,000) shares each of twenty-five dollars ($25.00) par value.

The corporation, through its Board of Directors, shall have the power to purchase, hold, sell, and transfer the shares of its own capital stock provided that it does not use its funds or property for the purchase of its own shares of capital stock when such use will cause any impairment of its capital, except when otherwise permitted by law, and provided further that shares of its own capital stock belonging to it are not voted upon directly or indirectly.

ARTICLE V

The amount of stated capital with which the corporation will commence business is at least five hundred dollars ($500.00).

ARTICLE VI

The Board of Directors of the corporation is hereby authorized to determine whether any and, if any, what part of its surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders, and without action by the shareholders, to use and apply such surplus or any part thereof at any time or from time to time in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, scripts, warrants, obligations, evidences of indebtedness of the corporation or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors of the corporation shall deem expedient to the extent not prohibited by law.

ARTICLE VII

The corporation shall have the power to indemnify its present and past directors, officers, employees and agents, and such other persons as it shall have the powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code.

The corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed in the preceding paragraph.

ARTICLE VIII

The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an Executive Committee, which committee shall have and may exercise, to the extent provided by law, all of the authority of the Board of Directors in the management of the corporation.

ARTICLE IX

Each shareholder shall be entitled to one vote for each shares of stock standing in his name on the books of the corporation.

ARTICLE X

(A) Except as set forth in paragraph (B) of this Article, the affirmative vote or consent of the holders of not less than eighty percent (80%) of the outstanding shares of stock of this corporation entitled to vote in elections of directors shall be required:

(1) to adopt any agreement for, or to approve, the merger or consolidation of this corporation or any subsidiary with or into any other person,

(2) to authorize any sale, lease, transfer, exchange, mortgage, pledge or other disposition to any other person of all or substantially all of the assets of this corporation or any subsidiary, or

(3) to authorize the issuance or transfer by this corporation or any subsidiary of any voting securities or securities convertible into voting securities of this corporation or any subsidiary in exchange or payment for the securities or assets of any other person, if such authorization is otherwise required by law or by any other agreement to which the corporation or any subsidiary is a party, if in any such case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon or consent thereto, such other person is, or at any time within the preceding twelve months has been, the beneficial owner of 5% or more of the outstanding shares of stock of the corporation entitled to vote in elections of directors. If such other person is not, and has not been, such a 5% beneficial owner, the provisions of this paragraph (A) shall not apply, and the provisions of Ohio law shall apply.

(B) The provisions of paragraph (A) of this Article shall not apply, and the provisions of Ohio law shall apply, to (1) any transactions described herein if the board of directors by resolution shall have approved an agreement in principle with such other person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those members of the board of directors voting in favor of such resolution were duly elected and acting members of the board of directors prior to the time such other person became the beneficial owner of 5% or more of the outstanding shares of stock of the corporation entitled to vote in elections of directors; or (2) any transaction described herein if such other person is a corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the corporation or its subsidiaries.

(C) The affirmative vote or consent of the holders of not less than eighty percent (80%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors, voting for purposes of this Article as one class, shall be required for the adoption of any plan for the dissolution of the corporation if the board of directors shall not have, by resolution adopted by the unanimous vote of all directors then in office, recommended to the shareholders the adoption of such plan for dissolution of the corporation. If the board of directors shall have so recommended to the shareholders such plan for dissolution of the corporation, the provisions of Ohio law shall apply.

(D) For purposes of this Article,

(1) any specified person shall be deemed to be the "beneficial owner" of shares of stock of the corporation (a) which such specified person or any of its affiliates or associates owns directly or indirectly, whether of record or not, (b) which such specified person or any of its affiliates or associates has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (c) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clauses (a) and (b) above), by any other person with such specified person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the corporation;

(2) a "subsidiary" is any corporation more than 49% of the voting securities of which are owned, directly or indirectly, by the corporation;

(3) a "person" is any individual, corporation or other entity;

(4) an "affiliate" of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person;

(5) an "associate" of a specified person is (a) any person of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar capacity, or (c) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or any corporation which controls or is controlled by such specified person; and

(6) an "agreement in principle" is a writing signed by another person and by the board of directors of this corporation, or by a duly authorized officer thereof, which establishes the principal terms of a transaction described in paragraph (A) of this Article, and manifests an intention to negotiate toward a definitive agreement.

(E) For purposes of determining whether a person owns beneficially 5% or more of the outstanding shares of the corporation entitled to vote in elections of directors, the outstanding shares of stock of the corporation shall include shares deemed owned through application of clauses (a), (b) or (c) in paragraph (D)(1) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise.

(F) The board of directors shall have the power and duty to determine, for purpose of this Article, on the basis of information known to such board:

(1) whether any person referred to in paragraph (A) of this Article owns beneficially 5% or more of the outstanding shares of stock of the corporation entitled to vote in elections of directors; and

(2) whether a proposed transaction is substantially consistent with any agreement in principle of the character referred to in paragraph (B) of this Article.

IN WITNESS WHEREOF, the aforesaid Martin D. Werner , Incorporator of United Bancshares, Inc., acting for and on behalf of the corporation, by hereunto subscribed his name this 13th day of November, 1985.

WITNESSES:

/s/ signed	/s/ Martin D. Werner
Martin D. Werner
Incorporator
/s/ signed

CERTIFICATE OF ADOPTIO N

OF

AMENDMENT TO THE ARTICLES OF INCORPORATION

OF

UNITED BANCSHARES, INC.

The undersigned, E. Eugene Lehman and Carl L. McCrate, President and Secretary, respectively, of United Bancshares, Inc., an Ohio corporation, hereby certify that attached hereto as Exhibit A is a true and correct copy of an Amendment to the Articles of Incorporation of United Bancshares, Inc. which was duly adopted by the Shareholders of said Corporation on April 8, 1998, by a vote of 218,903.86 in favor, 1,390.24 opposed, and 62,400.90 abstaining.

The undersigned further certify that the resolution adopting such Amendment to the Articles of Incorporation is still in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Adoption of Amendment to the Articles of Incorporation this 1st day of May, 1998.

/s/ E. Eugene Lehman
E. Eugene Lehman, President

/s/ Carl L. McCrate
Carl L. McCrate, Secretary

EXHIBIT A

IV: The authorized number of shares of the Corporation is Three Million Seven Hundred Fifty Thousand (3,750,000), all of which shall be common stock without par value.

APPENDIX

E

APPENDIX E

CODE OF REGULATIONS

OF

UNITED BANCSHARES, INC.

ARTICLE I

Offices

Section 1. Principal Office. The principal office of the corporation shall be at such place in the Village of Columbus Grove, Ohio, as may be designated from time to time by the Board of Directors.

Section 2. Other Offices. The corporation shall also have offices at such other places without, as well as within, the State of Ohio, as the Board of Directors may from time to time determine.

ARTICLE II

Meetings of Shareholders

Section 1. Annual Meeting. The annual meeting of the shareholders of this corporation for the purpose of fixing or changing the number of directors of the corporation, electing directors and transacting such other business as may come before the meeting, shall be held between the hours of 3:00 P.M. and 8:00 P.M. on the second Wednesday of April of each year, but if a legal holiday, then on the next business day following, or at such other time as may be fixed by the Board of Directors.

Section 2. Special Meetings. Special meetings of the shareholders may be called at any time by the Chairman of the Board of Directors, President, or a majority of the Board of Directors acting with or without a meeting, or by any three or more shareholders owning, in the aggregate, not less than 25 per cent of the stock of the corporation.

Section 3. Place of Meetings. Meetings of shareholders shall be held at the main office of the corporation, unless the Board of Directors decides that a meeting shall be held at some other place within or without the State of Ohio and causes the notice thereof to so state.

Section 4. Notice of Meetings. Unless waived, a written, printed, or typewritten notice of each annual or special meeting stating the day, hour, and place and the purpose or purposes thereof shall be served upon or mailed to each shareholder of record (a) as of the day next preceding the day on which notice is given, or (b) if a record date therefor is duly fixed, of record as of said date. Notice of such meeting shall be mailed, postage prepaid, at least ten (10) days prior to the date thereof. If mailed, it shall be directed to a shareholder at his address as the name appears upon the records of the corporation.

All notices with respect to any shares of record in the names of two or more persons may be given to whichever of such persons is named first on the books of the corporation, and notice so given shall be effective as to all the holders of record of such shares.

Every person who by operation of law, transfer, or otherwise shall become entitled to any share or right or interest therein, shall be bound by every notice in respect of such share which, prior to his name and address being entered upon the books of the corporation as the registered holder of such share, shall have been given to the person in whose name such share appeared of record.

Section 5. Waiver of Notice. Any shareholder, either before or after any meeting, may waive any notice required to be given by law or under these Regulations; and, whenever all of the shareholders entitled to vote shall meet in person or by proxy and consent to holding a meeting, it shall be valid for all purposes without call or notice, and at such meeting any action may be taken.

Section 6. Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of the shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and a meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Incorporation.

Section 7. Proxies. Any shareholder of record who is entitled to attend a shareholders meeting, or to vote thereat or to assent or give consents in writing, shall be entitled to be represented at such meetings or to vote thereat or to assent or give consents in writing, as the case may be, or to exercise any other of his rights, by proxy or proxies appointed by a writing signed by such shareholder, which need not be sealed, witnessed or acknowledged.

A telegram, cablegram, wireless message or photogram appearing to have been transmitted by a shareholder, or a photograph, photostatic or equivalent reproduction of a writing appointing a proxy or proxies shall be a sufficient writing.

No appointment of a proxy shall be valid after the expiration of eleven (11) months after it is made, unless the writing specifies the date on which it is to expire or. the length of time it is to continue in force.

Unless the writing appointing a proxy or proxies otherwise provides:

(1) Each and every proxy shall have the power of substitution, and when three (3) or more persons are appointed, a majority of them or their respective substitutes may appoint a substitute or substitutes to act for all;

(2) If more than one proxy is appointed, then (a) with respect to voting or giving consents at a shareholders meeting, a majority of such proxies as attend the meeting, or if only one attends, then that one may exercise all the voting and consenting authority thereat; and, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such authority, with respect to an equal number of shares; (b) with respect to exercising any other authority, a majority may act for all;

(3) A writing appointing a proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is taken or the authority granted is otherwise exercised, written notice of such death or incapacity is given to the corporation by the executor or the administrator of the estate of such maker, or by the fiduciary having control of the shares in respect of which the proxy was appointed;

(4) The presence of a shareholder at a meeting shall not operate to revoke a writing appointing a proxy. A shareholder, without affecting any vote previously taken, may revoke such writing not otherwise revoked by giving notice to the corporation in writing or in open meeting.

Section 8. Voting. At any meeting of shareholders, each shareholder of the corporation shall, except as otherwise provided by law or by the Articles of Incorporation or by these Regulations, be entitled to one vote in person or by proxy for each share of the corporation registered in his name on the books of the corporation:

(1) on the record date for the determination of shareholders entitled to vote at such meeting, notwithstanding the prior or subsequent sale, or other disposal of such share or shares, or transfer of the same on the books of the corporation on or after the record date; or (2) if no such record date shall have been fixed, then at the time of such meeting.

Section 9. Financial Reports. At the annual meeting of shareholders, or at the meeting held in lieu thereof, there shall be furnished to the shareholders a financial report consisting of the following: (1) a balance sheet containing a summary of the assets, liabilities, stated capital, and surplus (showing separately any capital surplus arising from unrealized appreciation of assets, other capital surplus, and earned surplus) of the corporation as of a date not more than four (4) months before such meeting; if such meeting is an adjourned meeting, said balance sheet may be as of a date not more than four (4) months before the date of the meeting as originally convened; and (2) a statement of income and changes in shareholder equity, including a summary of profits, dividends paid, and other changes in the surplus accounts of the corporation, for the period commencing with the date marking the end of the period for which the last preceding statement of profit and loss under this section was made, and ending with the date of said balance sheet.

An opinion signed by the President or a Vice President or the Treasurer or an Assistant Treasurer, or by a public accountant or firm of public accountants, shall be appended to such financial statement, stating that the financial statement presents fairly the corporations financial position, and that the results of its operations are in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding period, or such other opinion as is in accordance with sound accounting practice.

Section 10. Action Without Meeting. Any action which may be authorized or taken at any meeting of shareholders may be authorized or taken without a meeting in a writing or writings signed by all of the holders of shares who would be entitled to notice of a meeting of the shareholders held for such purpose. Such writing or writings shall be filed with or entered upon the records of the corporation.

ARTICLE III

Directors

Section 1. Number of Directors. The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number of directors within such minimum and maximum limits to be fixed and determined from time to time by Resolution of a majority of the full Board of Directors, or by Resolution of the shareholders at any annual or special meeting thereof. Unless otherwise provided by law, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of any other business at any directors meeting. The Board of Directors by the vote of a majority of the full board may, between annual meetings of shareholders, increase the membership of the board by not more than two (2) members, and by like vote appoint qualified persons to fill the vacancies created thereby.

Section 2. Nominations. Nominations of persons for election to the Board of the Corporation at a meeting of the stockholders may be made by or at the direction of the Board of Directors or may be made at a meeting of stockholders by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 2 of Article III. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholders notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 14 days nor more than 50 days prior to the meeting; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or mailed no later than the close of business on the 7th day following the day on which day notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholders notice to the Secretary shall set forth (a) as to each period whom the stockholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, and (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person; and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as Director of the Corporation. No person shall be eligible for election as a Director of the Corporation at a meeting of the stockholders unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and the defective nomination shall be disregarded.

Section 3. Vacancies. In case of any vacancy in the Board of Directors, through death, resignation, disqualification, or other cause, the remaining directors, by an affirmative vote of a majority thereof, may elect a successor to hold office for the unexpired portion of the term of the director whose place is vacant, and until the election and qualification of his successor.

Section 4. Retirement. No director shall be eligible for election or reelection upon reaching the age of seventy-two (72).years, provided, however, that this provision shall not apply to the initial Board of Directors of this Corporation, whom shall retire when they feel they can no longer fulfill the duties of a Director due to health or any other reason.

ARTICLE IV

Powers, Meeting, and Compensation of Directors

Section 1. Directors Qualifying Shares. Any member of the Board of Directors of a wholly-owned banking subsidiary of the Corporation may, if permitted under applicable banking law, hold shares of the Corporation in lieu of shares of such banking subsidiary to qualify as a Director of such banking subsidiary, if required. Directors of this Corporation are not required to own shares of this Corporation to serve on the Board of Directors of this Corporation.

Section 2. Meetings of the Board. A meeting of the Board of Directors shall be held immediately following the adjournment of each shareholders meeting at which directors are elected, or within ten (10) days thereafter, and notice of such meeting need not be given.

The Board of Directors may, by by-laws or resolution, provide for other meetings of the Board.

Special meetings of the Board of Directors may be held at any time upon call of the Chairman of the Board of Directors, President, a Vice President, or any two members of the Board.

Notice of any special meeting of the Board of Directors shall be mailed to each director, addressed to him at his residence or usual place of business, at least two (2) days before the day on which the meeting is to be held, or shall be sent to him at such place by telegraph, cable, radio or wireless, or be given personally or by telephone, not later than the day before the day on which the meeting is to be held. Every such notice shall state the time and place of the meeting, but need not state the purposes thereof. Notice of any meeting of the Board need not be given to any director, however, if waived by him in writing or by telegraph, cable, radio, wireless, or telephonic communication, whether before or after such meeting is held, or if he shall be present at such meeting; and, any meeting of the Board shall be a legal meeting without any notice thereof having been given, if all the directors shall be present thereat.

Meetings of the Board shall be held at the office of the corporation, or at such other place, within or without the State of Ohio, as the Board may determine from time to time, and as may be specified in the notice thereof. Meetings of the Board of Directors may also be held by the utilization of simultaneous telephonic communications, linking all directors present at such meetings, and all such business conducted via such telephonic communication shall be considered legally enforceable by the corporation.

Section 3. Quorum. A majority of the Board of Directors serving in such capacity shall constitute a quorum for the transaction of business, provided that whenever less than a quorum is present at the time and place appointed for any meeting of the Board, a majority of those present may adjourn the meeting from time to time, without notice other than by announcement at the meeting, until a quorum shall be present.

Section 4. Action without Meeting. Any action may be authorized or taken without a meeting in a writing or writings signed by all the directors, which writing or writings shall be filed with or entered upon the records of the corporation.

Section 5. Compensation. The directors, as such, shall not receive any salary for their services, but by resolution of the Board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board; provided, however, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity, and receiving compensation therefor. Members of any standing or special committee may by resolution of the Board be allowed such compensation for their services as the Board may deem reasonable, and additional compensation may be allowed to directors for special services rendered.

Section 6. By-Laws. For the government of its actions, the Board of Directors may adopt by-laws consistent with the Articles of Incorporation and these Regulations.

ARTICLE V

Committees

Section 1. Committees. The Board of Directors may, by resolution, provide for such standing or special committees as it deems desirable, and discontinue the same at its pleasure. Each such committee shall have such powers and perform such duties, not inconsistent with law, as may be delegated to it by the Board of Directors. Vacancies in such committees shall be filled by the Board of Directors, or as it may provide.

ARTICLE VI

Officers

Section 1. General Provisions. The Board of Directors shall elect a President, such number of Vice Presidents as the Board may from time to time determine, a Secretary and Treasurer and, in its discretion, a Chairman of the Board of Directors and a Vice Chairman of the Board of Directors. If no such Chairman of the Board is elected by the Board of Directors, the President of the corporation shall act as presiding officer of the corporation. The Board of Directors may from time to time create such offices and appoint such other officers, subordinate officers and assistant officers as it may determine. The President and the Chairman of the Board shall be, but the other officers need not be, chosen from among the members of the Board of Directors.

Section 2. Term of Office. The officers of the corporation shall hold office at the pleasure of the Board of Directors and, unless sooner removed by the Board of Directors, until the reorganization meeting of the Board of Directors following the date of their election, and until their successors are chosen and qualified.

The Board of Directors may remove any officer at any time, with or without cause, by a majority vote.

A vacancy in any office, however created, shall be filled by the Board of Directors.

ARTICLE VII

Duties of Officers

Section 1. Chairman of the Board. The Chairman of the Board, if one be elected, shall preside at all meetings of the shareholders and Board of Directors, and shall have such other powers and duties as may be prescribed by the Board of Directors or by the Ohio Revised Code.

Section 2. Vice Chairman of the Board. The Vice Chairman of the Board, if one be elected, shall preside at all meetings of the shareholders and the Board of Directors, in the absence of the Chairman of the Board. The Vice Chairman shall have such powers and duties as may be prescribed by the Board of Directors, or prescribed by the Chairman of the Board or by the Ohio Revised Code.

Section 3. President. The President shall be the chief executive officer of the corporation, and shall exercise supervision over the business of the corporation and over its several officers; subject, however, to the control of the Board of Directors. In the absence of or if a Chairman of the Board shall not have been elected, or a Vice Chairman shall not have been elected, the President shall preside at meetings of the shareholders and Board of Directors. He shall have authority to sign all certificates for shares and all deeds, mortgages, bonds, contracts, notes and other instruments requiring his signature; and he shall have all the powers and duties prescribed by the Ohio Revised Code, and such others as the Board of Directors may from time to time assign to him.

Section 4. Vice Presidents. The Vice Presidents shall perform such duties as are conferred upon them by these regulations, or as may from time to time be assigned to them by the Board of Directors, the Chairman of the Board or the President. At the request of the President, or in his absence or disability, the Vice President, designated by the President (or in the absence of such designation, the Vice President designated by the Board), shall perform all the duties of the President and, when so acting, shall have all the powers of the President. The authority of Vice Presidents to sign in the name of the corporation all certificates for shares and authorized deeds, mortgages, bonds, contracts, notes and other instruments, shall be coordinate with like authority of the President. Any one or more of the Vice Presidents may. be designated as an "Executive Vice President."

Section 5. Secretary. The Secretary shall keep minutes of all the proceedings of the shareholders and Board of Directors, and shall make proper record of the same, which shall be attested by him; sign all certificates for shares, and all deeds, mortgages, bonds, contracts, notes, and other instruments executed by the corporation requiring his signature; give notice of meetings of shareholders and directors; produce on request at each meeting of shareholders for the election of directors a certified list of shareholders, arranged in alphabetical order; keep such books as may be required by the Board of Directors, and file all reports to States, to the Federal Government, and to foreign countries; and, perform such other and further duties as may from time to time be assigned to him by the Board of Directors, the Chairman of the Board or by the President.

Section 6. Treasurer. The Treasurer shall have general supervision of all finances; he shall receive and have in charge all money, bills, notes, deeds, leases, mortgages and similar property belonging to the corporation, and shall do with the same as may from time to time be required by the Board of Directors. He shall cause to be kept adequate and correct accounts of the business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, stated capital, and shares, together with such other accounts as may be required and, upon the expiration of his term of office, shall turn over to his successor or to the Board of Directors all property, books, papers and money of the corporation in his hands; and, he shall perform such other duties as from time to time may be assigned to him by the Board of Directors.

Section 7. Assistant and Subordinate Officers. The Board of Directors may appoint such assistant and subordinate officers as it may deem desirable. Each such officer shall hold office at the pleasure of the Board of Directors, and perform such duties as the Board of Directors may prescribe.

The Board of Directors may, from time to time, authorize any officer to appoint and remove assistant and subordinate officers, to prescribe their authority and duties, and to fix their compensation.

Section 8. Duties of Officers May Be Delegated. In the absence of any officer of the corporation, or for any other reason the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any director.

ARTICLE VIII

Certificates for Shares

Section 1. Form and Execution. Certificates for shares shall be issued to each shareholder in such form as shall be approved by the Board of Directors. Such certificates shall be signed by the Chairman of the Board of Directors, or the President or a Vice President, or by the Secretary or an Assistant Secretary, or by the Treasurer or an Assistant Treasurer of the corporation, which certificates shall certify the number and class of shares held by the shareholder in the corporation, but no certificates for shares shall be delivered until such shares are fully paid. When such a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any of said officers of the corporation may be a facsimile, or engraved, stamped or printed. Although any officer of the corporation whose manual or facsimile signature is affixed to a share certificate shall cease to be such officer before the certificate is delivered, such certificate, nevertheless, shall be effective in all respects when delivered.

Such certificate for shares shall be transferable in person or by attorney but, except as hereinafter provided in the case of lost, mutilated or destroyed certificates, no transfer of shares shall be entered upon the records of the corporation until the previous certificates, if any, given for the same shall have been surrendered and canceled.

Section 2. Lost, Mutilated or Destroyed Certificates. If any certificate for shares is lost, mutilated or destroyed, the Board of Directors may authorize the issuance of a new certificate in place thereof, upon such terms and conditions as it may deem advisable. The Board of Directors, in its discretion, may refuse to issue such new certificates until the corporation has been indemnified by a final order or decree of a court of competent jurisdiction.

Section 3. Registered Shareholders. A person in whose name shares are of record on the books of the corporation shall conclusively be deemed the unqualified owner thereof for all purposes, and have capacity to exercise all rights of ownership. Neither the corporation nor any transfer agent of the corporation shall be bound to recognize any equitable interest in or claim to such shares on the part of any other person, whether disclosed upon such certificate or otherwise, nor shall they be obliged to see to the execution of any trust or obligation.

ARTICLE IX

Fiscal Year

The fiscal year of the corporation shall end on the 31st day of December in each year, or on such other day as may be fixed from time to time by the Board of Directors.

ARTICLE X

Amendments

These Regulations may be amended or repealed at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal or, without a meeting, by the written consent of the holders of record of shares entitling them to exercise two-thirds (2/3) of the voting power on such proposal.

/s/ signed

Secretary

Date: August 7, 1985

APPENDIX

F

APPENDIX F

SECTION 1701.85 OF THE OHIO REVISED CODE

Section 1701.85 Dissenting shareholders demand for fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of the shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 (1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares had been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholders failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting form the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(l) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(l) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholders giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

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APPENDIX

G

APPENDIX G

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sections 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, Section 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, Section 24; 57 Del. Laws, c. 148, Sections 27-29; 59 Del. Laws, c. 106, Section 12; 60 Del. Laws, c. 371, Sections 3-12; 63 Del. Laws, c. 25, Section 14; 63 Del. Laws, c. 152, Sections 1, 2; 64 Del. Laws, c. 112, Sections 46-54; 66 Del. Laws, c. 136, Sections 30-32; 66 Del. Laws, c. 352, Section 9; 67 Del. Laws, c. 376, Sections 19, 20; 68 Del. Laws, c. 337, Sections 3, 4; 69 Del. Laws, c. 61, Section 10; 69 Del. Laws, c. 262, Sections 1-9; 70 Del. Laws, c. 79, Section 16; 70 Del. Laws, c. 186, Section 1; 70 Del. Laws, c. 299, Sections 2, 3; 70 Del. Laws, c. 349, Section 22; 71 Del. Laws, c. 120, Section 15; 71 Del. Laws, c. 339, Sections 49-52.)